As filed with the Securities and Exchange Commission on October 9, 2026

Registration No: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

DRILLING TOOLS INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

_______________________

Delaware	1389	87-2488708
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10370 Richmond Avenue #1000
Houston, Texas 77042
(832) 742-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

R. Wayne Prejean
Chairman and Chief Executive Officer
Drilling Tools International Corporation
10370 Richmond Ave #1000
Houston, Texas 77042
(832) 742-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies to:

Michael J. Blankenship
Beniamin D. Smolij
Winston Taylor LLP
800 Capitol Street
Suite 2400
Houston, TX 77002
(713) 651-2678

_______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective. If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross - Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross - Border Third - Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Drilling Tools International Corporation may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement (of which this preliminary prospectus is a part), as filed with the Securities and Exchange Commission, is effective. The preliminary prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS DATED OCTOBER 9, 2026

SUBJECT TO COMPLETION

PROXY STATEMENT/PROSPECTUS
ACQUISITION PROPOSED — YOUR VOTE IS VERY IMPORTANT

_______________________

On behalf of the board of directors (the “DTI Board”) of Drilling Tools International Corporation, a Delaware corporation (“DTI”), we are pleased to enclose the accompanying proxy statement/prospectus relating to the acquisition of Saltire Energy Limited, a private limited company organized under the laws of Scotland, Company Number SC165384 (“Saltire”) and Foxley Energy Limited, a private limited company organized under the laws of Scotland, Company Number SC539080 (“Foxley” and together with Saltire, each a “Company” and, together with their respective subsidiaries, the “Group”). We are requesting that you take certain actions as a DTI stockholder.

On October 8, 2026, DTI and Casing Technologies Group Limited, a private limited company incorporated in Scotland and wholly owned subsidiary of DTI (the “Buyer”) entered into a Share Purchase Agreement (attached to this prospectus as Annex A, the “Share Purchase Agreement” or “SPA”) with Saltire, Foxley, the shareholders of the Group listed on the signature pages to the SPA (each, a “Seller,” and, collectively, the “Sellers”), and Jack William Loggie, solely in his capacity as the Seller Representative (the “Seller Representative”). DTI, Buyer, the Group, the Sellers, and the Seller Representative are collectively referred to herein as the “Parties” and individually as a “Party.”

Pursuant to the terms and subject to the conditions in the SPA, the Buyer will acquire 100% of the issued and outstanding share capital of each of Saltire and Foxley from the Sellers, free and clear of liens, at the Closing (the “Acquisition”). The date on which the Closing occurs is the “Closing Date.” If the Acquisition is completed, the Group will become indirect wholly owned subsidiaries of DTI, and their respective subsidiaries will become indirect subsidiaries of DTI.

The consideration payable to the Sellers pursuant to the SPA consists of a mix of (i) £60,289,856.60 in cash (approximately USD$81 million based on the exchange rate of $1.343 per £1.00 specified in the SPA) (the “Cash Consideration”) and (ii) unsecured loan notes to be issued by Buyer to the Sellers (other than Optimus Corporate Services Limited, solely in its capacity as trustee of the Cansco Limited Employee Trust 2007 (the “Trustee Seller”)) (the “Consideration Loan Notes”), which, pursuant to rollover loan note instruments and put and call option agreements among such Sellers, Buyer and certain subsidiaries of DTI (the “Rollover Documents”), will be exchanged at Closing for an aggregate of 17,355,139 shares of DTI common stock, par value $0.0001 per share (the “DTI Common Stock” and such shares, the “Equity Consideration” and together with the Cash Consideration, the “Consideration”). The Trustee Seller will receive its consideration entirely in cash, and the other Sellers will receive a correspondingly greater portion of their consideration in DTI Common Stock. Only the Cash Consideration is subject to adjustment under the SPA.

In connection with the Acquisition, DTI will issue 17,355,139 shares of DTI Common Stock to the Sellers (other than the Trustee Seller) as the Equity Consideration in exchange for the Consideration Loan Notes pursuant to the Rollover Documents. DTI stockholder approval of the share issuance is required under Nasdaq Listing Rule 5635(a), because the number of shares to be issued exceeds 20% of DTI’s outstanding common stock. DTI will hold a special meeting of stockholders in connection with the Acquisition (as may be adjourned or postponed from time to time, the “Special Meeting”), and, at the Special Meeting, DTI stockholders will be asked to consider and vote on proposals to (1) approve the issuance of DTI Common Stock to the Sellers pursuant to the SPA and the Rollover Documents (the “Share Issuance Proposal”), (2) approve the ratification of prior director elections pursuant to Section 204 of the DGCL (the “Ratification Proposal”), and (3) approve the adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Special Meeting to approve the Share Issuance Proposal or the Ratification Proposal (the “Adjournment Proposal”). The DTI Board unanimously recommends that DTI stockholders vote “FOR” each of the proposals to be considered at the Special Meeting. Completion of the Acquisition is conditioned on the approval of the Share Issuance Proposal and the Ratification Proposal (or, in lieu of the Ratification Proposal, a final, non-appealable Section 205 order of the Delaware Court of Chancery shall have been obtained).

DTI is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the Special Meeting of DTI stockholders and any adjournments or postponements of the Special Meeting. Your vote is very important. Whether or not you plan to attend the Special Meeting virtually, please submit your proxy card without delay.

Investing in our securities involves risks. In reviewing this document, you should carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 13 of this document.

DTI Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “DTI”.

Sincerely,

R. Wayne Prejean
Chairman and Chief Executive Officer

_______________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus is [•], 2026, and it is first being mailed or otherwise delivered to DTI stockholders on or about [•], 2026.

Drilling Tools International Corporation
10370 Richmond Avenue #1000
Houston, Texas 77042
(832) 742-8500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2026

To the Stockholders of Drilling Tools International Corporation:

We are pleased to invite you to attend the special meeting of stockholders (the “Special Meeting”) of Drilling Tools International Corporation (“DTI”), which will be held via virtual webcast at www.virtualshareholdermeeting.com/DTI2026SM at [•] Central Time on [DATE], for the following purposes:

1.      To vote on a proposal to approve the issuance of DTI’s common stock, par value $0.0001 per share (the “DTI Common Stock”) to shareholders (each, a “Seller” and, collectively, the “Sellers”) of Saltire Energy Limited, a Scottish private limited company (“Saltire”) and Foxley Energy Limited, a Scottish private limited company (“Foxley” and together with Saltire, each a “Company” and, together, the “Group”) in connection with the acquisition (the “Acquisition”) of the Group by DTI pursuant to the Share Purchase Agreement (the “Share Purchase Agreement” or “SPA”) dated as of October 8, 2026 by and among DTI, Casing Technologies Group Limited, a private limited company incorporated in Scotland and wholly owned subsidiary of DTI (the “Buyer”), the Group, the Sellers, and Jack William Loggie solely in his capacity as the Seller Representative (the “Seller Representative”), a copy of which is included as Annex A to the proxy statement/prospectus of which this notice is a part, for purposes of complying with Nasdaq Listing Rule 5635(a) (the “Share Issuance Proposal”);

2.      To approve, pursuant to Section 204 of the Delaware General Corporation Law (the “DGCL”), the ratification of the elections of directors conducted at DTI’s 2024, 2025, and 2026 Annual Meetings of Stockholders (the “Prior Elections”), at which all of DTI’s directors were elected to one-year terms rather than the staggered three-year terms contemplated by Article V, Section A of DTI’s Second Amended and Restated Certificate of Incorporation (the “Charter” and such proposal, the “Ratification Proposal”). If approved, the ratification will be retroactive to the date of each of the Prior Elections; and

3.      To approve the adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance Proposal or the Ratification Proposal (the “Adjournment Proposal”).

DTI will conduct no other business at the Special Meeting except such business as may properly be brought before the Special Meeting by or at the direction of DTI’s Board of Directors (the “DTI Board”). References to the Special Meeting in the proxy statement/prospectus are to such Special Meeting as adjourned or postponed. Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Special Meeting.

The DTI Board has fixed the close of business on [•], 2026 as the record date for the Special Meeting (the “Record Date”). Only DTI stockholders of record at that time are entitled to receive notice of, and to vote at, the Special Meeting. A list of DTI stockholders of record entitled to vote at the Special Meeting will be available for examination by any stockholder, for any purpose germane to the Special Meeting, during ordinary business hours at DTI’s principal place of business for the 10-day period ending on the day before the Special Meeting.

Completion of the Acquisition is conditioned on approval of the Share Issuance Proposal and the Ratification Proposal (or, in lieu of the Ratification Proposal, a final, non-appealable order of the Delaware Court of Chancery under Section 205 of the DGCL). Approval of the Share Issuance Proposal requires the affirmative vote of the holders of shares of DTI Common Stock representing a majority of the votes properly cast on such proposal. Approval of the Ratification Proposal, pursuant to Section 204(d)(4)(B) of the DGCL, requires the affirmative vote of a majority of the holders of shares of DTI Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the election of directors, excluding any putative stock. Abstentions, will have the same effect as a vote “AGAINST” the Ratification Proposal. Shares not present in person or represented by proxy will have no effect on the Ratification Proposal, assuming a quorum is present. The approval of the Adjournment Proposal is not a condition to the completion of the Acquisition. Approval of the Adjournment Proposal requires the affirmative vote of the holders of shares of DTI Common Stock representing a majority of the outstanding shares of DTI Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, regardless of whether there is a quorum.

The DTI Board unanimously determined that the Acquisition and the transactions contemplated by the SPA are fair to, and in the best interests of, DTI and the holders of DTI Common Stock and approved and declared advisable the SPA and the transactions contemplated by the SPA, on the terms and subject to the conditions set forth in the SPA. The DTI Board also determined that it is in the best interests of the stockholders to ratify the Prior Elections. The DTI Board unanimously recommends that DTI stockholders vote “FOR” the Share Issuance Proposal, “FOR” the Ratification Proposal, and “FOR” the Adjournment Proposal.

Your vote is very important regardless of the number of shares you own. Whether or not you expect to attend the Special Meeting, to ensure your representation at the Special Meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the DTI proxy card, (ii) calling the toll-free number listed on the DTI proxy card, or (iii) submitting your DTI proxy card by mail using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting at the Special Meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of DTI Common Stock who is present at the Special Meeting may vote in person (virtually), thereby cancelling any previous proxy. In any event, a proxy may be revoked at any time before the Special Meeting in the manner described in the accompanying proxy statement/prospectus. If your shares are held in the name of a bank, broker, or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, or other nominee.

The enclosed proxy statement/prospectus provides a detailed description of the Acquisition, the SPA, and the other matters to be considered at the Special Meeting. We urge you to carefully read the proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety. If you have any questions concerning the Acquisition or the proxy statement/prospectus or if you would like additional copies or need help voting your shares of DTI Common Stock, please contact DTI at its principal executive offices, 10370 Richmond Avenue #1000, Houston, Texas 77042, telephone (832) 742-8500, or email InvestorRelations@drillingtools.com.

BY ORDER OF THE DTI BOARD OF DIRECTORS,

R. Wayne Prejean
Chairman and Chief Executive Officer
[•], 2026

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IMPORTANT NOTE ABOUT THIS PROSPECTUS

This prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by DTI (File No. 333-[•]), constitutes a prospectus of DTI under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of DTI Common Stock to be issued to the Sellers pursuant to the SPA.

This prospectus includes important business and financial information about DTI from other documents that DTI has filed with the SEC and that may not be included in or delivered with this prospectus. For where to find more information on DTI, please see the section entitled “Where You Can Find More Information” beginning on page 123 of this prospectus. DTI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly files its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. As an electronic filer, DTI’s public filings are also maintained on the SEC’s Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that website is https://www.sec.gov.

You may obtain any of the documents referred to above from the SEC, through the SEC’s website or from DTI, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement on Form S-4 (the “Registration Statement”), of which this prospectus forms a part, by requesting such document(s) in writing, by telephone or by email at the following address:

Drilling Tools International Corporation
10370 Richmond Ave. #1000
Houston, TX 77042
(832) 742-8500
InvestorRelations@drillingtools.com

If you would like to request any documents, please do so by [•], 2026, which is five business days prior to the date of the Special Meeting, in order to receive them before the Special Meeting. To receive documents in a timely manner, it is suggested that you request such documents via email.

General information about DTI, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through DTI’s website at http://investors.drillingtools.com as soon as reasonably practicable after DTI files them with, or furnishes them to, the SEC. Information on DTI’s website is not incorporated into this prospectus and is not a part of this prospectus.

Except with respect to certain information provided by the Group on or prior to the date of this prospectus that pertains to subject matters not required to be included in this prospectus, neither DTI nor the Group have authorized anyone to give any information or make any representation about the Acquisition, DTI or the Group that is different from, or in addition to, what is contained in this prospectus or in any of the materials that have been incorporated by reference, and therefore, neither DTI nor the Group take any responsibility for, nor can provide any assurance as to the reliability of, any information other than the information contained in or incorporated by reference into this prospectus.

This prospectus is dated as of [•], 2026. The information contained in this prospectus is accurate only as of such date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing nor delivery of this prospectus to the Sellers nor the issuance by DTI of shares of DTI Common Stock pursuant to the SPA will create any implication to the contrary.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning DTI contained in or incorporated by reference into this prospectus has been provided by DTI, and the information concerning the Group contained in this prospectus has been provided by the Group.

DTI stockholder approval of the share issuance is required under Nasdaq Listing Rule 5635(a) because the issuance exceeds 20% of DTI’s outstanding common stock. DTI is soliciting proxies from its stockholders for the special meeting to approve that share issuance.

We are asking you for a proxy to vote on the proposed issuance of DTI Common Stock.

FREQUENTLY USED TERMS

•        “Acquisition Documents” means the SPA, the Lock-up and Investor Rights Agreement, the W&I Policy, the employment and consulting arrangements, property leases, restrictive covenant agreements, disclosure letters, certificates and other ancillary agreements and documents entered into in connection with the Acquisition.

•        “Adjusted Cash Consideration” means the Cash Consideration adjusted by the Profit Ticker Amount and reduced by the Agreed Tax Deduction and any Known Leakage Amount, with no completion accounts or post-Closing true-up.

•        “Business Day” means any day other than a Saturday, Sunday or a day on which banks located in Houston, Texas or Edinburgh, United Kingdom are closed.

•        “Buyer” means Casing Technologies Group Limited, a private company with limited liability, with its registered office at Unit 4 & 5 Enterprise Drive, Westhill Industrial Estate, Westhill, Scotland, AB32 6TQ Company Number SC328867.

•        “Closing” means the closing and consummation of the transactions contemplated by the SPA.

•        “Closing Date” means the date on which the Closing occurs, which date is currently January 5, 2027.

•        “Cash Consideration” means £60,289,856.60 in cash (approximately $81 million based on the exchange rate of $1.343 per £1.00 specified in the SPA), subject to adjustment under the SPA.

•        “Company Capital Stock” means all issued and outstanding shares of the capital stock of Saltire and Foxley.

•        “Consideration Loan Notes” means the unsecured loan notes to be issued by Buyer at Closing to the Sellers (other than the Trustee Seller) under the Consideration Loan Note Instrument, which will be exchanged for the Equity Consideration pursuant to the Rollover Documents.

•        “DGCL” means the General Corporation Law of the State of Delaware.

•        “DTI Board” means the board of directors of DTI.

•        “DTI Common Stock” means the common stock of DTI, par value $0.0001 per share.

•        “Employee Plans” means all employment, consulting, bonus, incentive, pension, welfare, retirement, vacation, termination, severance and other compensation or benefit plans, arrangements and agreements maintained by the Group or any Subsidiary or under which the Group or any Subsidiary has any liability or obligation.

•        “Equity Consideration” means the 17,355,139 shares of DTI Common Stock to be issued at Closing to the Sellers (other than the Trustee Seller) in exchange for the Consideration Loan Notes pursuant to the Rollover Documents.

•        “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

•        “Group” means Saltire Energy Limited and Foxley Energy Limited, together with their respective subsidiaries. Company numbers are Saltire SC165384 and Foxley SC539080.

•        “Interim Period” means the period from the date of the SPA to the earlier of the Closing or termination of the SPA in accordance with its terms.

•        “Lock-up and Investor Rights Agreement” means the agreement effective at Closing governing the lock-up, market arrangements, secondary-offering participation rights, Seller board designation rights, Seller board observation rights and standstill obligations applicable to the Sellers’ DTI Common Stock.

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•        “Locked Box Accounts” means the balance sheet and related financial information of the Group as at the Locked Box Date used to calculate the Purchase Price and the cash-only adjustments.

•        “Locked Box Date” means June 30, 2026.

•        “Locked Box Period” means the period from the Locked Box Date through the Closing Date during which the Sellers are subject to the leakage covenant.

•        “Purchase Price” means the aggregate consideration payable to the Sellers under the SPA, consisting of (i) the Adjusted Cash Consideration and (ii) the Equity Consideration.

•        “Rollover Documents” means the rollover loan note instruments (including the Consideration Loan Note Instrument), the rollover loan notes issued thereunder (including the Consideration Loan Notes) and the put and call option agreements among the Sellers (other than the Trustee Seller), Buyer, Drilling Tools International Inc., Drilling Tools International Holdings Inc. and DTI, pursuant to which the Consideration Loan Notes will be exchanged at Closing for the Equity Consideration.

•        “Sellers” means Michael David Loggie, Michael David John Loggie, Jack William Loggie, Michael David Loggie and Jack William Loggie, solely in their capacities as trustees of The Loggie Family Trust (the “Loggie Trustee Sellers”) and Optimus Corporate Services Limited, solely in its capacity as trustee of the Cansco Limited Employee Trust 2007.

•        “Seller Representative” means Jack William Loggie, in his capacity as representative of the Sellers.

•        “Trustee Seller” means Optimus Corporate Services Limited (formerly Tenon (IOM) Corporate Services Ltd), in its capacity as trustee of the Cansco Limited Employee Trust 2007.

QUESTIONS AND ANSWERS ABOUT THE MEETING

The following are some questions that you, as a stockholder of DTI, may have regarding the Acquisition and the other matters being considered at the Special Meeting of DTI stockholders, and brief answers to those questions. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. You may obtain the information incorporated by reference in this proxy statement/prospectus for free by following the instructions in See the section entitled “Where You Can Find More Information.”

Q:     Why am I receiving this proxy statement/prospectus?

A:     You are receiving this proxy statement/prospectus, because on October 8, 2026, DTI and Buyer, a wholly owned subsidiary of DTI, entered into the SPA with the Group, the Sellers, and the Seller Representative. Pursuant to the SPA, the Buyer will acquire 100% of the issued and outstanding share capital of each of Saltire and Foxley from the Sellers in the Acquisition.

         As part of the consideration for the Acquisition, DTI will issue 17,355,139 shares of DTI Common Stock to the Sellers (other than the Trustee Seller) in exchange for the Consideration Loan Notes pursuant to the Rollover Documents. Because this issuance exceeds 20% of the shares of DTI Common Stock outstanding immediately prior to the issuance, DTI stockholder approval of the share issuance is required under Nasdaq Listing Rule 5635(a).

         DTI is holding the Special Meeting of stockholders to obtain that approval. This proxy statement/prospectus is being provided to you as both (i) a proxy statement of DTI to solicit your vote at the Special Meeting and (ii) a prospectus of DTI for the share of DTI Common Stock to be issued to the Sellers.

         The SPA is attached to this proxy statement/prospectus as Annex A. You are encouraged to read the SPA carefully and in its entirety.

Q:     What is the Acquisition?

A:     The Acquisition is the purchase by the Buyer of 100% of the issued and outstanding share capital of each of Saltire and Foxley from the Sellers, free and clear of liens, pursuant to the SPA. This is a direct share purchase, not a merger. Upon completion of the Acquisition, the Group will become indirect wholly owned subsidiaries of DTI, and their respective subsidiaries will become indirect subsidiaries of DTI.

         The consideration for the Group is payable in a combination of cash and a fixed number of shares of DTI Common Stock. The Acquisition is not subject to any earnout, or contingent payments. The Cash Consideration is subject to adjustments fixed at or before Closing (a daily profit ticker, known leakage, an agreed historic tax lease amount, and an agreed employee benefit trust tax adjustment), and Buyer may recover undisclosed leakage from the Sellers for 12 months after Closing.

Q:     What will the Sellers receive in the Acquisition?

A:     At the closing of the Acquisition, the Sellers will receive, in the aggregate:

•        Cash Consideration:    £60,289,856.60 in cash (approximately $81 million based on the exchange rate of $1.343 per £1.00 specified in the SPA), subject to adjustment under the SPA; and

•        Equity Consideration:    the Consideration Loan Notes, to be issued by Buyer to the Sellers (other than the Trustee Seller) and exchanged at Closing pursuant to the Rollover Documents for an aggregate of 17,355,139 shares of DTI Common Stock. The actual value of the Equity Consideration will depend on the market price of DTI Common Stock at Closing.

         The number of shares of DTI Common Stock to be issued is fixed and will not fluctuate based on changes in the market price of DTI Common Stock between signing and Closing. The Trustee Seller will receive its consideration entirely in cash, and the other Sellers will receive a correspondingly greater portion of their consideration in DTI Common Stock. There is no earnout, contingent consideration, escrow, or holdback arrangement. A buyer-side warranty and indemnity insurance policy (the “W&I Policy”) serves as the primary recourse mechanism for representation and warranty claims in lieu of a traditional seller indemnification cap.

         For more information, see the section entitled “The Acquisition — The Consideration.”

Q:     Who will own DTI following the Acquisition?

A:     Upon completion of the Acquisition, based on [•] shares of DTI Common Stock outstanding as of the Record Date, and the issuance of 17,355,139 shares of DTI Common Stock as Equity Consideration, the Sellers would hold approximately [•]% of the outstanding shares of DTI Common Stock, and current DTI stockholders would hold approximately [•]% of the outstanding shares of DTI Common Stock. The exact ownership percentages will depend on the number of shares of DTI Common Stock outstanding immediately prior to the Closing.

         For more information, see the section entitled “Information About DTI Upon Consummation.”

Q:     What will be the composition of the DTI Board and management following the Acquisition?

A:     Pursuant to the Lock-up and Investor Rights Agreement, the Sellers will be entitled to certain board designation and observation rights following the Closing.

         The current DTI Board will remain unchanged following the completion of the Acquisition.

         DTI’s executive management team, led by R. Wayne Prejean as Chairman and Chief Executive Officer and David R. Johnson as Chief Financial Officer, is expected to continue in their current roles following the completion of the Acquisition.

         For more information, see the section entitled “The Acquisition — Board of Directors and Management of DTI Following the Acquisition.”

Q:     How will DTI stockholders be affected by the Acquisition?

A:     Upon completion of the Acquisition, each DTI stockholder will continue to hold the same number of shares of DTI Common Stock that such stockholder held immediately prior to the completion of the Acquisition. However, because DTI will be issuing 17,355,139 additional shares of DTI Common Stock to the Sellers as Equity Consideration, each share of DTI Common Stock outstanding immediately prior to the Acquisition will represent a smaller percentage of the aggregate number of shares of DTI Common Stock outstanding after the Acquisition.

As a result of the Acquisition, DTI stockholders will own shares in a larger company with expanded operations in the global oilfield services sector. The Group is Aberdeen, Scotland-based providers of downhole drilling tools, including BHA components, pipe and tubular products, and pressure control equipment, serving customers primarily in the Eastern Hemisphere. The Acquisition is expected to create a larger, more balanced, and resilient global platform by expanding DTI’s Eastern Hemisphere presence to approximately 40% of pro forma revenue, strengthening DTI’s Adjusted EBITDA margins and free cash flow generation from in the first year following Closing, and growing the combined rental tool fleet from approximately 63,000 to over 100,000 tools.

DTI Common Stock will continue to trade on Nasdaq under the symbol “DTI.”

Q:     Where and when is the Special Meeting?

A:     The Special Meeting will be held via virtual webcast at [TIME] Central Time on [•], 2026. You will be able to attend the Special Meeting online, vote your shares electronically, and submit questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/DTI2026SM. There will be no physical location for the Special Meeting.

Q:     What proposals will be voted on at the Special Meeting?

A:     At the Special Meeting, DTI stockholders will be asked to consider and vote on the following proposals:

1.      Share Issuance Proposal:    To approve the issuance of shares of DTI Common Stock to the Sellers as Equity Consideration pursuant to the SPA, as required by Nasdaq Listing Rule 5635(a).

2.      Ratification Proposal:    To approve the ratification of the elections of directors conducted at DTI’s 2024, 2025, and 2026 Annual Meetings of Stockholders pursuant to Section 204 of the DGCL.

3.      Adjournment Proposal:    To approve the adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes at the Special Meeting to approve the Share Issuance Proposal or the Ratification Proposal.

Completion of the Acquisition is conditioned on approval of the Share Issuance Proposal and the Ratification Proposal. Approval of the Adjournment Proposal is not a condition to completion of the Acquisition.

Q:     Why is DTI stockholder approval required?

A:     DTI stockholder approval is required under Nasdaq Listing Rule 5635(a), which requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company where the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. Because the 17,355,139 shares of DTI Common Stock to be issued as Equity Consideration will exceed 20% of DTI’s outstanding common stock, DTI must obtain stockholder approval prior to issuing those shares.

         Important:    DTI stockholders are not being asked to approve the Acquisition itself or to adopt the SPA. The purpose of the vote on the Share Issuance Proposal is to satisfy the Nasdaq listing requirement for the share issuance, and DTI stockholders are separately being asked to approve the Ratification Proposal under Section 204 of the DGCL. Regardless of the vote outcome, DTI’s corporate existence, certificate of incorporation, and bylaws will not be directly affected by the Acquisition.

Q:     How does the DTI Board recommend that I vote?

A:     The DTI Board unanimously recommends that DTI stockholders vote “FOR” the Share Issuance Proposal, “FOR” the Ratification Proposal, and “FOR” the Adjournment Proposal.

         For a discussion of the factors considered by the DTI Board in determining to recommend the Acquisition and the Share Issuance Proposal, see the section entitled “The Acquisition — DTI Board’s Reasons for the Acquisition.” For information on the DTI Board’s recommendation regarding the Ratification Proposal, see the section entitled “Ratification Proposal.”

Q:     How important is my vote?

A:     Your vote is very important. The Acquisition cannot be completed without the approval of the Share Issuance Proposal and the Ratification Proposal (or a Section 205 order in lieu of the Ratification Proposal) by DTI stockholders. Whether or not you expect to attend the Special Meeting, please submit your proxy as promptly as possible.

Q:     What vote is required to approve the proposals?

A:     Share Issuance Proposal:    Approval requires the affirmative vote of the holders of shares of DTI Common Stock representing a majority of the votes properly cast on such proposal. Assuming a quorum is present, shares that are not present in person or by proxy, abstentions, and broker non-votes (if any) will have no effect on the vote for this proposal.

         Ratification Proposal:    Approval requires, pursuant to Section 204(d)(4)(B) of the DGCL, the affirmative vote of the holders of a majority of the shares of DTI Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the election of directors, excluding any putative stock. Abstentions will have the same effect as a vote “AGAINST”) the Ratification Proposal. Assuming a quorum is present, shares that are not present in person or by proxy will have no effect on the Ratification Proposal. Because all proposals are non-routine, DTI does not expect any broker non-votes.

         Adjournment Proposal:    Approval requires the affirmative vote of the holders of shares of DTI Common Stock representing a majority of the outstanding shares of DTI Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, regardless of whether there is a quorum. Shares that are not present in person or by proxy will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Q:     Who can vote at the Special Meeting, and what is the Record Date?

A:     All DTI stockholders who hold shares of DTI Common Stock of record at the close of business on [•], 2026 (the “Record Date”) are entitled to receive notice of, and to vote at, the Special Meeting. As of the Record Date, there were [•] shares of DTI Common Stock outstanding and entitled to vote at the Special Meeting.

Q:     How many votes can I cast?

A:     Each issued and outstanding share of DTI Common Stock entitles its holder of record to one vote on each matter to be considered at the Special Meeting. The DTI stockholders of record on the Record Date are the only DTI stockholders that are entitled to receive notice of, and to vote at, the Special Meeting.

Q:     What constitutes a quorum?

A:     In order for business to be conducted at the Special Meeting, a quorum must be present. Holders of shares of DTI Common Stock representing a majority in voting power of the shares of DTI Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting.

         Abstentions and broker non-votes will be included in determining whether a quorum is present at the Special Meeting. A “broker non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

Q:     What do I need to do now?

A:     After you have carefully read and considered the information contained in or incorporated by reference into this proxy statement/prospectus, please submit your proxy via the internet or by telephone in accordance with the instructions set forth on the applicable proxy card or voting instruction form you received, or complete, sign, date, and return the applicable proxy card or voting instruction form in the self-addressed, stamped envelope provided as soon as possible so that your shares will be represented and voted at the Special Meeting.

For additional information on voting procedures, please see the section entitled “Special Meeting.”

Q:     How will my proxy be voted?

A:     If you submit your proxy via the internet, by telephone, or by completing, signing, dating, and returning the applicable proxy card or voting instruction form, your proxy will be voted in accordance with your instructions. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy card will be voted in accordance with the recommendation of the DTI Board (i.e., “FOR” each of the proposals).

For additional information on voting procedures, please see the section entitled “Special Meeting.”

Q:     What should I do if I receive more than one set of voting materials for the Special Meeting?

A:     You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares of DTI Common Stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form. If you fail to submit each separate proxy or voting instruction form that you receive, not all of your shares will be voted.

Q:     What is the difference between holding shares as a record holder and holding shares as a beneficial owner?

A:     If your shares of DTI Common Stock are registered directly in your name with DTI’s registrar and transfer agent, Continental Stock Transfer & Trust Company (“CST”), you are considered, with respect to those shares, to be the stockholder of record. If you are a stockholder of record, this proxy statement/prospectus and your proxy card have been sent directly to you by DTI.

x

         If your shares of DTI Common Stock are held through a bank, broker, or other nominee, you are considered, with respect to those shares, the beneficial owner, and those shares are held in “street name” by that organization. As the beneficial owner, you have the right to direct your bank, broker, or other nominee on how to vote your shares by using the voting instruction form provided by that organization.

Q:     If my shares are held in “street name,” will my nominee automatically vote for me?

A:     No. If you hold your shares in street name through a bank, broker, or other nominee, your nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your nominee how to vote your shares by following the directions provided by your nominee. Under the rules of the Nasdaq Stock Market, the Share Issuance Proposal, the Ratification Proposal, and the Adjournment Proposal are “non-routine” matters for which brokers do not have discretionary authority to vote. If you do not instruct your nominee on how to vote, your shares will not be voted, which will have no effect on the outcome of the Share Issuance Proposal (assuming a quorum is present) but could reduce the number of shares counted for quorum purposes.

Q:     What do I do if I want to revoke my proxy?

A:     You may revoke your proxy at any time before the vote is taken at the Special Meeting. To revoke your proxy, you must either: (i) submit a new proxy by internet, telephone, or mail with a later date; (ii) send a written notice of revocation to DTI’s Corporate Secretary at Drilling Tools International Corporation, 10370 Richmond Ave. #1000, Houston, Texas 77042; or (iii) attend the Special Meeting virtually and vote in person (which will automatically revoke any previously submitted proxy). Simply attending the Special Meeting without voting will not revoke any proxy that you have previously submitted.

         If you hold your shares through a bank, broker, or other nominee in street name, you should contact that organization to revoke a previously submitted voting instruction.

Q:     What are the conditions to completing the Acquisition?

A:     The obligations of the parties to complete the Acquisition are subject to the satisfaction or waiver of certain conditions, including, among others:

         Mutual Conditions:    (i) no order by any governmental authority prohibiting, restraining or making illegal the transactions contemplated by the SPA shall be in effect; (ii) the Form S-4 Registration Statement shall have become effective and no stop order shall be in effect; (iii) the Share Issuance Proposal and Ratification Proposal shall have been approved by DTI stockholders (or, in lieu of the Ratification Proposal, a final, non-appealable Section 205 order of the Delaware Court of Chancery shall have been obtained) (the “Parent Stockholder Approval”); and (iv) the shares of DTI Common Stock to be issued as Equity Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance.

         Additional Conditions to Buyer’s Obligations:    (i) the representations and warranties of the Sellers and the Group is true and correct (with applicable materiality qualifiers); (ii) the Sellers and the Group have performed their covenants in all material respects; (iii) no Material Adverse Effect shall have occurred since signing; and (iv) Buyer shall have obtained debt financing on terms consistent with the Agreed Financing Terms in an amount sufficient to pay the Adjusted Cash Consideration and all related fees and expenses.

         Additional Conditions to Sellers’ Obligations:    (i) the representations and warranties of Buyer and DTI are true and correct (with applicable materiality qualifiers); (ii) Buyer and DTI have performed their covenants in all material respects; (iii) the Lock-up and Investor Rights Agreement shall be in full force and effect; and (iv) the Sellers shall have received clearance (or confirmation that clearance is not required) from His Majesty’s Revenue and Customs in respect of the exchange of shares for loan notes.

For more information, see the section entitled “The Share Purchase Agreement — Conditions to Closing.”

Q:     When do DTI and the Group expect to complete the Acquisition?

A:     DTI currently expects to complete the Acquisition in the first quarter of 2027. However, neither DTI nor the Group can predict the actual date on which the Acquisition will be completed, nor can the parties ensure that the Acquisition will be completed, because completion is subject to conditions beyond the control of either party, including the receipt of Parent Stockholder Approval, the satisfaction of other closing conditions, and the obtainment of financing. If the Acquisition is not completed by March 31, 2027 (the “Outside Date”), either party may terminate the SPA (subject to certain limitations).

         Please see the sections entitled “The Acquisition — Regulatory Approvals” and “The Share Purchase Agreement — Conditions to Closing.”

Q:     What happens if the Acquisition is not completed?

A:     If the Acquisition is not completed for any reason, the Sellers will not receive any consideration, DTI will not issue any shares of DTI Common Stock to the Sellers, and the Group will not become subsidiaries of DTI. DTI Common Stock will continue to be listed and traded on Nasdaq under the symbol “DTI.”

         The SPA does not provide for the payment of a traditional termination fee by either party. However, if the SPA is terminated due to a breach by the Sellers or the Group (as agreed by the parties or determined by a court), or if the Seller Representative terminates the SPA for reasons other than a Buyer breach, and an Alternate Acquisition is completed within 12 months, the Sellers will reimburse Buyer’s documented third-party expenses, capped at £1,500,000.

         For more information, see the section entitled “The Share Purchase Agreement — Termination of the Agreement.”

Q:     Are there any termination fees?

A:     No. The SPA does not provide for a traditional termination fee payable by either party to the other upon termination. In limited circumstances described above, the Sellers may be required to reimburse Buyer’s documented third-party expenses, subject to a cap of £1,500,000.

Q:     What are the material U.S. federal income tax consequences of the Acquisition to DTI stockholders?

A:     The issuance of shares of DTI Common Stock to the Sellers as Equity Consideration pursuant to the SPA is not expected to result in any material U.S. federal income tax consequences to existing DTI stockholders.

         For a more complete discussion of the U.S. federal income tax consequences of the Acquisition, see the section entitled “U.S. Federal Income Tax Consequences of the SPA.” Each DTI stockholder is urged to consult with its own tax advisor regarding the particular U.S. federal, state, local, and non-U.S. income and other tax consequences of the Acquisition applicable to it.

Q:     Are DTI stockholders entitled to appraisal or dissenters’ rights?

A:     No. DTI stockholders are not entitled to appraisal rights under the DGCL in connection with the Acquisition. Because the Acquisition is structured as a share purchase of the Group’s stock by the Buyer, and not as a merger involving DTI, there is no statutory basis for appraisal rights under Section 262 of the DGCL. DTI stockholders are voting on the issuance of shares of DTI Common Stock under Nasdaq Listing Rule 5635(a), the ratification of the Prior Elections under Section 204 of the DGCL and the Adjournment Proposal, none of which triggers appraisal rights.

Q:     Are there any risks that I should consider in connection with the Acquisition?

A:     Yes. You should carefully read and consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 13 of this proxy statement/prospectus. You should also carefully consider the other information contained in or incorporated by reference into this proxy statement/prospectus.

Q:     Do any officers or directors of DTI have interests in the Acquisition that differ from my interests as a DTI stockholder?

A:     No. None of DTI’s directors or executive officers is a party to the SPA or the Rollover Documents, and none of them will receive any portion of the Consideration. The Acquisition will not constitute a change in control of DTI under any DTI plan or agreement, and no DTI director or executive officer will receive any change-in-control, severance, transaction or retention payment, any new or accelerated equity award, or any new employment or compensation arrangement in connection with the Acquisition. However, each of DTI’s current directors was elected at one or more of the Prior Elections that are the subject of the Ratification Proposal, and approval of the Ratification Proposal is a condition to the Acquisition. DTI’s directors and executive officers are expected to continue in their current roles following the Closing and will continue to be entitled to indemnification and insurance under DTI’s existing governing documents, indemnification agreements and directors’ and officers’ liability insurance. See “Ratification Proposal — Interests of Directors and Executive Officers.”

Q:     What happens if I sell or transfer my shares of DTI Common Stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting and the date on which the Acquisition is expected to be completed. If you sell or transfer your shares of DTI Common Stock after the Record Date but before the Special Meeting, you will retain your right to vote at the Special Meeting (provided you held shares as of the Record Date), but you will not hold shares of DTI Common Stock at the time the Acquisition is completed and therefore will not participate in the post-Acquisition company.

Q:     Where can I find the voting results of the Special Meeting?

A:     DTI intends to announce preliminary voting results at the Special Meeting and will publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the date of the Special Meeting.

Q:     How can I find more information about DTI and the Group?

A:     You can find more information about DTI from the various sources described in the section entitled “Where You Can Find More Information.” DTI files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other information with the SEC. These filings are available at the SEC’s website at www.sec.gov and at DTI’s website at http://investors.drillingtools.com.

         Because the Group is private companies organized under the laws of Scotland, they do not file reports with the SEC. Information about the Group is set forth in the section entitled “Information About the Group” in this proxy statement/prospectus.

Q:     Who can answer my questions?

A:     If you have any questions concerning the Acquisition, the Special Meeting, or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares, please contact DTI at its principal executive offices, 10370 Richmond Avenue #1000, Houston, Texas 77042, telephone (832) 742-8500, or email InvestorRelations@drillingtools.com.

SUMMARY

This summary highlights selected information included in this prospectus and may not contain all of the information that is important to you. To better understand the Acquisition, you should carefully read this entire prospectus and its annexes and the other documents referred to in this prospectus. Additional important information about DTI and the Group is also contained in the annexes to, and the documents incorporated by reference into, this prospectus. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information” elsewhere in this prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties (See Pages 55 and 60)

Drilling Tools International Corporation (DTI)

DTI is a global oilfield services company that designs, engineers, manufactures, and rents downhole tools for horizontal and directional drilling. DTI’s operations are organized across its Directional Tool Rentals, Premium Tools, Wellbore Optimization Tools, and Other Products & Services segments. DTI maintains operations throughout the United States (Texas, Louisiana, Oklahoma, Pennsylvania, North Dakota, New Mexico, Utah, and Wyoming) and internationally (Canada, the United Kingdom, Europe, the Middle East, and Asia-Pacific). DTI Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “DTI.” DTI’s principal executive offices are located at 10370 Richmond Avenue #1000, Houston, Texas 77042, and its telephone number is (832) 742-8500, or email InvestorRelations@drillingtools.com.

Additional information about DTI and its subsidiaries is included in the documents incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information” beginning on page 123 of this prospectus.

Buyer

Casing Technologies Group Limited, a private company with limited liability, with its registered office at Unit 4 & 5 Enterprise Drive, Westhill Industrial Estate, Westhill, Scotland, AB32 6TQ Company Number SC328867, and a direct, wholly-owned subsidiary of DTI, as formed for the purpose of consummating the Acquisition. Buyer has not carried on any activities other than those related to the Acquisition and has no other material assets or liabilities.

The Group

Saltire Energy Limited (Company Number SC165384) and Foxley Energy Limited (Company Number SC539080) are each private limited companies organized under the laws of Scotland. The Group is headquartered in Aberdeen, Scotland. The Group is a provider of downhole drilling tools, including bottomhole assembly (“BHA”) components, pipe and tubular products, and pressure control equipment, serving oil and gas exploration and production operators primarily in the Eastern Hemisphere, including the United Kingdom, continental Europe, the Middle East, and Africa. The Group maintains a rental tool fleet that, when combined with DTI’s existing fleet of approximately 63,000 tools, is expected to create a combined fleet of over 100,000 rental tools.

The Sellers

The Sellers are Michael David Loggie, Michael David John Loggie, Jack William Loggie, the Loggie Trustee Sellers (as trustees of The Loggie Family Trust) and Optimus Corporate Services Limited, solely in its capacity as trustee of the Cansco Limited Employee Trust 2007, who collectively hold 100% of the issued and outstanding share capital of the Group.

Seller Representative

Jack William Loggie serves as the Seller Representative under the SPA and the Lock-up and Investor Rights Agreement and is authorized to act on behalf of the Sellers with respect to certain matters under the SPA following the Closing and in exercising the Sellers’ rights under the Lock-up and Investor Rights Agreement.

The Acquisition and the Share Purchase Agreement (See Pages 43 and 55)

On October 8, 2026, DTI and Buyer entered into the Share Purchase Agreement (the “SPA”) with the Group, the Sellers, and the Seller Representative. Pursuant to the SPA, Buyer will acquire 100% of the issued and outstanding share capital of each of Saltire and Foxley from the Sellers, free and clear of liens, at the Closing (the “Acquisition”). If the Acquisition is completed, the Group will become indirect wholly owned subsidiaries of DTI, and their respective subsidiaries will become indirect subsidiaries of DTI.

The Acquisition is structured as a direct share purchase, not a merger. DTI is not itself a party to a merger, and DTI’s corporate existence, certificate of incorporation, and bylaws will not be directly affected by the Acquisition. In connection with the Acquisition, DTI stockholders are being asked to approve the issuance of shares of DTI Common Stock as Equity Consideration to the Sellers, as required under Nasdaq Listing Rule 5635(a), and the Ratification Proposal, each of which is a condition to the Closing.

The SPA is attached to this proxy statement/prospectus as Annex A. You are encouraged to read the SPA in its entirety. See the section entitled “The Share Purchase Agreement” beginning on page 62 for a more detailed description of the terms of the SPA.

The Consideration (See Page 43)

The consideration payable to the Sellers consists of:

•        Cash Consideration:    £60,289,856.60 in cash (approximately $81 million based on the exchange rate of $1.343 per £1.00 specified in the SPA), increased by the Profit Ticker Amount of £23,354 for each day from July 1, 2026 until the Closing, reduced by the Agreed Tax Deduction and any Known Leakage Amounts, and increased or decreased by an agreed adjustment relating to an employee benefit trust tax liability (as adjusted, the “Adjusted Cash Consideration”); and

•        Equity Consideration:    the Consideration Loan Notes, to be issued by Buyer to the Sellers (other than the Trustee Seller) and exchanged at Closing pursuant to the Rollover Documents for an aggregate of 17,355,139 shares of DTI Common Stock. The actual value of the Equity Consideration will depend on the market price of DTI Common Stock at Closing.

The number of shares of DTI Common Stock to be issued as Equity Consideration is fixed and will not fluctuate based on changes in the market price of DTI Common Stock between signing and closing. The Trustee Seller will receive its consideration entirely in cash, and the other Sellers will receive a correspondingly greater portion of their consideration in DTI Common Stock. There are no earnout, contingent consideration, escrow, or holdback arrangements. Only the Cash Consideration is subject to adjustment, and only through the locked-box mechanism described below.

Loan Note Rollover.    At Closing, Buyer will issue the Consideration Loan Notes to the Sellers (other than the Trustee Seller) in the proportions set out in the SPA. Pursuant to the Rollover Documents, the Consideration Loan Notes will be exchanged, through a series of rollover loan notes issued by Drilling Tools International Inc. and Drilling Tools International Holdings Inc., for the 17,355,139 shares of DTI Common Stock comprising the Equity Consideration, which DTI will deliver at Closing. The loan notes are transitory instruments intended to facilitate the Sellers’ U.K. tax treatment, and no loan notes are expected to remain outstanding following the Closing.

Locked-Box Mechanism.    The Purchase Price was determined by reference to the financial position of the Group as at June 30, 2026 (the “Locked Box Date”). There are no post-closing completion accounts or true-up adjustments. Instead, the SPA employs a locked-box mechanism under which the Sellers covenant that no “Leakage” (as defined in the SPA) has occurred or will occur from the Locked Box Date through the Closing Date, subject to permitted leakage items. The locked-box mechanism is a standard pricing mechanism commonly used in UK and European M&A transactions as an alternative to a post-closing completion accounts process.

The Special Meeting (See Page 31)

DTI will hold a special meeting of stockholders (the “Special Meeting”) on [•], 2026, at [•] Central Time. The Special Meeting will be held via virtual webcast at www.virtualshareholdermeeting.com/DTI2026SM. Only holders of DTI Common Stock of record as of the close of business on [•], 2026 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were [•] shares of DTI Common Stock outstanding and entitled to vote.

At the Special Meeting, DTI stockholders will be asked to consider and vote on the following proposals:

•        Share Issuance Proposal:    To approve the issuance of 17,355,139 shares of DTI Common Stock to the Sellers as Equity Consideration pursuant to the SPA, as required by Nasdaq Listing Rule 5635(a);

•        Ratification Proposal:    To approve the ratification of the elections of directors conducted at DTI’s 2024, 2025, and 2026 Annual Meetings of Stockholders pursuant to Section 204 of the DGCL; and

•        Adjournment Proposal:    To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of Special Meeting to approve the Share Issuance Proposal or the Ratification Proposal.

DTI Stockholder Approval Required (See Pages 42 and 44)

DTI stockholder approval of the share issuance is required under Nasdaq Listing Rule 5635(a), which requires stockholder approval prior to the issuance of securities in connection with the acquisition of stock or assets of another company where the number of shares to be issued equals or exceeds 20% of the common stock outstanding before the issuance. Because the 17,355,139 shares of DTI Common Stock to be issued as Equity Consideration exceed 20% of DTI’s currently outstanding common stock, DTI must obtain stockholder approval prior to issuing those shares.

Approval of the Share Issuance Proposal requires the affirmative vote of the holders of shares of DTI Common Stock representing a majority of the votes properly cast on such proposal. Approval of the Ratification Proposal requires, pursuant to Section 204(d)(4)(B) of the DGCL, the affirmative vote of the holders of shares of DTI Common Stock representing a majority of the shares of DTI Common Stock present in person or represented by proxy and entitled to vote on the election of directors, excluding any putative stock. Abstentions will have the same effect as a vote “AGAINST” the Ratification Proposal, and shares not present in person or represented by proxy will have no effect, assuming a quorum is present. Approval of the Adjournment Proposal requires the affirmative vote of the holders of shares of DTI Common Stock representing a majority of the outstanding shares present in person or represented by proxy and entitled to vote.

Recommendation of the DTI Board (See Page 31)

The DTI Board unanimously recommends that DTI stockholders vote “FOR” the Share Issuance Proposal, “FOR” the Ratification Proposal, and “FOR” the Adjournment Proposal.

The DTI Board unanimously determined that the Acquisition and the transactions contemplated by the SPA are fair to, and in the best interests of, DTI and the holders of DTI Common Stock, and approved the SPA and the transactions contemplated thereby. Under the SPA, the DTI Board may not withdraw, qualify, or modify The DTI Board recommendation.

DTI Board’s Reasons for the Acquisition (See Page 49)

In evaluating and approving the Acquisition, the DTI Board considered a number of factors, including, among others:

•        the strategic rationale for adding the Group’s products and services to DTI’s platform, including expanding DTI’s geographic reach and customer base;

•        the contemplated benefits of the Acquisition, including revenue synergies, operational efficiencies, and enhanced scale;

•        the DTI Board’s knowledge of the Group’s business, operations, financial condition, and prospects based on extensive due diligence;

•        the belief that the addition of the Group’s products and services will have a positive strategic impact on DTI’s ability to serve its customers;

•        the financial terms of the Acquisition, including the Purchase Price and the mix of cash and equity consideration;

•        the opinion of Evercore Group L.L.C. (“Evercore”) (see “— Opinion of DTI’s Financial Advisor” below); and

•        the other terms and conditions of the SPA, including the parties’ representations, warranties, covenants, and conditions to closing.

The DTI Board also considered a number of countervailing factors and potential risks, including the risk that the Acquisition may not be completed, regulatory approval risks, potential integration difficulties, management attention diversion, compensation and personnel challenges, the risk that anticipated benefits may not be fully realized, stock price volatility, dilution to existing stockholders, and the impact on DTI’s existing business relationships.

After considering the totality of the information available, the DTI Board determined that the benefits of the Acquisition outweigh these risks and that the Acquisition is in the best interests of DTI and its stockholders.

For a more complete discussion of the DTI Board’s reasons for the Acquisition, see the section entitled “The Acquisition — DTI Board’s Reasons for the Acquisition” beginning on page 48.

Opinion of DTI’s Financial Advisor (See Page 54)

DTI retained Evercore to act as its financial advisor in connection with the Acquisition. As part of this engagement, the DTI Board requested that Evercore evaluate the fairness of the consideration to be paid to the Sellers in the Acquisition, from a financial point of view, to DTI. On October 5, 2026, Evercore rendered its oral opinion to the DTI Board that, as of such date and based upon and subject to the various assumptions, qualifications, and limitations set forth in its written opinion, the consideration (consisting of DTI Common Stock and £60,000,000.00 in cash) to be paid to the Sellers in the Acquisition was fair, from a financial point of view, to DTI. Evercore subsequently confirmed its oral opinion by delivery of a written opinion, dated October 8, 2026 that, as of such date and based upon and subject to the various assumptions, qualifications, and limitations set forth therein, the Consideration to be paid to the Sellers in the Acquisition was fair, from a financial point of view, to DTI.

The full text of the written opinion of Evercore, dated October 8, 2026, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference to this proxy statement/prospectus in its entirety. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the DTI Board (solely in its capacity as such) in connection with its evaluation of the proposed Acquisition. The opinion does not constitute a recommendation to the DTI Board or to any other persons in respect of the Acquisition, including as to how any holder of shares of DTI Common Stock should vote or act in respect of the Acquisition. Evercore’s opinion does not address the relative merits of the Acquisition as compared to other business or financial strategies that might be available to DTI, nor does it address the underlying business decision of DTI to engage in the Acquisition.

For more information, see the section entitled “— Opinion of DTI’s Financial Advisor” beginning on page 54 and the full text of the written opinion of Evercore attached as Annex B to this proxy statement/prospectus.

Ownership of DTI After the Acquisition (See Page 42)

Based on [•] shares of DTI Common Stock outstanding as of the Record Date, and assuming the issuance of 17,355,139 shares of DTI Common Stock to the Sellers at Closing in exchange for the Consideration Loan Notes pursuant to the Rollover Documents:

•        Existing DTI stockholders would hold approximately [•]% of the outstanding DTI Common Stock; and

•        The Sellers would hold approximately [•]% of the outstanding DTI Common Stock.

The foregoing pro forma ownership percentages do not give effect to any options, warrants, or convertible securities that may be outstanding or any shares that may be issued under DTI’s equity incentive plans following the Closing.

Directors and Executive Officers of DTI Upon the Consummation of the Acquisition (See Page 89)

Following the Closing, the DTI Board is not expected to change; however, pursuant to the Lock-up and Investor Rights Agreement, for so long as the Sellers collectively beneficially own at least 15% of DTI Common Stock outstanding as of the Closing, the Seller Representative will have the right to designate one individual for nomination to the DTI Board, which right must be exercised by the 12-month anniversary of the Closing, failing which it converts into a right to designate one non-voting observer. The observer is subject to customary limitations, including exclusion from executive sessions and matters involving conflicts of interest, privilege or competitively sensitive information. The existing management team of DTI is expected to continue in their current roles following the Acquisition.

Interests of Certain Persons in the Acquisition (See Page 65)

In considering the recommendation of the DTI Board that DTI stockholders vote in favor of the Share Issuance Proposal, DTI stockholders should be aware that, other than as described below, DTI’s directors and executive officers do not have any financial interests in the Acquisition that are different from, or in addition to, the interests of DTI stockholders generally. None of DTI’s directors or executive officers is a party to the SPA or the Rollover Documents or will receive any portion of the Consideration, and no DTI director or executive officer will receive any change-in-control, severance, transaction or retention payment, any new or accelerated equity award, or any new employment or compensation arrangement in connection with the Acquisition. Each current director was elected at one or more of the Prior Elections, which the Ratification Proposal (a condition to the Acquisition) would ratify. DTI’s directors and executive officers are expected to continue in their current roles following the Closing and will continue to benefit from DTI’s existing indemnification and directors’ and officers’ liability insurance arrangements, on the same basis as before the Acquisition. For a description of the interests of DTI’s directors in the Ratification Proposal, see the section entitled “Ratification Proposal — Interests of Directors and Executive Officers” beginning on page 41.

Conditions to the Completion of the Acquisition (See Page 57)

The obligations of the parties to complete the Acquisition are subject to the satisfaction or waiver of certain conditions, including among others:

Mutual Conditions:

•        receipt of the Parent Stockholder Approval (approval of the Share Issuance Proposal and Ratification Proposal by DTI stockholders, or, in lieu of the Ratification Proposal, a final, non-appealable order of the Delaware Court of Chancery under Section 205 of the DGCL);

•        the absence of any order of a governmental authority prohibiting, restraining or making illegal the consummation of the Acquisition; the Form S-4 Registration Statement having become effective with no stop order in effect; and the Equity Consideration shares having been approved for listing on Nasdaq, subject to official notice of issuance.

Additional Conditions to Buyer’s Obligations:

•        the representations and warranties of the Sellers and the Group being true and correct (subject to specified materiality qualifiers);

•        the Sellers having performed and complied in all material respects with their covenants and agreements;

•        the absence of a Material Adverse Effect with respect to the Group;

•        the Buyer having obtained debt financing on terms consistent with the Agreed Financing Terms attached to the SPA in an aggregate amount sufficient to pay the Adjusted Cash Consideration and all fees and expenses required to be paid by Buyer at or prior to the Closing; and

•        delivery by the Sellers of the Closing deliverables, including share transfer and resignations.

Additional Conditions to the Seller’s Obligations:

•        the representations and warranties of Buyer are true and correct (subject to certain materiality qualifiers);

•        Buyer having performed and complied in all material respects with its covenants and agreements;

•        Buyer and Parent having performed their covenants in all material respects, including delivery of the Closing deliverables (the Cash Consideration, the Consideration Loan Notes, the executed Rollover Documents and the Equity Consideration);

•        the Lock-up and Investor Rights Agreement being in full force and effect as of the Closing; and

•        the Sellers having received clearance (or confirmation that clearance is not required) from His Majesty’s Revenue and Customs under section 138 of the Taxation of Chargeable Gains Act 1992 and/or section 701 of the Income Tax Act 2007 in respect of the exchange of shares for loan notes.

Termination of the SPA (See Page 57)

The SPA may be terminated at any time prior to the Closing under the following circumstances:

•        by mutual written consent of Buyer and the Seller Representative;

•        by Buyer or the Seller Representative if the Closing has not occurred by March 31, 2027, the Outside Date (subject to exceptions, including that Buyer may not terminate where the delay is primarily attributable to pending Section 205 proceedings);

•        by Buyer or the Seller Representative if a final, non-appealable order permanently prohibits or restrains the Acquisition;

•        by Buyer upon determining, acting reasonably, that a Material Adverse Effect has occurred, subject to a 20 Business Day cure period and, if disputed by the Seller Representative, resolution through negotiation and expert determination; by Buyer or the Seller Representative if Buyer has used all reasonable efforts to obtain the Financing and the Financing has not been obtained by the Outside Date; by either party if a closing condition has become incapable of being satisfied prior to the Outside Date; and

•        following specified terminations, if the Group or any Seller enters into an Alternate Transaction within 12 months, the Sellers (other than the Trustee Seller) must reimburse Buyer’s reasonable documented third-party expenses, capped at £1,500,000, subject to the SPA’s exceptions.

For further discussion, please read the section entitled “The Share Purchase Agreement — Termination of the Share Purchase Agreement” beginning on page 64 of this prospectus.

Expense Reimbursement (See Page 57)

The SPA does not provide for a termination fee payable by either party. If (i) Buyer terminates the SPA as a result of a material breach by the Group or the Sellers that has been agreed by the parties or finally determined by a court, or (ii) the Seller Representative terminates the SPA other than for specified reasons (including a material breach by Buyer, mutual consent, failure to satisfy the Parent Stockholder Approval condition or financing conditions, or another failure of a closing condition primarily within Buyer’s or DTI’s control), and in either case the Group or any Seller enters into an Alternate Transaction within 12 months, the Sellers (other than the Trustee Seller) must reimburse Buyer’s reasonable and documented third-party expenses, up to £1,500,000. The SPA does not require DTI or Buyer to reimburse the Sellers’ expenses upon termination.

Lock-up and Investor Rights Agreement (See Page 57)

On October 8, 2026 DTI and Sellers entered into that certain Lock-up and Investor Rights Agreement (the “Lock-up and Investor Rights Agreement”), which will provide for, among other things:

•        Lock-Up:    The Sellers will be subject to restrictions on the transfer of the Equity Consideration for a period of 24 months following the Closing Date, with one-third (1/3) of the Equity Consideration shares being released from such restrictions on each of the 12-month, 18-month and 24-month anniversaries of the Closing Date, subject to certain customary permitted transfers. During the lock-up period, the Sellers may not engage in hedging, short sale or derivative transactions relating to the shares. Following the release of any tranche, open-market sales will be subject to volume limitations of no more than 10% of the average daily trading volume of Common Stock on Nasdaq over the trailing 20 trading-day period preceding such sale, which limitations do not apply to underwritten offerings, shelf takedowns, block trades, privately negotiated sales or transfers to permitted transferees. If DTI grants more favorable resale or registration terms to another 10% or greater stockholder while the Sellers hold at least 10%, the Sellers will automatically receive the benefit of those terms. Shares may be released early with DTI Board approval, and the lock-up will terminate automatically with respect to all Equity Consideration shares if the closing price of Common Stock exceeds 200% of the Reference Price (as defined in the Lock-up and Investor Rights Agreement) for more than 15 consecutive trading days. In addition, DTI will have the right to require the Sellers to participate in a DTI-led secondary offering to reduce the Sellers’ aggregate ownership to 19.9% of DTI’s issued and outstanding Common Stock, provided that the Sellers then own at least 20% and the offering price is at or above 105% of the Reference Price (as defined in the Lock-up and Investor Rights Agreement).

•        Board Designation/Observation Right:    For so long as the Sellers collectively beneficially own at least 15% of DTI’s issued and outstanding Common Stock as of the Closing, the Seller Representative will have the right to designate one individual for nomination to the DTI Board, provided that the right must be exercised by the 12-month anniversary of the Closing, failing which it lapses and converts into a non-voting observer right. If the Sellers’ collective ownership falls below 15% but remains at or above 10%, the designation right will convert to a non-voting observer right (and any Seller Designee will become the observer) entitling the observer to receive notice of and attend meetings of the DTI Board and to receive materials distributed to directors, subject to customary exclusions, including for conflicts of interest, privilege, executive sessions, competitively sensitive information and Regulation FD compliance. All board designation and observer rights will terminate upon the Sellers’ collective ownership falling below 10% of DTI’s issued and outstanding Common Stock as of the Closing.

•        Standstill:    For so long as the Sellers collectively own at least 15% of DTI’s issued and outstanding Common Stock, the Sellers will agree not to, without the prior approval of the DTI Board and among other things, (i) acquire securities that would result in aggregate beneficial ownership exceeding 35.0% of DTI’s issued and outstanding Common Stock, (ii) solicit proxies, call stockholder meetings, initiate stockholder proposals or seek board representation (other than through the Seller Designee), (iii) publicly propose any merger, acquisition, tender offer or other extraordinary transaction involving DTI, (iv) seek to control or influence DTI’s management, DTI’s Board or policies, or (v) form or participate in a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act) with third parties, in each case subject to customary exceptions, including the right to privately communicate with the DTI Board and to make required securities filings. The standstill falls away upon certain change of control events involving DTI.

•        Registration, Information and Participation Rights:    As soon as reasonably practicable within thirty (30) days following the Closing, DTI will be required to use commercially reasonable efforts to file and maintain a shelf registration statement covering the Equity Consideration shares, and the Sellers will have demand (where no shelf is available) and piggyback registration rights, in each case subject to the lock-up release schedule. Until the 12-month anniversary of the Closing, the Seller Representative will receive copies of materials provided to the DTI Board, subject to confidentiality and insider trading restrictions. For so long as the Sellers own at least 10% of DTI Common Stock, they will have the right to participate in future DTI equity issuances (other than customary excluded issuances) to maintain their percentage ownership.

Financing (See Page 58)

Buyer expects to fund the Cash Consideration, together with related fees and expenses, through new debt and/or equity financing and borrowings under DTI’s existing credit facility. Based on the exchange rate of $1.343 per £1.00 specified in the SPA, the Cash Consideration is approximately $81 million, before giving effect to the adjustments described under “— The Consideration.” Buyer may assign its rights under the SPA to its financing sources as collateral.

The SPA contains a financing condition as a condition precedent to Buyer’s obligation to close. This means that if Buyer is unable to obtain the Financing on terms consistent with the Agreed Financing Terms in an amount sufficient to pay the Adjusted Cash Consideration and related fees and expenses, Buyer is not obligated to consummate the Acquisition, and either Buyer or the Seller Representative may terminate the SPA if Buyer has used all reasonable efforts and the Financing has not been obtained by the Outside Date. For more information, see the section entitled “Risk Factors — The Acquisition is subject to a financing condition, and Buyer’s failure to obtain financing could prevent the Closing” beginning on page 13.

Until the Closing, Buyer must keep the Seller Representative reasonably informed of the status of the Financing, including through written updates at least every five Business Days regarding key milestones and any developments that could prevent or delay the Financing. If the Financing has not been obtained by November 30, 2026, the Seller Representative may require Buyer to enter into good faith discussions regarding the Financing for a period of not less than 10 Business Days, following which the Seller Representative may terminate the SPA if the Seller Representative and Buyer determine, acting reasonably and in good faith, that there is no reasonable prospect of the Financing being obtained by the Outside Date.

W&I Insurance (See Page 57)

In connection with the SPA, Buyer obtained a warranty and indemnity insurance policy (the “W&I Policy”) underwritten by certain Lloyd’s insurers, with DUAL Corporate Risks Limited acting as managing agent, which was issued on October 8, 2026, the date of the SPA. Buyer is the sole insured under the W&I Policy. The W&I Policy covers losses arising from breaches of the Fundamental Warranties, the Commercial Warranties (including the tax warranties) and the tax indemnity given by the Sellers in the SPA, subject to the terms, conditions, exclusions and limitations of the W&I Policy. Because Buyer’s recourse against the Sellers for warranty claims and most tax indemnity claims is limited to the W&I Policy, the W&I Policy is expected to be Buyer’s primary source of recovery for those claims.

The W&I Policy has an aggregate limit of liability of £15,000,000. Coverage for breaches of the Fundamental Warranties, the tax warranties and the tax indemnity runs for 84 months following the Closing, and coverage for breaches of the other Commercial Warranties runs for 36 months following the Closing. No retention or de minimis threshold applies to claims for breach of the Fundamental Warranties. For all other covered claims, the W&I Policy has an aggregate retention of £262,750 and a per-claim de minimis threshold of £20,000, except that higher retentions and de minimis thresholds apply to losses relating to two of the Group’s subsidiaries: Saltire Energy PTE Limited (retention of £1,000,000 and de minimis of £50,000) and Saltire Energy LLC (retention of £3,000,000 and de minimis of £100,000). Buyer bears the retention.

The total cost of the W&I Policy is £322,528, consisting of a premium of £265,650, insurance premium tax of £31,878 and an underwriting fee of £25,000. Under the SPA, the premium is borne equally by Buyer and the Sellers.

The W&I Policy contains customary exclusions, including for matters known to Buyer’s deal team before the policy was issued; breaches arising between signing and the Closing that the deal team first learns of during that period; and breaches (other than of the Fundamental Warranties) fairly disclosed in the SPA, the Disclosure Letter, the due diligence materials or public searches. The W&I Policy also excludes, among other things, leakage, transfer pricing, the condition of assets, environmental liabilities, anti-bribery, anti-corruption and sanctions matters, defective services, product liability, and a number of transaction-specific matters identified in due diligence. These include certain tax matters, liabilities relating to Saltire Energy (KSA) LLC, certain matters relating to the Group’s Malaysian and UAE subsidiaries, health and safety, environmental, employment and premises matters, and the subject matter of certain specific tax indemnities in the SPA. In addition, the W&I Policy deems certain of the warranties in the SPA to be qualified by knowledge or otherwise narrowed for coverage purposes. As a result, the W&I Policy may not cover all losses that Buyer may suffer from breaches of the warranties or the tax indemnity. See “Risk Factors — The W&I Policy may not cover all losses from breaches of representations and warranties, and the Sellers’ direct liability is limited” beginning on page 19.

Appraisal or Dissenters’ Rights (See Page 38)

No appraisal or dissenters’ rights are available to DTI stockholders in connection with the Acquisition. The Acquisition is structured as a share purchase of the Group by Buyer, not as a merger or consolidation of DTI or involving DTI’s shares. Under the DGCL, appraisal rights under Section 262 are available only in connection with certain mergers or consolidations. Because the Acquisition does not involve a merger or consolidation of DTI, Section 262 does not apply, and DTI stockholders do not have appraisal rights in connection with the Acquisition.

DTI stockholders who vote against the Share Issuance Proposal will retain their existing shares of DTI Common Stock (which will be diluted upon the issuance of the Equity Consideration at Closing), but will not have any right to receive a cash payment for the “fair value” of their shares.

Material U.S. Federal Income Tax Consequences (See Page 58)

The issuance of shares of DTI Common Stock to the Sellers as Equity Consideration pursuant to the SPA is not expected to result in any material U.S. federal income tax consequences to existing DTI stockholders.

For additional information, please see the section entitled “U.S. Federal Income Tax Consequences of the SPA” beginning on page 66 of this prospectus. The tax consequences of the Acquisition to you will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the Acquisition under your particular circumstances, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

Accounting Treatment of the Acquisition (See Page 53)

DTI expects to account for the Acquisition as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, “Business Combinations” (“ASC 805”). Under the acquisition method, the purchase price will be allocated to the assets acquired and liabilities assumed of the Group based on their estimated fair values as of the Closing Date, with the excess purchase price, if any, allocated to goodwill.

Nasdaq Listing (See Page 42)

DTI Common Stock trades on the Nasdaq Stock Market under the symbol “DTI.” An application will be made for Listing of Additional Shares covering the 17,355,139 shares to be issued as Equity Consideration. Listing of the Equity Consideration shares is expected to be approved prior to the Closing, subject to official notice of issuance. DTI Common Stock will continue to trade on Nasdaq following the Closing.

Comparison of Stockholders’ Rights

DTI is a Delaware corporation. Accordingly, the rights of holders of DTI Common Stock are governed by the DGCL, DTI’s Second Amended and Restated Certificate of Incorporation, and DTI’s Amended and Restated Bylaws. The Acquisition will not change these governing documents or the rights of existing DTI stockholders. Because the Group is private Scottish companies whose shares are not publicly traded, and the Sellers will become holders of DTI Common Stock following the Closing, the Acquisition does not involve the conversion of one class of publicly traded securities into another. Accordingly, no comparison of rights under Delaware law and Scottish law is necessary for purposes of this proxy statement/prospectus.

Risk Factors (See Page 13)

The Acquisition described in this prospectus involves various risks, and you should carefully read and consider the matters discussed under the section entitled “Risk Factors” beginning on page 13 of this prospectus, a summary of which is set forth below, and the documents incorporated herein by reference.

The following is a summary of the material risks described in the section entitled “Risk Factors” beginning on page 13 of this prospectus and the risk factors incorporated by reference herein; this summary is qualified in its entirety by those more detailed discussions.

Risks Relating to the Acquisition

•        The Acquisition may not be completed on the terms or timeline currently contemplated, or at all, because completion is subject to DTI stockholder approval of both the Share Issuance Proposal and Ratification Proposal, financing and other closing conditions.

•        The Acquisition is subject to a financing condition. If Buyer cannot obtain financing sufficient to pay the Cash Consideration, Buyer will not be obligated to consummate the Acquisition.

•        If the Acquisition is completed, DTI will issue 17,355,139 shares of DTI Common Stock to the Sellers, increasing the number of outstanding shares by approximately [•]% and significantly diluting existing DTI stockholders’ ownership, voting power and other per-share interests.

•        The Equity Consideration consists of a fixed number of shares, so its value will fluctuate with the market price of DTI Common Stock. The SPA contains no price-based adjustment, collar or walk-away right.

•        The Purchase Price was determined by reference to the Group’s financial position as of the Locked Box Date, and the SPA provides no post-closing completion accounts or true-up adjustment, other than for Leakage.

•        The SPA does not provide the DTI Board with a “fiduciary out.” The DTI Board may not withdraw, qualify or modify its recommendation in response to a superior proposal.

•        The SPA provides limited expense reimbursement protections and does not provide for a termination fee or a reverse termination fee. Sellers’ expense reimbursement is capped at £1,500,000.

•        The SPA is governed by English law and disputes are subject to the courts of England and Wales, which may provide rights and remedies different from those available under Delaware or Texas law and may increase the cost and complexity of resolving disputes.

•        Other than the listing of the Equity Consideration on Nasdaq and the effectiveness of the Registration Statement, no regulatory approvals are expected to be required; however, governmental authorities could seek to restrain the Acquisition

•        While the Acquisition is pending, DTI may be unable to pursue other strategic transactions, business development opportunities or operational improvements because management attention and resources are devoted to the Acquisition.

Risks Relating to DTI’s Business Following the Acquisition

•        DTI may fail to realize the anticipated benefits and synergies of the Acquisition, including expected revenue synergies, operational efficiencies and enhanced scale, because of integration difficulties, customer or employee losses, unexpected costs or adverse market conditions.

•        Integration of the Group’s operations with DTI’s may be more difficult, costly or time-consuming than expected.

•        DTI will incur significant indebtedness to fund the Cash Consideration which could reduce financial flexibility, increase vulnerability to adverse conditions, limit additional borrowing and strategic opportunities, require substantial cash flow for debt service and impose restrictive covenants.

•        DTI may not be able to retain key employees of the Group following the Acquisition. Loss of key personnel could disrupt operations and customer relationships, cause loss of institutional knowledge and increase compensation costs.

•        The Acquisition could disrupt DTI’s and the Group’s relationships with customers, suppliers and other business partners, including through contract terminations or renegotiations, delayed purchasing decisions, loss of business to competitors or less favorable terms.

•        Following the Acquisition, DTI will have increased foreign currency exposure, including a GBP/USD mismatch between the Group’s revenues and costs, DTI’s U.S.-dollar reporting and the U.S.-dollar financing and Cash Consideration.

•        The W&I Policy may not provide adequate coverage for losses from breaches of representations and warranties because of coverage limits, retention amounts, exclusions, time limits, insurer disputes or insolvency.

•        The Group may have unknown or contingent liabilities that were not identified or adequately assessed in due diligence, including environmental, tax, employment, intellectual property, litigation, contractual or regulatory liabilities.

•        DTI’s management will devote significant time and attention to integrating the Group, which may distract from DTI’s ongoing operations, existing strategic initiatives, customer and employee relationships and response to competitive pressures.

Risks Relating to the Group’s Business

•        The Group depends on activity levels in the oil and gas industry, which is cyclical and volatile and is affected by oil and natural gas prices, drilling activity, capital availability, government policies and general economic conditions.

•        The Group may face concentration risks, including dependence on key customers and certain geographic markets, and operates in a highly competitive industry.

•        The Group is exposed to foreign currency movements and extensive environmental, health and safety and other regulatory and compliance requirements in the United Kingdom and other jurisdictions.

Additional Risk Factors Relating to DTI’s Existing Business

•        DTI’s existing business risks are incorporated by reference from DTI’s Form 10-K and Form 10-Q filings, including risks relating to the cyclical nature of the oil and gas industry, DTI’s operations and financial condition, competition, regulatory compliance, cybersecurity, supply chain, general market conditions and the market for DTI Common Stock.

Risks Relating to the Sellers

•        Following the Closing, the Sellers will become significant stockholders of DTI and are expected to have board designation and observer rights under the Lock-up and Investor Rights Agreement. Their ability to influence corporate matters and their interests may not align with those of other DTI stockholders.

For a more complete discussion of these and other risks, you should carefully read the full section entitled “Risk Factors” beginning on page 13 of this prospectus, together with the risk factors incorporated by reference from DTI’s SEC filings.

MARKET PRICE AND DIVIDEND INFORMATION

Per Share Market Price and Dividend Information

Market Prices

DTI Common Stock currently trades on the Nasdaq Stock Market under the symbol “DTI”. As of October 8, 2026, the latest practicable trading day before the date of this prospectus, there were 35,282,224 shares of DTI Common Stock outstanding.

The following table presents trading information for DTI Common Stock on October 7, 2026, the last trading day before the public announcement of the SPA and October 8, 2026, the latest practicable trading day before the date of this prospectus.

	DTI Common Stock
Date	High	Low	Close
October 7, 2026	$2.40	$2.28	$2.36
October 8, 2026	$2.36	$1.97	$2.01

The Group is privately held and there is no public trading market for the shares of Saltire or Foxley. As of the Record Date, there were approximately [_] holders of record of DTI Common Stock.

Dividend Information

DTI has not paid any cash dividends on the DTI Common Stock to date and does not intend to pay cash dividends prior to the completion of the Acquisition. The payment of any cash dividends after the consummation of the Acquisition will be dependent upon the revenue, earnings, and financial condition of DTI from time to time. The payment of any dividends subsequent to the Acquisition will be within the discretion of the DTI Board.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” before deciding how to vote on the proposals presented at the Special Meeting. In addition, you should carefully consider the risks described in Part I, Item 1A, “Risk Factors,” of DTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as updated by Part II, Item 1A, “Risk Factors,” of DTI’s subsequent Quarterly Reports on Form 10-Q, all of which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

The risks described below and in DTI’s periodic reports are not the only risks facing DTI and the combined company following the Acquisition. Additional risks and uncertainties not presently known to DTI or that DTI currently deems immaterial may also impair DTI’s business operations. If any of the following risks actually occur, DTI’s business, financial condition, results of operations, or prospects could be materially and adversely affected. In such case, the trading price of DTI Common Stock could decline and you could lose all or part of your investment.

Risks Relating to the Acquisition

The Acquisition may not be completed on the terms or timeline currently contemplated, or at all.

The completion of the Acquisition is subject to a number of conditions, including, among others, the approval of the Share Issuance Proposal and the Ratification Proposal by DTI stockholders, the absence of any law or order prohibiting the Acquisition, and the satisfaction of various other closing conditions. There can be no assurance that all of the conditions to the Closing will be satisfied or waived in a timely manner, or at all. If any of these conditions are not satisfied or waived, the Acquisition will not be completed.

The Outside Date for the Acquisition is March 31, 2027. If the Closing has not occurred by the Outside Date, either Buyer or the Seller Representative may terminate the SPA, except under certain circumstances. Failure to complete the Acquisition by the Outside Date or at all could result in DTI incurring significant transaction costs without realizing the anticipated benefits of the Acquisition.

The Acquisition is subject to a financing condition, and Buyer’s failure to obtain financing could prevent the Closing.

The SPA includes a condition to Buyer’s obligation to close requiring that Buyer obtain financing in an amount sufficient to pay the Adjusted Cash Consideration.

Buyer expects to fund the Adjusted Cash Consideration and related fees and expenses through new debt financing and borrowings under DTI’s existing credit facility. As of the date of this proxy statement/prospectus, Buyer has not entered into definitive agreements for the new debt financing, and there can be no assurance that the Financing will be obtained on terms consistent with the Agreed Financing Terms, in a sufficient amount, or at all. If the Financing has not been obtained by November 30, 2026 and, following a prescribed period of good faith discussions, the Seller Representative and Buyer determine that there is no reasonable prospect of the Financing being obtained by the Outside Date, the Seller Representative may terminate the SPA. In addition, either Buyer or the Seller Representative may terminate the SPA if Buyer has not obtained the Financing by the Outside Date despite using all reasonable efforts. If Buyer is unable to obtain the Financing, Buyer will not be obligated to consummate the Acquisition, and DTI would not realize the anticipated benefits of the Acquisition while having incurred significant transaction costs.

Furthermore, disruptions in the credit markets, increases in interest rates, changes in DTI’s or the Group’s financial condition or business prospects, or other factors beyond DTI’s control could adversely affect Buyer’s ability to obtain financing on acceptable terms, which could delay or prevent the Closing.

Failure to complete the Acquisition could negatively affect DTI’s business, financial condition, results of operations, and stock price.

If the Acquisition is not completed for any reason, DTI will be subject to a number of risks, including:

•        DTI will have incurred significant transaction costs (including legal, financial advisory, accounting, and filing fees) that are generally non-recoverable regardless of whether the Acquisition is completed;

•        DTI’s management will have devoted substantial time and resources to matters relating to the Acquisition that could otherwise have been devoted to pursuing other beneficial opportunities;

•        the market price of DTI Common Stock may decline to the extent that the current market price reflects a market assumption that the Acquisition will be completed; and

•        DTI’s relationships with its customers, suppliers, and employees may be adversely affected by uncertainty regarding the Acquisition.

DTI stockholders will experience significant dilution as a result of the issuance of Equity Consideration.

If the Acquisition is completed, DTI will issue 17,355,139 shares of DTI Common Stock to the Sellers as Equity Consideration. Based on [•] shares of DTI Common Stock outstanding as of the Record Date, the issuance of the Equity Consideration shares will represent an increase of approximately [•]% in the number of outstanding shares of DTI Common Stock. As a result, each existing DTI stockholders’ percentage ownership interest in DTI will be correspondingly reduced. This dilution could adversely affect, among other things, the voting power, earnings per share, and book value per share of existing DTI stockholders.

The Equity Consideration consists of a fixed number of shares (17,355,139) and is not subject to adjustment based on changes in the market price of DTI Common Stock. Accordingly, the dilutive effect on existing DTI stockholders is fixed regardless of whether the market price of DTI Common Stock increases or decreases between the date of this proxy statement/prospectus and the Closing.

The fixed number of shares to be issued as Equity Consideration means the value received by the Sellers is subject to market price fluctuations, while DTI bears dilution at any price.

The number of shares of DTI Common Stock to be issued as Equity Consideration is fixed at 17,355,139 shares. The actual value of the Equity Consideration will depend on the market price of DTI Common Stock at Closing. There is no price-based termination right, collar mechanism, or adjustment to the number of shares to be issued based on changes in the market price of DTI Common Stock. The SPA does not provide either party with the right to terminate or renegotiate the Equity Consideration if the market price of DTI Common Stock increases or decreases materially before the Closing.

Because the number of shares is fixed, the Sellers may receive shares with an aggregate market value that is more or less than the agreed deemed value of the Equity Consideration, depending on the market price of DTI Common Stock at the time of Closing. If the market price of DTI Common Stock is significantly lower than the Reference Price at the time of Closing, the Sellers will receive shares with an aggregate market value substantially less than the agreed deemed value of the Equity Consideration. Conversely, if the market price of DTI Common Stock is significantly higher than the Reference Price at the time of Closing, the Sellers will receive shares with an aggregate market value substantially greater than the agreed deemed value. In either scenario, DTI stockholders bear the same dilution (17,355,139 shares) regardless of the market price at Closing.

The Purchase Price was determined based on the financial position of the Group as of the Locked Box Date, and there will be no post-closing purchase price adjustment.

The Purchase Price was determined by reference to the financial position of the Group as of June 30, 2026 (the “Locked Box Date”). The SPA uses a locked-box mechanism, meaning there are no post-closing completion accounts or purchase price adjustments (other than for Leakage). This means that if the financial condition of the Group deteriorates between the Locked Box Date and the Closing Date (for example, through loss of a significant customer, adverse regulatory action, or general economic downturn), DTI and its stockholders will not receive a corresponding reduction in the Purchase Price. DTI’s protections against such deterioration are limited to: (a) the Material Adverse Effect condition (which sets a high threshold for non-closure); (b) the anti-leakage covenants (which prevent cash extraction but do not address operational deterioration); and (c) the Sellers’ representations and warranties (which are subject to the limitations of the W&I Policy). Although the locked-box pricing mechanism is customary in UK M&A practice, it differs from the post-closing completion accounts mechanism commonly used in US transactions, and US investors may be less familiar with the locked-box approach.

The SPA does not provide DTI’s Board with a “fiduciary out” to terminate the SPA or change its recommendation in response to a superior proposal.

Under the SPA, the DTI Board has covenanted not to withdraw, qualify, or modify its recommendation that DTI stockholders vote in favor of the Share Issuance Proposal. The SPA does not include a “fiduciary out” provision that would permit the DTI Board to change its recommendation or terminate the agreement in order to accept a superior proposal from a third party. As a result, even if a third party were to make a proposal to acquire DTI or enter into an alternative transaction that the DTI Board determined to be more favorable to DTI stockholders, the DTI Board would not be permitted to withdraw or change its recommendation in favor of the Share Issuance Proposal or terminate the SPA to pursue such alternative transaction. While “fiduciary out” provisions are standard in US public M&A transactions, they are not customary in UK-style share purchase agreements. The SPA, which is governed by English law, reflects customary UK transaction practice in this regard.

The termination fee and expense reimbursement protections under the SPA are limited.

The SPA does not provide for a termination fee payable by either party, and DTI and Buyer are not required to reimburse the Sellers’ expenses upon termination. The Sellers (other than the Trustee Seller) are required to reimburse Buyer’s reasonable and documented third-party expenses, up to £1,500,000, only in limited circumstances where the SPA is terminated and the Group or a Seller enters into an Alternate Transaction within 12 months. This limited protection means that if the Acquisition is not completed due to, for example, DTI stockholders’ failure to approve the Share Issuance Proposal or Buyer’s failure to obtain financing, DTI is unlikely to recover its transaction costs. In addition, because the SPA does not provide for a termination fee payable by the Sellers, if the Sellers breach the SPA, DTI’s remedies are limited to seeking specific performance or damages under English law, with associated uncertainty and cost.

The SPA is governed by English law, which may limit DTI’s rights and remedies in ways that differ from what would be available under Delaware or Texas law.

The SPA is governed by the laws of England and Wales, and disputes arising under the SPA are subject to the exclusive jurisdiction of the courts of England and Wales. English law differs from Delaware law (which governs DTI’s corporate affairs) and Texas law (where DTI is headquartered) in a number of material respects, including with respect to the interpretation of contractual provisions, the availability and scope of specific performance, the enforceability of indemnification provisions, the treatment of penalty clauses, and the allocation of litigation costs (England generally follows a “loser pays” cost-shifting regime). If a dispute were to arise under the SPA, DTI would be required to litigate in English courts applying English law, which could be more costly and time-consuming than domestic litigation and could produce results different from what would be available under US law.

Pending completion of the Acquisition, DTI may be unable to pursue other strategic opportunities.

While the Acquisition is pending, DTI’s management is devoting substantial time and resources to completing the Acquisition and planning for integration. This diversion of management attention could prevent DTI from pursuing other strategic transactions, business development opportunities, or operational improvements that might otherwise be beneficial. Additionally, the pendency of the Acquisition and uncertainty about DTI’s future strategy may cause potential counterparties to delay or decline to enter into transactions with DTI.

Risks Relating to DTI’s Business Following the Acquisition

DTI may fail to realize the anticipated benefits and synergies of the Acquisition.

The success of the Acquisition will depend, in significant part, on DTI’s ability to realize the anticipated benefits from combining the operations of DTI and the Group. DTI may fail to realize these anticipated benefits for a variety of reasons, including:

•        difficulties integrating the operations, technologies, products, and personnel of DTI and the Group;

•        the inability to achieve anticipated revenue synergies from cross-selling opportunities and expanded geographic reach;

•        the loss of key customers or suppliers as a result of the Acquisition;

•        the loss of key employees during or following the integration period;

•        the diversion of management’s attention from ongoing business operations;

•        differences in business cultures, management philosophies, and operational practices;

•        unexpected costs, charges, or expenses resulting from the Acquisition;

•        the inability to coordinate research, development, and product strategies effectively; and

•        adverse changes in market conditions, customer demand, or the competitive landscape following the Acquisition.

If DTI is unable to successfully integrate the Group’s operations and realize the anticipated benefits, the Acquisition could have a material adverse effect on DTI’s business, financial condition, and results of operations, and the market price of DTI Common Stock could decline.

The integration of the Group’s operations with DTI’s may be more difficult, costly, or time-consuming than expected.

The integration of the Group’s business with DTI’s will be a complex, time-consuming, and costly process. The Group’s operations are headquartered in Aberdeen, Scotland, and span multiple countries. Integrating a cross-border business involves additional challenges beyond those encountered in domestic acquisitions, including:

•        differences in legal and regulatory regimes (UK and EU law vs. US law);

•        different accounting standards and financial reporting frameworks (UK GAAP vs. US GAAP);

•        cultural and language differences that may affect employee retention and workplace integration;

•        the need to integrate information technology systems, enterprise resource planning systems, and operational platforms across different technology environments;

•        coordination of supply chains, logistics, and inventory management across geographically dispersed operations;

•        harmonization of human resources policies, compensation structures, and employee benefit plans across different jurisdictions; and

•        time zone differences that may complicate management oversight and decision-making.

DTI has limited prior experience integrating international acquisitions of this scale. If the integration process takes longer than expected, requires greater resources, or encounters unforeseen difficulties, DTI’s financial performance and the anticipated benefits of the Acquisition could be adversely affected.

DTI will incur significant indebtedness in connection with the Acquisition, which could adversely affect its financial flexibility and results of operations.

DTI expects to incur indebtedness to fund the Cash Consideration payable to the Sellers in connection with the Acquisition. The Cash Consideration is approximately $81 million (based on the exchange rate of $1.343 per £1.00 specified in the SPA), before giving effect to adjustments under the SPA and related fees and expenses, and is expected to be funded through new debt financing and borrowings under DTI’s existing credit facility. The increased indebtedness could have important consequences for DTI stockholders, including:

•        increasing DTI’s vulnerability to general adverse economic and industry conditions;

•        limiting DTI’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•        placing DTI at a competitive disadvantage relative to competitors with less indebtedness;

•        limiting DTI’s ability to borrow additional funds or refinance existing indebtedness on favorable terms;

•        requiring a substantial portion of DTI’s cash flows from operations to be dedicated to debt service payments, reducing the availability of cash for working capital, capital expenditures, dividends, acquisitions, and other general corporate purposes; and

•        imposing restrictive covenants that may limit DTI’s operational flexibility, including restrictions on incurring additional debt, making acquisitions, paying dividends, or disposing of assets.

The Acquisition will result in significant goodwill and intangible assets that could become impaired.

DTI expects to account for the Acquisition as a business combination under ASC 805. The purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values, with the excess allocated to goodwill. DTI expects to record significant amounts of goodwill and identifiable intangible assets (such as customer relationships, trade names, and technology) as a result of the Acquisition.

Goodwill and indefinite-lived intangible assets are not amortized but are tested for impairment at least annually, or more frequently if events or circumstances indicate that the carrying value may exceed the fair value. Finite-lived intangible assets are amortized over their estimated useful lives. If the combined company’s operating performance deteriorates or market conditions decline, DTI may be required to recognize impairment charges with respect to goodwill or intangible assets, which could materially adversely affect DTI’s reported results of operations and financial condition. Impairment charges are non-cash but could affect DTI’s compliance with debt covenants and its ability to access capital markets.

DTI may not be able to retain key employees of the Group following the Acquisition.

The success of the Acquisition and the integration of the Group’s business will depend in part on DTI’s ability to retain the Group’s key employees, including management, technical personnel, and customer-relationship personnel. Key employees of the Group may be uncertain about their future roles in the combined company, may receive competing offers of employment, or may otherwise choose to leave following the Acquisition. Employment agreements with certain key personnel are expected to be entered into at Closing, but not all employees critical to the Group’s operations are subject to such arrangements.

The loss of key personnel of the Group could disrupt the Group’s operations, damage customer relationships, result in the loss of critical institutional knowledge, and impair DTI’s ability to realize the anticipated benefits of the Acquisition. Additionally, DTI may need to increase compensation and benefits to retain the Group’s employees, which could increase operating costs.

The Acquisition could disrupt DTI’s and the Group’s relationships with customers, suppliers, and other business partners.

The announcement and pendency of the Acquisition, and the subsequent integration process, could disrupt DTI’s and the Group’s existing business relationships. Third parties with whom DTI or the Group have business relationships (customers, suppliers, distributors, joint venture partners, or other counterparties) may:

•        terminate or renegotiate existing agreements pursuant to change-of-control provisions;

•        delay or defer purchasing decisions or entering into new agreements pending resolution of uncertainty about the combined company’s direction and strategy;

•        choose to do business with a competitor rather than the combined company; or

•        require renegotiation of terms on less favorable bases.

Any significant loss of customers or deterioration in business relationships could adversely affect the combined company’s revenue, results of operations, and business prospects.

DTI’s international operations will expand significantly following the Acquisition, exposing DTI to additional international risks.

Following the Acquisition, DTI’s international operations will expand significantly, with the Group contributing operations in the United Kingdom, continental Europe, and other international markets. The expanded international footprint will expose DTI to heightened risks, including:

•        compliance with foreign laws, regulations, and tax regimes, including UK/EU environmental, employment, data protection (GDPR), anti-bribery (UK Bribery Act), and trade sanctions laws;

•        political instability, social unrest, and changes in government policies in countries where the Group operates;

•        difficulties in staffing and managing geographically dispersed operations;

•        challenges in enforcing contractual rights and protecting intellectual property in foreign jurisdictions;

•        tariffs, trade barriers, export controls, and other restrictions that could affect the Group’s products and services;

•        Brexit-related regulatory divergence between UK and EU frameworks affecting cross-border operations; and

•        potential adverse changes in UK tax law or regulatory policy affecting the Group’s operations.

DTI will be subject to foreign currency exchange rate risks following the Acquisition.

Following the Acquisition, DTI will have significant operations denominated in British pounds sterling and potentially other foreign currencies. The Group’s costs are primarily denominated in GBP, while its revenues may be denominated in multiple currencies. DTI’s consolidated financial statements are reported in US dollars. Accordingly, fluctuations in exchange rates between the US dollar and the British pound (and other currencies in which the Group operates) will affect DTI’s reported revenue, costs, and profitability on a period-over-period basis. A significant strengthening of the US dollar against the British pound could adversely affect the US dollar value of the Group’s GBP-denominated revenues and assets, while a weakening of the US dollar could increase the US dollar equivalent of the Group’s GBP-denominated costs and liabilities.

Additionally, the Cash Consideration payable at Closing is denominated in GBP, and the financing obtained to pay the Cash Consideration will be US dollar-denominated, while the Group’s cash flow is primarily GBP-denominated. This currency mismatch between debt service obligations and operating cash flows creates ongoing foreign currency translation risk for the combined company.

The W&I Policy may not cover all losses from breaches of representations and warranties, and the Sellers’ direct liability is limited.

Buyer has obtained a buy-side warranty and indemnity insurance policy, issued on October 8, 2026 (the “W&I Policy”), as its primary recourse for claims arising from breaches of the Sellers’ and the Group’ representations and warranties in the SPA and under the SPA’s tax indemnity. The Sellers’ aggregate direct liability for warranty claims (including Fundamental Warranties) and insured tax indemnity claims (other than fraud) is limited to a nominal amount of £1, with Buyer expected to look to the W&I Policy for recovery. Buyer and the Sellers will each bear 50% of the premium, taxes and fees for the W&I Policy, while any retention will be borne solely by Buyer.

The W&I Policy is subject to customary limitations, including:

•        an aggregate coverage limit of £15,000,000 for the policy period, which may not fully cover all potential losses and which is allocated severally among the participating insurers;

•        an aggregate retention of £262,750 for claims under the general warranties, tax warranties and tax indemnity (with no retention for the Fundamental Warranties), which must be exceeded before coverage attaches (after which the W&I Policy responds for the full amount of covered losses), and separate retentions of £1,000,000 and £3,000,000 for losses relating to the Group’s Singapore and UAE subsidiaries, respectively, together with a per-claim de minimis threshold of £20,000 (£50,000 and £100,000, respectively, for those subsidiaries);

•        specific policy exclusions that may exclude coverage for certain categories of risks or known issues, including matters known to Buyer’s deal team, matters disclosed in the SPA, the disclosure letter or due diligence materials (other than for the Fundamental Warranties), leakage, environmental liabilities, product liability, transfer pricing, the condition of assets, sanctions matters, customs duties, certain identified matters relating to the Group’s Malaysian and UAE subsidiaries and the specific tax liabilities that are subject to a separate indemnity from the Sellers under the SPA, and certain warranties are covered only as modified by the W&I Policy;

•        time limitations on the period during which claims may be brought under the policy, which expires 84 months after the Closing for the Fundamental Warranties, tax warranties and tax indemnity and 36 months after the Closing for the general warranties;

•        conditions to the insurers’ obligations, including that the Closing occur on or prior to the Outside Date and that the total cost of the W&I Policy be paid within 20 Business Days after the Closing;

•        the insurer’s right to subrogate against the Sellers only in cases of fraud; and

•        the general risk that the insurer may dispute coverage, delay payment, or become insolvent.

If a material breach of a representation or warranty occurs that is not covered by the W&I Policy (due to exclusion, exhaustion of the coverage limit, or dispute), and the Sellers’ direct liability is nominal, DTI may have limited or no effective recourse for the resulting losses.

DTI may be exposed to unknown or contingent liabilities of the Group following the Acquisition.

Notwithstanding the due diligence investigation conducted by DTI and its advisors, the Group may have liabilities or obligations that were not discovered or adequately assessed during the due diligence process. These could include undisclosed or contingent environmental liabilities, tax liabilities, employment-related claims, intellectual property infringement claims, pending or threatened litigation, contractual disputes, or regulatory compliance deficiencies. The Sellers’ representations and warranties in the SPA are subject to materiality qualifiers, knowledge qualifiers, and survival limitations, and DTI’s primary recourse is through the W&I Policy (which is subject to the limitations described above).

To the extent any unknown liabilities of the Group materializes following the Closing and are not covered by the W&I Policy or the Sellers’ limited indemnification obligations, such liabilities could have a material adverse effect on DTI’s business, financial condition, and results of operations.

DTI’s management will devote significant time and attention to integration efforts, which may distract from DTI’s ongoing business operations.

The integration of the Group’s operations will require substantial management time, attention, and resources for an extended period following the Closing. This diversion of management focus could adversely affect DTI’s ability to maintain its existing business operations, execute its pre-existing strategic initiatives, retain existing customers and employees, and respond to competitive pressures. If DTI’s existing business deteriorates as a result of management distraction during the integration period, it could offset the anticipated benefits of the Acquisition.

Risks Relating to the Group’s Business

The Group’s business is dependent on activity levels in the oil and gas industry, which is cyclical and volatile, and a sustained downturn in such activity could have a material adverse effect on the Group’s revenue and profitability.

The Group provides downhole oilfield equipment rental and related ancillary services (such as torquing and testing, pressure testing, repair and refurbishment) and tubular inspection and storage services to the upstream oil and gas industry. The Group’s revenues are substantially dependent on the level of capital expenditure by oil and gas exploration and production companies, which in turn is influenced by:

•        prevailing and expected oil and natural gas prices;

•        global supply and demand fundamentals for hydrocarbons;

•        the level of drilling and completion activity, particularly in the United Kingdom, United Arab Emirates, Malaysia, Singapore and West Africa;

•        the availability and cost of capital for exploration and production companies;

•        governmental policies, including climate-related regulations and the pace of the energy transition;

•        general economic conditions in the markets where the Group operates;

•        production decisions by the Organization of the Petroleum Exporting Countries and other significant oil and gas producing nations, and market expectations regarding future production levels;

•        geopolitical instability, military conflict, terrorism, and civil unrest in oil and gas producing regions, including the ongoing conflict in Ukraine, the US-Israel-Iran conflict and restricted access to the Strait of Hormuz, which can cause rapid and unpredictable movements in commodity prices and disrupt global energy supply chains;

•        adverse weather conditions and natural disasters, including hurricanes, severe storms, and other events that can disrupt oil and gas production, transportation infrastructure, and offshore operations;

•        the price, availability, and perceived desirability of alternative and renewable energy sources, and the pace at which energy consumers and markets transition away from oil and natural gas as primary energy sources; and

•        advances in exploration, development, and production technologies, as well as technologies affecting energy consumption and efficiency, which may alter the nature and volume of oilfield services required by the Group’s customers.

A sustained decrease in oil and gas prices or a prolonged downturn in industry activity could cause the Group’s customers to reduce or defer spending on the products and services provided by the Group, which would adversely affect the Group’s revenue, profitability, and cash flows.

The Group may be dependent on a limited number of key customers.

The Group derives a significant portion of its revenue from a limited number of customers. For the most recent fiscal year, the Group’s top 10 customers, grouping affiliated entities within each of the four major oilfield services groups, accounted for approximately 60% of the Group’s total revenue. Schlumberger Limited (“SLB”), when its affiliates are aggregated, accounted for more than 25% of the Group’s consolidated revenues in the fiscal year ended June 30, 2026. The Group’s principal customers include the four largest oilfield services companies globally, SLB, Baker Hughes Company, Weatherford International plc, and Halliburton Company, together with operator and other industry customers including Abu Dhabi National Energy Company PJSC (TAQA), Ithaca Energy plc, and Sapura Energy Berhad. The loss of one or more of these key customers, or a significant reduction in their purchasing levels, could have a material adverse effect on the Group’s revenue and results of operations. Many of the Group’s customer contracts are short-term or terminable on relatively short notice, and there can be no assurance that the Group’s key customer relationships will continue following the change in ownership resulting from the Acquisition. Replacing any lost key customer may be difficult and time-consuming, and there can be no assurance that the Group would be able to do so on comparable terms or without material disruption to its operations and financial performance. In addition, the oil and gas industry has experienced significant consolidation, including among operators active in the North Sea and other markets in which the Group operates. Such consolidation may reduce the number of potential customers available to the Group, increase the negotiating leverage and purchasing power of consolidated operators, and result in reduced or discontinued use of the Group’s products and services. These factors could adversely affect the pricing and volume of work available to the Group and have a material adverse effect on its business, financial condition, and results of operations.

The Group’s business may be adversely affected by climate change, the energy transition, and related governmental policies.

The Group’s business is dependent on the continued demand for oil and natural gas as primary energy sources. Improvements in or new discoveries of alternative energy technologies, including solar, wind, hydrogen, and battery storage technologies, which increase the effectiveness, availability, or cost-competitiveness of alternative forms of energy could over time reduce global demand for oil and natural gas and, consequently, the level of exploration and production activity on which the Group’s business depends. The pace and extent of the global energy transition away from fossil fuels is uncertain and is influenced by governmental policy, technological development, consumer preferences, and the availability of capital for both conventional and renewable energy projects. Government policies, financial-sector lending restrictions, and broader investor pressure have, in a number of jurisdictions, increased costs for oil and gas operators and introduced uncertainty into long-term investment planning.

In the United Kingdom, the government has committed to achieving Net Zero greenhouse gas emissions by 2050 and has entered into the North Sea Transition Deal — co-published by the Department for Energy Security and Net Zero with Offshore Energies UK in March 2021, which sets out the plan for how the UK’s offshore oil and gas sector and the government will work together to meet greenhouse gas emission reduction targets — with the offshore oil and gas industry, which contemplates a managed decline in UK Continental Shelf production alongside investment in carbon capture, utilization, and storage and other transition technologies. A “climate compatibility checkpoint” was introduced into the 33rd UK Offshore Licensing Round in 2022 to determine whether future applications for oil and gas licenses in the North Sea align with wider climate change objectives, and the UK government has committed to a ban on issuing new onshore oil and gas licenses. The Energy Profits Levy, introduced in 2022 and subsequently increased, imposes an additional tax burden on oil and gas producers operating on the UK Continental Shelf, which may reduce operator capital expenditure and, in turn, demand for the Group’s products and services. Changes to NSTA licensing policy, including any moratorium on or restriction of new exploration licenses, could further reduce activity levels in the Group’s primary market.

In addition, increasing societal, investor, and regulatory focus on climate change and the environmental impact of fossil fuel extraction may result in reduced investment in oil and gas exploration and production, increased costs of compliance with environmental regulations, and reputational challenges for companies operating in the oil and gas supply chain. Any sustained reduction in global or regional demand for oil and natural gas, or any acceleration of the energy transition beyond current expectations, could have a material adverse effect on the Group’s business, financial condition, and results of operations.

The Group operates in a highly competitive market.

The oilfield services industry in which the Group operates is highly competitive. The Group primarily competes with Workstrings International, L.L.C., Archer Limited, and Odfjell Technology Ltd., each of which supplies comparable equipment and can be competitive across certain work scopes and geographies, on the basis of product quality, reliability, price, technology, service responsiveness, and geographic reach. Some of the Group’s competitors have significantly greater financial, technical, and marketing resources than the Group. Contracts are typically awarded through competitive tender or negotiation processes, and the Group’s ability to secure and retain work is therefore directly dependent on its ability to compete effectively on price and service quality in each such process. Increased competition, including from competitors that may consolidate or from new entrants to the market, could result in pricing pressure, loss of market share, or the need for significant additional capital investment to remain competitive. Consolidation among operators active in the North Sea and other markets in which the Group operates may further intensify competition by reducing the number of customers, increasing their purchasing power and bargaining leverage, and concentrating contract awards among fewer, larger service providers. Any of these factors could have a material adverse effect on the Group’s business, financial condition, and results of operations.

The Group faces risks from technological change and obsolescence.

New technologies may cause the tools, equipment, and services offered by the Group to become less competitive. The market for the Group’s tools, equipment, and services is characterized by continual technological developments that have resulted in, and will likely continue to result in, substantial improvements in functionality and performance. The Group may have to incur higher levels of capital expenditure to keep pace with such technological changes. Some of the Group’s competitors may have greater financial, technical, and personnel resources that may allow them to enjoy various competitive advantages in the development and implementation of new technologies. Limits on the Group’s ability to develop, bring to market, effectively use, and implement new and emerging technologies may have a material adverse effect on the Group’s business, results of operations, and financial condition.

The Group is subject to extensive environmental, health, and safety regulation in the United Kingdom and other jurisdictions.

The Group’s operations are subject to a wide range of environmental, health, and safety laws and regulations in the United Kingdom and other jurisdictions in which it operates, including the UK Environmental Protection Act 1990, the UK Health and Safety at Work Act 1974, the Management of Health and Safety at Work Regulations 1999, the Health and Safety (First Aid) Regulations 1981, the Reporting of Injuries, Diseases and Dangerous Occurrences Regulations 2013, the Provision and Use of Work Equipment Regulations 1998, the Lifting Operations and Lifting Equipment Regulations 1998, the Working at Height Regulations 2005, the Control of Noise at Work Regulations 2005, the Control of Substances Hazardous to Health Regulations 2002, the Manual Handling Operations Regulations 1992, the Fire (Scotland) Act 2005, the Fire Safety (Scotland) Regulations 2006, and the Water Environment and Water Services (Scotland) Act 2003, the Offshore Installations (Prevention of Fire and Explosion, and Emergency Response) Regulations 1995, the International Maritime Organization’s Code for the Construction and Equipment of Mobile Offshore Drilling Units, and applicable EU-origin regulations retained in UK law following Brexit. The Group’s offshore operations on the UK Continental Shelf are subject to regulatory oversight by the North Sea Transition Authority (“NSTA”) and the Health and Safety Executive’s Offshore Division. The Group’s Scottish onshore operations are also subject to the regulatory oversight of the Scottish Environment Protection Agency, including in relation to waste management and water discharge activities. These regulations impose requirements relating to:

•        the handling, storage, transport, and disposal of hazardous materials and waste;

•        workplace health and safety standards for employees and contractors;

•        emissions, discharges, and releases into the environment;

•        environmental remediation and contamination liability; and

•        reporting and record-keeping obligations.

Compliance with environmental, health, and safety regulations requires ongoing capital and operating expenditures. The Group monitors and manages its compliance through a program of risk assessments, regular third-party inspections, waste management reporting, fire safety testing, and emergency drills, and conducts regular internal audits covering all HSE aspects of its business. Changes in applicable regulations or their interpretation, or the discovery of previously unknown contamination, could require the Group to incur significant additional costs or modify its operations. The Group cannot predict whether additional laws and regulations will be adopted, including changes in regulatory oversight, increases in taxes or inspection costs, or the effect any such changes may have on its operations or financial performance. Non-compliance could result in fines, penalties, operational restrictions, reputational damage, or civil liability.

The Group is exposed to counterparty credit risk.

Weak economic conditions, volatility in the banking sector and/or widespread financial distress could reduce the liquidity of the Group’s customers, making it more difficult for them to meet their obligations to the Group. Severe financial problems encountered by the Group’s customers could limit the Group’s ability to collect amounts owed to it or to enforce the performance of obligations owed to it under contractual arrangements and/or limit its ability to enter into future contractual arrangements with such customers. In the event that any of the Group’s customers were to enter into bankruptcy, the Group could lose all or a portion of the amounts owed to it by such customer, and the Group may be forced to cancel all or a portion of its contracts with such customer at significant expense to the Group.

The Group is dependent on key personnel.

Following the Closing, the continuing involvement and expertise of key Group personnel will be important to the integration process and the ongoing success of the Group’s business. Although employment agreements are a condition to Closing for certain key employees, there can be no assurance that these individuals will remain with the combined company beyond their contractual commitments. The Acquisition may create uncertainty among the Group’s employees regarding their future roles and career prospects, which could increase the risk of attrition among key personnel during the integration period. In addition, the Group depends on a number of experienced operations managers, field engineers, and other technical personnel who maintain deep customer relationships and possess specialized knowledge of the Group’s products and services. These individuals may not be covered by formal retention arrangements, and the loss of such personnel, particularly during the post-acquisition integration period, could adversely affect the Group’s customer relationships, operational capabilities, and strategic direction. There can be no assurance that the Group will be able to retain key personnel or attract suitable replacements on acceptable terms or in a timely manner.

The Group’s operations are concentrated in certain geographic markets.

The Group’s operations are concentrated in the United Kingdom, United Arab Emirates, Malaysia, Singapore and West Africa. This geographic concentration means that the Group’s financial performance is disproportionately affected by activity levels, regulatory developments, and economic conditions in these markets. A downturn in oil and gas activity in any of these regions, or adverse regulatory changes affecting those markets, could have a disproportionate effect on the Group’s revenue and profitability compared to a more geographically diversified competitor. The Group’s ability to expand into new geographic markets is subject to a number of risks, including the need to establish new customer relationships, comply with local regulatory requirements, and manage the logistical and operational challenges of operating in new jurisdictions. There can be no assurance that any such expansion would be successful or that it would offset any reduction in activity in the Group’s existing markets.

The Group’s operations on the UK Continental Shelf are subject to the regulatory oversight of the NSTA and to UK fiscal policy, including the Energy Profits Levy. Any further increases to the Energy Profits Levy or changes to its scope could reduce operator exploration and production activity on the UK Continental Shelf, thereby reducing demand for the Group’s products and services. Changes to NSTA licensing policy, including restrictions on the award of new exploration licenses, or changes to decommissioning policy affecting the economic viability of certain fields, could similarly reduce the level of activity in the Group’s primary market and have a material adverse effect on the Group’s business, financial condition, and results of operations.

The Group’s operations in the Middle East are subject to volatility as a result of geopolitical events. The conflict between the United States and Iran, and related geopolitical tensions across the Middle East had initially caused disruption to Saltire Energy’s operations in the region, which are principally located in the United Arab Emirates and the Kingdom of Saudi Arabia. The conflict and the associated challenges of moving personnel and equipment into and around the region created logistical difficulty and adversely affected the Group’s Middle Eastern operations during the fiscal year ended June 30, 2026. Saltire Energy Limited’s Middle East turnover on a consolidated basis declined from £2,709,473 in the fiscal year ended June 30, 2025 to £1,032,568 in the fiscal year ended June 30, 2026, a decrease of £1,676,905, and Foxley Energy Limited’s Middle East turnover on a consolidated basis declined from £12,043,738 in the fiscal year ended June 30, 2025 to £10,152,847 in the fiscal year ended June 30, 2026, a decrease of £1,890,891. Activity across the Group’s Middle Eastern operations has since returned to levels broadly consistent with those in place immediately prior to the onset of the conflict. However, any recurrence or escalation of such conflict, or any further deterioration in regional security conditions, including any restriction of access to the Strait of Hormuz, could similarly disrupt the Group’s operations, impair its ability to move personnel and equipment, and have a material adverse effect on its financial performance.

The Group’s operations and its customers’ operations are subject to hazards inherent in the oil and gas industry, which could expose the Group and its customers to substantial liability.

Risks inherent in the industry include the risks of equipment defects, installation errors, vehicle accidents, fires, explosions, blowouts, surface cratering, uncontrollable flows of gas or well fluids, pipe or pipeline failures, abnormally pressured formations and various environmental hazards such as oil spills and releases of, and exposure to, hazardous substances. The Group and its customers are also exposed to potential natural disasters, including blizzards, tornadoes, storms, floods, other adverse weather conditions and earthquakes. The occurrence of any of these events could result in substantial losses to the Group or its customers due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigations and penalties or other damage resulting in curtailment or suspension of the Group’s or its customers’ operations. If the occurrence of any of these events were caused by a failure of the Group’s tools, or a failure of its customers to maintain or operate the tools properly, a claim may also be brought against the Group that could have an adverse effect on its business, results of operations and cash flows.

The Group’s insurance coverage may not be adequate to cover all losses or liabilities.

The Group’s insurance may not be adequate to cover all losses or liabilities it may suffer. Furthermore, the Group may be unable to maintain or obtain insurance of the type and amount it desires at reasonable rates. Premiums and deductibles for certain of the Group’s insurance policies could also increase as a result of market conditions. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If the Group were to incur a significant liability for which it is not fully insured, it could have a material adverse effect on the Group’s business, results of operations and financial condition.

The Group is subject to anti-bribery, anti-corruption, and sanctions laws and regulations.

The Group conducts operations internationally, including through entities in the United Arab Emirates, the Kingdom of Saudi Arabia, Malaysia, Singapore, and Romania, in addition to its principal UK entities, and is therefore subject to anti-bribery, anti-corruption, and sanctions laws and regulations in the jurisdictions in which it operates. This includes the UK Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977, and applicable economic sanctions regimes administered by the UK Office of Financial Sanctions Implementation, the US Office of Foreign Assets Control, and the European Union. These laws and regulations prohibit, among other things, the payment or offer of anything of value to government officials or other persons for the purpose of obtaining or retaining business or securing an improper advantage, and restrict dealings with sanctioned countries, entities, and individuals. Violations of anti-bribery, anti-corruption, or sanctions laws could result in severe criminal and civil penalties, including substantial fines, imprisonment of individuals, disgorgement of profits, injunctive relief, debarment from government contracts, and reputational harm. Even allegations of non-compliance could result in costly investigations and proceedings and could materially adversely affect the Group’s business, financial condition, and results of operations.

The Group is dependent on third-party suppliers and may be affected by supply chain disruptions.

The Group depends on third-party manufacturers and service providers for the timely supply of equipment and components, such as drill pipes, tubing and pup joints, and hydraulic mechanical jars, which the Group purchases to rent to customers and for the maintenance of the Group’s rental tool fleet. Disruptions to the Group’s supply chain, whether resulting from supplier financial distress, manufacturing delays, transportation disruptions, natural disasters, pandemics, geopolitical events, or other factors, could impair the Group’s ability to fulfil customer orders and maintain its rental fleet. In addition, the imposition of tariffs, export controls, trade sanctions, or other governmental trade restrictions, including tariffs on steel and industrial components as well as fluctuations in foreign currency exchange rates and inflationary cost pressures, could increase the cost of equipment or restrict the Group’s ability to source equipment from preferred suppliers. Supplier concentration, where the Group is dependent on a limited number of suppliers for critical equipment or components, could exacerbate these risks. While the Group does not believe it is dependent on any one supplier, there can be no assurance that alternative sources of supply will be available on acceptable terms or in a timely manner in the event of a disruption affecting a key supplier. Any significant supply disruption, cost increase, or inability to source key equipment or components on acceptable terms could have a material adverse effect on the Group’s business, financial condition, and results of operations.

The Group is subject to cybersecurity risks and depends on information technology systems.

The Group depends on information technology systems and networks to manage its operations, process transactions, communicate with customers and suppliers, and store sensitive business and employee data. The Group’s IT systems may be vulnerable to disruption or compromise from cyber-attacks, including ransomware, phishing, denial-of-service attacks, and other malicious activities, as well as from human error, system failures, or natural disasters.

A successful cyber-attack or other IT disruption could result in the unauthorized access to, or loss or disclosure of, confidential business information, customer data, or employee personal data, and could disrupt the Group’s operations, damage its reputation, and expose it to regulatory penalties and civil liability, including under the UK General Data Protection Regulation and the Data Protection Act 2018. The frequency, sophistication, and severity of cyber-attacks continue to increase globally, and there can be no assurance that the Group’s existing cybersecurity measures will be sufficient to prevent or mitigate all such attacks. Any material cybersecurity incident could have a material adverse effect on the Group’s business, financial condition, and results of operations.

The Group’s operations are subject to foreign currency risks.

The Group derives revenue in multiple currencies across its international operations, including in the United Arab Emirates, Malaysia, Singapore and West Africa. The Group seeks to mitigate its exposure to foreign currency exchange rate risk by transacting in local currencies in these regions, which provides the Group with a degree of natural hedging by aligning the currency of the Group’s revenues and costs within each region. However, the financial statements of overseas subsidiary undertakings are translated into pounds sterling at the balance sheet date. As a result, adverse fluctuations in foreign exchange rates may have a negative impact on translation variances in the Group’s reported results when converting to its reporting currency in pounds sterling.

In addition, following the Acquisition, DTI’s consolidated financial statements will be reported in US dollars, while the Group’s operations are primarily GBP-denominated, which will create foreign currency translation risk for the combined company. The Cash Consideration payable at Closing is denominated in GBP, and the financing obtained to pay the Cash Consideration will be US dollar-denominated, while the Group’s cash flow is primarily GBP-denominated, creating an ongoing currency mismatch between debt service obligations and operating cash flows.

Risks Relating to Ownership of DTI Common Stock

The market price of DTI Common Stock may decline as a result of the Acquisition or the issuance of Equity Consideration.

The market price of DTI Common Stock may fluctuate significantly in connection with the Acquisition and thereafter. Factors that could cause the market price of DTI Common Stock to decline include:

•        the issuance of 17,355,139 additional shares of DTI Common Stock at Closing, representing significant dilution to existing stockholders;

•        market perception that the Purchase Price is too high or that the Acquisition will not be accretive to DTI’s financial performance;

•        failure to meet market expectations regarding the integration timeline or synergy realization;

•        downward revisions to analyst estimates or negative changes in analyst recommendations;

•        announcement of the Acquisition’s failure to close or regulatory challenges;

•        sales of DTI Common Stock by the Sellers following expiration of the lock-up period; and

•        general market and economic conditions affecting oilfield services companies.

Sales of substantial amounts of DTI Common Stock by the Sellers following expiration of the lock-up period could depress the market price.

At Closing, the Sellers (other than the Trustee Seller) will receive 17,355,139 shares of DTI Common Stock as Equity Consideration in exchange for the Consideration Loan Notes pursuant to the Rollover Documents. These shares will be subject to transfer restrictions under the Lock-up and Investor Rights Agreement for a period of 24 months following the Closing Date, with one-third of the shares released on each of the 12-, 18- and 24-month anniversaries of the Closing, and the lock-up will terminate early if the closing price of DTI Common Stock exceeds 200% of the Reference Price for more than 15 consecutive trading days or shares are released with DTI Board approval. Following release, open-market sales are subject to volume limitations of no more than 10% of the average daily trading volume of Common Stock on Nasdaq over the trailing 20 trading-day period preceding such sale, which limitations do not apply to underwritten offerings, block trades or privately negotiated sales. Sales of a substantial number of shares, or the perception that such sales are likely to occur, could cause the market price of DTI Common Stock to decline significantly.

Additionally, the Sellers have been granted shelf, demand and piggyback registration rights under the Lock-up and Investor Rights Agreement, and DTI is required to use commercially reasonable efforts to file a shelf registration statement covering the Sellers’ shares as soon as reasonably practicable within thirty (30) days following the Closing, which will facilitate the public resale of their shares. The filing of a registration statement covering the Sellers’ shares, even before actual sales occur, could create downward pressure on the market price.

The Sellers will become significant stockholders of DTI and may have interests that conflict with those of other stockholders.

Following the Closing, the Sellers are expected to hold approximately 33% of DTI’s outstanding Common Stock, making them DTI’s largest stockholders. Under the Lock-up and Investor Rights Agreement, the Sellers are expected to receive DTI Board designation and observer rights. This significant ownership position and governance rights could allow the Sellers to exercise meaningful influence over matters submitted to DTI stockholder vote, including the election of directors, approval of significant corporate transactions, and other matters of corporate policy.

The Sellers’ interests as significant stockholders may not always align with those of DTI’s other stockholders. For example, the Sellers may prefer strategies that preserve the value of their equity stake (such as avoiding dilutive transactions) or that provide liquidity for their shares, even if alternative strategies might better serve the interests of DTI’s other stockholders.

DTI does not expect to pay dividends on its Common Stock in the foreseeable future, and its ability to pay dividends may be further restricted following the Acquisition.

DTI does not currently pay dividends on its Common Stock and does not expect to pay dividends in the foreseeable future. Following the Acquisition, DTI’s ability to pay dividends may be further restricted by the terms of the indebtedness incurred to finance the Cash Consideration, which is expected to contain customary restrictions on the payment of dividends and distributions. Any future determination to pay dividends will be at the discretion of the DTI Board and will depend upon, among other factors, DTI’s results of operations, financial condition, capital requirements, contractual restrictions, business prospects, and such other factors as the DTI Board considers relevant.

Additional Risk Factors Relating to DTI’s Existing Business

In addition to the risks described above, you should carefully review the risk factors described in Part I, Item 1A, “Risk Factors,” of DTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 6, 2026, as updated by Part II, Item 1A, “Risk Factors,” of DTI’s Quarterly Report on

Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 8, 2026, and as may be further updated by DTI’s subsequent Quarterly Reports on Form 10-Q, all of which are incorporated by reference into this proxy statement/prospectus. Those risk factors address risks relating to DTI’s existing business, operations, and financial condition that will continue to apply to DTI following the completion of the Acquisition, including risks relating to:

•        the cyclical nature of the oil and gas industry and DTI’s dependence on capital spending by exploration and production companies;

•        competition in the oilfield services market;

•        technology and product development risks;

•        environmental, health, and safety regulatory compliance;

•        cybersecurity and information technology risks;

•        supply chain disruptions;

•        general economic, political, and market conditions; and

•        risks related to DTI’s corporate governance structure and anti-takeover provisions.

See the section entitled “Where You Can Find More Information” beginning on page 123 for information about how to obtain copies of these documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the annexes hereto, and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on DTI’s current expectations, estimates, forecasts, and projections about the Acquisition, the expected benefits thereof, the business, results of operations, financial condition, and prospects of DTI, the Group, and the combined company following the Acquisition, and the beliefs and assumptions of DTI’s management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed or implied in any forward-looking statements.

Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “objective,” “opportunity,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” and “would,” as well as variations of these words and similar expressions (or the negative versions of such words or expressions). However, the absence of these words or expressions does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and the documents incorporated by reference herein include, but are not limited to, statements about:

•        whether and when the Acquisition will be completed and the expected timing of the Closing;

•        the expected benefits of the Acquisition, including anticipated revenue and growth synergies, cost savings, and operational efficiencies;

•        the expected costs and financing of the Acquisition, including the terms and availability of debt financing;

•        DTI’s plans for the integration of the Group’s operations following the Acquisition;

•        the combined company’s expected future results of operations, financial condition, cash flows, and capital expenditures;

•        pro forma financial information relating to the combined company;

•        DTI’s post-Acquisition strategy, plans, and objectives for future operations; and

•        any other statements that relate to non-historical facts or events.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond DTI’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•        the possibility that the Acquisition may not be consummated on the terms or timeline currently contemplated, or at all, including due to the failure to satisfy one or more conditions to Closing set forth in the SPA;

•        the risk that DTI stockholders may not approve the Share Issuance Proposal or the Ratification Proposal at the Special Meeting, which is a condition to the Closing of the Acquisition, and that failure to approve the Ratification Proposal could leave the Prior Elections subject to challenge;

•        the risk that Buyer may be unable to obtain debt and/or equity financing in an amount sufficient to pay the Adjusted Cash Consideration on terms consistent with the Agreed Financing Terms, which would prevent the Closing given the financing condition in the SPA;

•        the occurrence of any event, change, or other circumstance that could give rise to the termination of the SPA, including failure to close by the Outside Date of March 31, 2027;

•        the risk that the SPA does not provide DTI’s Board with a “fiduciary out” to change its recommendation or terminate the SPA in response to a superior proposal, limiting DTI’s flexibility;

•        the limited termination fee and expense reimbursement protections under the SPA, which may not adequately compensate DTI for costs and losses incurred if the Acquisition fails to close;

•        the fact that the SPA is governed by English law and subject to the jurisdiction of English courts, which may affect DTI’s rights and remedies in ways that differ from US law;

•        the failure to realize the expected benefits and synergies of the Acquisition, including anticipated revenue and growth synergies, or the risk that such benefits may be more difficult to realize, take longer to achieve, or cost more than anticipated;

•        the risk that the integration of the Group’s operations with DTI’s may be more complex, costly, or time-consuming than expected, particularly given the cross-border nature of the integration (Scotland/UK and United States), differences in legal and regulatory regimes, accounting standards (UK GAAP vs. US GAAP), and business cultures;

•        the risk of significant or unexpected transaction and integration-related costs, charges, or expenses in connection with the Acquisition, or the assumption of unknown or inestimable liabilities of the Group;

•        the potential impact of the announcement, pendency, or consummation of the Acquisition on DTI’s and the Group’s relationships with customers, suppliers, business partners, and employees, including the risk that third parties may terminate, modify, or decline to renew existing contracts or arrangements;

•        any failure to attract, motivate, and retain management personnel and other key employees of DTI or the Group, which could diminish the anticipated benefits of the Acquisition, particularly during the integration period;

•        the risk that DTI’s increased indebtedness following the Acquisition may adversely affect its financial flexibility, limit its ability to pursue other strategic opportunities, and impose restrictive covenants on its operations;

•        the risk that the significant goodwill and intangible assets expected to be recorded in connection with the Acquisition may become impaired, resulting in non-cash charges that could materially affect DTI’s reported results;

•        the risk that the W&I Policy obtained by Buyer may not cover all losses arising from breaches of representations and warranties, due to policy exclusions, coverage limits, retention amounts, or insurer disputes, and that the Sellers’ direct liability is limited to a nominal amount;

•        the risk that the Purchase Price was determined based on the financial position of the Group as of the Locked Box Date (June 30, 2026), and the locked-box mechanism provides no post-closing purchase price adjustment for deterioration in the Group’s business between the Locked Box Date and the Closing Date;

•        the risk that the fixed number of shares (17,355,139) to be issued as Equity Consideration means that the value of the consideration will fluctuate with changes in the market price of DTI Common Stock, without any price-based adjustment mechanism, collar, or walk-away right;

•        the risk that foreign currency exchange rate fluctuations (particularly between the US dollar and British pound sterling) may adversely affect the combined company’s reported results, the US dollar value of the Group’s operations, and the economics of the acquisition financing;

•        general economic, business, financial market, and political conditions that affect DTI, the Group, and the combined company, including conditions affecting the oil and gas industry, commodity prices, drilling activity levels, and capital spending by exploration and production operators;

•        the cyclical and volatile nature of the oil and gas services industry, and the risk that a sustained downturn in oil and gas activity could adversely affect the revenue and profitability of the combined company;

•        the risk that pro forma financial information included in this proxy statement/prospectus may not be indicative of the actual results that would have been achieved or that will be achieved in the future by the combined company;

•        the risk that the Group’s operations are subject to extensive environmental, health, and safety regulations in the United Kingdom and other jurisdictions, and that compliance costs, regulatory changes, or environmental liabilities may be greater than anticipated;

•        the potential tax consequences of the Acquisition, including risks associated with Section 338(g) elections, cross-border tax structuring, transfer pricing, and changes in tax law or its interpretation in the United States, the United Kingdom, or other jurisdictions;

•        the risk that DTI’s international operations will expand significantly following the Acquisition, exposing DTI to heightened political, regulatory, sanctions, trade restriction, and compliance risks in the United Kingdom, continental Europe, and other markets;

•        the risk of difficulties in integrating the information technology systems and cybersecurity frameworks of DTI and the Group, including the potential for increased vulnerability to cyberattacks during the transition period;

•        the risk that the market price of DTI Common Stock may decline as a result of the Acquisition, the issuance of Equity Consideration, or market perception of the terms or prospects of the combined company;

•        the risk that sales of substantial amounts of DTI Common Stock by the Sellers following expiration of the lock-up period under the Lock-up and Investor Rights Agreement could depress the market price of DTI Common Stock;

•        the risk that the Sellers will become significant stockholders of DTI with board designation and observation rights under the Lock-up and Investor Rights Agreement, and their interests may not align with those of other DTI stockholders;

•        the risk that DTI’s status as an emerging growth company and smaller reporting company may result in reduced public disclosure, making DTI Common Stock less attractive to certain investors; and

•        the risk that the due diligence investigation conducted by DTI and its advisors with respect to the Group (which are private Scottish companies with no prior public reporting obligations) may not have identified all risks, liabilities, or adverse conditions associated with the Group’s business.

The foregoing list of factors is not exhaustive. Additional risks and uncertainties not presently known to DTI, or that DTI currently deems immaterial, may also adversely affect DTI’s business, financial condition, results of operations, and prospects. You should also carefully consider the risks described or referred to in the section entitled “Risk Factors” beginning on page 13 of this proxy statement/prospectus, as well as the risk factors described in Part I, Item 1A, “Risk Factors,” of DTI’s most recent Annual Report on Form 10-K, as updated by Part II, Item 1A, “Risk Factors,” of any subsequent Quarterly Reports on Form 10-Q, all of which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 123.

All forward-looking statements attributable to DTI or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. DTI undertakes no obligation (and expressly disclaims any obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances, or otherwise, except to the extent required by applicable law, including United States federal securities laws. All subsequent written and oral forward-looking statements attributable to DTI, or any person acting on DTI’s behalf, are expressly qualified in their entirety by the cautionary statements contained in this section and elsewhere in this proxy statement/prospectus.

SPECIAL MEETING

General

This proxy statement/prospectus is being provided to stockholders of DTI, as part of a solicitation of proxies by DTI’s Board of Directors for use at the Special Meeting, and any adjournments or postponements thereof. It contains important information about the Special Meeting and should be read carefully in its entirety.

Date, Time and Place of the Special Meeting

The Special Meeting will be held via virtual webcast at [•] Central Time on [•], 2026, at www.virtualshareholdermeeting.com/DTI2026SM. There will be no physical location for the Special Meeting. You will be able to attend the Special Meeting online, vote your shares electronically and submit questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/DTI2026SM.

Purpose of the Special Meeting

At the Special Meeting, DTI stockholders will be asked to consider and vote on the following proposals:

1.      Share Issuance Proposal:    To approve the issuance of 17,355,139 shares of DTI Common Stock to the Sellers as Equity Consideration pursuant to the SPA, as required under Nasdaq Listing Rule 5635(a).

2.      Ratification Proposal:    To approve the ratification of the elections of directors conducted at DTI’s 2024, 2025, and 2026 Annual Meetings of Stockholders pursuant to Section 204 of the DGCL.

3.      Adjournment Proposal:    To approve the adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance Proposal or the Ratification Proposal.

Completion of the Acquisition is conditioned on approval of the Share Issuance Proposal and the Ratification Proposal. Approval of the Adjournment Proposal is not a condition to the completion of the Acquisition.

Recommendation of the DTI Board

The DTI Board unanimously recommends that DTI stockholders vote “FOR” the Share Issuance Proposal, “FOR” the Ratification Proposal, and “FOR” the Adjournment Proposal.

Voting by Directors and Executive Officers

As of the record date described below, DTI’s directors and executive officers, as a group, beneficially owned and were entitled to vote [•] shares of DTI Common Stock, or approximately [•]% of the issued and outstanding shares of DTI Common Stock.

DTI currently expects that all of its directors and executive officers will vote their shares “FOR” the Share Issuance Proposal, “FOR” the Ratification Proposal, and “FOR” the Adjournment Proposal.

Record Date

The DTI Board has fixed the close of business on [•], 2026 as the record date for the Special Meeting (the “Record Date”). Only DTI stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting.

Outstanding Shares and Voting Rights of DTI Stockholders

As of the Record Date, [•] shares of DTI Common Stock were issued and outstanding. Each share of DTI Common Stock outstanding on the Record Date is entitled to one vote on each proposal and any other matter properly coming before the Special Meeting.

Continental Stock Transfer & Trust Company (“CST”) is the transfer agent and registrar for DTI Common Stock.

Stockholder List

A list of DTI stockholders of record who are entitled to vote at the Special Meeting will be available electronically during the Special Meeting for examination by any stockholder attending the Special Meeting virtually.

Quorum

No business may be transacted at the Special Meeting unless a quorum is present. Holders of shares of DTI Common Stock representing a majority in voting power of the shares of DTI Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting.

Abstentions and broker non-votes will be included in determining whether a quorum is present at the Special Meeting. A broker non-vote occurs when a nominee, such as a broker, holding shares for a beneficial owner does not have discretionary voting power for a particular proposal and has not received instructions from the beneficial owner on how to vote those shares.

Adjournment

The Special Meeting may be adjourned from time to time by the affirmative vote of the holders of shares of DTI Common Stock representing a majority of the outstanding shares of DTI Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon, regardless of whether a quorum is present, without further notice other than an announcement made during the Special Meeting.

If a quorum is not present at the Special Meeting, or if a quorum is present but there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance Proposal, DTI stockholders may be asked to approve the Adjournment Proposal to adjourn the Special Meeting in order to permit the further solicitation of proxies. Regardless of whether a quorum is present, the chairperson of the Special Meeting may also adjourn the Special Meeting.

Vote Required

The required votes to approve the proposals are as follows:

•        Share Issuance Proposal requires the affirmative vote of the holders of shares of DTI Common Stock representing a majority of votes properly cast on that proposal. Assuming a quorum is present, shares that are not present in person or by proxy, abstentions and broker non-votes, if any, will have no effect on the vote for this proposal.

•        Ratification Proposal requires, pursuant to Section 204(d)(4)(B) of the DGCL, the affirmative vote of the holders of a majority of the shares of DTI Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote at the election of directors, excluding any putative stock. Shares that are not present in person or by proxy will have no effect on the vote for this proposal, assuming a quorum is present; however, abstentions and any broker non-votes will have the same effect as a vote “AGAINST” the approval of the Ratification Proposal.

•        Adjournment Proposal requires the affirmative vote of the holders of shares of DTI Common Stock representing a majority of the outstanding shares of DTI Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, regardless of whether there is a quorum. Shares that are not present in person or by proxy and broker non-votes, if any, will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of the Adjournment Proposal.

The Share Issuance Proposal, the Ratification Proposal, and the Adjournment Proposal are “non-routine” matters under Nasdaq rules. Accordingly, brokers, banks and other nominees do not have discretionary authority to vote shares held in “street name” on any of these proposals.

Voting of Proxies by Holders of Record

If you were a record holder of DTI Common Stock at the close of business on the Record Date, a proxy card is enclosed for your use. DTI requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the DTI proxy card, (ii) calling the toll-free number listed on the DTI proxy card, or (iii) submitting your DTI proxy card by mail using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the proxy card.

When a proxy is returned properly executed, the shares of DTI Common Stock represented by it will be voted at the Special Meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of DTI Common Stock represented by it are to be voted with regard to a particular proposal, the DTI Common Stock represented by the proxy will be voted in accordance with the recommendation of the DTI Board and, therefore, “FOR” the Share Issuance Proposal, “FOR” the Ratification Proposal, and “FOR” the Adjournment Proposal.

Your vote is important. Accordingly, if you were a record holder of DTI Common Stock on the Record Date, please submit your proxy by internet, telephone or mail regardless of whether you plan to attend the Special Meeting virtually. Submitting a proxy will not prevent you from voting at the Special Meeting, but it will help secure a quorum and avoid added solicitation costs.

Shares Held in Street Name

If you hold shares of DTI Common Stock through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name.” The record holder of those shares is your broker, bank or other nominee, and not you, and you must provide the record holder with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee.

You may not vote shares held in street name by returning a proxy card directly to DTI or by voting at the virtual Special Meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Because the Share Issuance Proposal, the Ratification Proposal, and the Adjournment Proposal are non-routine matters, brokers, banks and other nominees may not vote those shares without specific instructions from you. If you do not instruct your broker, bank or other nominee on how to vote your shares, your shares will not be voted on any of these proposals.

Voting in Person (Virtually)

If you plan to attend the Special Meeting virtually and wish to vote in person, you will be able to vote your shares electronically during the virtual webcast by following the instructions provided at www.virtualshareholdermeeting.com/DTI2026SM. Simply attending the Special Meeting virtually without voting will not revoke a proxy previously submitted.

If you are a registered stockholder, please be prepared to provide the identification or other information requested in the virtual meeting instructions. If your shares are held in street name, you must obtain a legal proxy from the record holder of your shares authorizing you to vote at the Special Meeting and follow the instructions for virtual attendance and voting.

Proxies and Revocation

DTI stockholders of record may revoke their proxies at any time before their shares of DTI Common Stock are voted at the Special Meeting in any of the following ways:

•        submitting a new proxy with a later date by internet, telephone or mail;

•        delivering written notice of revocation of the proxy to DTI’s Corporate Secretary at 10370 Richmond Ave. #1000, Houston, Texas 77042; or

•        attending the Special Meeting virtually and voting in person.

Attending the Special Meeting virtually without voting will not, in and of itself, revoke a valid proxy previously delivered. A proxy will be revoked only when the replacement proxy or written notice is received before the vote is taken or when the stockholder votes during the virtual meeting.

If your shares are held in street name and you have delivered voting instructions to your broker, bank or other nominee, you may revoke or change those instructions only in accordance with the procedures provided by that organization.

Solicitation of Proxies

DTI will pay the costs of soliciting proxies relating to the Special Meeting. In addition to mailing or making available this proxy statement/prospectus and related materials, some of DTI’s directors, officers and other employees may solicit proxies by telephone, mail, e-mail or online. R. Wayne Prejean, DTI’s Chairman and Chief Executive Officer, may participate in these solicitations. None of DTI’s directors, officers or employees will receive any additional compensation for their solicitation services. DTI will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining voting instructions.

Other Matters

At this time, DTI knows of no other matters to be submitted at the Special Meeting. If any other matter is properly presented at the Special Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on that matter.

Questions and Additional Information

If you have any questions about the Acquisition, the Special Meeting or this proxy statement/prospectus, or if you would like additional copies of these materials or need help voting your shares, please contact DTI at its principal executive offices, 10370 Richmond Avenue #1000, Houston, Texas 77042, telephone (832) 742-8500, or email InvestorRelations@drillingtools.com.

SHARE ISSUANCE PROPOSAL

DTI stockholders are being asked to approve the issuance of 17,355,139 shares of DTI Common Stock, par value $0.0001 per share, to the sellers of Saltire and Foxley as the Equity Consideration in connection with the Acquisition, as required under Nasdaq Listing Rule 5635(a).

On October 8, 2026, DTI and its wholly owned subsidiary, the Buyer, entered into the SPA with Saltire, Foxley, the Sellers, as the Seller Representative.

Under the SPA, the Buyer will acquire 100% of the issued and outstanding share capital of each of Saltire and Foxley from the Sellers at the Closing. The Acquisition is structured as a direct share purchase of the Group, not a merger. Upon the Closing, the Group will become indirect wholly owned subsidiaries of DTI, and their respective subsidiaries will become indirect subsidiaries of DTI. DTI stockholders are not being asked to approve the Acquisition itself or to adopt the SPA. For more information, see the section entitled “The Acquisition.”

The consideration payable to the Sellers pursuant to the SPA consists of a mix of (i) £60,289,856.60 in cash (approximately $81 million based on the exchange rate of $1.343 per £1.00 specified in the SPA) (the “Cash Consideration”) and (ii) unsecured loan notes to be issued by Buyer to the Sellers (other than the Trustee Seller) (the “Consideration Loan Notes”), which, pursuant to rollover loan note instruments and put and call option agreements among such Sellers, Buyer and certain subsidiaries of DTI (the “Rollover Documents”), will be exchanged at Closing for an aggregate of 17,355,139 shares of DTI common stock, par value $0.0001 per share (the “DTI Common Stock” and such shares, the “Equity Consideration” and together with the Cash Consideration, the “Consideration”). The Trustee Seller will receive its consideration entirely in cash. The number of shares to be issued is fixed and is not subject to adjustment based on changes in the market price of DTI Common Stock; only the Cash Consideration is subject to adjustment under the SPA.

Under Nasdaq Listing Rule 5635(a), a company listed on Nasdaq is required to obtain stockholder approval before issuing securities in connection with the acquisition of the stock or assets of another company if the number of shares of common stock to be issued is equal to or exceeds 20% of the number of shares of common stock outstanding before the issuance. Because the 17,355,139 shares of DTI Common Stock to be issued as Equity Consideration represents approximately 49.2% of DTI’s outstanding common stock, DTI must obtain approval of its stockholders before issuing those shares.

The purpose of the vote on the Share Issuance Proposal is to satisfy the Nasdaq listing requirement for the issuance of the Equity Consideration. DTI stockholders are not being asked to approve the Acquisition or adopt the SPA. If the Share Issuance Proposal is approved but the Acquisition is not completed, DTI will not issue any shares of DTI Common Stock pursuant to that approval. Completion of the Acquisition is conditioned on approval of the Share Issuance Proposal and the Ratification Proposal.

If the Acquisition is completed, the issuance of the Equity Consideration will dilute the percentage ownership and voting power of existing DTI stockholders. Based on [•] shares of DTI Common Stock outstanding as of the Record Date, the issuance of 17,355,139 additional shares would represent an increase of approximately [•]% in the number of outstanding shares of DTI Common Stock. Immediately following the issuance, existing DTI stockholders would hold approximately [•]% of the outstanding DTI Common Stock, and the Sellers would hold approximately [•]%. The exact percentages will depend on the number of shares of DTI Common Stock outstanding immediately before the Closing.

Each existing DTI stockholder will continue to own the same number of shares of DTI Common Stock that such stockholder owned immediately before the Closing, but each such share will represent a smaller percentage of the aggregate outstanding DTI Common Stock after the issuance. The issuance may also affect the voting power, earnings per share and book value per share of existing DTI stockholders. Because the number of shares to be issued is fixed, the dilutive effect will not change based on changes in the market price of DTI Common Stock between the date of this proxy statement/prospectus and the Closing.

The Acquisition will not directly affect DTI’s corporate existence, certificate of incorporation, bylaws or the rights of shares currently held by DTI stockholders; the existing shares will not be exchanged, cancelled or converted. No appraisal or dissenters’ rights are available to DTI stockholders in connection with the Acquisition. Because the Acquisition is a direct share purchase of the Group and not a merger or consolidation involving DTI or DTI Common Stock, Section 262 of the DGCL does not apply.

DTI Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “DTI.” DTI will apply for a Listing of Additional Shares covering the 17,355,139 shares of DTI Common Stock to be issued as Equity Consideration. Approval of the listing is expected before the Closing, subject to official notice of issuance. Following the Closing, DTI Common Stock will continue to trade on Nasdaq under the symbol “DTI.”

The DTI Board unanimously recommends that DTI stockholders vote “FOR” the Share Issuance Proposal. The DTI Board has unanimously determined that the Acquisition and the transactions contemplated by the SPA are fair to, and in the best interests of, DTI and its stockholders. Under the SPA, the DTI Board may not withdraw, qualify or modify its recommendation that DTI stockholders vote “FOR” the Share Issuance Proposal. For information about the DTI Board’s recommendation on the Ratification Proposal, see the section entitled “Ratification Proposal.”

Approval of the Share Issuance Proposal requires the affirmative vote of the holders of shares of DTI Common Stock representing a majority of the votes properly cast on the proposal. Assuming a quorum is present, shares that are not present in person or by proxy, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote. Completion of the Acquisition is conditioned on approval of the Share Issuance Proposal and the Ratification Proposal; if the proposals are not approved, the Acquisition cannot be completed and DTI will not issue the Equity Consideration shares.

RATIFICATION PROPOSAL

The DTI Board is asking DTI’s stockholders to approve the ratification, pursuant to Section 204 of the DGCL, of the elections of directors conducted at DTI’s 2024, 2025 and 2026 Annual Meetings of Stockholders (the “Prior Elections”), at which all directors were elected to serve one-year terms rather than for staggered three-year terms as provided in Article V, Section A of the Charter. The DTI Board has unanimously determined that the ratification of the Prior Elections is advisable and in the best interests of DTI and its stockholders.

Background and Reasons for the Proposal

DTI was originally incorporated in Delaware as ROC Energy Acquisition Corp (“ROC Energy”), a special purpose acquisition company. On June 20, 2023, DTI completed a business combination (the “Business Combination”) with Drilling Tools International Holdings, Inc. (“DTI Holdings”) and, in connection therewith, changed its name to Drilling Tools International Corporation.

In connection with the Business Combination, DTI adopted, and DTI’s stockholders approved, the Second Amended and Restated Certificate of Incorporation of DTI (the “Charter”). Article V, Section A of the Charter provides that The DTI Board of DTI shall be divided into three classes of directors, designated as Class I, Class II and Class III, as nearly equal in number as possible, with each class of directors serving staggered three-year terms (the “Classified Board Structure”). Specifically, under the Charter:

•        the initial Class I directors were to serve for a term expiring at the first annual meeting of stockholders following the adoption of the Charter;

•        the initial Class II directors were to serve for a term expiring at the second annual meeting of stockholders following the adoption of the Charter; and

•        the initial Class III directors were to serve for a term expiring at the third annual meeting of stockholders following the adoption of the Charter.

Thereafter, the successors of the class of directors whose term expires at each annual meeting were to be elected for three-year terms expiring at the annual meeting of stockholders held in the third year following the year of their election.

Despite the Classified Board Structure set forth in the Charter, at each of DTI’s 2024, 2025 and 2026 Annual Meetings of Stockholders (collectively, the “Prior Elections”), all directors were nominated and elected to serve one-year terms, rather than only the class of directors whose term was expiring being nominated and elected for staggered three-year terms as contemplated by the Charter. As a result, DTI did not implement the Classified Board Structure at the Prior Elections.

On September 15, 2026, DTI received a stockholder demand letter (the “Stockholder Demand”) from counsel to a stockholder of DTI, alleging that DTI violated the Charter by failing to implement the Classified Board Structure at the Prior Elections and demanding, among other things, that DTI correct the allegedly defective elections through the use of Section 204 or Section 205 of the General Corporation Law of the State of Delaware (the “DGCL”).

The DTI Board takes this matter seriously and is acting proactively and cooperatively in response to the Stockholder Demand. The DTI Board and management believe that the underlying director elections at the Prior Elections were valid, that the directors have served in good faith, and that DTI has been well-governed at all times. Importantly, the practical effect of this inconsistency is that DTI’s stockholders were given more voting rights than the Charter technically required. Every director stood for election every year, rather than only approximately one-third of the DTI Board standing for election at each annual meeting. The DTI Board and DTI’s stockholders clearly intended to elect directors at each annual meeting, and DTI’s operations and governance at all times have been conducted by directors duly acting in good faith on behalf of DTI and its stockholders.

Notwithstanding The DTI Board’s belief in the validity of the Prior Elections, the DTI Board has determined that it is advisable and in the best interests of DTI and its stockholders to ratify the Prior Elections pursuant to Section 204 of the DGCL (the “Ratification Proposal”) as a curative, protective measure, to avoid potential future litigation risk, and to eliminate any uncertainty as to the effectiveness of the Prior Elections. The DTI Board has determined that this was a technical, procedural error, not a substantive governance failure, and that the ratification of the Prior Elections is in the best interests of DTI and its stockholders.

In addition, DTI intends to seek stockholder approval at its next annual meeting of stockholders to amend the Charter to declassify the DTI Board and provide for the annual election of all directors going forward.

Description of the Defective Acts to Be Ratified

The “Prior Elections” are the elections of directors conducted at DTI’s 2024, 2025 and 2026 Annual Meetings of Stockholders. At each of these meetings, all directors were elected to serve one-year terms, rather than being elected for staggered three-year terms in accordance with the Classified Board Structure set forth in Article V, Section A of the Charter. As a result, the Prior Elections may constitute “defective corporate acts” within the meaning of Section 204(h)(1) of the DGCL, due to a “failure of authorization” as defined in Section 204(h)(2) of the DGCL, specifically, the failure to elect directors in the manner and for the terms specified in the Charter.

The specific elections constituting the Prior Elections are described below:

2024 Annual Meeting of Stockholders (May 14, 2024).

At the 2024 Annual Meeting, the following seven directors were elected for one-year terms expiring at the 2025 Annual Meeting: Curtis L. Crofford, John D. “Jack” Furst, Thomas O. Hicks, Eric C. Neuman, Thomas M. “Roe” Patterson, R. Wayne Prejean, and C. Richard Vermillion.

2025 Annual Meeting of Stockholders (May 13, 2025).

At the 2025 Annual Meeting, the following seven directors were elected for one-year terms expiring at the 2026 Annual Meeting: Curtis L. Crofford, John D. “Jack” Furst, Thomas O. Hicks, Eric C. Neuman, Thomas M. “Roe” Patterson, R. Wayne Prejean, and C. Richard Vermillion.

2026 Annual Meeting of Stockholders (April 28, 2026).

At the 2026 Annual Meeting, the following seven directors were elected for one-year terms expiring at the 2027 Annual Meeting: Curtis L. Crofford, John D. “Jack” Furst, Ira H. Green, Jr., Daniel J. Kimes, Eric C. Neuman, R. Wayne Prejean, and Jeremy D. Thigpen.

Nature of the Failure of Authorization

The failure of authorization underlying the Prior Elections consists of the election of all directors to one-year terms at each of the 2024, 2025 and 2026 Annual Meetings of Stockholders, rather than electing only the class of directors whose terms were expiring for staggered three-year terms as required by Article V, Section A of the Charter. This constitutes a potential “defective corporate act” within the meaning of Section 204(h)(1) of the DGCL due to a “failure of authorization” as defined in Section 204(h)(2) of the DGCL, namely, the failure of the Prior Elections to be effected in accordance with the provisions of the Charter governing the election of directors.

Importantly, this was a technical, procedural error. The stockholders of DTI were given more voting rights than the Charter technically required. All directors stood for election at each annual meeting, rather than only approximately one-third of the DTI Board standing for election at each annual meeting. Neither the validity of any individual director’s service nor the DTI Board’s authority to manage the business and affairs of DTI is in question. The DTI Board and DTI’s stockholders clearly intended to elect directors at each annual meeting, and all directors have served in good faith.

The Board believes that DTI and its directors acted in good faith in conducting the Prior Elections. At each annual meeting, stockholders were afforded the opportunity to vote on the election of every director, rather than only the directors in the class whose terms were expiring. DTI is seeking ratification to reduce uncertainty concerning the Prior Elections and related corporate actions. Separately, as a good corporate governance practice, DTI intends to seek stockholder approval to amend the Charter to provide for annual election of all directors going forward.

Matters Related to Section 204 of the DGCL

Section 204 of the DGCL provides a statutory mechanism by which a Delaware corporation may ratify defective corporate acts. Subject to the provisions of Section 204(f) of the DGCL, no defective corporate act or putative stock shall be void or voidable solely as a result of a failure of authorization if ratified in accordance with Section 204 or validated by the Court of Chancery of the State of Delaware (the “Court of Chancery”) in a proceeding brought under Section 205 of the DGCL. A ratification of a defective corporate act under Section 204 is retroactive to the date on which the defective corporate act was originally taken.

Board Resolutions

On October 5, 2026, the DTI Board adopted resolutions (the “Ratification Resolutions”) in accordance with Section 204(b)(1) of the DGCL, which, among other things:

•        identify the defective corporate acts to be ratified (i.e., the Prior Elections);

•        state the dates of each of the defective corporate acts (i.e., the dates of the 2024, 2025 and 2026 Annual Meetings);

•        describe the nature of the failure of authorization in respect of each defective corporate act to be ratified (i.e., the election of all directors to one-year terms rather than staggered three-year terms in accordance with the Charter); and

•        approve the ratification of the Prior Elections.

The Ratification Resolutions further direct that the Ratification Proposal be submitted to the stockholders of DTI for approval at this Special Meeting in accordance with Section 204(d) of the DGCL.

The information required by Section 204(b)(1) of the DGCL with respect to the Ratification Resolutions is set forth in Annex C to this proxy statement. The full text of Sections 204 and 205 of the DGCL is attached to this proxy statement as Annex D. Stockholders are urged to carefully read Annex C and Sections 204 and 205 of the DGCL in their entirety.

Notice

Pursuant to Section 204(g) of the DGCL, prompt notice of the ratification of a defective corporate act and the stockholder vote thereon must be given to holders of valid stock and putative stock, whether voting or nonvoting, as of the record date for the meeting and as of the date of the defective corporate act. No putative stock was issued in connection with any of the Prior Elections. For corporations listed on a national securities exchange, such notice may be deemed given if the information is disclosed in a document publicly filed by the corporation with the SEC pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended. DTI intends for this proxy statement to constitute such notice.

Effect of Ratification

If the Ratification Proposal is approved by the requisite vote of stockholders, from and after the validation effective time (as defined in Section 204(h)(6) of the DGCL), each of the Prior Elections shall no longer be deemed void or voidable as a result of the failure of authorization described in the Ratification Resolutions, and such effect shall be retroactive to the time of each of the Prior Elections. Specifically:

•        The election of directors at each of the 2024, 2025 and 2026 Annual Meetings of Stockholders will be confirmed as having been validly effected;

•        Each person purportedly elected at the Prior Elections will be deemed to have been duly elected as a director of DTI as of the date of the applicable Prior Election, for a one-year term, and each director elected at the 2026 Election will continue in office until the 2027 annual meeting of stockholders and until he or she is re-elected or his or her successor is duly elected and qualified, or his or her earlier death, resignation or removal;

•        Each Board Act, including acts of the DTI Board, its committees and officers acting under delegated authority since May 14, 2024, will be ratified as of its date to the extent its validity may be affected by any failure of authorization in respect of the Prior Elections will be confirmed as having been validly taken by a duly constituted Board; and

•        DTI’s corporate actions and governance will no longer be subject to challenge on the basis that the directors were not validly elected at the Prior Elections.

Notwithstanding stockholder approval of the Ratification Proposal, the DTI Board may abandon the Ratification Resolutions, in whole or in part, at any time prior to the validation effective time without further action of the stockholders.

Filing of Certificate(s) of Validation

Section 204 of the DGCL provides that, in connection with the ratification of a defective corporate act that would have required the filing of a certificate with the Secretary of State of the State of Delaware, a certificate of validation must be filed with the Delaware Secretary of State. Because the Prior Elections involved the election of directors and did not involve the filing of any certificate with the Delaware Secretary of State, DTI does not believe that the filing of a certificate of validation is required in connection with the ratification of the Prior Elections. In such case, the validation effective time would be the latest of (a) the time at which the Ratification Resolutions were adopted by the DTI Board, (b) the time at which stockholders approve the Ratification Proposal, and (c) the satisfaction or waiver of any condition to the ratification specified in the Ratification Resolutions.

Time Limitations on Legal Challenges

Under Sections 204 and 205 of the DGCL, any claim that a defective corporate act ratified pursuant to Section 204 is void or voidable due to the failure of authorization identified in the Ratification Resolutions, or that the Court of Chancery should declare in its discretion that the ratification in accordance with Section 204 not be effective or be effective only on certain conditions, must be brought within 120 days from the later of (i) the validation effective time of the ratification and (ii) the time that notice is given in accordance with Section 204(g) of the DGCL. After the expiration of such 120-day period, any such claim will be time-barred, except that, pursuant to Section 205(f) of the DGCL, this limitation does not apply to (a) an action asserting that the ratification was not accomplished in accordance with Section 204 of the DGCL or (b) any person to whom notice of the ratification was required to have been given pursuant to Section 204(d) or 204(g) of the DGCL but to whom such notice was not given.

Consequences if the Ratification Proposal Is Not Approved

If the Ratification Proposal is not approved by the requisite vote of stockholders, the Prior Elections will not be ratified pursuant to Section 204 of the DGCL. In that event:

•        DTI may be exposed to potential claims that the directors elected at the Prior Elections were not validly elected in accordance with the Charter and achieved only “de facto” status, rather than “de jure” status, as directors of DTI;

•        Corporate actions taken by such directors, or by any committee of The DTI Board composed of such directors, could potentially be challenged on the basis that the directors lacked valid authority;

•        DTI may experience ongoing uncertainty regarding its corporate governance, the validity of the Prior Elections and the authority of The DTI Board, which could have adverse effects on DTI’s business, operations and reputation;

•        DTI could become subject to litigation relating to the validity of the Prior Elections and the actions taken by The DTI Board following such elections, including potential claims by stockholders or other parties, which litigation could be costly and distracting to management; and

•        DTI may need to seek validation of the Prior Elections through a proceeding before the Court of Chancery under Section 205 of the DGCL, which would involve additional costs and uncertainty.

For these reasons, The DTI Board believes the ratification of the Prior Elections pursuant to Section 204 of the DGCL is advisable and in the best interests of DTI and its stockholders.

Interests of Directors and Executive Officers of DTI

Except to the extent of their roles as directors and officers of DTI, no director or executive officer of DTI has any material interest in the Ratification Proposal that is different from or in addition to the interests of DTI’s stockholders generally. Each of DTI’s current directors was elected at one or more of the Prior Elections, and the ratification would confirm that each person purportedly elected was duly elected as of the applicable election date for a one-year term, with the directors elected at the 2026 Election continuing until the 2027 annual meeting and until re-elected or their successors are duly elected and qualified, or their earlier death, resignation or removal. The DTI Board does not believe that these interests constitute material interests that are different from or in addition to the interests of DTI’s stockholders generally, as the ratification is intended to benefit all stockholders by eliminating uncertainty regarding DTI’s corporate governance.

Vote Required

Pursuant to Section 204(d)(4)(B) of the DGCL, the approval of the ratification of the election of a director requires the affirmative vote of a majority of shares present at the meeting, in person or represented by proxy, and entitled to vote on the election of such director. Accordingly, the approval of the Ratification Proposal requires the affirmative vote of the holders of a majority of the shares of DTI Common Stock present at the Special Meeting, in person or represented by proxy, and entitled to vote on the election of directors, excluding any putative stock.

Effect of Abstentions

An abstention will have the same effect as a vote “AGAINST” the Ratification Proposal because abstentions are counted as shares present and entitled to vote.

Effect of Broker Non-Votes

We do not expect any “broker non-votes” on the Ratification Proposal, but if any such votes were to be received, they would have the same effect as a vote “AGAINST” the Ratification Proposal because broker non-votes are counted as shares present and entitled to vote for purposes of this proposal.

Board Recommendation

The DTI Board has unanimously determined that the Ratification Proposal is advisable and in the best interests of DTI and its stockholders, and unanimously recommends that stockholders vote “FOR” the Ratification Proposal.

THE DTI BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION PROPOSAL.

adjournment proposal

The Adjournment Proposal allows the DTI Board to submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance Proposal or the Ratification Proposal. In addition to an adjournment of the Special Meeting upon approval of the Adjournment Proposal, the DTI Board is empowered under the DGCL to postpone the Special Meeting at any time prior to the meeting being called to order. In such event, DTI will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved.

If an Adjournment Proposal is presented to the Special Meeting and is not approved by the DTI stockholders, DTI may be unable to adjourn the Special Meeting by stockholder vote to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance Proposal or the Ratification Proposal. However, under DTI’s bylaws, the DTI Board and the chairperson of the Special Meeting each have independent authority to adjourn the Special Meeting from time to time, whether or not a quorum is present, without a vote of the DTI stockholders. The chairperson of the Special Meeting may also recess or adjourn the Special Meeting for any or no reason, subject to any rules adopted by the DTI Board. Accordingly, even if the Adjournment Proposal is not approved, the Special Meeting may still be adjourned to solicit additional proxies. If the Special Meeting is not adjourned and there are not sufficient votes to approve the Share Issuance Proposal or the Ratification Proposal, the Acquisition would not be completed.

Required Vote and Recommendation of the DTI Board.

Adoption of the Adjournment Proposal requires the affirmative vote of the holders of shares of DTI Common Stock representing a majority of the outstanding shares of DTI Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, regardless of whether there is a quorum. Adoption of the Adjournment Proposal is not conditioned upon the adoption of the Share Issuance Proposal. Accordingly, a DTI stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting and broker non-votes with regard to the Adjournment Proposal will have no effect on such proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Recommendation of the DTI Board.

THE DTI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADJOURNMENTPROPOSAL.

THE ACQUISITION

The following is a description of certain material aspects of the Acquisition. This description may not contain all of the information that is important to you. DTI and the Group encourage you to carefully read this entire prospectus, including the SPA attached to this prospectus as Annex A, for a more complete understanding of the Acquisition.

Structure of the Acquisition

The SPA provides, among other matters, for a direct purchase by the Buyer of 100% of the issued and outstanding share capital of Saltire and Foxley from the Sellers.

The Consideration

The consideration payable to the Sellers pursuant to the SPA consists of a mix of (i) £60,289,856.60 in cash (approximately $81 million based on the exchange rate of $1.343 per £1.00 specified in the SPA) (the “Cash Consideration”) and (ii) unsecured loan notes to be issued by Buyer to the Sellers (other than the Trustee Seller) (the “Consideration Loan Notes”), which, pursuant to rollover loan note instruments and put and call option agreements among such Sellers, Buyer and certain subsidiaries of DTI (the “Rollover Documents”), will be exchanged at Closing for an aggregate of 17,355,139 shares of DTI common stock, par value $0.0001 per share (the “DTI Common Stock” and such shares, the “Equity Consideration” and together with the Cash Consideration, the “Consideration”). The Trustee Seller will receive its consideration entirely in cash. The number of shares to be issued is fixed and is not subject to adjustment based on changes in the market price of DTI Common Stock; only the Cash Consideration is subject to adjustment under the SPA.

Background of the Acquisition

The following chronology summarizes the key meetings and events that led to the signing of the SPA. The following chronology does not purport to catalogue every conversation among DTI, the Group, the Sellers, their advisors or any other person.

On October 31, 2025, DTI and Evercore entered into an engagement letter pursuant to which DTI engaged Evercore as its financial advisor in connection with the Acquisition.

On February 10, 2026, DTI delivered to the Sellers a non-binding letter of intent with respect to a potential acquisition of the Group for a combination of cash and shares of DTI Common Stock (the “Original LOI”).

On August 10, 2026, Jameson Parker, DTI’s Vice President of Corporate Development, informed representatives of Evercore, DTI’s financial advisor, and Winston Taylor LLP (“Winston Taylor”), DTI’s legal counsel, that DTI had approved the submission of a revised letter of intent to the Sellers that would increase the cash consideration by £5.1 million and fix the number of shares of DTI Common Stock to be issued.

On August 11, 2026, Winston Taylor circulated a draft amendment to the Original LOI providing for consideration of £60 million in cash and a fixed 17,355,139 shares of DTI Common Stock, based on an exchange rate of $1.343 per £1.00.

On August 18, 2026, representatives of DTI and Winston Taylor met to review the transaction timeline and workstreams, including a targeted signing of the SPA in mid- to late September 2026, a meeting of DTI stockholders in late November or early December 2026 and a Closing in early January 2027. At that meeting, DTI management also reported that it had begun discussions regarding warranty and indemnity insurance.

During late August 2026, DTI and its advisors finalized an initial draft of the SPA for delivery to Pinsent Masons LLP (“Pinsent Masons”), legal counsel to the Sellers, and continued their due diligence review of the Group, including financial, tax, legal and real estate due diligence with the assistance of Grant Thornton Advisors LLC, KPMG LLP and local counsel in the United Kingdom, Scotland, Malaysia, Singapore, Romania and the United Arab Emirates. By August 31, 2026, the Sellers had delivered responses to DTI’s due diligence request list.

On September 7, 2026, representatives of Winston Taylor and Pinsent Masons met to negotiate the SPA, including the financing condition, the mechanics for obtaining the Parent Stockholder Approval, the definition of Material Adverse Effect, the timing and scope of the W&I Policy and the locked-box provisions. During that meeting, Pinsent Masons indicated that the Sellers should not bear an expense reimbursement obligation if the Acquisition failed to close solely because the Financing or the Parent Stockholder Approval was not obtained. Over the following weeks, the parties continued to negotiate the Material Adverse Effect definition, with the Sellers proposing objective, financial-based triggers and an independent expert dispute resolution mechanism, and DTI seeking broader protection.

On September 8, 2026, Winston Taylor summarized for DTI the Sellers’ principal positions on the SPA. The Sellers sought to have the W&I Policy bound at signing, to limit the repetition of warranties at the Closing to the Fundamental Warranties, to eliminate Buyer’s right to terminate for interim warranty breaches, to add a buyer-knowledge exclusion and to treat the contents of the data room as disclosed against the warranties. DTI sought to retain meaningful interim protections and to require specific disclosure against individual warranties, and Winston Taylor recommended consulting DTI’s insurance broker before responding.

On September 16, 2026, Winston Taylor informed Pinsent Masons that DTI’s broker, Miller Insurance Services LLP (“Miller”), had confirmed that the W&I Policy could be bound at the Closing but would not then cover interim breaches, and proposed that the Sellers either stand behind that exposure or share the cost of separate interim coverage. Winston Taylor also noted that enhancements removing the data room and due diligence reports from general disclosure were available for an additional premium to be shared equally, provided Miller’s indicative terms from three insurers and proposed that the Material Adverse Effect definition combine quantitative benchmarks with a qualitative standard.

On September 20, 2026, Winston Taylor delivered to DTI a revised draft of the SPA reflecting the negotiations to date, including a locked-box purchase price mechanism by reference to a June 30, 2026 balance sheet, a profit ticker adjustment, an indemnification structure based on the W&I Policy, a Material Adverse Effect termination process involving an independent expert, an Outside Date of March 31, 2027 and expense reimbursement capped at £1,500,000.

On September 28, 2026, representatives of DTI, the Sellers and their respective advisors held an all-hands call, during which the parties discussed, among other things, refining the Material Adverse Effect definition by reference to measurable financial outcomes, confirmed the expectation that the W&I Policy would be bound at signing and noted the conclusion that no material regulatory filings were expected to be required in connection with the Acquisition.

On September 29, 2026, Pinsent Masons delivered a revised draft of the SPA reflecting the Sellers’ comments. Among other things, the draft limited the Material Adverse Effect definition to specified thresholds relating to the Group’s EBITDA, net assets and third-party claims, provided that the Group’s and the Sellers’ warranties would be given only at signing (with only the Fundamental Warranties repeated at the Closing), added a condition requiring tax clearance from His Majesty’s Revenue and Customs, deleted the condition that the W&I Policy be in force at the Closing on the basis that it would be bound at signing, retained the financing condition by reference to the Agreed Financing Terms and requested demand and shelf registration rights for the Sellers.

On September 30, 2026, the parties discussed a proposed cap of approximately £2.5 million on the Sellers’ liability for certain specific tax matters and the status of the Financing, including term sheets for contemplated financing and new debt capital structures as well as a new asset-based lending facility.

On October 1, 2026, Winston Taylor circulated revised drafts of the SPA and the disclosure letter. Around this time, the parties agreed that Casing Technologies Group Limited would act as Buyer, and the Sellers’ tax advisors confirmed that the requested clearance from His Majesty’s Revenue and Customs had been received. During an all-hands call on October 2, 2026, the parties negotiated the terms of the Lock-up and Investor Rights Agreement and reached preliminary agreement on information rights, a 12-month election window for the Sellers’ board designation and observer rights, and the removal of certain transfer restrictions. During that call, the Sellers also informed DTI of a potential restructuring of their ownership for tax and estate planning purposes.

On October 2, 2026, the DTI Board discussed the Acquisition and management provided a presentation regarding the financial forecasts for DTI and the Group.

On October 3, 2026, Evercore submitted to the DTI Board a customary relationship disclosure letter.

On October 5, 2026, the DTI Board met with representatives of DTI management, Evercore and Winston Taylor to review the terms of the SPA. At that meeting, representatives of Evercore presented their financial analysis and rendered Evercore’s oral opinion that, as of such date and based upon and subject to the various assumptions, qualifications, and limitations set forth in Evercore’s written opinion, the consideration (consisting of DTI Common Stock and £60,000,000.00 in cash) to be paid to the Sellers in the Acquisition was fair, from a financial point of view, to DTI. Following discussion, the DTI Board approved the SPA and the Acquisition. Evercore subsequently confirmed its oral opinion by delivery of a written opinion, dated October 8, 2026 that, as of such date and based upon and subject to the various assumptions, qualifications, and limitations set forth therein, the Consideration to be paid to the Sellers in the Acquisition was fair, from a financial point of view, to DTI.

On October 5, 2026, Winston Taylor reviewed with DTI a further revised draft of the SPA received from Pinsent Masons, which, among other things, replaced the agreed deemed value of the share consideration with a fixed share count and exchange rate, fixed the profit ticker at £23,354 per day from July 1, 2026, and added a proposed Buyer warranty confirming no awareness of facts that could support a warranty or W&I Policy claim, which Winston Taylor recommended that DTI reject. The Sellers also confirmed their position that the tax clearance condition be retained.

On October 5, 2026, the parties discussed remaining open items, including the W&I Policy, the rollover documentation and the Material Adverse Effect definition, and agreed on January 5, 2027 as the targeted date for the Closing. On October 6, 2026, following receipt of comments from Pinsent Masons, Winston Taylor delivered to DTI a revised draft of the SPA that, among other things, (i) restructured the share consideration as loan notes to be exchanged for DTI Common Stock at the Closing, (ii) added The Loggie Family Trust as an additional Seller, (iii) reinstated the Sellers’ tax clearance closing condition and (iv) provided for financing discussions and a related Seller Representative termination right if the Financing had not been obtained by November 30, 2026.

On October 7, 2026, representatives of DTI, the Sellers and their respective advisors held a final all-hands call, at which the parties agreed that no material commercial issues remained and that the remaining work related to drafting refinements, the disclosure letter and execution logistics.

Following the October 7 call, the parties finalized the SPA. As executed, the SPA (i) defines Material Adverse Effect as an event that both (A) would have result in Buyer not entering into the SPA had it been known before signing and (B) results in the Group’s EBITDA in any forward-looking 12-month period during the 36 months after signing being, or being reasonably expected to be, less than £12,000,000, its consolidated net assets falling below £85,300,000 or third-party claims of £15,000,000 or more, in each case excluding the effects of, among other things, general economic, political, and industry conditions (including armed conflict), announcement of the transaction, changes in law or accounting standards, natural disasters, and any failure, in and of itself, to meet projections, (ii) provides that the Commercial Warranties are given only at signing, with inaccuracies disregarded for purposes of the closing conditions unless they would reasonably be expected to have a Material Adverse Effect, (iii) limits the Sellers’ liability for warranty and insured tax claims to £1 and for specified excluded tax claims to £2,500,000, (iv) provides for cash consideration of £60,289,856.60, subject to adjustment, and (v) allocates the consideration among the Sellers by percentage.

On October 8, 2026, DTI, Buyer, the Group, the Sellers and the Seller Representative executed the SPA, and the Sellers executed the Lock-up and Investor Rights Agreement. On the same date, the W&I Policy was issued to Buyer.

Forecasts

Certain Unaudited Prospective Financial Information

DTI does not ordinarily publish long-term forecasts or projections of its future financial performance, revenues, earnings or other results because the underlying assumptions and estimates are inherently uncertain, and DTI is particularly cautious about forecasts covering extended periods. In connection with the DTI Board’s evaluation of the Acquisition, however, DTI management prepared certain unaudited prospective financial information for DTI on a standalone basis for the fiscal years ending December 31, 2026 through December 31, 2030 (the “DTI Forecasts”) and for the Group for the same periods (the “Group Forecasts” and, together with the

DTI Forecasts, the “Forecasts”). The Forecasts were prepared in or around September 2026. DTI management prepared the Group Forecasts with the input of the Group’s management, using historical financial information and other information provided by the Group’s management during DTI’s due diligence review, together with DTI management’s own estimates and judgments. The Group’s management did not approve the Group Forecasts, and none of the Group, the Sellers, or their respective representatives has adopted the Group Forecasts or makes any representation as to their accuracy. DTI management presented the Forecasts to, and the DTI Board reviewed and discussed the Forecasts at its October 2, 2026 meeting and considered the Forecasts in connection with its evaluation of the Acquisition. The Forecasts were also provided to Evercore, DTI’s financial advisor, and approved by DTI management for Evercore’s use and reliance in connection with its financial analyses and the opinion described under “— Opinion of DTI’s Financial Advisor.” DTI has included a summary of the Forecasts in this proxy statement/prospectus, because the Forecasts were made available to the DTI Board and Evercore in connection with the Acquisition. The inclusion of this summary is not intended to influence any DTI stockholder’s decision whether to vote for the Share Issuance Proposal or any other proposal.

The Forecasts were prepared by, and are the responsibility of, DTI management. The Forecasts were not prepared with a view toward public disclosure or toward complying with GAAP, UK GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. None of DTI’s independent registered public accounting firm, the Group’s independent auditors or any other independent accountants has audited, reviewed, compiled, examined or performed any procedures with respect to the Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Forecasts. The reports of the independent accountants included or incorporated by reference in this proxy statement/prospectus relate to historical financial information only, do not extend to the Forecasts and should not be read to do so.

The Forecasts constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and reflect numerous estimates and assumptions made by DTI management as of the date they were prepared with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the businesses of DTI and the Group, all of which are difficult to predict and many of which are beyond DTI’s and the Group’s control. Important factors that may affect actual results and cause the Forecasts not to be achieved include, among others, the level of drilling and capital spending activity in the oil and gas industry, rig counts and commodity prices, geopolitical conditions in the Middle East and political and fiscal conditions affecting activity in the United Kingdom North Sea, demand for and utilization and pricing of DTI’s and the Group’s rental tools and services, the loss of or changes to material customer contracts (including as a result of change of control provisions triggered by the Acquisition), competition, cost inflation (including an increase in health insurance premiums) and supply chain conditions, fluctuations in the exchange rate between the British pound sterling and the U.S. dollar, changes in tax rates and laws, interest rates and access to capital, and the other risks described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The Forecasts also reflect assumptions as to certain business decisions that are subject to change. Because the Forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the Forecasts will be realized, and actual results may differ materially from those reflected in the Forecasts.

Material Assumptions

In preparing the DTI Forecasts, DTI management assumed, among other things, (i) approximately 24 additional active U.S. drilling rigs; (ii) annual price increases of approximately 3%; (iii) improving activity in the Middle East beginning in 2028 and in the United Kingdom beginning in 2029; (iv) generally flat gross margins and EBITDA Margins through 2030, notwithstanding an increased fixed cost base and increasing health insurance premiums; (v) annual capital expenditures of approximately $25 million for maintenance and modest growth; (vi) that the DTI Forecasts for 2026 are generally consistent with DTI’s current internal forecast for 2026; and (vii) for 2027 and subsequent years, no revenue from DTI’s RotoSteer product line. The DTI Forecasts reflect DTI becoming debt-free in 2029. DTI management characterized these growth assumptions as conservative.

The DTI Forecasts for 2026 reflect revenue of $160 million and EBITDA of $37 million, each within DTI’s publicly announced full-year 2026 guidance ranges of $155 million to $170 million of revenue and $35 million to $45 million of Adjusted EBITDA as of August 6, 2026. EBITDA as defined for purposes of the Forecasts is calculated differently from Adjusted EBITDA as presented in DTI’s public guidance and periodic reports and is not directly comparable.

The DTI Forecasts were prepared on a standalone basis, and the Group Forecasts were prepared on a standalone basis, in each case without giving effect to the Acquisition, including any revenue or cost synergies, commercial pull-through, transaction expenses, purchase accounting adjustments, the incurrence of indebtedness to fund the Cash Consideration, the issuance of the Equity Consideration or any changes to DTI’s or the Group’s operations or strategy that may be implemented following the Closing. In addition, the Forecasts do not take into account any circumstances or events occurring after the date they were prepared, including the execution of the SPA on October 8, 2026.

The inclusion of the Forecasts in this proxy statement/prospectus should not be regarded as an indication that DTI, the DTI Board, Evercore, the Group, the Sellers or any of their respective affiliates, officers, directors, advisors or other representatives considered or now considers the Forecasts to be necessarily predictive of actual future events, and the Forecasts should not be relied upon as such. None of DTI, the Group or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any DTI stockholder or other person regarding the ultimate performance of DTI or the Group compared to the information contained in the Forecasts, and none of them intends to, and each of them expressly disclaims any obligation to, update or otherwise revise the Forecasts. DTI will not refer back to the Forecasts in its future periodic reports filed under the Exchange Act. The Forecasts should not be viewed as public guidance, and DTI stockholders are cautioned not to place undue reliance on the Forecasts. In light of the foregoing factors and the uncertainties inherent in the Forecasts, DTI stockholders should read the Forecasts together with the historical financial statements and other information regarding DTI and the Group included or incorporated by reference in this proxy statement/prospectus.

Use of Non-GAAP Financial Measures

The Forecasts include EBITDA, EBITDA Margin, EBIT, NOPAT, Unlevered Cash Flow and Unlevered Operating Cash Flow, which are financial measures not calculated in accordance with GAAP (“non-GAAP financial measures”). For purposes of the Forecasts: “EBITDA” means revenue less cost of sales and operating, selling, general and administrative expenses, before interest, taxes, depreciation and amortization; “EBITDA Margin” means EBITDA divided by revenue; “EBIT” means EBITDA less depreciation and amortization; “NOPAT” means EBIT less taxes; and “Unlevered Cash Flow” means NOPAT plus depreciation and amortization, less changes in net working capital and less capital expenditures. For purposes of the Forecasts, “Unlevered Operating Cash Flow” means EBITDA less taxes and less changes in net working capital (or, equivalently, Unlevered Cash Flow before capital expenditures), and is calculated before interest expense. Unlevered Operating Cash Flow is not calculated in accordance with GAAP and differs from, and should not be considered a substitute for, net cash provided by operating activities as presented in the statements of cash flows of DTI or the Group. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures as used by DTI may not be comparable to similarly titled measures used by other companies, including Adjusted EBITDA and Adjusted Free Cash Flow as presented by DTI in its public disclosures. Financial measures included in forecasts provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures under applicable SEC rules and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures that would otherwise require a reconciliation to the most directly comparable GAAP financial measure. Reconciliations of the non-GAAP financial measures in the Forecasts were not provided to or relied upon by the DTI Board or Evercore. Accordingly, no reconciliation of the non-GAAP financial measures included in the Forecasts is provided in this proxy statement/prospectus.

DTI Forecasts

The following table presents a summary of the DTI Forecasts (in millions of U.S. dollars, except percentages):

Line item	2026E	2027E	2028E	2029E	2030E
Revenue	$160	$174	$186	$192	$196
EBITDA(1)	$37	$46	$51	$53	$55
NOPAT(1)	$9	$14	$18	$20	$21
Unlevered Cash Flow(1)	$3	$14	$19	$22	$24

____________

(1)      Non-GAAP financial measure. See “— Use of Non-GAAP Financial Measures” above. Amounts may not sum due to rounding.

Group Forecasts

The following table presents a summary of the Group Forecasts (in millions of U.S. dollars, except percentages). The Group Forecasts were prepared in British pounds sterling and converted into U.S. dollars at an exchange rate of $1.343 per £1.00 specified in the SPA and used to determine the number of shares comprising the Equity Consideration and to convert the Cash Consideration. The Group Forecasts assume (i) a return of the Group’s business to a normal run rate in 2027, with growth from 2027 through 2030, (ii) that the Group’s tubular facility is budgeted separately as a part of the Group’s Africa region, (iii) no synergies or pull-through of the Group’s products into DTI’s customer relationships, and (iv) an effective tax rate of 25%, which DTI management viewed as a conservative assumption. Depreciation and amortization were not separately forecast for the Group, and changes in net working capital reflect an assumption of net working capital equal to 20.0% of revenue.

Line item	2026E	2027E	2028E	2029E	2030E
Revenue	$50	$56	$62	$65	$67
EBITDA(1)	$22	$28	$31	$33	$33
NOPAT(1)	$13	$17	$19	$20	$20
Unlevered Cash Flow(1)	$13	$14	$16	$17	$17

____________

(1)      Non-GAAP financial measure. See “— Use of Non-GAAP Financial Measures” above. Because depreciation and amortization were not separately forecast for the Group, EBIT is equal to EBITDA in the Group Forecasts, and taxes and NOPAT in the Group Forecasts are therefore calculated on EBITDA. Amounts may not sum due to rounding.

The Forecasts were prepared prior to the execution of the SPA. Under the SPA as executed on October 8, 2026, the Closing Date Cash Consideration is £60,289,856.60, subject to adjustment as described under “The Share Purchase Agreement.”

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FORECASTS, NEITHER DTI NOR THE GROUP UNDERTAKES ANY OBLIGATION, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY, TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE FORECASTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE. DTI WILL, HOWEVER, CONSIDER WHETHER ADDITIONAL DISCLOSURE IS REQUIRED IF IT BECOMES AWARE THAT THE FORECASTS HAVE BECOME MATERIALLY MISLEADING PRIOR TO THE SPECIAL MEETING. DTI STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORECASTS.

DTI Board’s Reasons for the Acquisition

In evaluating the Acquisition, the DTI Board reviewed and approved the Acquisition and the SPA. The DTI Board, in consultation with DTI’s financial and legal advisors received certain materials for review and consideration prior to the execution of the SPA.

After due consideration and consultation with its financial and legal advisors, at a meeting held on October 5, 2026, the DTI Board (i) determined that the transactions contemplated by the SPA and the Acquisition Documents were advisable and in the best interests of DTI and its stockholders, and (ii) approved the Acquisition, including the SPA and the Acquisition Documents, upon the terms and subject to the conditions set forth therein.

In reaching its decision to approve the Acquisition, the DTI Board considered a variety of factors, including, but not limited to, the strategic rationale, contemplated transaction benefits, knowledge of the Group’s business, operations, financial condition, results of operations and prospects, as well as the risks in achieving those prospects, including uncertainties associated with achieving financial forecasts. The DTI Board also considered a variety of other factors, including, among others, the significant factors listed below in support of the decision (which are not necessarily described in any order of relative importance):

•        Strategy:    the belief that the addition of the Group’s products and services to DTI’s platform will have a positive strategic impact on customers and increase DTI’s ability to serve growing global demand through a one-stop-shop platform, expand its Eastern Hemisphere presence, and capitalize on increasing global rig count activity and energy security trends;

•        Scale and Diversification:    the Acquisition will expand DTI’s combined rental tool fleet from approximately 63,000 to over 100,000 tools, increase international revenue exposure with Eastern Hemisphere revenue growing to approximately 40% of pro forma revenue, and broaden DTI’s customer relationships across wider markets with limited customer overlap;

•        Financial Enhancement:    the transaction is expected to be accretive to DTI’s Adjusted EBITDA margins and Adjusted Free Cash Flow per share in the first year following the Closing, without assuming cost synergies, with the combined company’s strengthened cash flow generation supporting a deleveraging path to a target net leverage ratio of approximately 1.0x within 24 months of closing from an estimated net leverage ratio of approximately 2.2x at closing (in each case, net debt to trailing twelve-month Adjusted EBITDA); and

•        Seller Alignment:    the fact that the Loggie family, will hold an approximately 33% pro forma ownership stake in the combined company, subject to staggered lock-up restrictions, reflecting a shared conviction that the businesses are stronger together and that meaningful value creation remains ahead.

•        Opinion of DTI’s Financial Advisor:    The oral opinion of Evercore rendered to the DTI Board on October 5, 2026, that, as of such date and based upon and subject to the various assumptions, qualifications, and limitations set forth in its written opinion, the consideration (consisting of DTI Common Stock and £60,000,000.00 in cash) to be paid to the Sellers in the Acquisition was fair, from a financial point of view, to DTI. Evercore subsequently confirmed its oral opinion by delivery of a written opinion, dated October 8, 2026 that, as of such date and based upon and subject to the various assumptions, qualifications, and limitations set forth therein, the Consideration to be paid to the Sellers in the Acquisition was fair, from a financial point of view, to DTI, as more fully described below in the section entitled “— Opinion of DTI’s Financial Advisor” beginning on page 54 and the full text of the written opinion of Evercore attached as Annex B to this proxy statement/prospectus.

The DTI Board also considered a number of countervailing uncertainties and risks in its deliberations concerning the Acquisition, including, but not limited to, the following (which are not necessarily described in any order of relative importance):

•        Risks of Failure to Complete the Acquisition:    the possibility that the Acquisition may not be completed or may be unduly delayed despite the parties’ efforts, including the possibility that the conditions to the parties’ obligations to complete the Acquisition (which include certain conditions that are not within the control of DTI and/or the Group) may not be satisfied, and any resulting adverse impacts on DTI or its business;

•       Risks Relating to Regulatory Approvals:    the potential length of the regulatory review process and the risk that applicable governmental entities may impose terms and conditions on DTI and/or the Group that are unexpected or could jeopardize or delay the completion of, or reduce or delay the anticipated benefits of, the Acquisition, as more fully described in the section entitled “The Acquisition — Regulatory Approvals” beginning on page 52 of this prospectus;

•        Risks Relating to Termination:    the circumstances under which the SPA could be terminated and the impact of any such termination;

•        Risks Relating to Integration:    the inherent difficulties, as well as unanticipated complexities, costs, burdens or compliance requirements (including new or heightened existing vulnerabilities) that may arise, in integrating or maintaining the businesses, operations and employees of the Group with those of DTI, including the possible challenges of blending separate corporate cultures, harmonizing compensation policies and the potential loss of key personnel, customers, suppliers and business partners of the Group prior to and following the Acquisition;

•        Risks Relating to the Benefits of the Acquisition:    the risk that the expected benefits of the Acquisition (including anticipated cost savings, synergies and enhanced revenue opportunities) may be more difficult to realize or may take longer to achieve than anticipated;

•        Impact on Existing Relationships:    the potential for diversion of management attention and internal resources during the Interim Period, and the possible effect of the Acquisition on DTI’s existing business and relations with customers, suppliers and strategic partners;

•        Stock Price:    the potential for adverse effects on the market price of DTI Common Stock and DTI’s operating results or financial condition due to any failure to consummate the Acquisition, or the impact of potential large sales of DTI Common Stock into the market following the release of the Equity Consideration from the staggered lock-up under the Lock-up and Investor Rights Agreement;

•        Dilution:    the impact of the issuance of shares of DTI Common Stock as part of the Consideration payable to the Sellers, which may cause existing DTI stockholders to experience dilution of their ownership interests and have the effect of depressing the market price of DTI Common Stock, through dilution of earnings per share or otherwise; and

•        Other Risks:    various other risks and uncertainties associated with the Acquisition and the businesses of DTI, the Group and the combined company following the completion of the Acquisition described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 13 and 28, respectively, of this prospectus.

The DTI Board determined that the anticipated benefits expected to be achieved for DTI and its stockholders as a result of the Acquisition outweighed these potential risks and uncertainties. The DTI Board recognized that there can be no assurance of future results, including results considered or expected as disclosed in this section of the prospectus. Ultimately, the DTI Board determined that the Acquisition was in the best interests of DTI and its stockholders.

The foregoing discussion of the factors considered by the DTI Board in its assessment of the SPA and the Acquisition is not intended to be exhaustive but rather includes certain illustrative material factors considered by the DTI Board. In light of the wide variety of factors considered by the DTI Board in connection with its evaluation of the SPA and the Acquisition and the complexity of these matters in reaching its decision to approve the Acquisition, the DTI Board did not quantify or assign relative weights to the specific factors considered. The DTI Board based its position on the information available to it and the factors presented to and considered by it. However, some individual directors may have given different weight to different factors and/or considered other factors altogether. After considering the applicable factors as a whole within the context of the Acquisition, including through thorough discussions with DTI’s financial and legal advisors, the DTI Board overall considered such factors to be favorable to, and to support, its determination.

This discussion of the DTI Board’s reasons for the Acquisition is forward-looking in nature and involves risks and uncertainties that could result in the expectations contained in such forward-looking statements not to occur. Therefore, this should be read in conjunction with those factors discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 13 and 28, respectively, of this prospectus.

The Group’s Reasons for the Acquisition

In evaluating and ultimately approving the Acquisition, the Group’s shareholders, in consultation with the Group’s financial and legal advisors, engaged in numerous discussions regarding the Acquisition, held meetings, received materials for their review and consideration, and considered a variety of factors, including, among others, the significant factors listed below in support of the decision (which are not necessarily described in any order of relative importance):

•        Economic Value:    the fact that the consideration proposed by DTI reflected extensive negotiations between the parties and their respective advisors, and the Group’s belief that the agreed consideration represented the best proposal and economic value available to the Group Stockholders, based upon an overall assessment of the net present value of the risk-adjusted returns that are likely to accrue to the Group Stockholders;

•        The Group’s Valuation:    the value of the consideration;

•        Stockholder Liquidity:    the fact that the cash component of the consideration offers the Group Stockholders an opportunity to realize immediate value upon the Closing for a portion of their investment and provides a level of price certainty, liquidity and downside protection for such portion;

•        Potential Stockholder Upside:    the fact that the DTI Common Stock component of the consideration offers the Group Stockholders an opportunity to participate in future potential upside in DTI Common Stock following the Acquisition, subject to the lock-up restrictions described in the section entitled “The Share Purchase Agreement” beginning on page 62 of this prospectus;

•        Greater Growth Opportunities:    the opportunity to offer the Group’s products to a large installed base of qualified customers at DTI and grow and expand its reach faster than would be possible as an independent company;

•        Other Courses of Action:    the expectation that the Acquisition will result in greater stockholder value than engaging in other potential courses of action available to the Group, including seeking an alternative transaction with another third party, remaining independent private companies, pursuing additional capital through sales of the Group Capital Stock in a private transaction or an initial public offering, or through debt financing, in each case, considering the potential for the Group Stockholders to share in any future earnings growth of the Group’s business and the overall assessment of the net present value of the risk-adjusted returns that are likely to accrue to the Group Stockholders;

•        Understanding of the Group’s Business:    the Group’s Management’s familiarity with, and understanding of, the Group’s business, assets, financial condition, results of operations, current business strategy, competitive position, prospects and the risks facing the Group;

•        Financial and Legal Advice:    the financial advice provided by Piper Sandler, which included a review of the key economic terms of various other analogous transactions, as well as the review by the Group with its legal and financial advisors of the structure of the Acquisition and the financial and other terms of the SPA and related documents; and

•        Terms and Conditions:    the terms of the SPA as described in the section entitled “The Share Purchase Agreement” beginning on page 62 of this prospectus, including the customary nature of the warranties and covenants of the Group, the customary nature of the closing conditions to the Acquisition, and the limited nature of post-closing exposure of the Group Stockholders for indemnification or other liabilities in light of Buyer obtaining warranty and indemnity insurance.

In the course of its deliberations, the Group’s shareholders also considered a variety of risks and other potentially negative factors, including, but not limited to, the following (which are not necessarily described in any order of relative importance):

•        Risks of Failure to Complete the Acquisition:    the possibility that the Acquisition may not be completed or that completion may be unduly delayed for reasons beyond the control of the Group or DTI, including the potential length of the regulatory review process and the risk that applicable antitrust and competition authorities may prohibit or enjoin the Acquisition or otherwise impose conditions on the Group and/or DTI in order to obtain clearance for the Acquisition;

•        Stock Price:    the fact that the SPA provides for a purchase price calculated by reference to the Locked Box Accounts as of June 30, 2026, indicating that the Group Stockholders could be adversely affected by a decrease in the trading price of DTI Common Stock during the Interim Period;

•        Impact on Existing Relationships:    the potential for diversion of management and employee attention and for increased employee attrition during the Interim Period, and the potential effect of the Acquisition on the Group’s business and relations with customers, suppliers and strategic partners;

•        Risks Relating to the Interim Period:    the restrictions on the conduct of the Group’s business during the Interim Period, requiring the Group to use its reasonable best efforts to conduct its business in the ordinary course consistent with past practice, subject to specific limitations, which could delay or prevent the Group from undertaking business opportunities that may arise pending completion of the Acquisition and could negatively impact the Group’s ability to attract and retain employees, customers, and strategic partners;

•        Risks Relating to Acquisition Costs:    the transaction costs and other related retention costs to be incurred in connection with the Acquisition, regardless of whether the Acquisition is completed;

•        Risks Relating to Resources:    the fact that if the Acquisition is not completed, the Group will have expended significant human and financial resources on a failed transaction; and

•        Other Risks:    various other risks associated with the Acquisition and the business of the Group described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 13 and 28, respectively, of this prospectus.

Each member of the Group’s shareholders concluded that the potentially negative factors associated with the Acquisition were outweighed by the potential benefits that it expected the Group and the Group Stockholders to achieve as a result of entering into the Acquisition. Accordingly, the Group’s shareholders determined that the Acquisition was in the best interests of, and fair to, the Group and the Group Stockholders.

The foregoing discussion of the factors considered by the Group’s shareholders is not intended to be exhaustive, but, rather, includes certain illustrative material factors considered by the Group’s shareholders. In view of the wide variety of factors considered by the Group’s shareholders in connection with its evaluation of the Acquisition and the complexity of these matters, in reaching its decision to approve the Acquisition, the Group’s shareholders did not quantify or assign any relative weights to the factors considered, and individuals may have given different weights to different factors and/or considered other factors altogether. The Group’s shareholders considered each of the applicable factors as a whole in context of the Acquisition, including with the use of thorough discussions with, and questioning of, the Group’s financial and legal advisors, and overall considered such factors to be favorable to, and in support of, their determination. In considering the factors described above and any other factors, individuals may have viewed factors differently or given different weight or merit to different factors.

This discussion of the Group’s shareholders’ reasons for the Acquisition contains forward-looking statements and involves risks and uncertainties that could result in the expectations contained in such forward-looking statements not to occur. Therefore, this should be read in conjunction with those factors discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 13 and 28, respectively, of this prospectus.

Regulatory Approvals

The following sets forth a summary of the material regulatory requirements for the consummation of the Acquisition.

HSR Act

The Acquisition is not subject to the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Accordingly, neither DTI nor the Group is required to file a notification and report form with the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice in connection with the Acquisition, and no waiting period under the HSR Act is required to expire or be terminated prior to the consummation of the Acquisition.

SEC and Other Filings

In connection with the Acquisition, the parties intend to make all required filings with the SEC, the Delaware Secretary of State and Nasdaq, as well as any required filings with foreign, state or local governmental authorities, as applicable.

Pursuant to the terms of the SPA, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and to obtain satisfaction of the conditions precedent to the Acquisition.

There can be no assurances that all regulatory approvals will be obtained and, if obtained, there can be no assurances as to the timing of any such approvals. See the section entitled “The Share Purchase Agreement — Conditions to Closing” beginning on page 63 of this prospectus for a discussion of the conditions to the completion of the Acquisition.

DTI Stockholder Approval of Share Issuance

The issuance of 17,355,139 shares of DTI Common Stock requires the affirmative approval of DTI stockholders under Nasdaq Listing Rule 5635(a) because the issuance exceeds 20% of DTI’s outstanding common stock.

Group Approval

Prior to the execution of the SPA, the board of directors of each of Saltire and Foxley passed resolutions approving entry into the SPA, under which each of Saltire and Foxley provided warranties set forth in Article IV of the SPA relating to the Group. The trustees of the Cansco Limited Employee Trust 2007 (being a Seller) approved resolutions authorizing entry into the SPA and the other Acquisition Documents to which they are a party, as applicable. At the Closing, the board of directors of each of Saltire and Foxley will pass further resolutions approving the transfer of shares contemplated by the SPA and authorizing the company secretary and/or legal advisers of each Company to take all actions necessary to effect the Closing.

Tax Treatment of the Acquisition

The Acquisition is structured as a direct share purchase of the Group by Buyer and will be treated as a taxable acquisition for U.S. federal income tax purposes, pursuant to which Buyer will take a cost basis in the equity purchased from the Sellers under Section 1012 of the Internal Revenue Code of 1986, as amended (the “Code”). The Acquisition does not involve a merger, consolidation, or reorganization of DTI. DTI stockholders are not exchanging, converting, or otherwise disposing of their shares of DTI Common Stock in connection with the Acquisition. Accordingly, existing DTI stockholders will not recognize gain or loss and will not be required to include any amount of income, solely as a result of the issuance of the Equity Consideration shares to the Sellers. For a more detailed discussion, see the section entitled “U.S. Federal Income Tax Consequences of the SPA” beginning on page 66 of this prospectus.

ALL HOLDERS OF DTI COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Accounting Treatment of the Acquisition

DTI prepares its financial statements in accordance with GAAP. DTI expects to account for the Acquisition as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, “Business Combinations”. Under the acquisition method, the purchase price will be allocated to the assets acquired and liabilities assumed of the Group based on their estimated fair values as of the Closing Date, with the excess of the purchase price over the estimated fair value of the net assets acquired, if any, allocated to goodwill. If the estimated fair value of the net assets acquired exceeds the purchase price, the excess will be recognized as a gain on bargain purchase. The final allocation of the purchase price will be determined after the Closing based on a detailed valuation of the Group’s assets and liabilities.

Opinion of DTI’s Financial Advisor

The Acquisition — Opinion of the Financial Advisor to the DTI Board

DTI retained Evercore to act as its financial advisor in connection with the DTI Board’s evaluation of strategic and financial alternatives with respect to the Acquisition. As part of this engagement, the DTI Board requested that Evercore evaluate the fairness of the Consideration to be paid to the Sellers in the Acquisition, from a financial point of view, to DTI. On October 5, 2026, Evercore rendered its oral opinion to the DTI Board that, as of such date and based upon and subject to the various assumptions, qualifications, and limitations set forth in its written opinion, the consideration (consisting of DTI Common Stock and £60,000,000.00 in cash) to be paid to the Sellers in the Acquisition was fair, from a financial point of view, to DTI. Evercore subsequently confirmed its oral opinion by delivery of a written opinion, dated October 8, 2026 that, as of such date and based upon and subject to the various assumptions, qualifications, and limitations set forth therein, the Consideration to be paid to the Sellers in the Acquisition was fair, from a financial point of view, to DTI.

The full text of the written opinion of Evercore, dated October 8, 2026, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference to this proxy statement/prospectus in its entirety. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the DTI Board (solely in its capacity as such) in connection with its evaluation of the proposed Acquisition. The opinion does not constitute a recommendation to the DTI Board or to any other persons in respect of the Acquisition, including as to how any holder of shares of DTI Common Stock should vote or act in respect of the Acquisition. Evercore’s opinion does not address the relative merits of the Acquisition as compared to other business or financial strategies that might be available to DTI, nor does it address the underlying business decision of DTI to engage in the Acquisition.

In connection with rendering its opinion Evercore, among other things:

•        reviewed certain publicly available business and financial information relating to the Group and DTI that Evercore deemed to be relevant, including publicly available research analysts’ estimates relating to DTI;

•        reviewed certain internal projected financial data relating to the Group prepared and furnished to Evercore by management of DTI and certain internal projected financial data relating to DTI prepared and furnished to Evercore by management of DTI, each as approved for Evercore’s use by DTI (the “Forecasts”);

•        discussed with managements of DTI and the Group their assessment of the past and current operations of the Group, the current financial condition and prospects of the Group and the Forecasts relating to the Group, and discussed with management of DTI their assessment of the past and current operations of DTI, the current financial condition and prospects of DTI, and the Forecasts;

•        reviewed the reported prices and the historical trading activity of DTI Common Stock;

•        compared the financial performance of the Group and DTI and DTI’s stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•        compared the financial performance of the Group and the valuation multiples relating to the Acquisition with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•        reviewed the financial terms and conditions of the Share Purchase Agreement; and

•        performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of DTI that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, Evercore assumed with the consent of the DTI Board that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of DTI as to the future financial performance of DTI and the Group and the other matters covered thereby. Evercore expressed no view as to the Forecasts or the assumptions on which they were based.

For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis that the representations and warranties of each party contained in the Share Purchase Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Share Purchase Agreement and that all conditions to the consummation of the Acquisition would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Acquisition would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Group, DTI or the consummation of the Acquisition or reduce the contemplated benefits to DTI of the Acquisition.

Evercore did not conduct a physical inspection of the properties or facilities of the Group or DTI and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Group or DTI, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of the Group or DTI under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of October 8, 2026 and financial, economic, market and other conditions as they existed and as could be evaluated as of that date. Subsequent developments could affect Evercore’s opinion and Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to DTI, from a financial point of view, of the Consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Group, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of DTI or the Group, or any class of such persons, whether relative to the Consideration or otherwise. Evercore was not asked to, nor did it express any view on, and its opinion did not address, any other term or aspect of the Share Purchase Agreement or the Acquisition, including, without limitation, the structure or form of the Acquisition, or any term or aspect of any other agreement or instrument contemplated by the Share Purchase Agreement or entered into or amended in connection with the Share Purchase Agreement, including the Rollover Documents. Evercore’s opinion did not address the relative merits of the Acquisition as compared to other business or financial strategies that might be available to DTI, nor does it address the underlying business decision of DTI to engage in the Acquisition. Evercore did not express any view on, and its opinion did not address, what the value of DTI Common Stock actually will be when issued or the prices at which DTI Common Stock will trade at any time, including following announcement or consummation of the Acquisition, as to the potential effects of volatility in the credit, financial and stock markets on DTI, the Group or the Acquisition or as to the impact of the Acquisition on the solvency or viability of DTI or the Group or the ability of DTI or the Group to pay their respective obligations when they come due. Evercore’s opinion did not constitute a recommendation to the DTI Board or to any other persons in respect of the Acquisition, including as to how any holder of shares of DTI Common Stock should vote or act in respect of the Acquisition. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by DTI and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the DTI Board on October 5, 2026, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before October 1, 2026, and is not necessarily indicative of current market conditions.

For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of DTI and the Group. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analyses

Discounted Cash Flow Analysis

The Group

Evercore performed a discounted cash flow analysis of the Group to calculate ranges of implied present values of the enterprise value of the Group utilizing estimates of the standalone unlevered, after-tax free cash flows that the Group were forecasted to generate over the period from July 1, 2026, through December 31, 2030, based on the Forecasts. Evercore calculated terminal values for the Group using two methods: (i) an exit multiple method — under which Evercore calculated terminal values for the Group by applying a range of total enterprise values (which is referred to as “TEV”) to the last twelve months (which is referred to as “LTM”) earnings before interest, taxes, depreciation and amortization (which is referred to as “EBITDA”) multiples of 3.5x to 5.5x, which range was selected based on Evercore’s professional judgment and experience, to an estimate of the Group’s 2030 EBITDA based on the Forecasts and (ii) a perpetuity growth method — under which Evercore calculated terminal values for the Group by applying a range of perpetuity growth rates of 1.0% to 3.0%, which range was selected based on Evercore’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows that the Group were forecasted to generate in the terminal year based on the Forecasts.

The cash flows and terminal values in each case were then discounted to present value as of June 30, 2026 using discount rates ranging from 14.0% to 16.0%, representing an estimate of the Group’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience, to derive implied enterprise value reference ranges for the Group. This analysis indicated ranges of implied enterprise values of the Group as set forth in the table below, as compared to an implied value of the Consideration of $124.4 million, based on 17,355,139 shares of DTI Common Stock having a deemed value of approximately $43.5 million, calculated using the 20-day volume weighted average price of the DTI Common Stock of $2.50 per share on October 1, 2026 (the “$2.50 DTI Common Stock 20-day VWAP”):

Methodology	Implied Enterprise Values (in $m)
Exit Multiple Method	$110 – $154
Perpetuity Growth Rate Method	$111 – $143

DTI

Evercore performed a discounted cash flow analysis of DTI to calculate ranges of implied present values of the per share equity value of DTI utilizing estimates of the standalone unlevered, after-tax free cash flows that DTI was forecasted to generate over the period from July 1, 2026, through December 31, 2030, based on the Forecasts. Evercore calculated terminal values for DTI using two methods: (i) an exit multiple method — under which Evercore calculated terminal values for DTI by applying a range of TEV to the LTM EBITDA multiples of 3.0x to 5.0x, which range was selected based on Evercore’s professional judgment and experience, to an estimate of DTI’s 2030 EBITDA based on the Forecasts and (ii) a perpetuity growth method — under which Evercore calculated terminal values for DTI by applying a range of perpetuity growth rates of 1.0% to 3.0%, which range was selected based on Evercore’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows that DTI was forecasted to generate in the terminal year based on the Forecasts.

The cash flows and terminal values in each case were then discounted to present value as of June 30, 2026 using discount rates ranging from 14.0% to 16.0%, representing an estimate of DTI’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience, to derive implied enterprise value reference ranges for DTI. Based on these ranges of implied enterprise values, DTI’s estimated net debt as of June 30, 2026 based on the Forecasts, and the number of fully diluted shares outstanding of DTI Common Stock as of June 30, 2026, based on DTI’s filings as approved for Evercore’s use by management of DTI, this analysis indicated ranges of implied equity values per share of DTI Common Stock as set forth in the table below, as compared to the $2.50 DTI Common Stock 20-day VWAP:

Methodology	Implied Equity Values Per Share
Exit Multiple Method	$2.65 – $4.54
Perpetuity Growth Rate Method	$2.39 – $3.47

Publicly Traded Companies Analysis

The Group

Evercore reviewed and compared certain financial information of the Group to corresponding financial multiples and ratios for the following selected publicly traded companies in the oilfield services industry:

•        ACT Energy Technologies Ltd.

•        Expro Group Holdings N.V.

•        Innovex International, Inc.

•        KLX Energy Services Holdings, Inc.

•        National Energy Services Reunited Corp.

•        PHX Energy Services Corp.

•        Ranger Energy Services, Inc.

•        RPC, Inc.

For each of the selected companies, Evercore calculated enterprise value as a multiple of estimated calendar years 2026 and 2027 EBITDA (which is referred to as “EV/EBITDA”) based on information obtained from FactSet.

The results of these calculations were as follows:

Benchmark	Low to High	Median
EV/EBITDA (2026E)	3.7x – 8.6x	4.8x
EV/EBITDA (2027E)	3.2x – 7.1x	4.3x

Based on the multiples it derived for the selected companies and its professional judgment and experience, Evercore applied EV/EBITDA multiple reference ranges of 4.00x to 5.00x and 3.50x to 4.50x to an estimate of the Group’s calendar year 2026 EBITDA and calendar year 2027 EBITDA, respectively, in each case based on the Forecasts, to derive implied enterprise value reference ranges for the Group. This analysis indicated implied enterprise value reference ranges for the Group as set forth in the table below, as compared to an implied value of the Consideration of $124.4 million, based on 17,355,139 shares of DTI Common Stock having a deemed value of approximately $43.5 million, calculated using the $2.50 DTI Common Stock 20-day VWAP:

Metric	Implied Enterprise Value ($m)
EV/EBITDA (2026E) (Forecasts)	$90 – $112
EV/EBITDA (2027E) (Forecasts)	$98 – $126

Although none of these companies is directly comparable to the Group, Evercore selected these companies because they are publicly traded companies in the oilfield services industry with operations and business characteristics that Evercore, in its professional judgment and experience, considered generally relevant to the Group for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.

DTI

Evercore reviewed and compared certain financial information of DTI to corresponding financial multiples and ratios for the selected publicly traded companies in the oilfield services industry as described in the section above under the caption “— Publicly Traded Companies Analysis — The Group”.

Based on the multiples it derived for the selected companies and its professional judgment and experience, as described in the section above under the caption “— Publicly Traded Companies Analysis — The Group”, Evercore applied EV/EBITDA multiple reference ranges of 3.50x to 4.50x and 3.00x to 4.00x to an estimate of DTI’s calendar year 2026 EBITDA and calendar year 2027 EBITDA, respectively, in each case based on the Forecasts, to derive implied enterprise value reference ranges for DTI. Based on these ranges of implied enterprise values, DTI’s estimated net debt as of June 30, 2026 based on the Forecasts, and the number of fully diluted shares outstanding of DTI Common Stock as of June 30, 2026, based on DTI’s filings as approved for Evercore’s use by management of DTI, this analysis indicated ranges of implied equity values per share of DTI Common Stock as set forth in the table below, as compared to the $2.50 DTI Common Stock 20-day VWAP:

Metric	Implied Equity Values Per Share
EV/EBITDA (2026E) (Forecasts)	$2.11 – $3.11
EV/EBITDA (2027E) (Forecasts)	$2.34 – $3.58

Although none of these companies is directly comparable to DTI, Evercore selected these companies because they are publicly traded companies in the oilfield services industry with operations and business characteristics that Evercore, in its professional judgment and experience, considered generally relevant to DTI for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.

Precedent Transaction Analysis

Evercore reviewed publicly available information related to the following selected precedent oilfield services transactions announced since 2018.

Date Announced	Target	Acquiror
July 2026	Sonic Holdings, LLC	Superior Energy Services
June 2026	TCO Group AS	Innovex International, Inc.
May 2026	Enhanced Well Technologies Group AS	Expro Group Holdings N.V.
February 2026	Valiant Artificial Lift Solutions, LLC	Flowco Holdings Inc.
August 2025	Quail Tools LLC	Superior Energy Services
July 2025	Iron Horse Energy Services	Trican Well Service Ltd.
June 2025	Flexible Engineered Solutions (Group) Holdings Limited	Hunting PLC
June 2025	The Surface Pressure Control business of Baker Hughes Company	Cactus, Inc.
June 2025	Citadel Casing Solutions	Innovex International, Inc.
December 2024	Downhole Well Solutions, LLC	Innovex International, Inc.
October 2024	Parker Drilling Company	Nabors Industries Ltd
March 2024	RMSpumptools Limited	ChampionX Corporation
February 2024	Coretrax Global Limited	Expro Group Holdings N.V.
November 2023	Rathmay Limited	Ashtead Technology Holdings plc
November 2023	Variperm Energy Services	Forum Energy Technologies
July 2023	Ulterra Drilling Technologies	Patterson-UTI Energy, Inc.
January 2023	FlexSteel Technologies Holdings, Inc.	Cactus, Inc.
December 2022	Hiretech Limited	Ashtead Technology Holdings plc
February 2020	Enpro Subsea Limited	Hunting PLC
October 2018	MOTI Holdco, LLC (formerly Magnum Oil Tools International)	Nine Energy Service, Inc.

For each selected transaction, Evercore calculated the EV/EBITDA for the target company or business in the applicable transaction based on information obtained from public filings, MergerMarket and CapitalIQ.

The results of these calculations were as follows:

Benchmark	Low to High	Median
EV/EBITDA	2.6x – 9.7x	4.7x

Based on the multiples it derived from the selected transactions and its professional judgment and experience, Evercore derived implied enterprise values for the Group by applying a selected reference range of EV/2026E EBITDA multiples of 4.0x to 6.0x and applied this range of multiples to an estimate of the Group’s calendar year 2026 EBITDA, based on the Forecasts, to derive implied enterprise value reference ranges for the Group.

This analysis indicated implied enterprise value reference ranges for the Group of $90 million to $135 million, as compared to an implied value of the Consideration of $124.4 million, based on 17,355,139 shares of DTI Common Stock having a deemed value of approximately $43.5 million, calculated using the $2.50 DTI Common Stock 20-day VWAP.

Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to the Group and none of the selected transactions is directly comparable to the Acquisition, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to the Group for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.

Other Factors

Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

Analysts Price Targets

Evercore reviewed selected publicly available share price targets of research analysts’ estimates known to Evercore as of October 1, 2026, noting that the low and high share price targets ranged from $2.80 to $6.00 for DTI Common Stock, as compared to the $2.50 DTI Common Stock 20-day VWAP. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of DTI Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of DTI and future general industry and market conditions.

52-Week Trading Range Analysis

Evercore reviewed historical trading prices of shares of DTI Common Stock during the 52-week period ended October 1, 2026, noting that low and high prices (based on closing values) during such period ranged from $1.93 to $4.49 per share of DTI Common Stock, as compared to the $2.50 DTI Common Stock 20-day VWAP.

Miscellaneous

The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the DTI Board. In connection with the review of the Acquisition by the DTI Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of DTI Common Stock. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of DTI or its advisors. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Evercore prepared these analyses for the purpose of providing an opinion to the DTI Board as to the fairness of the Consideration to be paid to the Sellers in the Acquisition, from a financial point of view, to DTI. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of the DTI Board (in its capacity as such) in connection with its evaluation of the proposed Acquisition. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.

Evercore did not recommend any specific amount of consideration to the DTI Board or DTI management or that any specific amount of consideration constituted the only appropriate consideration in the transaction for the DTI stockholders.

Pursuant to the terms of Evercore’s engagement letter with DTI, DTI has agreed to pay Evercore a fee for its services in the aggregate amount of $2.25 million, of which (i) $150,000 was payable upon the execution of the Letter of Intent with respect to the Acquisition and is fully creditable against any fee payable upon the consummation of the Acquisition, (ii) $500,000 was payable upon delivery of Evercore’s opinion in connection with the Share Purchase Agreement and is fully creditable against any fee payable upon the consummation of the Acquisition and (iii) the remainder will be payable contingent upon the consummation of the Acquisition. DTI has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.

During the two year period prior to the date of Evercore’s opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to DTI unrelated to the Acquisition and Evercore has not received any compensation from DTI during such period, other than the fee set forth in clause (i) of the immediately preceding paragraph. In addition, during the two year period prior to the date of Evercore’s opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Hicks Equity Partners LLC or its affiliate HEP Partners LLC, the controlling shareholder of Parent, and Evercore has not received any compensation from Hicks Equity Partners LLC or HEP Partners LLC, during such period. In addition, during the two year period prior to the date of Evercore’s opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to the Group and Evercore has not received any compensation from the Group during such period. Evercore may provide financial advisory or other services to DTI, Hicks Equity Partners LLC, HEP Partners LLC and the Group in the future, and in connection with any such services Evercore may receive compensation. In addition, Evercore and/or its affiliates are also having active discussions with DTI to provide investment banking advisory, capital markets and/or underwriting services unrelated to Evercore’s engagement with DTI in connection with the Acquisition, for which Evercore would expect to receive customary fees if it is engaged and the transactions are consummated.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to DTI, the Group, potential parties to the Acquisition and/or any of their respective affiliates or persons that are competitors, customers or suppliers of DTI or the Group.

DTI engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

THE Share purchase agreement

The following section summarizes certain material provisions of the SPA, which is included in this prospectus as Annex A and is incorporated by reference herein. The summary of the SPA below and elsewhere in this prospectus is qualified in its entirety by reference to the SPA. This summary does not purport to be complete and may not contain all of the information about the SPA that is important to you. This section is not intended to provide you with any factual information about DTI or the Group. The rights and obligations of DTI and the Group are governed by the SPA and not by this summary or any other information contained in or incorporated by reference into this prospectus. You are urged to read the SPA carefully and in its entirety, as well as this prospectus and the information incorporated by reference into this prospectus.

Explanatory Note Regarding the SPA

Factual disclosures about DTI and the Group contained in this proxy statement/prospectus or in documents incorporated by reference may supplement, update or modify the factual disclosures about DTI or the Group contained in the SPA. The representations, warranties and covenants made in the SPA were negotiated for the principal purpose of allocating risk between the parties and establishing circumstances in which a party may have the right not to consummate the Acquisition if the representations and warranties of another party are untrue, and were not intended to be a characterization of the actual state of facts or condition of any party. The representations and warranties are subject to contractual standards of materiality and knowledge, the disclosure letters and other qualifications set forth in the SPA. You should not rely on the representations and warranties as characterizations of the actual state of facts or condition of DTI, Buyer, the Group or the Sellers. For a discussion of the Acquisition and related risks, see the sections entitled “The Acquisition” and “Risk Factors,” beginning on pages 43 and 13, respectively.

Parties; Structure of the Acquisition

On October 8, 2026, DTI entered into the SPA with Buyer, the Group, Michael David Loggie, Michael David John Loggie and Jack William Loggie; Michael David Loggie and Jack William Loggie, solely in their capacity as trustees of The Loggie Family Trust (the “Loggie Trustee Sellers”); the Trustee Seller; and the Seller Representative. Under the SPA, and subject to its terms and conditions, Buyer will acquire from the Sellers all of the issued share capital of the Group, consisting of 1,240 ordinary shares of £1.00 each of Saltire and 100 ordinary shares of £1.00 each of Foxley. Upon the Closing, the Group will become indirect wholly owned subsidiaries of DTI, and their respective subsidiaries will become indirect subsidiaries of DTI.

Consideration

The aggregate consideration payable to the Sellers at Closing consists of (i) the Cash Consideration and (ii) the Consideration Loan Notes, which, pursuant to the Rollover Documents, will be exchanged at Closing for the Equity Consideration. The Cash Consideration reflects an equity value agreed by reference to the Locked Box Accounts and the EV to Equity Bridge (as defined in the SPA) of the Group as of the Locked Box Date and is subject to the adjustments described in the SPA, including (a) an increase by a daily profit ticker of £23,354 for each day from July 1, 2026 until the Closing (the “Profit Ticker Amount”), (b) reductions for any agreed known leakage (the “Known Leakage Amounts”) and for an agreed amount in respect of historic lease taxes (the “Agreed Tax Deduction”), and (c) an increase or decrease for an agreed adjustment relating to an employee benefit trust tax liability. Any amounts owed by the Sellers and their related persons to the Group as of the Closing will be repaid to the Group out of the Adjusted Cash Consideration.

The number of shares of DTI Common Stock comprising the Equity Consideration is fixed and will not be adjusted for changes in the market price of DTI Common Stock before the Closing. There is no escrow, earnout or post-Closing true-up. The Trustee Seller will receive its consideration entirely in cash, and the other Sellers will receive a correspondingly greater portion of their consideration in DTI Common Stock. Following the Closing, and assuming the exchange of the Consideration Loan Notes pursuant to the Rollover Documents, the Sellers are expected to own approximately 33% of the outstanding DTI Common Stock based on 35,282,224 shares outstanding as of October 8, 2026.

Warranties

The Sellers and the Group have made customary fundamental warranties (the “Fundamental Warranties”) and commercial warranties (the “Commercial Warranties”) regarding the Sellers, the Group and their businesses, qualified by a disclosure letter delivered by the Sellers (the “Disclosure Letter”). Buyer and DTI have made customary warranties. Buyer has obtained the W&I Policy. The premium for the W&I Policy will be borne equally by Buyer and the Sellers, and Buyer will bear the retention.

Covenants

During the Interim Period, the Sellers have agreed to use commercially reasonable efforts to conduct the businesses of the Group in the ordinary course, subject to specified exceptions, and not to solicit, encourage or engage in discussions regarding alternative transactions.

DTI has agreed, among other things, to (i) file an additional listing application with Nasdaq for the Equity Consideration; (ii) prepare and file with the SEC, within 45 days after the date of the SPA, the Form S-4 Registration Statement, of which this proxy statement/prospectus forms a part, and use its reasonable best efforts to have it declared effective; (iii) duly call and hold the Special Meeting to obtain the Parent Stockholder Approval; and (iv) include in this proxy statement/prospectus the recommendation of the DTI Board that DTI stockholders vote in favor of the Share Issuance Proposal and the Ratification Proposal, which recommendation may not be withdrawn or modified in a manner adverse to the Sellers. If a quorum is not present or sufficient proxies have not been received, DTI is required to adjourn or postpone the Special Meeting for up to 30 days, but not to a date later than three Business Days before the Outside Date as provided in Section 7.13(i) of the SPA.

The SPA does not include a “fiduciary out” permitting the DTI Board to withdraw or modify its recommendation in response to a superior proposal, and the SPA does not provide a specific termination right if DTI stockholders fail to provide the Parent Stockholder Approval. However, either Buyer or the Seller Representative may terminate the SPA if a mutual closing condition (including the Parent Stockholder Approval) becomes incapable of being satisfied before the Outside Date. If the Share Issuance Proposal is approved but the Ratification Proposal is not, DTI must file a petition with the Delaware Court of Chancery under Section 205 of the DGCL within 15 Business Days and use its reasonable best efforts to obtain a final, non-appealable validation order before the Outside Date, and DTI and Buyer may not terminate the SPA at the Outside Date if the failure to close is primarily attributable to the pendency of those proceedings. The absence of a “fiduciary out” provision is consistent with customary UK M&A practice, where share purchase agreements do not typically include provisions permitting a party to terminate or modify its recommendation in order to accept a superior third-party proposal.

After the Closing, DTI has agreed to remain current in its reporting obligations for purposes of Rule 144(c) under the Securities Act until 24 months after the expiration of the Lock-Up Period, to remove restrictive legends within five Business Days after a written request following expiration of the Lock-Up Period, and to maintain the listing of DTI Common Stock on Nasdaq.

Parent Stockholder Approval

Under the SPA, the Parent Stockholder Approval means approval by DTI stockholders of (i) the Share Issuance Proposal, as required by Nasdaq Listing Rule 5635(a), and (ii) the Ratification Proposal under Section 204 of the DGCL; provided that clause (ii) will be deemed satisfied if, in lieu of such ratification, a final, non-appealable order of the Delaware Court of Chancery validating the Prior Elections and related acts is obtained under Section 205 of the DGCL. See the section entitled “Ratification Proposal” beginning on page 37 of this prospectus.

Conditions to Closing

The obligation of each party to complete the Acquisition is subject to (i) the absence of any law or order restraining or prohibiting the Acquisition; (ii) the Form S-4 Registration Statement having been declared effective; (iii) receipt of the Parent Stockholder Approval; and (iv) Nasdaq approval of the listing of the Equity Consideration.

Buyer’s obligation is further subject to (a) the Fundamental Warranties being true and accurate, other than de minimis inaccuracies, at signing and at Closing; (b) the Commercial Warranties being true and accurate as of the date of the SPA, except where the failure to be true and accurate would not reasonably be expected to have a material adverse effect on the Group; (c) performance of the Sellers’ and the Group’s covenants in all material respects; (d) the absence of a material adverse effect in respect of each Company (a “Material Adverse Effect”); and (e) Buyer having obtained debt and/or equity financing (the “Financing”) on terms consistent with the agreed financing terms in the SPA (the “Agreed Financing Terms”), in an aggregate amount sufficient to pay the Adjusted Cash Consideration and related fees and expenses.

The Sellers’ obligation is further subject to (a) the warranties of Buyer and DTI being true and accurate, except where the failure to be true and accurate would not reasonably be expected to have a material adverse effect on the ability of Buyer or DTI to consummate the Acquisition; (b) performance of Buyer’s and DTI’s covenants in all material respects; (c) the Lock-up and Investor Rights Agreement being in full force and effect as of Closing; and (d) His Majesty’s Revenue and Customs having confirmed in writing under section 138 of the Taxation of Chargeable Gains Act 1992 and section 701 of the Income Tax Act 2007 (as applicable) that no counteraction notice will be issued in respect of the disposal of the shares of the Group or the exchange of the Consideration Loan Notes for DTI Common Stock, and that the exchange of shares for loan notes will be effected without arrangements to which section 137 of the Taxation of Chargeable Gains Act 1992 applies.

Termination of the Share Purchase Agreement

The SPA may be terminated (i) by mutual written consent of Buyer and the Seller Representative; (ii) by Buyer or the Seller Representative if the Closing has not occurred by the Outside Date, except under certain circumstances; (iii) by Buyer or the Seller Representative if a final, non-appealable order permanently prohibits the Acquisition; (iv) by Buyer upon the occurrence of a Material Adverse Effect, subject to a 20 Business Day cure period, a dispute resolution process with the Seller Representative and an expert determination procedure; (v) by the Seller Representative if the Financing has not been obtained by November 30, 2026, the parties have completed a prescribed period of good faith discussions regarding the Financing, and the Seller Representative and Buyer determine, acting reasonably and in good faith, that there is no reasonable prospect of the Financing being obtained by the Outside Date; (vi) by Buyer or the Seller Representative if Buyer has not obtained the Financing by the Outside Date despite using all reasonable efforts; or (vii) by Buyer or the Seller Representative if a condition to Closing becomes incapable of satisfaction prior to the Outside Date.

Expense Reimbursement

The SPA does not provide for a termination fee payable by either party. If the SPA is terminated in specified circumstances and, within 12 months after termination, the Group or the Sellers enter into an alternate transaction (an “Alternate Transaction”), the Sellers (other than the Trustee Seller) must reimburse Buyer’s documented out-of-pocket expenses, up to £1,500,000.

Indemnification; Release; Remedies

The Sellers (other than the Trustee Seller) have agreed to indemnify Buyer for unprovided pre-Closing taxes of the Group and certain specified tax liabilities (including tax liabilities relating to historic Scottish leases, an employee benefit trust and the voluntary dissolution of a Romanian subsidiary of the Group (“Saltire Romania”)), and to pay Buyer for any leakage, in each case subject to the limitations and survival periods in the SPA. Recourse for warranty claims and most tax indemnity claims is limited to the W&I Policy.

The Sellers’ aggregate liability for warranty claims and most tax indemnity claims is capped at £1, their aggregate liability for certain excluded tax claims is capped at £2,500,000, and their aggregate liability for all other claims (other than leakage, excluded tax and fraud claims) is capped at the Adjusted Cash Consideration received by them. The tax warranties and tax indemnities survive for five years following the Closing (or, for the tax liability relating to Saltire Romania, until the later of five years and the resolution of the related proceedings and dissolution), while leakage claims survive for 12 months. At Closing, the Sellers will release the Group from specified claims. The parties are entitled to specific performance. Buyer may assign its rights under the SPA to its financing sources as collateral.

Lock-up and Investor Rights Agreement

Concurrently with the execution of the SPA, DTI and the Sellers entered into the Lock-up and Investor Rights Agreement, which will become effective as of the Closing. The Lock-up and Investor Rights Agreement provides for, among other things, (i) lock-up restrictions on transfers of the Equity Consideration during the Lock-Up Period, with tranches of shares released at 12, 18 and 24 months following the Closing, subject to an early release mechanism; (ii) limitations on sales volume and restrictions on transfers to certain prohibited transferees; (iii) the Sellers’ right to participate in certain secondary offerings conducted by DTI; and (iv) the right of the Seller Representative to designate either a director or a non-voting observer to the DTI Board, subject to specified fall-away thresholds based on the Sellers’ ownership percentage. The Lock-up and Investor Rights Agreement is attached to the Form S-4 Registration Statement as Exhibit 10.2.

Financing

Buyer expects to fund the Cash Consideration through new debt financing and borrowings under DTI’s existing credit facility. The SPA requires Buyer to keep the Seller Representative reasonably informed of the status of the Financing, including by providing written updates no less frequently than every five Business Days regarding key milestones and any developments that could prevent or delay the Financing.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPA

The following is a general discussion of the material U.S. federal income tax consequences of the Acquisition to holders of DTI Common Stock. This discussion does not address any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date hereof. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

The Acquisition is structured as a direct share purchase by Buyer of 100% of the issued and outstanding share capital of each of Saltire and Foxley from the Sellers, which will be treated as a taxable acquisition described in Code Section 1001 pursuant to which Buyer will take a cost basis in the equity purchased from the Sellers. DTI is not itself a party to a merger, and DTI’s corporate existence, certificate of incorporation, bylaws and currently outstanding shares of DTI Common Stock will not be directly affected by the Acquisition. Existing DTI stockholders are not exchanging, converting, or otherwise disposing of any shares of DTI Common Stock solely as a result of the Acquisition. In connection with the Acquisition, DTI stockholders are being asked to approve the issuance of shares of DTI Common Stock to the Sellers as Equity Consideration under Nasdaq Listing Rule 5635(a) and the Ratification Proposal.

Accordingly, there will be no material U.S. federal income tax consequences to existing holders of DTI Common Stock solely as a result of the consummation of the Acquisition and the issuance of the Equity Consideration to the Sellers. Existing DTI stockholders will not recognize any gain or loss and will not be required to include any amount in income, for U.S. federal income tax purposes solely as a result of the Acquisition.

The tax consequences of the Acquisition to holders of DTI Common Stock will depend on each holder’s particular facts and circumstances.

ALL HOLDERS OF DTI COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

The preceding discussion is intended only as a summary of the material U.S. federal income tax consequences of the Acquisition to holders of DTI Common Stock. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. Each holder of DTI Common Stock is strongly encouraged to consult its own tax advisor regarding the specific tax consequences of the Acquisition to such holder, including U.S. federal, state, local, non-U.S. and other tax consequences.

INFORMATION ABOUT DTI

Drilling Tools International Corporation

Drilling Tools International Corporation is a global oilfield services company that designs, engineers, manufactures and provides a differentiated, rental-focused offering of downhole tools for use in onshore and offshore horizontal and directional drilling operations, as well as other solutions across the well life cycle. DTI operates through its Directional Tool Rentals, Premium Tools and Wellbore Optimization Tools divisions, together with its Other Products & Services offerings, and serves diversified oilfield service companies and exploration and production operators from locations across North America and international service and support centers in Europe, the Middle East and Asia-Pacific. DTI Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “DTI.”

DTI’s principal executive offices are located at 10370 Richmond Avenue, Suite 1000, Houston, Texas 77042, and its telephone number is (832) 742-8500, or email InvestorRelations@drillingtools.com. Additional information about DTI and its subsidiaries is included in the documents incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information.”

Buyer

Casing Technologies Group Limited is a full-service, down-hole tool rental company for land and offshore operations focused on wellbore construction rental items for both traditional hydrocarbon extraction and geothermal industries. Buyer’s primary operations are located in the United Kingdom, Europe, and Africa.

INFORMATION ABOUT the group

Unless otherwise indicated or the context otherwise requires, all references in this section to “Group,” “Saltire Energy,” and other similar terms refer to Saltire Energy Limited, Foxley Energy Limited and their respective subsidiaries prior to the consummation of the Acquisition, which will be the business of DTI and its consolidated subsidiaries after giving effect to the Acquisition.

DESCRIPTION OF BUSINESS

The Group

Saltire Energy is a specialist provider of downhole oilfield equipment rental and related ancillary services to the upstream oil and gas industry, with operations spanning the United Kingdom, Africa, Middle East and the Far East. The Group’s principal activities comprise the provision of drilling equipment rental, torquing and testing, pressure testing, and repair and refurbishment services to oil and gas operators, drilling contractors, and oilfield services companies across the full well lifecycle, from exploration and appraisal drilling through to well completion, workover, intervention, and plugging and abandonment. Saltire Energy provides a range of well-construction equipment that forms part of the drill string, enabling offshore crews to drill safely and efficiently. The Group’s core product lines include drill pipe and drill collars, tubing and wash pipe, drilling jars, and pressure-control equipment and blowout-prevention-related equipment. The Group also provides a suite of supporting services, including pressure testing, torque-and-test services, repair, refurbishment, remanufacturing, machining, and welding, all of which are critical in maintaining equipment integrity and verifying that tools can withstand the high loads and pressures encountered during drilling and well operations. The Group has also established a new tubular inspection and storage business line, which commenced commercial operations in May 2026. In the fiscal year ended June 30, 2026, the Group generated revenue from customers operating across 55 countries, with the United Kingdom and the United Arab Emirates representing the largest contributors to consolidated revenues. In the fiscal year ended June 30, 2026, Saltire Energy Limited and Foxley Energy Limited generated a turnover of £22,153,375 and £12,594,343 on a consolidated basis, respectively, as compared to £27,930,691 and £14,500,030 respectively for the prior fiscal year. As of June 30, 2026, the Group had 109 employees.

The Group comprises Saltire Energy Limited, Foxley Energy Limited and their respective subsidiaries. Saltire Energy Limited was incorporated as a private limited company in Edinburgh, Scotland on May 3, 1996 under the name International Rig & Equipment Limited and has since changed its name to Saltire Energy Limited on June 23, 2008. Saltire Energy Limited’s subsidiaries include (i) Saltire Energy SDN. BHD., a private limited company incorporated in Malaysia, (ii) Saltire Energy PTE Limited, a private limited company incorporated in Singapore, (iii) Saltire Pressure Control Limited, a private limited company incorporated in Scotland, (iv) Saltire Energy (Norway) Ltd, a private limited company incorporated in Scotland, which is also in the process of being voluntarily struck off the register, and (v) Saltire Drilling Tools Limited, a private limited company incorporated in Scotland, which is currently in the process of being voluntarily struck off the register. Foxley Energy Limited was incorporated as a private limited company in Edinburgh, Scotland on June 28, 2016. Foxley Energy Limited’s subsidiaries include (i) Saltire Energy LLC, a limited liability company incorporated in the United Arab Emirates, (ii) Saltire Energy (KSA) LLC, a limited liability company incorporated in the Kingdom of Saudi Arabia, (iii) Saltire Energy Tubular Services Limited, a private limited company incorporated in Scotland, and (iv) Saltire Energy Europe SRL, a private limited company registered in Romania.

Industry Overview

The Role of Rental Tool Companies in Upstream Oil and Gas

The upstream oil and gas industry requires a broad and specialized range of equipment and technical services to drill, complete, maintain, and ultimately abandon wells. Rental tool companies such as Saltire Energy are specialist suppliers to this industry, providing equipment and associated services across the full well lifecycle, from exploration and appraisal drilling through to plugging, abandonment, and decommissioning.

Oil and gas operators and drilling contractors typically do not own every item of specialized equipment required for each well program. Renting equipment from specialist providers allows them to avoid tying up capital in assets that are used intermittently, to scale their equipment fleets up or down as activity levels change, and to access equipment across different operating regions without incurring the logistical cost and time required to mobilize owned assets. This model underpins sustained demand for rental tool companies across commodity and activity cycles.

Key Demand Drivers

Saltire Energy operates within the global downhole drilling tools market, which Spears & Associates, Inc. estimated to be approximately $4.3 billion in 2026. Demand for rental equipment and related equipment services is fundamentally driven by the level of upstream oil and gas activity, whereby the most important underlying driver is upstream capital expenditure. When oil and gas producers sanction new field developments or increase drilling budgets, demand for rental tools and related services increases correspondingly. Conversely, periods of lower commodity prices, elevated interest rates, cost inflation, or sustained investor pressure on oil and gas companies can cause operators to defer wells, reduce well counts, or curtail rig programs, directly reducing rental demand. Other key underlying drivers include:

•        Number of wells drilled — demand rises when operators and drilling contractors undertake more projects, including exploration wells, appraisal wells, development wells, and infill drilling programs;

•        Length and complexity of wells drilled — longer, higher-pressure, or more technically complex wells typically require greater volumes of rental equipment and more intensive service activity;

•        Brownfield maintenance and well intervention — mature producing basins generate ongoing demand for workovers, sidetracks, well integrity work, and production-enhancement projects, providing a degree of demand continuity independent of new drilling activity;

•        Well abandonment and decommissioning activity — regulatory obligations to plug and abandon end-of-life wells create a structural and growing source of demand, particularly in mature regions such as the United Kingdom Continental Shelf (“UKCS”); and

•        Safety, testing, and certification requirements — regulatory and operator-driven requirements generate demand for services such as equipment inspection, pressure testing and certification support.

The latest Baker Hughes Company worldwide rig count reports 1,919 rigs for September 2026, up 13 rigs from August 2026 and up 107 rigs from September 2025, a 5.9% year-on-year increase which reflects renewed drilling activity and broader recovery in global drilling activity whilst hydrocarbons prices have been elevated compared to prior year averages.

Recent Global Events

Geopolitical events can have a direct and material impact, both positive and negative, on oil and gas prices and, in turn, on the level of upstream activity and demand for rental equipment and services. A number of significant geopolitical events in recent years, including the Russia-Ukraine conflict, the Israel-Hamas conflict, the US-Israel-Iran conflict (including restricted access to the Strait of Hormuz), have generally tightened global oil and gas supply. This has, in turn, created upward pressure on commodity prices and driven increased global drilling activity and capital expenditure levels, providing a positive trend for rental tool companies like Saltire Energy. However, the conflict between the United States and Iran, and related regional tensions across the Middle East, had initially caused a disruption to Saltire Energy’s operations in the region, which are principally located in the United Arab Emirates and the Kingdom of Saudi Arabia. The conflict and the associated challenges of moving personnel and equipment into and around the region created logistical difficulty and adversely impacted the Group’s Middle Eastern operations during the fiscal year ended June 30, 2026. Saltire Energy Limited’s Middle East turnover on a consolidated basis declined from £2,709,473 in the fiscal year ended June 30, 2025 to £1,032,568 in the fiscal year ended June 30, 2026, a decrease of £1,676,905, and Foxley Energy Limited’s Middle East turnover on a consolidated basis declined from £12,043,738 in the fiscal year ended June 30, 2025 to £10,152,847 in the fiscal year ended June 30, 2026, a decrease of £1,890,891. Activity across the Group’s Middle Eastern operations has since returned to levels broadly consistent with performance immediately prior to the onset of the conflict.

Energy Transition

The global energy transition, encompassing national net-zero commitments, growth in renewable energy capacity, and increasing regulatory pressure on fossil fuel production, represents an evolving backdrop for the upstream oil and gas services industry. Government policies, financial-sector lending restrictions, and broader investor pressure have, in a number of jurisdictions, increased costs for oil and gas operators and introduced uncertainty into long-term investment planning.

The most notable region in which the impact of regulatory developments relating to energy transition has been relevant for Saltire Energy’s business is the United Kingdom. In light of the UK’s 2050 net zero target, in March 2021, the Department for Energy Security and Net Zero co-published with Offshore Energies UK the North Sea Transition Deal which sets out the plan for how the UK’s offshore oil and gas sector and the government will work together to meet greenhouse gas emission reduction targets. A “climate compatibility checkpoint” was introduced in 2022 to determine the compatibility of future oil and gas licensing with the wider climate change objectives, such as the reduction of greenhouse gas emissions. The UK government has committed to a ban on issuing new onshore oil and gas licenses, helping to meet the UK government’s energy commitments. These developments could materially impact the level of upstream operations activity within the UKCS. However, any such negative impact has been partially offset by an increase in decommissioning and plugging-and-abandonment activity, reflecting the maturity of the basin and the regulatory obligations placed on operators to abandon end-of-life infrastructure, which in turn create increased demand for Saltire Energy’s service capabilities.

Operating Activities

Saltire Energy is a specialist provider of downhole oilfield equipment rental and related ancillary services (such as torquing and testing, pressure testing, repair and refurbishment) as well as tubular inspection and storage services to the upstream oil and gas industry. The Group supplies equipment and technical services across the full well lifecycle, from exploration and appraisal drilling through to well completion, workover, intervention, and plugging and abandonment. Saltire Energy serves customers across the United Kingdom North Sea, Africa, the Middle East, and the Far East.

Equipment Rental

Saltire Energy’s principal business is the rental of downhole oilfield equipment to oil and gas operators, drilling contractors, and oilfield service companies. The Group owns an extensive fleet of downhole tools across a broad range of sizes, weights, and material specifications, enabling it to satisfy a wide range of customer requirements across different well types, depths, and operating environments. The Group has operational bases in Aberdeen, Abu Dhabi, Malaysia and Singapore.

The key operating equipment within Saltire Energy’s rental fleet are as follows:

•        Drill pipe — connects the rig to the bottom-hole assembly, transmits rotation and torque, and carries drilling fluid to the bit;

•        Heavyweight drill pipe — adds weight and stiffness to the drill string, helping apply controlled force to the bit and reduce stress concentrations during drilling;

•        Tubing and wash pipe — conveys fluids and supports drilling, completion, workover, and well-servicing operations;

•        Drill collars — heavy tubulars placed near the bit to provide weight-on-bit and stiffness to the bottom-hole assembly;

•        Non-magnetic drill collars — allow reliable measurement-while-drilling and directional-survey readings by minimizing magnetic interference with downhole survey tools;

•        Stabilizers — maintain centralization of the bottom-hole assembly, assist in controlling wellbore trajectory, and dampen vibration during drilling;

•        Float subs — help prevent drilling fluid or formation fluids from flowing backward through the drill string;

•        Hole openers — enlarge an existing wellbore to the required diameter;

•        Drilling jars and accelerators — deliver impact forces to help free stuck drill pipe or other downhole tools;

•        Blowout preventers and pressure-control equipment — help contain and control wellbore pressure at surface during drilling and well intervention operations; and

•        Handling equipment — safely runs, retrieves, and supports tubulars and downhole assemblies during rig floor operations.

The Group’s rental fleet had a total asset value of approximately £123 million as at June 30, 2026. The Group replaces equipment on an as-needed basis and all rental equipment is refurbished following each deployment to maintain operational readiness and equipment integrity.

Tubular Inspection and Storage

In 2026, Saltire Energy established a tubular inspection and storage business line, supported by the opening of a new facility in Aberdeen and which commenced commercial operations in May 2026. The Aberdeen facility provides a strategic hub for North Sea operations, offering customers a single location for the storage, inspection, and management of downhole tubulars. Since its inception, this new service line has secured contracts that have filled the facility close to its full operating capacity. The tubular inspection and storage offering is complementary to Saltire Energy’s core rental business and is expected to deepen relationships with existing customers as well as attract new customers.

Business Strategy

Saltire Energy’s strategy is to drive profitable growth across each of its operating regions, deepen its service offering within established markets, and selectively expand into new geographies where it identifies compelling market opportunities. The Group seeks to be a technically specialized, one-stop rental and equipment-services provider for well drilling and abandonment projects, differentiating itself through the depth and breadth of its rental inventory, the quality and condition of its equipment fleet, its in-house refurbishment and repair capability, its integrated testing and inspection services, its storage capacity, and the standard of its customer support.

The Group intends to execute its strategy through the following:

•        Maintaining and strengthening its position as a one-stop provider in core markets — Saltire Energy intends to continue to grow within each region it operates. In the United Kingdom, the Group sees opportunities for further growth as certain larger market participants leave the market, creating supply gaps in certain equipment and service needs that the Group is well-positioned to fill. For example, Saltire Energy has recently expanded its service offering within the UK through its investment in Saltire Tubular Services, a new tubular inspection and storage facility established in 2026 in Aberdeen. This facility provides the Group direct operational control over its extensive tubular inventory and provides a platform to offer inspection and storage services to a broader customer base, including oil country tubular goods suppliers and other customers operating across the UKCS. The facility also supports Saltire Energy’s participation in the long-term plugging and abandonment (“P&A”) market. The Group has invested in additional tubular inventory to fulfil a substantial program of P&A work, which it expects will provide a sustained and growing source of demand over the next decade as the UKCS basin continues to mature and as regulatory abandonment obligations increase.

•        Continued investment in the Middle East and Far East — Saltire Energy views the Middle East and Far East as highly attractive markets as these regions remain very active in oil and gas activity. The Group continues to commit capital expenditure in both regions with the objective of increasing its market share, building on its established operational presence and customer relationships in the United Arab Emirates, the Kingdom of Saudi Arabia, and the Far East. In the fiscal years ended June 30, 2026, 2025 and 2024, the Group’s percentage of turnover derived from the Middle East geographical market were 32.2%, 34.8% and 31.9% respectively.

•        Diversifying geographically into Norway, continental Europe, and Africa — Saltire Energy is pursuing a strategy of selective geographic diversification, with Norway, continental Europe, and Africa identified as priority target markets. These markets are being served from the Group’s existing UK entities, allowing the Group to leverage its established infrastructure, inventory, and operational expertise without requiring material upfront investment in new in-country facilities. The Group has been successful in securing long-term projects in testing and drilling across these geographies with a broad range of drill-pipe, tubulars and Bottom-Hole Assembly equipment being provided. Norway is a particularly attractive market to the Group, given the scale and sustained activity level of the Norwegian Continental Shelf and the operational similarities with the UKCS.

•        Leveraging expected synergies from consummation of the Acquisition — The proposed Acquisition complements the Group’s broader strategy for growth as it will provide the Group with a platform to enter more markets, particularly the North American market. The strategic rationale for the transaction rests on a number of identified synergies, including: the complementarity of each party’s rental equipment fleet across different geographies, enabling the combined Group to serve customers requiring equipment across a broader range of regions without the need for costly cross-border asset mobilization; the overlap in key customer relationships between the two businesses, providing an immediate opportunity to offer a fuller range of services to existing counterparties and to cross-sell into each other’s customer bases; and a shared operating philosophy centered on exceptional service quality, which the Group considers an important factor in the integration and long-term success of the combined business.

Suppliers

Saltire Energy relies principally on third-party manufacturers and suppliers for the equipment that comprises its rental fleet and for the components and parts required to maintain and refurbish the fleet. The Group does not source or process raw materials directly but instead procures finished or semi-finished equipment and components from a network of specialist oilfield equipment manufacturers and suppliers across its operating regions, with a typical lead time of three months and up to five months for certain specialized tubular equipment. The prices paid for equipment and components or the lead time to reach such equipment or components may be affected by, among other things, tariffs and duties on imported materials, foreign currency exchange rates, inflation, and supply chain disruptions due to geopolitical events. The Group has developed both domestic and international sourcing connections and arrangements, and while the Group maintains established relationships with its current suppliers, alternative sources of supply exist and the Group is not dependent on any one supplier.

Competition

Saltire Energy operates in a competitive market characterized by high capital requirements, evolving regulatory requirements and challenges in securing and retaining customer trust, with competitors comprised of small or regionally focused companies and large or international companies. The Group’s main competitors are Workstrings International, L.L.C., Archer Limited, and Odfjell Technology Ltd., each of which supplies comparable equipment and can be competitive across certain work scopes and geographies. Competition in the rental tool market is based primarily on the breadth and availability of inventory, equipment quality and condition, speed of mobilization, service reliability, safety and price.

The Group believes it differentiates itself from its competitors primarily through the scale and depth of its rental inventory and the quality of its customer service. Saltire Energy’s extensive asset base, with a fleet valued at approximately £123 million as at June 30, 2026, enables it to serve a broader range of customers and well programs simultaneously, and to provide rapid equipment turnarounds without being dependent on the return of tools from other active operations. The Group has also invested in its facilities with the objective of maximizing operational efficiency and reducing its reliance on third-party service providers, including through the internalization of repair and refurbishment activities. This integrated capability (which combines rental inventory, in-house maintenance, testing, and inspection services) allows Saltire Energy to offer customers a comprehensive, single-source solution that the Group considers difficult for smaller or less well-capitalized competitors to replicate.

Customers

Saltire Energy serves a diversified customer base across the upstream oil and gas industry, comprising oil and gas operators, drilling contractors, oilfield service companies, and tubular manufacturers. The Group’s customers are principally large, well-capitalized organizations operating across multiple geographies, and the Group does not consider itself dependent on any single customer for the continuity of its business. The Group’s principal customers include the four largest oilfield services companies globally, SLB, Baker Hughes Company, Weatherford International plc, and Halliburton Company, together with operator and other industry customers including Abu Dhabi National Energy Company PJSC (TAQA), Ithaca Energy plc, and Sapura Energy Berhad. The Group’s top ten customers, grouping affiliated entities within each of the four major oilfield services groups, accounted for approximately 60% of the Group’s total revenue for the fiscal year ended June 30, 2026. SLB, when its affiliated entities are aggregated, accounted for more than 25% of the Group’s consolidated revenues in the fiscal year ended June 30, 2026, and the loss of, or a significant reduction in business from, SLB could have a material adverse effect on the Group.

The Group’s customer contracts are typically structured as master service agreements, under which individual projects are executed by way of purchase orders called off against the relevant framework. The Group may also enter into contractual arrangements with its customers on a standalone basis for specific projects by way of individual purchase orders.

Seasonality

Saltire Energy’s business is not materially impacted by seasonality. Whilst certain operating regions may experience localized and temporary reductions in activity arising from adverse weather conditions, in particular winter weather in the North Sea and the extreme summer heat in parts of the Middle East, these regional patterns broadly offset one another across the Group’s diversified geographic footprint.

Cyclicality

Saltire Energy’s business is subject to cyclicality linked to the broader oil and gas price cycle and the upstream capital expenditure trends of operators and drilling contractors. As described in the “— Industry Overview” section above, the most important underlying driver of demand for Saltire Energy’s equipment and services is the level of upstream capital spending. When oil and gas prices are sustained at levels that support operator investment, drilling programs expand, well counts increase, and demand for rental equipment and associated services rises accordingly. Conversely, periods of sustained low commodity prices, elevated interest rates, or heightened investor pressure on oil and gas producers to constrain capital expenditure can result in the deferral or cancellation of drilling programs and a corresponding reduction in demand for the Group’s services.

Government Regulation and Environmental, Health and Safety Measures

Saltire Energy’s operations are subject to a broad range of environmental, health and safety (“EHS”), and other regulatory requirements in the United Kingdom and across its international operating regions. The principal UK legislative and regulatory frameworks to which the Group is subject include the Health and Safety at Work etc. Act 1974, the Management of Health and Safety at Work Regulations 1999, the Health and Safety (First Aid) Regulations 1981, the Reporting of Injuries, Diseases and Dangerous Occurrences Regulations 2013, the Provision and Use of Work Equipment Regulations 1998, the Lifting Operations and Lifting Equipment Regulations 1998, the Working at Height Regulations 2005, the Control of Noise at Work Regulations 2005, the Control of Substances Hazardous to Health Regulations 2002, the Manual Handling Operations Regulations 1992, the Environmental Protection Act 1990, the Fire (Scotland) Act 2005, the Fire Safety (Scotland) Regulations 2006, and the Water Environment and Water Services (Scotland) Act 2003. The Group is also subject to the regulatory oversight of the Scottish Environment Protection Agency in respect of its Scottish operations, including in relation to waste management and water discharge activities. The Group maintains compliance with applicable recycling and waste management legislation across its operations.

In the international jurisdictions in which Saltire Energy operates, the Group’s activities are subject to regulatory frameworks administered by national oil companies and government regulations. In the United Arab Emirates, the Group is required to maintain registration and prequalification with the Abu Dhabi National Oil Company (“ADNOC”) in order to participate in ADNOC-related projects and is also subject to the UAE

Government’s In-Country Value program, which requires contractors and suppliers to demonstrate a minimum level of local economic contribution as a condition of eligibility for certain government and government-related contracts. In the Kingdom of Saudi Arabia, the Group is subject to Saudi Aramco’s Supplier Code of Conduct, which sets out compliance, ethical, and operational standards applicable to Aramco’s supply chain participants, as well as the Saudi Arabian Government’s In-Kingdom Total Value Add program, which establishes localization requirements for goods and services procured in connection with the Kingdom’s oil and gas sector. In Malaysia, the Group’s operations are subject to the regulatory oversight of Petroliam Nasional Berhad (“PETRONAS”), including compliance with the PETRONAS Licensing Management System, which governs the registration and licensing of service providers operating within Malaysia’s upstream oil and gas sector, as well as the environmental regulatory requirements administered by the Department of Environment under the Ministry of Natural Resources and Environmental Sustainability. In Singapore, the Group is subject to applicable workplace safety and health regulations and environmental protection requirements administered by the relevant governmental authorities.

The Group monitors and manages its compliance with applicable EHS regulations through a program of risk assessments, regular third-party inspections, waste management reporting, fire safety testing, and emergency drills. The Group maintains comprehensive risk assessments across all of its operational processes, which are regularly reviewed and updated as applicable. The Group conducts regular internal audits covering all HSE aspects of its business and is additionally subject to HSE audits conducted by its customers. While the Group is not currently aware of any new environmental, health and safety regulations expected to come into force in the near term that would have a material impact on its operations or financial performance, the Group cannot predict whether additional laws and regulations will be adopted, including changes in regulatory oversight, increases in taxes, increases in inspection costs, or the effect such changes may have on the Group, its operations or financial performance.

The Group also has an anti-bribery and anti-corruption (“ABC”) policy in place. The ABC policy expressly addresses compliance with the UK Bribery Act 2010, which creates a corporate offence of failure to prevent bribery and requires the Group to implement adequate controls to prevent bribery both at home and abroad. The Group is also subject to anti-bribery, anti-corruption, and sanctions laws and regulations in other jurisdictions in which it operates, including the US Foreign Corrupt Practices Act of 1977 and applicable economic sanctions regimes. See “Risk Factors — The Group is subject to anti-bribery, anti-corruption, and sanctions laws and regulations” for further detail.

Insurance

The Group maintains insurance coverage of types and amounts that it believes to be customary and reasonable for companies of its size and with similar operations. In accordance with industry practice, however, the Group does not maintain insurance coverage against all of the operating risks to which the business is exposed. Therefore, there is a risk its insurance program may not be sufficient to cover any particular loss or all losses.

The Group’s current insurance program includes, among other things, general liability, pollution liability, clean-up costs, directors’ and officers’ liability, employer’s liability, vehicle, cyber, workers’ compensation and equipment coverage. The insurance includes various limits and deductibles or retentions, which must be met prior to or in conjunction with recovery.

Employees

As of June 30, 2026, the Group had 109 employees. In addition to its permanent workforce, the Group engaged two contractors as at the same date, one in its UK operating entity and one in its UAE operating entity. The Group’s employees are not represented by any labor union, and the Group has not experienced any work stoppages. The Group considers its relations with its employees to be satisfactory, and benefits from low staff turnover across its operations. The Group maintains a program of workplace safety measures designed to keep incident rates low.

Description of Property

As of the date hereof, the Group operated out of 15 facilities across 4 countries, comprising 7 in the United Kingdom, 4 in the United Arab Emirates, 2 in Singapore and 2 in Malaysia. The Group’s properties comprise office, yard, workshop, and storage facilities, 100% of which are leased. The Group’s principal place of business and registered office is located at Saltire Energy Hub, Badentoy Road, Aberdeen, AB12 4YD, which is leased from Loxley (Aberdeen) Limited, a related party of the Group, further details of which are set out in “Certain Related Party Transactions of the Group”. The Group considers its existing facilities to be adequate for its current operational requirements.

Please see the table below for additional information on the Group’s properties:

Location	Type (i.e. Service Centre, Office, Manufacturing Facility)	Own/Lease
United Kingdom
Portlethen, Scotland	Warehouse and office	Lease
Portlethen, Scotland	Warehouse	Lease
Portlethen, Scotland	Warehouse and office	Lease
Portlethen, Scotland	Offices, warehouse & yard	Lease
Portlethen, Scotland	Warehouse and office	Lease
Portlethen, Scotland	Warehouse	Lease
Aberdeen, Scotland	Warehouse	Lease

Middle East and Far East
Abu Dhabi, United Arab Emirates	Workshop	Lease
Abu Dhabi, United Arab Emirates	Workshop	Lease
Abu Dhabi, United Arab Emirates	Workshop	Lease
Abu Dhabi, United Arab Emirates	Office	Lease
Kuala Lumpur, Malaysia	Office	Lease
Labuan, Malaysia	Storage container	Lease
Singapore	Open Yard	Lease
Singapore	Office	Lease

Legal Proceedings

From time to time, the Group may be subject to various legal proceedings and claims arising in the ordinary course of its business. The Group is not currently a party to any material legal proceedings, and to management’s knowledge, none is threatened.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations, financial condition and liquidity position of the Group for the years ended June 30, 2026, 2025 and 2024 should be read in conjunction with the accompanying financial statements and related notes of the Group included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect the Group’s future plans, estimates, beliefs and expected performance. The following discussion and analysis of the financial condition and results of operations of the Group covers periods prior to the consummation of the Acquisition described elsewhere in this proxy statement/prospectus and does not reflect its effect on future periods. For an understanding of pro forma financial information including the effect of the Acquisition, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” of this proxy statement/prospectus. The following discussion and analysis contains forward-looking statements that are based on management’s current expectations, estimates and projections about the Group’s business and operations, and involve risks and uncertainties. Actual results may differ materially from those currently anticipated and expressed in such forward-looking statements because of various factors, including those described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this proxy statement/prospectus, all of which are difficult to predict. The Group does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law. References in this section to the “Group” are to Saltire Energy Limited, Foxley Energy Limited and their respective subsidiaries before giving effect to the Acquisition, unless the context otherwise requires or as otherwise indicated.

The combined financial statements of Saltire Energy Limited and Foxley Energy Limited included elsewhere in this proxy statement/prospectus have been prepared in accordance with generally accepted accounting practice in the United Kingdom (“UK GAAP”) defined as FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (“FRS 102”). As qualifying entities under FRS 102, Saltire Energy Limited and Foxley Energy Limited have availed themselves of certain disclosure exemptions permitted thereunder with respect to parent company information, including, but not limited to, presentation of a statement of cash flow and related notes and disclosures and reduced related-party transaction disclosures in relation to compensation for key management personnel. UK GAAP differs in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). For a description of the differences and their effects on each of Saltire Energy Limited’s and Foxley Energy Limited’s consolidated profit and total comprehensive income and total equity, please refer to the note titled “Summary of significant differences between UK GAAP and US GAAP” to each of Saltire Energy Limited’s and Foxley Energy Limited’s annual financial statements for the year ended June 30, 2026 and June 30, 2025 included elsewhere in this proxy statement/prospectus. The financial statements presented in this proxy statement/prospectus include supplemental information not contained in the UK statutory accounts as filed with Companies House, including U.S. GAAP reconciliation notes, in order to comply with the requirements of the U.S. Securities and Exchange Commission.

Overview

The Group is a specialist provider of downhole oilfield equipment rental and related ancillary services to the upstream oil and gas industry, with operations spanning the United Kingdom, Africa, Middle East and the Far East. The Group’s principal activities comprise the provision of drilling equipment rental, torquing and testing, pressure testing, and repair and refurbishment services to oil and gas operators, drilling contractors, and oilfield services companies across the full well lifecycle, from exploration and appraisal drilling through to well completion, workover, intervention, and plugging and abandonment. The Group provides a range of well-construction equipment that forms part of the drill string, enabling offshore crews to drill safely and efficiently. The Group’s core product lines include drill pipe and drill collars, tubing and wash pipe, drilling jars, and pressure-control equipment and blowout-prevention-related equipment. The Group also provides a suite of supporting services, including pressure testing, torque-and-test services, repair, refurbishment, remanufacturing, machining, and welding, all of which are critical in maintaining equipment integrity and verifying that tools can withstand the high loads and pressures encountered during drilling and well operations. The Group has also established a new tubular inspection and storage business line, which commenced commercial operations in May 2026. In the fiscal year ended June 30, 2026, the Group generated revenue from customers operating across 55 countries, with the United Kingdom and the United Arab Emirates representing the largest contributors to consolidated revenues. In the fiscal year ended June 30, 2026, Saltire Energy Limited and Foxley Energy Limited generated a turnover of £22,153,375 and £12,594,343 on a consolidated basis, respectively, as compared to £27,930,691 and £14,500,030 respectively for the prior fiscal year. As of June 30, 2026, the Group had 109 employees.

The Group comprises Saltire Energy Limited, Foxley Energy Limited and their respective subsidiaries. Saltire Energy Limited was incorporated as a private limited company in Edinburgh, Scotland on May 3, 1996 under the name International Rig & Equipment Limited and has since changed its name to Saltire Energy Limited on June 23, 2008. Saltire Energy Limited’s subsidiaries include (i) Saltire Energy SDN. BHD., a private limited company incorporated in Malaysia, (ii) Saltire Energy PTE Limited, a private limited company incorporated in Singapore, (iii) Saltire Pressure Control Limited, a private limited company incorporated in Scotland, (iv) Saltire Energy (Norway) Ltd, a private limited company incorporated in Scotland, which is also in the process of being voluntarily struck off, and (v) Saltire Drilling Tools Limited, a private limited company incorporated in Scotland, which is currently in the process of being voluntarily struck off the register. Foxley Energy Limited was incorporated as a private limited company in Edinburgh, Scotland on June 28, 2016. Foxley Energy Limited’s subsidiaries include (i) Saltire Energy LLC, a limited liability company incorporated in the United Arab Emirates, (ii) Saltire Energy (KSA) LLC, a limited liability company incorporated in the Kingdom of Saudi Arabia, (iii) Saltire Energy Tubular Services Limited, a private limited company incorporated in Scotland, and (iv) Saltire Energy Europe SRL, a private limited company registered in Romania.

Market Factors and Trends

The Group’s business is driven by the level of upstream oil and gas activity, with upstream capital expenditure being the most important underlying factor. Increased drilling budgets and new field developments boost demand for rental tools and services, while lower commodity prices, higher interest rates, cost inflation, or investor pressure can lead operators to reduce activity, directly lowering rental demand. Other key underlying drivers include the number, length and complexity of wells drilled, brownfield maintenance and intervention work, decommissioning activity, and safety and certification requirements. The latest Baker Hughes worldwide rig count reports 1,919 rigs for September 2026, up 13 rigs from August 2026 and up 107 rigs from September 2025, a 5.9% year-on-year increase which reflects renewed drilling activity and broader recovery in global drilling activity whilst hydrocarbons prices have been elevated compared to prior year averages.

Recent geopolitical events, including the ongoing conflict in Ukraine and the US-Israel-Iran conflict, have tightened global oil and gas supply, creating upward pressure on commodity prices and driving increased drilling activity. However, the US-Israel-Iran conflict and the associated challenges of moving personnel and equipment into and around the region created logistical difficulty and adversely affected the Group’s Middle Eastern operations during the fiscal year ended June 30, 2026. Saltire Energy Limited’s Middle East turnover on a consolidated basis declined from £2,709,473 in the fiscal year ended June 30, 2025 to £1,032,568 in the fiscal year ended June 30, 2026, a decrease of £1,676,905, and Foxley Energy Limited’s Middle East turnover on a consolidated basis declined from £12,043,738 in the fiscal year ended June 30, 2025 to £10,152,847 in the fiscal year ended June 30, 2026, a decrease of £1,890,891. The US-Israel-Iran conflict has continued to evolve, and the ongoing geopolitical uncertainty may continue to cause volatility in oil and gas markets, supply chain disruptions, and broader macroeconomic impacts that could result in higher inflation worldwide.

Key Metrics

The Group uses a variety of financial and operating metrics to analyze the performance of its business, including:

•        Turnover.    The Group’s turnover is generated from the sale and rental of drilling equipment across its geographic markets. The Group analyzes the amount of turnover generated annually, as turnover is an indicator of overall business activity and demand for the Group’s products and services.

During the years ended June 30, 2026, 2025 and 2024, Saltire Energy Limited’s turnover on a consolidated basis was £22,153,375, £27,930,691 and £29,770,879, respectively. During the years ended June 30, 2026, 2025 and 2024, Foxley Energy Limited’s turnover on a consolidated basis was £12,594,343, £14,500,030 and £13,504,733, respectively.

•        Group Operating Profit.    The Group analyzes the amount of operating profit generated annually, as operating profit is an indicator of profit derived from the Group’s core business operations. The Group tracks operating profit on an absolute nominal basis and as a percentage of turnover. During the year ended June 30, 2026, with respect to Saltire Energy Limited, operating profit was also evaluated on both a pre- and post-exceptional items basis.

During the year ended June 30, 2026, Saltire Energy Limited’s operating profit on a consolidated basis was £9,382,649 before exceptional items and £3,006,201 after exceptional items. During the years ended June 30, 2025 and 2024, Saltire Energy Limited’s operating profit on a consolidated basis was £14,406,324 and £14,182,847, respectively. During the years ended June 30, 2026, 2025 and 2024, Foxley Energy Limited’s operating profit on a consolidated basis was £3,625,378, £5,760,720 and £5,405,161, respectively.

•        Equity Shareholders’ Funds.    Equity shareholders’ funds represent the Group’s net assets and is an indicator of the Group’s overall financial health and capital base. The Group monitors equity shareholders’ funds to assess its ability to absorb losses, fund future growth and sustain long-term value for its shareholders. With respect to Foxley Energy Limited, equity shareholders’ funds include both equity attributable to owners of the parent company and non-controlling interests.

During the years ended June 30, 2026, 2025 and 2024, Saltire Energy Limited’s equity shareholders’ funds on a consolidated basis were £86,286,480, £85,055,305 and £75,570,171, respectively. During the years ended June 30, 2026, 2025 and 2024, Foxley Energy Limited’s equity shareholders’ funds on a consolidated basis were £27,496,637, £24,437,616 and £21,307,120, respectively.

Key Factors Affecting the Group’s Financial Condition and Results of Operations

The Group’s financial condition and results of operations depend to a significant extent on the following factors:

•        Oil Price.    The Group’s profitability is significantly influenced by prevailing oil prices and market expectations regarding future movements in oil price, as these factors directly affect the level of upstream capital expenditure and drilling activity undertaken by operators across the Group’s key geographic markets. Sustained periods of low or declining oil prices have historically led to reduced drilling budgets, lower rig utilization rates and deferrals of new field development programs, each of which reduces demand for the Group’s rental equipment and services and results in downward pressure on rental rates and turnover. Conversely, periods of elevated oil prices have generally supported increased drilling activity and higher demand for the Group’s products and services, although the Group’s ability to capitalize on such conditions may be constrained by the availability of equipment, supply chain capacity and the lead time required to mobilize assets to meet incremental demand. Oil price volatility, whether driven by changes in global supply and demand fundamentals, OPEC+ production decisions, macroeconomic conditions or geopolitical developments, introduces significant uncertainty into the Group’s forward planning.

•        Economic Conditions.    Broader macroeconomic conditions, including inflation, interest rate movements, currency fluctuations and recessionary pressures in the Group’s key markets, may reduce upstream operators’ willingness to commit capital expenditure to drilling programs, thereby reducing demand for the Group’s rental equipment and services. In particular, the United Kingdom government’s Energy Profits Levy (commonly referred to as the “windfall tax”) on oil and gas producers operating in the UK Continental Shelf has acted as a significant deterrent to future investment by North Sea operators, contributing to reduced drilling activity and project deferrals in a market that represents a material portion of the Group’s turnover. Changes in fiscal policy, tax regimes, regulatory frameworks or environmental legislation in any of the jurisdictions in which the Group operates may similarly discourage upstream investment, increase the Group’s cost of compliance or restrict the scope of permissible drilling activity, each of which could reduce the Group’s addressable market.

•        Geopolitical Events.    International conflicts, including the ongoing Russia-Ukraine conflict and hostilities in the Middle East, have caused and may continue to cause significant volatility in global oil and gas commodity prices and supply dynamics, which directly affects the level of upstream drilling activity upon which the Group’s turnover depends. Such conflicts may also result in the imposition of international sanctions, trade restrictions, supply chain disruptions and inflationary pressures that increase the Group’s operating costs and impair its ability to procure, transport and deploy equipment in affected regions. The Group has experienced temporary disruptions to its operations in certain geographic markets as a result of regional conflict, and any escalation or prolongation of such conflict could lead to further operational interruptions, reduced customer activity and delays in capital expenditure by operators, each of which would adversely affect the Group’s turnover and operating profit.

•        Competition.    The Group operates in a competitive market and competes with a number of established suppliers, certain of which are significantly larger and possess greater financial and operational resources. This competitive dynamic exerts downward pressure on pricing and margins, which may adversely affect the Group’s turnover and operating profit in periods of intensified competition or reduced drilling activity. The Group seeks to differentiate itself through product availability, breadth of equipment offering and a commitment to customer service, which management believes enables the Group to maintain and, where possible, expand its market share.

•        Customer Concentration.    The Group derives a significant portion of its revenue from a limited number of customers. For the year ended June 30, 2026, the Group’s top 10 customers, grouping affiliated entities within the major oilfield services groups, accounted for approximately 60% of the Group’s total revenue. SLB, when its affiliates are aggregated, accounted for more than 25% of the Group’s consolidated revenues in fiscal year 2026. The loss of, or a significant reduction in purchasing activity by, any one or more of these key customers could have a material adverse effect on the Group’s turnover, operating profit and cash flows. Many of the Group’s customer contracts are short-term in nature or terminable on relatively short notice, and the Group’s key customers’ own capital expenditure and drilling programs are subject to fluctuations driven by commodity prices, budgetary constraints and strategic priorities over which the Group has no control. A decision by any such customer to reduce its drilling activity, consolidate its supply chain, award contracts to competing suppliers or not renew its arrangements with the Group could result in a significant decline in turnover. The Group’s dependence on a concentrated customer base may also constrain its negotiating leverage with respect to pricing and commercial terms, which could limit the Group’s ability to pass through cost increases.

Components of Results of Operations

Saltire Energy Limited

Below is an explanation of certain key line items that appear in the consolidated statements of comprehensive income of Saltire Energy Limited.

Turnover

Turnover represents net income receivable from the sale and rental of drilling equipment. Turnover from the sale of drilling equipment is recognized when the significant risks and rewards of ownership of the goods have passed to the buyer, the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the entity and the costs incurred or to be incurred in respect of the transaction can be measured reliably. Turnover in respect of the rental of drilling equipment is recognized on a straight line basis over the rental period.

Cost of sales

Cost of sales comprises the direct costs associated with the sale and rental of drilling equipment, including direct materials, freight and logistics costs, refurbishment and maintenance expenditure incurred in restoring rental plant to operational condition following return from hire, and other direct costs attributable to the generation of turnover.

Distribution costs

Distribution costs comprise costs incurred in connection with the delivery and transportation of drilling equipment to and from customer locations.

Administrative expenses

Administrative expenses comprise staff costs (including wages and salaries, social security costs and pension contributions), professional and advisory fees (including audit and legal fees), premises-related costs, foreign exchange gains and losses arising on the retranslation of monetary assets and liabilities denominated in foreign currencies, operating lease charges, depreciation of non-rental tangible fixed assets, and other general and administrative overheads incurred in the ordinary course of business.

Other operating income

Other operating income represents sundry income that does not form part of Saltire Energy Limited’s principal trading activities.

Gain on sale of fixed assets

Gain on sale of fixed assets represents the net gain arising on the disposal of tangible fixed assets, being the excess of sale proceeds over the carrying value of the assets disposed of. Saltire Energy Limited periodically disposes of rental plant and other tangible fixed assets in the ordinary course of business as part of its ongoing fleet management and asset optimization activities.

Exceptional items

Exceptional items represent significant charges or credits that, by virtue of their nature, size or incidence, are presented separately in the consolidated statement of comprehensive income in order to provide a clearer understanding of the entity’s underlying financial performance. Such items may include, but are not limited to, costs arising from legacy employer pension and trust arrangements and write-downs of tangible fixed assets following periodic reconciliation exercises.

Interest receivable and similar income

Interest receivable and similar income represents interest on bank deposits.

Interest payable and similar expenses

Interest payable and similar expenses represents interest on bank overdrafts and loans, other interest on financial liabilities, and interest on finance leases and hire purchase contracts.

Total tax charge on profit

Total tax charge represents the sum of the tax currently payable and deferred tax. Current tax is based on taxable profit for the year and is calculated using tax rates that have been enacted or substantively enacted by the reporting end date. Deferred tax liabilities are generally recognized for all timing differences and deferred tax assets are recognized to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Such assets and liabilities are not recognized if the timing difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit. The carrying amount of deferred tax assets is reviewed at each reporting end date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realized.

Foxley Energy Limited

Below is an explanation of certain key line items that appear in the consolidated statements of comprehensive income of Foxley Energy Limited.

Turnover

Turnover represents net income receivable from the sale and rental of drilling equipment. Turnover from the sale of drilling equipment is recognized when the significant risks and rewards of ownership of the goods have passed to the buyer, the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the entity and the costs incurred or to be incurred in respect of the transaction can be measured reliably. Turnover in respect of the rental of drilling equipment is recognized on a straight line basis over the rental period.

Cost of sales

Cost of sales comprises the direct costs associated with the sale and rental of drilling equipment, including direct materials, freight and logistics costs, refurbishment and maintenance expenditure incurred in restoring rental plant and equipment to operational condition following return from hire, and other direct costs attributable to the generation of turnover.

Administrative expenses

Administrative expenses comprise staff costs (including wages and salaries, social security costs and pension contributions), professional and advisory fees (including audit fees), foreign exchange gains and losses arising on the retranslation of monetary assets and liabilities denominated in foreign currencies, depreciation of non-rental tangible fixed assets, bad debt provisions and write-offs, and other general and administrative overheads incurred in the ordinary course of business.

Other operating income

Other operating income represents sundry income that does not form part of Foxley Energy Limited’s principal trading activities.

Interest receivable and similar income

Interest receivable and similar income represents other interest income.

Interest payable and similar expenses

Interest payable and similar expenses represents interest on finance leases and hire purchase contracts.

Tax on profit

Tax on profit represents the sum of the tax currently payable and deferred tax. Current tax is based on taxable profit for the year and is calculated using tax rates that have been enacted or substantively enacted by the reporting end date. Deferred tax liabilities are generally recognized for all timing differences and deferred tax assets are recognized to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Such assets and liabilities are not recognized if the timing difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit. The carrying amount of deferred tax assets is reviewed at each reporting end date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realized.

Currency translation differences

Transactions in currencies other than pounds sterling are recorded at the exchange rates prevailing at the dates of the transactions, and monetary assets and liabilities denominated in foreign currencies are retranslated at the rates prevailing at each reporting end date, with resulting gains and losses recognized in the statement of comprehensive income. The financial statements of overseas subsidiary undertakings are translated at the exchange rate ruling at the balance sheet date, with exchange differences arising on the retranslation of opening net assets and from the translation of the income and expenditure of foreign operations recognized in reserves through other comprehensive income.

Factors Affecting the Comparability of the Group’s Results

The Group’s historical financial condition and results of operations for the periods presented may not be comparable, either from period to period or going forward due to recognition of several exceptional items.

•        During the year ended June 30, 2026, Saltire Energy Limited incurred exceptional costs of £1,879,350 in relation to historic employer pension and trust arrangements. In particular, this reflects the legacy inheritance tax (“IHT”) charges, including interest accrued, recognized during the period and which arose from the employee benefit trusts (“EBTs”) established by Saltire Energy Limited and one of its subsidiaries, Saltire Pressure Control Limited. During the same period, following a comprehensive exercise to ensure that tangible fixed assets on hand supported underlying records and remained in suitable condition for operational requirements, the directors of the company recognized a loss on disposal of fixed assets of £4,497,098 (which includes exceptional depreciation of £350,406 charged in connection with that exercise, in respect of assets with a net book value of £4,146,692) in the period.

•        During the year ended June 30, 2024, Foxley Energy Limited recognized exceptional income of £1,245,770 due to a VAT repayment from HMRC following the conclusion of a HMRC review in connection with Foxley Energy Limited’s VAT registration and related inter-group transactions.

As a result of these significant expenses and income, the periods presented in the Group’s historical financial statements may not be comparable to one another and the Group’s future results of operations and financial results may also differ as a result.

Results of Operations

Comparison of the Year Ended June 30, 2026 to the Year Ended June 30, 2025

Saltire Energy Limited

The following table sets forth Saltire Energy Limited’s consolidated results of operations for the periods presented:

	Year Ended June 30,
	2026	2025
	£
Turnover	22,153,375	27,930,691
Cost of sales	(7,302,172)	(8,927,007)
Gross profit	14,851,203	19,003,684
Distribution costs	(121,503)	(36,660)
Administrative expenses	(5,451,912)	(5,264,255)
Other operating income	3,474	—
Gain on sale of fixed assets	101,387	703,555
Operating profit before exceptional items	9,382,649	14,406,324
Exceptional items	(6,376,448)	—
Operating profit after exceptional items	3,006,201	14,406,324
Interest receivable and similar income	50,892	7,730
Interest payable and similar expenses	(602,136)	(290,191)
Profit before taxation	2,454,957	14,123,863

	Year Ended June 30,
	2026	2025
	£
Current tax
Total current tax	(1,010,177)	(3,756,572)
Deferred tax
Origination and reversal of timing differences	228,104	(882,157)
Adjustment in respect of prior periods	(441,709)	—
Total deferred tax	(213,605)	(882,157)
Total tax charge on profit	(1,223,782)	(4,638,729)
Profit and total comprehensive income for the financial year	1,231,175	9,485,134

Saltire Energy Limited’s results of operations for the year ended June 30, 2026 include operating profit presented on both a pre- and post-exceptional items basis. Operating profit before exceptional items is not a measure recognized under UK GAAP and should not be considered as an alternative to operating profit or any other measure of financial performance derived in accordance with UK GAAP. Management believes that presenting operating profit before exceptional items provides useful supplemental information to investors because it excludes significant charges that may obscure the underlying performance of the business. The following table reconciles operating profit before exceptional items to operating profit, the most directly comparable UK GAAP measure:

	Year Ended June 30,
	2026	2025
	£
Operating profit before exceptional items	9,382,649	14,406,324
Exceptional items	(6,376,448)	—
Operating profit after exceptional items	3,006,201	14,406,324

Turnover

Turnover decreased by £5,777,316, or 20.7%, to £22,153,375 for the year ended June 30, 2026, as compared with £27,930,691 for the year ended June 30, 2025. The decrease was primarily driven by a £4,478,180 reduction in turnover derived from the United Kingdom geographical market, reflecting uncertainty in the regulatory environment, including the impact of the Energy Profits Levy (commonly referred to as the “windfall tax”) on UK oil and gas operators, together with a reduction in operator investment and activity levels in the region driven by anticipated changes in government energy policy. Turnover derived from the Middle East geographical market decreased by £1,676,905, primarily as a result of the US-Israel-Iran conflict and the associated challenges of moving personnel and equipment into and around the region, which created logistical difficulty and adversely affected the Group’s Middle Eastern operations. Elevated shipping costs during the period also rendered certain operations less economically viable, further contributing to the decline in turnover. Turnover derived from the Europe and the Americas geographical markets also decreased by £418,237 and £421,898, respectively. These declines were partially offset by increases in turnover derived from the Far East geographical market (which increased by £604,141) and the Africa geographical market (which increased by £613,763), reflecting improved activity levels in those regions during the period.

The following table analyzes turnover by geographical market for the periods presented:

	Year Ended June 30,
	2026	2025
	£
United Kingdom	11,216,906	15,695,086
Europe	2,936,233	3,354,470
Middle East	1,032,568	2,709,473
The Americas	222,542	644,440
Far East	4,098,351	3,494,210
Africa	2,646,775	2,033,012
Total	22,153,375	27,930,691

Cost of sales

Cost of sales decreased by £1,624,835, or 18.2%, to £7,302,172 for the year ended June 30, 2026, as compared with £8,927,007 for the year ended June 30, 2025. The decrease was primarily attributable to lower direct costs associated with reduced levels of equipment rental and sale activity across the Group’s key geographic markets, including lower direct materials, freight and logistics costs, and reduced refurbishment and maintenance expenditure, consistent with the overall decline in turnover during the period.

Distribution costs

Distribution costs increased by £84,843, or 231.5%, to £121,503 for the year ended June 30, 2026, as compared with £36,660 for the year ended June 30, 2025. The increase was primarily due to higher freight and transportation costs incurred in connection with the shipping of equipment between locations for specific use in upcoming jobs during the period.

Administrative expenses

Administrative expenses increased by £187,657, or 3.6%, to £5,451,912 for the year ended June 30, 2026, as compared with £5,264,255 for the year ended June 30, 2025. The increase was primarily due to an increase of approximately £250,000 in property-related costs (reflecting the impact of a full year of rental costs associated with a facility acquired in June 2025), an increase of approximately £113,000 in professional fees (part of which were incurred in connection with the Acquisition), an increase of approximately £230,000 in sundry and general expenses, partially offset by a favorable swing in foreign exchange differences from a loss of £339,057 in the prior year to a gain of £22,963 in the current year.

Other operating income

Other operating income was £3,474 for the year ended June 30, 2026, as compared with £nil for the year ended June 30, 2025. Other operating income for the year ended June 30, 2026 comprised sundry income received during the period.

Gain on sale of fixed assets

Gain on sale of fixed assets decreased by £602,168, or 85.6%, to £101,387 for the year ended June 30, 2026, as compared with £703,555 for the year ended June 30, 2025. The decrease was primarily due to a lower volume and value of asset disposals in the ordinary course of business during the period, as distinct from the exceptional asset write-off described separately below.

Exceptional items

Exceptional items was £6,376,448 for the year ended June 30, 2026, as compared with £nil for the year ended June 30, 2025. During the year ended June 30, 2026, following a comprehensive exercise to ensure that tangible fixed assets on hand supported underlying records and remained in suitable condition for operational requirements, the directors recognized a loss on disposal of fixed assets of £4,497,098 (which includes exceptional depreciation of £350,406 charged in connection with that exercise, in respect of assets with a net book value of £4,146,692). Additionally, exceptional costs of £1,879,350 in relation to historic employer pension and trust arrangements were also incurred.

Interest receivable and similar income

Interest receivable and similar income increased by £43,162, or 558.4%, to £50,892 for the year ended June 30, 2026, as compared with £7,730 for the year ended June 30, 2025. The increase was primarily due to a significant increase in interest on bank deposits.

Interest payable and similar expenses

Interest payable and similar expenses increased by £311,945, or 107.5%, to £602,136 for the year ended June 30, 2026, as compared with £290,191 for the year ended June 30, 2025. The increase was primarily driven by a significant increase in interest on finance leases and hire purchase contracts, which increased from £161,911 to £594,000 (an increase of £432,089), reflecting a reallocation of hire purchase charges to a group entity in the prior year, which lowered the prior year figure. This increase was partially offset by decreases in interest on bank overdrafts and loans (from £52,322 to £8,136) and other interest on financial liabilities (from £75,958 to £nil), the latter reflecting the repayment of the director’s loan during the year.

Total tax charge on profit

Total tax charge on profit decreased by £3,414,947, or 73.6%, to £1,223,782 for the year ended June 30, 2026, as compared with £4,638,729 for the year ended June 30, 2025. The decrease was primarily due to significant decreases in current tax (as a result of decrease in UK corporation tax on profits for the current period, favorable adjustments in UK taxes in respect of prior periods, and a significantly smaller amount of adjustments in foreign tax charge in respect of prior periods as compared to the previous financial year) and deferred tax.

Foxley Energy Limited

The following table sets forth Foxley Energy Limited’s consolidated results of operations for the periods presented:

	Year Ended June 30,
	2026	2025
	£
Turnover	12,594,343	14,500,030
Cost of sales	(5,825,677)	(7,550,743)
Gross profit	6,768,666	6,949,287
Administrative expenses	(3,164,011)	(1,225,616)
Other operating income	20,723	37,049
Operating profit	3,625,378	5,760,720
Interest receivable and similar income	186	—
Interest payable and similar expenses	(199,475)	(214,033)
Profit before taxation	3,426,089	5,546,687
Tax on profit	(964,836)	(1,063,308)
Profit for the financial year	2,461,253	4,483,379
Other comprehensive income/(expenditure)
Currency translation differences	597,768	(1,352,883)
Total comprehensive income for the year	3,059,021	3,130,496

Turnover

Turnover decreased by £1,905,687, or 13.1%, to £12,594,343 for the year ended June 30, 2026, as compared with £14,500,030 for the year ended June 30, 2025. The decrease was primarily due to an approximately £1.9 million decrease in turnover derived from the Middle East market as a result of the ongoing conflict in the Middle East which had impacted the operational capacity and resource shipment ability of certain neighboring countries. Elevated shipping costs during the period also rendered certain operations less economically viable, further contributing to the decline in turnover. Turnover derived from the United Kingdom and Europe geographical markets also decreased by £430,424 and £101,349, respectively. These declines were partially offset by an increase in turnover derived from the Far East geographical market, which increased by £516,977, reflecting improved activity levels in the region during the period.

The following table analyzes turnover by geographical market for the periods presented:

	Year Ended June 30,
	2026	2025
	£
United Kingdom	1,558,351	1,988,775
Middle East	10,152,847	12,043,738
Far East	883,145	366,168
Europe	—	101,349
Total	12,594,343	14,500,030

Cost of sales

Cost of sales decreased by £1,725,066, or 22.8%, to £5,825,677 for the year ended June 30, 2026, as compared with £7,550,743 for the year ended June 30, 2025. The decrease was primarily attributable to lower direct costs associated with reduced levels of equipment rental and sale activity, particularly in the Middle East market, including lower direct materials, freight and logistics costs, and reduced refurbishment and maintenance expenditure, consistent with the overall decline in turnover during the period.

Administrative expenses

Administrative expenses increased by £1,938,395, or 158.2%, to £3,164,011 for the year ended June 30, 2026, as compared with £1,225,616 for the year ended June 30, 2025. The increase was primarily due to (i) a bad debt write-off of approximately £534,000 in respect of EDI, (ii) net foreign currency loss of approximately £150,000 in the year ended June 30, 2026 as compared with net foreign currency gain of approximately £604,000 in the prior year, (iii) an increase of approximately £243,000 in respect of employee salaries for the new tubular inspection and storage business line and end-of-service gratuity costs for certain other employees, and (iv) an increase of approximately £419,000 in property-related costs, predominantly as a result of the opening of a new facility in Aberdeen to support the new tubular inspection and storage business line.

Other operating income

Other operating income decreased by £16,326, or 44.1%, to £20,723 for the year ended June 30, 2026, as compared with £37,049 for the year ended June 30, 2025. The decrease was primarily due to a decrease in sundry income.

Interest receivable and similar income

Interest receivable and similar income was £186 for the year ended June 30, 2026, as compared with £nil for the year ended June 30, 2025. The interest receivable and similar income for the year ended June 30, 2026 was due to other interest income.

Interest payable and similar expenses

Interest payable and similar expenses decreased by £14,558, or 6.8%, to £199,475 for the year ended June 30, 2026, as compared with £214,033 for the year ended June 30, 2025. The decrease was primarily due to a decrease in interest on finance leases and hire purchase contracts.

Tax on profit

Tax on profit decreased by £98,472, or 9.3%, to £964,836 for the year ended June 30, 2026, as compared with £1,063,308 for the year ended June 30, 2025. The decrease was primarily due to a significant decrease in deferred tax, which was partially offset by an increase in current tax.

Currency translation differences

Currency translation differences was a gain of £597,768 for the year ended June 30, 2026, as compared with a loss of £1,352,883 for the year ended June 30, 2025. The movement from a translation loss to a translation gain was primarily attributable to favorable movements in foreign exchange rates on the retranslation of the net assets of Foxley Energy Limited’s overseas subsidiary undertakings, principally Saltire Energy LLC (denominated in UAE dirhams) and Saltire Energy Company (denominated in Saudi riyals), at the balance sheet date.

Comparison of the Year Ended June 30, 2025 to the Year Ended June 30, 2024

Saltire Energy Limited

The following table sets forth Saltire Energy Limited’s consolidated results of operations for the periods presented:

	Year Ended June 30,
	2025	2024
	£
Turnover	27,930,691	29,770,879
Cost of sales	(8,927,007)	(10,457,292)
Gross profit	19,003,684	19,313,587
Distribution costs	(36,660)	(40,637)
Administrative expenses	(5,264,255)	(5,473,247)
Gain on sale of fixed assets	703,555	383,144
Operating profit	14,406,324	14,182,847
Interest receivable and similar income	7,730	7
Interest payable and similar expenses	(290,191)	(1,523,004)
Amounts written off investments	—	(282,000)
Profit before taxation	14,123,863	12,377,850
Current tax
Total current tax	(3,756,572)	(1,204,046)
Deferred tax
Origination and reversal of timing differences	(882,157)	(1,304,143)
Adjustment in respect of prior periods	—	(828,031)
Total deferred tax	(882,157)	(2,132,174)
Total tax charge on profit	(4,638,729)	(3,336,220)
Profit and total comprehensive income for the financial year	9,485,134	9,041,630

Turnover

Turnover decreased by £1,840,188, or 6.2%, to £27,930,691 for the year ended June 30, 2025, as compared with £29,770,879 for the year ended June 30, 2024. The decrease was primarily attributable to fluctuations in market demand and the timing of project completions and commencements across the various geographical markets.

The following table analyzes turnover by geographical market for the periods presented:

	Year Ended June 30,
	2025	2024
	£
United Kingdom	15,695,086	16,042,257
Europe	3,354,470	3,071,951
Middle East	2,709,473	2,903,042
The Americas	644,440	263,373
Far East	3,494,210	4,988,744
Africa	2,033,012	2,498,680
Other	—	2,832
Total	27,930,691	29,770,879

Cost of sales

Cost of sales decreased by £1,530,285, or 14.6%, to £8,927,007 for the year ended June 30, 2025, as compared with £10,457,292 for the year ended June 30, 2024. The decrease was primarily attributable to lower direct costs associated with reduced levels of equipment rental and sale activity across the Group’s key geographic markets, including lower direct materials, freight and logistics costs, and reduced refurbishment and maintenance expenditure, consistent with the overall decline in turnover during the period.

Distribution costs

Distribution costs decreased by £3,977, or 9.8%, to £36,660 for the year ended June 30, 2025, as compared with £40,637 for the year ended June 30, 2024. The decrease was primarily due to lower freight and transportation costs incurred during the period, consistent with the overall reduction in activity levels.

Administrative expenses

Administrative expenses decreased by £208,992, or 3.8%, to £5,264,255 for the year ended June 30, 2025, as compared with £5,473,247 for the year ended June 30, 2024. The decrease was primarily due to a reduction in general and administrative overheads, reflecting Saltire Energy Limited’s continued focus on maintaining a tight cost base in response to prevailing market conditions.

Gain on sale of fixed assets

Gain on sale of fixed assets increased by £320,411, or 83.6%, to £703,555 for the year ended June 30, 2025, as compared with £383,144 for the year ended June 30, 2024. The increase was primarily due to a higher volume and value of asset disposals in the ordinary course of business during the period as part of Saltire Energy Limited’s ongoing fleet management and asset optimization activities.

Interest receivable and similar income

Interest receivable and similar income increased by £7,723 to £7,730 for the year ended June 30, 2025, as compared with £7 for the year ended June 30, 2024. The increase was primarily due to a significant increase in interest on bank deposits.

Interest payable and similar expenses

Interest payable and similar expenses decreased by £1,232,813, or 80.9%, to £290,191 for the year ended June 30, 2025, as compared with £1,523,004 for the year ended June 30, 2024. The decrease was primarily due to a significant decrease in interest on finance leases and hire purchase contracts (as a result of reallocation of hire purchase charges within the Group in the 2025 fiscal year, as well as expiry of certain hire purchase agreements which reached the end of their contractual terms), together with reductions in other interest on financial liabilities following a partial repayment of the director’s loan (which carried a balance of £3,446,748 as of June 30, 2025 as compared to £5,191,460 as of June 30, 2024) and in interest on bank overdrafts and loans.

Amount written off investments

Amount written off investments was £nil for the year ended June 30, 2025, as compared with £282,000 for the year ended June 30, 2024. The amount written off investments for the year ended June 30, 2024 related to an impairment of the carrying value of a fixed asset investment in a subsidiary undertaking.

Total tax charge on profit

Total tax charge on profit increased by £1,302,509, or 39%, to £4,638,729 for the year ended June 30, 2025, as compared with £3,336,220 for the year ended June 30, 2024. The increase was primarily due to a significant increase in current tax (primarily as a result of an increase in UK corporation tax on profits for the current period and adverse adjustments in both UK and foreign taxes in respect of prior periods), which was partially offset by a decrease in deferred tax.

Foxley Energy Limited

The following table sets forth Foxley Energy Limited’s consolidated results of operations for the periods presented:

	Year Ended June 30,
	2025	2024
	£
Turnover	14,500,030	13,504,733
Cost of sales	(7,550,743)	(7,336,412)
Gross profit	6,949,287	6,168,321
Administrative expenses	(1,225,616)	(2,056,127)
Other operating income	37,049	47,197
Exceptional item	—	1,245,770
Operating profit	5,760,720	5,405,161
Interest payable and similar expenses	(214,033)	(195,166)
Profit before taxation	5,546,687	5,209,995
Tax on profit	(1,063,308)	(997,382)
Profit for the financial year	4,483,379	4,212,613
Other comprehensive income/(expenditure)
Currency translation differences	(1,352,883)	59,261
Total comprehensive income for the year	3,130,496	4,271,874

Turnover

Turnover increased by £995,297, or 7.4%, to £14,500,030 for the year ended June 30, 2025, as compared with £13,504,733 for the year ended June 30, 2024. The increase was primarily due to a significant increase in turnover in the Middle East market, which was partially offset by a decrease in turnover in the Europe market. The growth in the Middle East market was principally driven by the acceleration of long-term capacity and production expansion programs by state-owned oil companies in the region, whilst the contraction in the Europe market was attributable to a reduction in drilling activity, primarily as a result of an increasingly onerous fiscal regime.

The following table analyzes turnover by geographical market for the periods presented:

	Year Ended June 30,
	2025	2024
	£
United Kingdom	1,988,775	1,815,636
Middle East	12,043,738	10,884,397
Far East	366,168	332,069
Europe	101,349	472,631
Total	14,500,030	13,504,733

Cost of sales

Cost of sales increased by £214,331, or 2.9%, to £7,550,743 for the year ended June 30, 2025, as compared with £7,336,412 for the year ended June 30, 2024. The increase was broadly in line with the growth in turnover during the period, reflecting higher direct costs associated with increased levels of equipment rental and sale activity, particularly in the Middle East market.

Administrative expenses

Administrative expenses decreased by £830,511, or 40.4%, to £1,225,616 for the year ended June 30, 2025, as compared with £2,056,127 for the year ended June 30, 2024. The decrease was primarily due to a favorable swing in foreign exchange differences, with a net foreign currency gain of approximately £604,000 recognized in the year ended June 30, 2025 as compared with a net foreign currency loss of approximately £250,000 in the prior year.

Other operating income

Other operating income decreased by £10,148, or 21.5%, to £37,049 for the year ended June 30, 2025, as compared with £47,197 for the year ended June 30, 2024. The decrease was primarily due to a decrease in sundry income.

Exceptional item

There was no exceptional item recognized for the year ended June 30, 2025, as compared with £1,245,770 for the year ended June 30, 2024. The exceptional item for the year ended June 30, 2024 was due to a VAT repayment from HMRC following the conclusion of a HMRC review in connection with Foxley Energy Limited’s VAT registration and related inter-group transactions.

Interest payable and similar expenses

Interest payable and similar expenses increased by £18,867, or 9.7%, to £214,033 for the year ended June 30, 2025, as compared with £195,166 for the year ended June 30, 2024. The increase was primarily due to reallocation of hire purchase charges within the Group in the 2025 fiscal year, the impact of which was partially offset by a change in the basis of recognition of hire purchase interest from the net method to the straight-line method during the same period.

Tax on profit

Tax on profit increased by £65,926, or 6.6%, to £1,063,308 for the year ended June 30, 2025, as compared with £997,382 for the year ended June 30, 2024. The increase was primarily due to an increase in foreign current tax on profits for the current period, which was partially offset by a decrease in deferred tax, reflecting the reversal of timing differences principally arising from accelerated capital allowances on Foxley Energy Limited’s tangible fixed asset base.

Currency translation differences

Currency translation differences was a loss of £1,352,883 for the year ended June 30, 2025, as compared with a gain of £59,261 for the year ended June 30, 2024. The movement from a translation gain to a translation loss was primarily attributable to adverse movements in foreign exchange rates on the retranslation of the net assets of Foxley Energy Limited’s overseas subsidiary undertakings, principally Saltire Energy LLC (denominated in UAE dirhams), at the balance sheet date.

Liquidity and Capital Resources

As of June 30, 2026, Saltire Energy Limited had £1,747,312 of cash and cash equivalents (on a consolidated basis) while Foxley Energy Limited had £616,400 of cash and cash equivalents (on a consolidated basis). The Group’s primary sources of liquidity and capital resources are existing cash, cash flows generated by operating activities, and if necessary, borrowings under the Overdraft Facility. The Group also utilizes hire purchase agreements to finance the acquisition of plant, equipment and motor vehicles, enabling the Group to preserve its cash resources while continuing to invest in its rental tool fleet and operational infrastructure. For more information on the Group’s finance lease obligations, see “— Contractual Obligations and Commitments” below. The Group’s principal liquidity needs have been, and are expected to continue to be, working capital, capital expenditures and debt service. The Group believes that its existing cash, cash flows generated by operating activities and available borrowings under the Overdraft Facility will be sufficient for at least the next 12 months to meet working capital requirements and anticipated capital expenditures.

Cash Flows

Saltire Energy Limited

The following table provides a summary of Saltire Energy Limited’s cash flow activity for the periods indicated:

	Year Ended June 30,
	2026	2025	2024
	£
Net cash provided by (used in) operating activities	(1,219,186)	4,430,601	9,066,400
Net cash provided by (used in) investing activities	6,451,928	1,260,954	1,062,026
Net cash provided by (used in) financing activities	(4,775,726)	(5,870,734)	(5,472,002)
Net increase (decrease) in cash and cash equivalents	457,016	(179,179)	4,656,424

Cash Flows (Used In) Provided by Operating Activities

Net cash used in operating activities for the year ended June 30, 2026 was £1,219,186, compared with net cash provided by operating activities of £4,430,601 for the prior year. The change in cash (used in) provided by operating activities was primarily driven by a £7,527,098 reduction in cash generated from operations, along with an increase of £387,903 in interest paid, partially offset by a £2,265,214 reduction in income taxes paid. The significant decrease in cash generated from operations was due to a decrease in profit after tax, reflecting a lower turnover due to lower activity levels in the United Kingdom and Middle East, and recognition of exceptional items consisting of exceptional costs of £1,879,350 in relation to historic employer pension and trust arrangements and a loss on disposal of fixed assets of £4,497,098 (including exceptional depreciation of £350,406).

Net cash provided by operating activities for the year ended June 30, 2025 was £4,430,601, compared with £9,066,400 for the prior year. The £4,635,799 decrease was primarily due to a £3,939,766 reduction in cash generated from operations, an increase of £1,801,885 in income taxes paid, partially offset by a £1,105,852 reduction in interest paid. The reduction in cash generated from operations was primarily driven by adverse movements in working capital as a result of an increase in cash outflow relating to payables to creditors (decrease in creditors was £11,459,029 for the year ended June 30, 2025 as compared with £598,953 for the prior year).

Cash Flows (Used In) Provided by Investing Activities

Net cash provided by investing activities for the year ended June 30, 2026 was £6,451,928, compared with £1,260,954 for the prior year. The £5,190,974 increase was primarily driven by an increase of £4,407,146 in proceeds on disposal of tangible fixed assets, an increase of £43,162 in interest received and a decrease of £740,666 in purchase of tangible fixed assets.

Net cash provided by investing activities for the year ended June 30, 2025 was £1,260,954, compared with £1,062,026 for the prior year. The £198,928 increase was primarily driven by a £722,125 increase in proceeds on disposal of tangible fixed assets and a slight increase of £7,723 in interest received, partially offset by an increase of £531,460 in purchase of tangible fixed assets.

Cash Flows (Used In) Provided by Financing Activities

Net cash used in financing activities for the year ended June 30, 2026 was £4,775,726, compared with £5,870,734 for the prior year. The £1,095,008 reduction was driven by an equivalent decrease in payment of finance lease obligations.

Net cash used in financing activities for the year ended June 30, 2025 was £5,870,734, compared with £5,472,002 for the prior year. The £398,732 increase was driven by a slight increase of £2,741 in payment of finance leases obligations and the £395,991 cash inflow derived from the refinancing of tangible fixed assets that was recognized in the prior year but which did not recur in the year ended June 30, 2025.

Foxley Energy Limited

The following table provides a summary of Foxley Energy Limited’s cash flow activity for the periods indicated:

	Year Ended June 30,
	2026	2025	2024
	£
Net cash provided by (used in) operating activities	7,245,036	7,322,009	5,634,990
Net cash provided by (used in) investing activities	(7,405,577)	(3,299,700)	(2,017,834)
Net cash provided by (used in) financing activities	(1,078,647)	(2,466,550)	(3,543,813)
Net increase (decrease) in cash and cash equivalents	(1,239,188)	1,555,759	73,343

Cash Flows (Used In) Provided by Operating Activities

Net cash provided by operating activities for the year ended June 30, 2026 was £7,245,036, compared with £7,322,009 for the prior year. The £76,973 decrease was primarily driven by an increase of £164,109 in income taxes paid, partially offset by an increase of £72,578 in cash generated from operations and a £14,558 reduction in interest paid.

Net cash provided by operating activities for the year ended June 30, 2025 was £7,322,009, compared with £5,634,990 for the prior year. The £1,687,019 increase was primarily driven by an increase of £1,977,822 in cash generated from operations, partially offset by an increase of £18,867 in interest paid and an increase of £271,936 in income taxes paid. The increase in cash generated from operations was primarily due to favorable movements in working capital, principally reflecting an increase in trade and other payables during the period, which management attributes to the timing of supplier payments in the ordinary course of business (increase in creditors was £4,644,621 for the year ended June 30, 2025, compared with £1,510,489 for the year ended June 30, 2024).

Cash Flows (Used In) Provided by Investing Activities

Net cash used in investing activities for the year ended June 30, 2026 was £7,405,577, compared with £3,299,700 for the prior year. The £4,105,877 increase was primarily driven by an increase of £3,830,810 in purchase of tangible fixed assets, reflecting significant investment in the rental tool fleet and a decrease of £275,253 in proceeds on disposal of tangible fixed assets, partially offset by an increase of £186 in interest received.

Net cash used in investing activities for the year ended June 30, 2025 was £3,299,700, compared with £2,017,834 for the prior year. The £1,281,866 increase was primarily driven by an increase of £2,549,579 in purchase of tangible fixed assets, reflecting continued investment in the rental tool fleet, partially offset by £1,267,713 of proceeds on disposal of tangible fixed assets.

Cash Flows (Used In) Provided by Financing Activities

Net cash used in financing activities for the year ended June 30, 2026 was £1,078,647, compared with £2,466,550 for the prior year. The £1,387,903 decrease was entirely attributable to an equivalent decrease in payment of finance lease obligations.

Net cash used in financing activities for the year ended June 30, 2025 was £2,466,550, compared with £3,543,813 for the prior year. The £1,077,263 decrease was entirely attributable to an equivalent decrease in payment of finance lease obligations.

Overdraft Facility

In June 2022, Saltire Energy Limited and certain of its subsidiaries (together, the “Borrowers”), entered into an uncommitted facility agreement with HSBC UK Bank plc (the “Overdraft Facility”). The Overdraft Facility provides for a multi-currency overdraft (with balance offset for sterling) with a maximum borrowing limit of £3,900,000, available to all of the Borrowers. Interest on sterling debit balances is charged at 2.250% per annum over the Bank of England Base Rate, and interest on non-sterling debit balances is charged at 2.250% per annum over the applicable currency base rate. The Overdraft Facility is secured by liens on substantially all of the fixed assets of the Borrowers. The Overdraft Facility contains customary covenants, including as to delivery of annual financial statements and quarterly management accounts, maintenance of assets, and valuation of any obligor’s assets subject to security in the lender’s favor. As of June 30, 2026, the Overdraft Facility remained undrawn.

Capital Expenditure

The Group’s capital expenditure primarily relates to capital investment in the Group’s rental tool fleet to increase or maintain rental or repair capacity, extend the useful life of drilling tools and related infrastructure, and acquire or upgrade property, plant and equipment. The amount of the Group’s capital expenditures is influenced by, among other things, demand for services, recovery of lost or damaged tools, schedules for refurbishing its various rental tools and equipment, cash flow generated by operations, and cash required for other purposes. The Group determines and allocates its budget for capital expenditure on an annual basis, and during growth cycles may invest in replacing end-of-life equipment and increasing the total size of the fleet, while in downturns the Group tends to restrict capital expenditure to essential replacements and, as a result, conserve cash.

Contractual Obligations and Commitments

The Group’s material contractual obligations arise from finance lease obligations, primarily hire purchase finance agreements, which are secured by standard securities as well as a floating charge over the group’s assets. Finance lease payments represent rentals payable by the company or group for certain items of plant and equipment and motor vehicles. Leases include purchase options at the end of the lease period, and no restrictions are placed on the use of the assets. The standard lease term is 2 or 4 years. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments. As of June 30, 2026, Saltire Energy Limited and Foxley Energy Limited had £4,041,031 and £634,186 of finance lease obligations on a consolidated basis, respectively. See Note 21, Finance lease obligations, to Saltire Energy Limited’s annual financial statements for the year ended June 30, 2026 and June 30, 2025 and Note 18, Finance lease obligations, to Foxley Energy Limited’s annual financial statements for the year ended June 30, 2026 and June 30, 2025.

The Group also has certain capital expenditure commitments in relation to acquisition of tangible fixed assets. As of June 30, 2026, Saltire Energy Limited’s and Foxley Energy Limited’s capital commitments on a consolidated basis were £1,677,016 and £129,643, respectively.

Off-Balance Sheet Arrangements

Save as described below, the Group does not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on the Group’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, cash requirements or capital resources.

Saltire Energy Limited and Foxley Energy Limited are each party to an unlimited cross guarantee alongside each other and certain subsidiaries, including Saltire Pressure Control Limited, Saltire Drilling Tools Limited and Saltire Energy LLC. Under this arrangement, each party has guaranteed the obligations of the other parties to the cross guarantee. As of June 30, 2026, the potential liability under the cross guarantee was £nil for both Saltire Energy Limited and Foxley Energy Limited. See Note 26, Financial commitments, guarantees and contingent liabilities, to Saltire Energy Limited’s annual financial statements for the year ended June 30, 2026 and Note 23, Financial commitments, guarantees and contingent liabilities, to Foxley Energy Limited’s annual financial statements for the year ended June 30, 2026. While there was no potential liability as of June 30, 2026, any future borrowings by Saltire Energy Limited, Foxley Energy Limited, or any other party to the cross-guarantee arrangement could give rise to contingent liabilities for the other guarantor parties under the arrangement.

Related Party Transactions

For a discussion of certain related party transactions of the Group, see the section entitled “Certain Related Party Transactions of the Group.”

Critical Accounting Policies and Estimates

The historical financial statements of the Group have been prepared in accordance with UK GAAP defined as FRS 102 and in its functional currency of the British pound sterling. The Group’s significant accounting policies are discussed in Note 1 “Accounting policies” in the notes to the Group’s audited combined financial statements included in this proxy statement/prospectus.

The preparation of financial statements in accordance with UK GAAP requires management to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant and are reviewed on an ongoing basis. Actual results may differ from those estimates.

Management considers the below estimates and assumptions to have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities. This discussion and analysis should be read in conjunction with the Group’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

Carrying value of rental plant & equipment

Rental plant and equipment includes drilling equipment that the Group rents to its customers. These assets are continually refurbished to a very high standard on return from hire and this amongst other factors is reflected in their high residual values and low depreciation. The assessment of residual value requires the Group’s directors to exercise judgement including an annual reassessment based on current market conditions. A reduction in the estimated residual values of rental plant and equipment would result in higher depreciation charges being recognized over the remaining useful lives of the assets, which could have a material adverse effect on the Group’s reported operating profit. Given the significance of the rental plant and equipment asset base to the Group’s consolidated balance sheet, the directors consider this to be an area of significant estimation uncertainty.

Amounts due from related parties

Amounts owed from related parties are stated in the accounts at their transaction price less any appropriate provision for irrecoverable amounts. In determining if a provision is required, the Group’s directors exercise judgement, considering any specific indicators that the recoverability of the balance may be in doubt. As of June 30, 2026, the Group’s related party receivables represented a material balance on the consolidated balance sheet. As of June 30, 2026, Saltire Energy Limited and Foxley Energy Limited had £16,356,996 and £1,012,046 of related party receivables on a consolidated basis, respectively. The directors assess the recoverability of these amounts on an ongoing basis with reference to the financial condition of the relevant counterparties, the terms of the underlying arrangements, and any specific indicators that recovery may be in doubt.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Rate Risk

The Group’s international operations expose the Group to foreign currency exchange rate risk. During the years ended June 30, 2026 and 2025, approximately 36% and 31%, respectively, of the Group’s revenues were denominated in foreign currencies. The Group seeks to mitigate its exposure to foreign currency exchange rate risk by transacting in widely used local currencies, where possible, in each international jurisdiction in which it operates. This approach provides a degree of natural hedging by aligning the currency of the Group’s revenues and costs within each region, thereby reducing the Group’s net exposure to foreign currency fluctuations. Transactions in currencies other than pounds sterling are recorded at the prevailing exchange rates, and the financial statements of overseas subsidiary undertakings are translated into pounds sterling at the balance sheet date. As a result, fluctuations in foreign exchange rates may give rise to adverse or favorable translation variances in the Group’s reported results when converting to its reporting currency in pounds sterling.

Interest Rate Risk

The Group is exposed to changes in interest rates through its fixed rate finance lease obligations, which primarily comprise hire purchase finance agreements. As the Group’s finance lease obligations bear interest at fixed rates, changes in prevailing interest rates do not affect the Group’s cash interest payments in respect of those obligations during their term. However, the Group may be exposed to interest rate risk upon refinancing or entering into new finance lease arrangements at prevailing market rates. The Group is exposed to changes in market interest rates in relation to any borrowings under the Overdraft Facility. The terms of the Overdraft Facility do not obligate the Group to hedge interest rate exposure.

Commodity Price Risk

The market for the Group’s services is indirectly exposed to fluctuations in the prices of oil and natural gas to the extent such fluctuations impact drilling activity levels and thus impact the activity levels of the Group’s customers in the upstream oil and gas industry. The Group does not currently intend to hedge its indirect exposure to commodity price risk.

Credit Risk

The Group’s customers are primarily oil and gas operators, oilfield services companies, drilling contractors and tubular manufacturers. This concentration of counterparties operating in a single industry may increase the Group’s overall exposure to credit risk in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. The Group manages credit risk by carrying out due diligence on potential customers prior to agreeing to new contracts and by looking to work with well-established counterparties.

INFORMATION ABOUT dti UPON THE CONSUMMATION OF THE acquisition

Directors and Executive Officers of DTI Upon the Consummation of the Acquisition

Upon the consummation of the Acquisition, the directors and executive officers of DTI are expected to remain unchanged as disclosed in Part III, Item 10 of DTI’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 6, 2026, which is incorporated by reference and supplemented by the following information:

Effective as of the conclusion of DTI’s 2026 Annual Meeting of Stockholders held on April 28, 2026, the DTI Board consists of seven directors: R. Wayne Prejean (Chairman of The DTI Board), John D. “Jack” Furst (Lead Independent Director), Curtis L. Crofford, Ira H. Green, Jr., Daniel J. Kimes, Eric C. Neuman and Jeremy D. Thigpen, each serving a one-year term expiring at DTI’s 2027 Annual Meeting of Stockholders. Ira H. Green, Jr., Daniel J. Kimes and Jeremy D. Thigpen were elected, and Messrs. Prejean, Crofford, Furst and Neuman were re-elected, at the 2026 Annual Meeting; Thomas M. “Roe” Patterson and C. Richard Vermillion ceased serving as directors upon the expiration of their terms at the 2026 Annual Meeting. DTI’s executive officers are R. Wayne Prejean (Chairman and Chief Executive Officer), David R. Johnson (Chief Financial Officer) and Michael W. Domino, Jr. (President, Directional Tool Rentals Division).

unaudited pro forma condensed combined financial statements

The following unaudited pro forma condensed combined financial statements and the accompanying notes (collectively, the “Pro Forma Financial Information”) have been prepared to illustrate the estimated effects of the Acquisition contemplated by the SPA, dated October 8, 2026 and other activities described below.

The following transactions are expected to occur in accordance with the SPA at the Closing Date:

•        Casing Technologies Group Limited, a private limited company incorporated in Scotland and wholly owned subsidiary of DTI will acquire 100% of the issued and outstanding share capital of Saltire and Foxley. Following consummation of the Acquisition, the Group and their respective subsidiaries will become indirect wholly owned subsidiaries of DTI.

•        In exchange, the Buyer will transfer to the Sellers the Adjusted Closing Date Cash Consideration and the Closing Date Loan Note Consideration. The Adjusted Closing Date Cash Consideration payable to the Sellers will consist of Closing Date Cash Consideration of £60.3 million, adjusted by the Profit Ticker Amount and Agreed EBT Tax Liability Adjustment Amount, and reduced by any Known Leakage Amount and the Agreed Historic Lease Tax Amount (collectively, the “Cash Consideration Adjustments”). At Closing, the Closing Date Loan Note Consideration will be redeemed for 17,355,139 shares of DTI Common Stock, par value $0.0001 per share. The number of shares of DTI Common Stock is fixed and will not fluctuate based on changes in the market price of DTI Common Stock between signing and closing.

The following activities are anticipated to occur in connection with the Acquisition:

•        In connection with the Acquisition, the Buyer will enter into new, long-term lease arrangements for operational properties owned by a related party of the Sellers. Prior to the closing of the Acquisition, the informal lease arrangements relating to these properties under the Historic Scottish Leases will be terminated with effect immediately before the commencement of the corresponding Property Lease upon or shortly following the closing of the Acquisition (the “Loxley Leases”). The properties include operational, warehouse, training, and pressure control locations utilized by the Group’s businesses.

•        In connection with the Acquisition, DTI expects to (i) issue $135.0 million aggregate principal amount of senior secured bonds through a private placement (the “Bond Issuance”) and (ii) amend and restate its existing asset-based revolving line of credit facility (the “Revolving Line of Credit”, and collectively with the Bond Issuance, the “Financing”). Net proceeds from the Bond Issuance, together with an expected $3.3 million draw against the Revolving Line of Credit, are expected to be used to extinguish DTI’s existing single draw term loan (the “Term Loan”), repay the drawn portion of the pre-modification Revolving Line of Credit, finance a portion of the Adjusted Closing Date Cash Consideration and pay transaction expenses.

The Pro Forma Financial Information has been prepared under the following assumptions:

•        The unaudited pro forma condensed combined balance sheet as of June 30, 2026 assumes that the Acquisition, Loxley Leases, and Financing had occurred on June 30, 2026.

•        The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2026 and for the year ended December 31, 2025 assume that the Acquisition, Loxley Leases, and Financing had occurred on January 1, 2025, the beginning of the earliest period presented.

The Pro Forma Financial Information has been compiled using, and should be read in conjunction with, the following:

•        The historical unaudited consolidated financial statements and notes of DTI as of and for the six months ended June 30, 2026, included in the Quarterly Report on Form 10-Q filed by DTI with the SEC on August 7, 2026;

•        The historical audited consolidated financial statements and notes of DTI as of and for the year ended December 31, 2025, included in the Annual Report on Form 10-K filed by DTI with the SEC on March 6, 2026;

•        The historical audited consolidated financial statements and notes of Saltire as of and for the years ended June 30, 2025 and June 30, 2026, included elsewhere in this proxy statement/prospectus;

•        The historical audited consolidated financial statements and notes of Foxley as of and for the years ended June 30, 2025 and June 30, 2026, included elsewhere in this proxy statement/prospectus;

The Pro Forma Financial Information is for informational purposes only and is not necessarily indicative of what the actual combined results of operations and financial position of the combined company would have been had the Acquisition, Loxley Leases, and Financing taken place on the dates indicated, nor is it indicative of future combined results of operations or financial position of the combined company. The Pro Forma Financial Information is based on information available to management at the time of preparation and assumptions that management believes are reasonable and supportable. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. It is likely that the actual adjustments upon the finalization of the purchase price accounting will differ from the pro forma adjustments, and it is possible the differences may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026

(In thousands)	Drilling Tools International Corporation (Historical)	Saltire and Foxley Combined, As Adjusted (Note 2)	Transaction Accounting Adjustments				Combined Pro Forma Balance Sheet
			Acquisition Accounting Adjustments (Note 3)		Other Adjustments (Note 4)
ASSETS
Current assets
Cash	$2,520	$3,133	$(87,366)	(3A)	$131,625	(4A)	$14,508
			10,054	(3B)	(48,605)	(4B)
			—		3,147	(4C)
Accounts receivable, net	43,494	13,403	—		—		56,897
Related party note receivable, current	1,541	10,452	(10,054)	(3B)	—		1,939
Inventories	20,160	868	—		—		21,028
Prepaid expenses and other current assets	6,073	1,392	—		—		7,465
Total current assets	73,788	29,248	(87,366)		86,167		101,837
Property, plant and equipment, net	71,815	166,564	(92,641)	(3C)	—		145,738
Operating lease right-of-use asset	24,458	831	(100)	(3C)	8,255	(4D)	33,444
Intangible assets, net	38,143	34	35,716	(3C)	—		73,893
Goodwill, net	14,543	—	23,771	(3C)	—		38,314
Deferred financing costs, net	512	—	—		125	(4C)	637
Related party note receivable, less current portion	4,019	—	—		—		4,019
Deposits and other long-term assets	1,313	—	—		—		1,313
Total assets	$228,591	$196,677	$(120,620)		$94,547		$399,195

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,544	$3,863	$—		$—		$18,407
Accrued expenses and other current liabilities	8,759	5,567	4,343	(3D)	(668)	(4B)	18,001
Current portion of operating lease liabilities	4,639	304	—		1,973	(4D)	6,916
Current maturities of long-term debt	5,932	4,574	(4,574)	(3E)	(5,000)	(4B)	932
Total current liabilities	33,874	14,308	(231)		(3,695)		44,256
Operating lease liabilities, less current portion	20,552	416	11	(3C)	6,282	(4D)	27,261
Revolving line of credit	39,330	—	—		(36,433)	(4B)	6,169
			—		3,272	(4C)
Long-term debt, less current portion	8,957	1,624	(1,624)	(3E)	131,625	(4A)	134,078
			—		(6,504)	(4B)
Deferred tax liabilities, net	6,157	29,608	(9,672)	(3F)	—		26,093
Total liabilities	108,870	45,956	(11,516)		94,547		237,857

Commitments and contingencies
Shareholders’ equity
Common stock	4	1	(1)	(3C)	—		6
			2	(3A)	—
Less: Treasury stock, at cost	(2,192)	—	—		—		(2,192)
Additional paid-in-capital	132,528	—	40,956	(3A)	—		173,484
Accumulated deficit	(10,670)	145,718	(145,718)	(3C)	—		(15,013)
			(4,343)	(3D)	—
Accumulated other comprehensive income (loss)	41	—	—		—		41
Total Drilling Tools International shareholders’ equity	119,711	145,719	(109,104)		—		156,326
Non-controlling interest	10	5,002	—		—		5,012
Total equity	119,721	150,721	(109,104)		—		161,338
Total liabilities and shareholders’ equity	$228,591	$196,677	$(120,620)		$94,547		$399,195

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2026

(In thousands, except share and per share data)	Drilling Tools International Corporation (Historical)	Saltire and Foxley Combined, As Adjusted (Note 2)	Transaction Accounting Adjustments						Combined Pro Forma Statement of Income
			Acquisition Accounting Adjustments (Note 3)			Other Adjustments (Note 4)
Revenue, net:
Tool rental	$58,482	$18,807	$—			$—			$77,289
Product sale	17,549	3,658	—			—			21,207
Total revenue, net	76,031	22,465	—			—			98,496
Costs and other deductions:
Cost of tool rental revenue	15,405	5,158	—			—			20,563
Cost of product sale revenue	6,620	1,593	—			—			8,213
Selling, general, and administrative expense	40,122	5,693	—			(148)	(4AA	)	45,667
Depreciation and amortization expense	13,843	—	6,873	(3AA	)	—			20,716
Interest expense, net	2,124	972	(487)	(3BB	)	6,461	(4BB	)	9,070
Gain on asset disposal	(2)	—	—			—			(2)
Other operating and non-operating expense, net	1,882	2,351	—			—			4,233
Total costs and other deductions	79,994	15,767	6,386			6,313			108,460
Income (loss) before income tax expense	(3,963)	6,698	(6,386)			(6,313)			(9,964)
Income tax benefit (expense)	633	(1,138)	1,085	(3CC	)	1,422	(4CC	)	2,002
Net income (loss)	$(3,330)	$5,560	$(5,301)			$(4,891)			$(7,962)
Less: Net income (loss) attributable to non-controlling interest	(2)	354	(344)	(3DD	)	—			8
Net income (loss) attributable to Drilling Tools International shareholders	$(3,328)	$5,206	$(4,957)			$(4,891)			$(7,970)
Basic loss per share	$(0.09)								$(0.15)
Diluted loss per share	$(0.09)								$(0.15)
Basic weighted-average common shares outstanding	35,202,327								52,557,466
Diluted weighted-average common shares outstanding	35,202,327								52,557,466

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2025

(In thousands, except share and per share data)	Drilling Tools International Corporation (Historical)	Saltire and Foxley Combined, As Adjusted (Note 2)	Transaction Accounting Adjustments						Combined Pro Forma Statement of Income
			Acquisition Accounting Adjustments (Note 3)			Other Adjustments (Note 4)
Revenue, net:
Tool rental	$129,562	$39,034	$—			$—			$168,596
Product sale	30,064	5,827	—			—			35,891
Total revenue, net	159,626	44,861	—			—			204,487
Costs and other deductions:
Cost of tool rental revenue	28,911	13,587	—			—			42,498
Cost of product sale revenue	12,369	2,564	—			—			14,933
Selling, general, and administrative expense	82,239	9,125	—			(290)	(4AA	)	91,074
Depreciation and amortization expense	27,290	—	13,746	(3AA	)	—			41,036
Interest expense, net	5,053	822	(784)	(3BB	)	13,054	(4BB	)	18,145
Loss on asset disposal	65	—	—			—			65
Goodwill impairment	1,901	—	—			—			1,901
Other operating and non-operating expense, net	4,654	(938)	4,343	(3EE	)	—			8,059
Total costs and other deductions	162,482	25,160	17,305			12,764			217,711
Income (loss) before income tax expense	(2,856)	19,701	(17,305)			(12,764)			(13,224)
Income tax benefit (expense)	(905)	(3,121)	3,010	(3CC	)	2,874	(4CC	)	1,858
Net income (loss)	$(3,761)	$16,580	$(14,295)			$(9,890)			$(11,366)
Less: Net income (loss) attributable to non-controlling interest	—	892	(687)	(3DD	)	—			205
Net income (loss) attributable to Drilling Tools International shareholders	$(3,761)	$15,688	$(13,608)			$(9,890)			$(11,571)
Basic loss per share	$(0.11)								$(0.22)
Diluted loss per share	$(0.11)								$(0.22)
Basic weighted-average common shares outstanding	35,533,268								52,888,407
Diluted weighted-average common shares outstanding	35,533,268								52,888,407

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The Pro Forma Financial Information has been prepared in accordance with Article 11 of Regulation S-X (“Article 11 of Regulation S-X”), and the assumptions set forth herein. The pro forma adjustments include transaction accounting adjustments, which reflect the application of required accounting for the Acquisition, Loxley Leases, and Financing. Article 11 of Regulation S-X permits presentation of reasonably estimable synergies and dis-synergies that have occurred or are reasonably expected to occur (“Management’s Adjustments”). DTI has elected not to present Management’s Adjustments as the specificity of the timing and nature of such items is still under evaluation as of the date of this proxy statement/prospectus.

The historical consolidated financial statements of DTI were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reported in U.S. dollars (“USD”). The historical consolidated financial statements of Saltire and Foxley were prepared in accordance with Financial Reporting Standard 102, as issued by the Financial Reporting Council of the United Kingdom and Republic of Ireland (“U.K. GAAP” or “FRS 102”) and reported in British Pounds Sterling (“GBP”). Refer to Note 2 for the adjustments identified by management to convert Saltire’s and Foxley’s historical consolidated financial statements prepared in accordance with U.K. GAAP to DTI’s basis of accounting under U.S. GAAP.

DTI has a fiscal year-end of December 31. Saltire and Foxley have a fiscal year-end of June 30. Under Reg S-X Rule 11-02(c)(3), if the fiscal year end of an acquired entity differs from the acquirer’s fiscal year end by more than one fiscal quarter, the acquired entity’s income statement must be brought up to within one fiscal quarter of the acquirer’s fiscal year end, if practicable. Accordingly, financial information of Saltire and Foxley for the six months ended June 30, 2026, and the year ended December 31, 2025, has been prepared for purposes of the preparation of the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of income were prepared using:

•        The historical unaudited condensed consolidated statement of comprehensive income of DTI for the six months ended June 30, 2026;

•        The historical audited consolidated statement of comprehensive income of DTI for the year ended December 31, 2025;

•        The historical unaudited combined statements of income of Saltire and Foxley for the six months ended June 30, 2026, which have been derived by taking the historical audited consolidated statement of income for the fiscal year ended June 30, 2026 and subtracting the historical unaudited consolidated statement of income for the six months ended December 31, 2025; and

•        The historical unaudited combined statements of income of Saltire and Foxley for the year ended December 31, 2025, which have been derived by taking the historical audited consolidated statement of income for the fiscal year ended June 30, 2025, subtracting the historical unaudited consolidated statement of income for the six months ended December 31, 2024, and adding the historical unaudited consolidated statement of income for the six months ended December 31, 2025.

All dollar figures in this section are presented in thousands, except per share information, unless otherwise stated.

Accounting for the Acquisition

The Acquisition will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The Acquisition will be accounted for as a single business combination because the acquisition of Saltire and Foxley is contemplated under a single SPA with the same shareholders, who collectively own 100% of the issued and outstanding share capital of both entities, and provides for a single aggregate purchase price. The Acquisition is expected to occur concurrently at the Closing Date and was negotiated as a single transaction.

In accordance with the criteria of ASC 805, DTI will be treated as the accounting acquirer, as it is transferring cash and issuing equity interests as consideration for the Acquisition. In addition, DTI’s shareholders will retain a majority voting interest in the combined entity, and the combined entity’s board of directors and senior management will be substantially the same as those of DTI prior to the Acquisition. When combined with the other indicators considered, these factors result in DTI being the accounting acquirer. Accordingly, Saltire’s and Foxley’s tangible and identifiable intangible assets acquired, and their liabilities assumed, will be recorded at their estimated fair values on the Closing Date and the excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill.

Preliminary purchase price consideration

The preliminary purchase price consideration expected to be transferred on the Closing Date is primarily comprised of the estimated fair values of the Adjusted Closing Date Cash Consideration and 17,355,139 shares of DTI Common Stock. The number of shares of DTI Common Stock to be issued is fixed and will not fluctuate based on changes in the market price of DTI Common Stock between the signing and closing. The calculation of the preliminary purchase price consideration is as follows (in thousands, except share and per share amounts):

Adjusted Closing Date Cash Consideration(1)	£61,411
Payoff of Company Debt(2)	4,675
Preliminary cash consideration in GBP	£66,086
Foreign exchange rate(3)	1.322
Preliminary cash consideration in USD	$87,366
Shares of DTI Common Stock to be issued	17,355,139
DTI share price	$2.36
Closing Date Loan Note Consideration(4)	$40,958
Preliminary purchase price consideration	$128,324

____________

(1)      The Adjusted Closing Date Cash Consideration payable to the Sellers will consist of £60.3 million, adjusted by the Profit Ticker Amount and Agreed EBT Tax Liability Adjustment Amount, and reduced by any Known Leakage Amount, and the Agreed Historic Lease Tax Amount (collectively, the “Cash Consideration Adjustments”).

(2)      Represents the settlement of Saltire’s and Foxley’s Company Debt, consisting of finance lease obligations, in cash at the Closing Date of the Acquisition.

(3)      Closing GBP to USD exchange rate as of October 5, 2026.

(4)      Represents the estimated fair value of 17,355,139 shares of DTI Common Stock to be issued at the Closing Date of the Acquisition in settlement of the Consideration Loan Notes, calculated using the per share price of DTI Common Stock as of October 5, 2026.

The purchase price consideration applied in the Pro Forma Financial Information is preliminary and subject to modification based on the final purchase price. This will likely result in a difference from the preliminary purchase consideration calculated above, and that difference may be material. For example, with other assumptions held constant, an increase or decrease of 20% in the price per DTI Common Stock will produce the following purchase price consideration and the corresponding goodwill (in thousands, except stock price):

Changes in Stock Price	DTI Common Stock Share Price	Estimated Fair Value of Purchase Price Consideration	Estimated Goodwill
As presented	$2.36	$128,324	$23,771
20% increase	$2.83	$136,516	$31,963
20% decrease	$1.89	$120,132	$15,579

Preliminary purchase price allocation

The allocation of the purchase price consideration, including any related tax effects, is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment of the specifically identifiable tangible and intangible assets acquired. This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed third-party appraisals, and other potential adjustments. In accordance with ASC 805, any changes to the preliminary allocation will be limited to information relating to facts and circumstances that existed as of the Closing Date that, if known, would have affected the measurement of the amounts recognized as of that date. The purchase accounting is expected to be finalized during the ASC 805 measurement period, which will not exceed one year from the Closing Date. Any resulting measurement period adjustments may be material and could result in changes to the amounts allocated to acquired assets, assumed liabilities, deferred taxes and goodwill.

The preliminary allocation of the purchase price consideration is as follows (in thousands):

Estimated Fair Value
Cash	$13,187
Accounts receivable, net	13,403
Related party note receivable, current	398
Inventories	868
Prepaid expenses and other current assets	1,392
Property, plant and equipment, net(1)	73,923
Operating lease right-of-use asset	731
Intangible assets, net(2)	35,750
Total assets acquired	139,652
Accounts payable	3,863
Accrued expenses and other current liabilities	5,567
Current portion of operating lease liabilities	304
Operating lease liabilities, less current portion	427
Deferred tax liabilities, net	19,936
Total liabilities assumed	30,097
Non-controlling interest	5,002
Net assets acquired	104,553
Goodwill, net	23,771
Total preliminary purchase price allocation	$128,324

____________

(1)      Property, plant and equipment, net includes downhole drilling tools, pipe and tubular products, and pressure control equipment (collectively “Rental Tools”), vehicles, and other ancillary machinery and equipment. Substantially all of the fair value of the Property, plant and equipment, net is attributable to Rental Tools, valued using the indirect method under the cost approach. The estimated weighted average remaining useful life for Rental Tools is 6.4 years.

(2)      Identifiable intangible assets include customer relationships and tradenames. The customer relationships were valued using the multi-period excess earnings method under the income approach and tradenames using a relief from royalty method under the income approach. Preliminary fair values of the customer relationships and tradenames are $2.7 million and $33.1 million, respectively, with estimated remaining useful lives of 15 years and 25 years.

2. Saltire and Foxley Combined, As Adjusted

The tables below present the historical financial information of Saltire and Foxley on a combined basis, reflecting eliminations for historical transactions between the two entities, adjustments to conform the historical financial information to U.S. GAAP, reclassifications to conform to the presentation of DTI’s consolidated financial statements, and conversion of the historical financial statements reporting currency from GBP to USD.

The elimination adjustments reflect the historical sales and purchases between Saltire and Foxley which are intercompany transactions when Saltire and Foxley are presented on a combined basis. Therefore, these are eliminated in the Pro Forma Historical Financial Information.

The U.S. GAAP adjustments reflect the material adjustments necessary to convert Saltire’s and Foxley’s historical financial information prepared in accordance with U.K. GAAP to U.S. GAAP. Upon the consummation of the Acquisition, management will perform a comprehensive review of the entities’ respective accounting policies. The adjustments presented below are preliminary and are subject to change as additional information becomes available and as additional analysis is performed.

For purposes of the unaudited pro forma condensed combined financial information, the historical financial information of Saltire and Foxley was translated from GBP to USD using the following historical exchange rates:

Period of Exchange Rate	£-to-$
Closing exchange rate at June 30, 2026	1.3257
Average exchange rate for the six months ended June 30, 2026	1.3450
Average exchange rate for the year ended December 31, 2025	1.3181

As Adjusted Balance Sheet

As of June 30, 2026

Drilling Tools International Corporation Presentation	Historical Saltire & Foxley Combined Presentation	Historical Saltire Energy Ltd (GBP)	Historical Foxley Energy Ltd (GBP)	Elimination (GBP)	Reclassification (GBP) (Note 2)	U.S. GAAP Adjustments (GBP)			Saltire and Foxley Combined, As Adjusted (USD)
ASSETS
Current assets
Cash	Cash at bank and in hand	£1,747	£616	£—	£—	£—			$3,133
Accounts receivable, net		—	—	—	10,254	(145)	(2a	)	13,403
Related party note receivable, current		—	—	—	7,884	—			10,452
Inventories	Stocks	29	618	—	8	—			868
Prepaid expenses and other current assets		—	—	—	1,136	(86)	(2b	)	1,392
	Debtors	24,340	6,070	(11,128)	(19,282)	—			—
Total current assets		26,116	7,304	(11,128)	—	(231)			29,248
Property, plant and equipment, net	Tangible assets	88,669	36,973	—	—	—			166,564
Operating lease right-of-use asset		—	—	—	—	627	(2b	)	831
Intangible assets, net	Intangible assets	—	—	—	—	26	(2c	)	34
Total assets		£114,785	£44,277	£(11,128)	£—	£422			$196,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		£—	£—	£—	£2,914	£—			$3,863
Accrued expenses and other current liabilities		—	—	—	4,229	(30)	(2d	)	5,567
Current portion of operating lease liabilities		—	—	—	—	229	(2b	)	304
Current maturities of long-term debt		—	—	—	3,450	—			4,574
	Creditors: amounts falling due within one year	8,363	13,358	(11,128)	(10,593)	—			—
Total current liabilities		8,363	13,358	(11,128)	—	199			14,308
Operating lease liabilities, less current portion		—	—	—	—	314	(2b	)	416
Long-term debt, less current portion		—	—	—	1,225	—			1,624
Deferred tax liabilities, net	Deferred tax liability	19,139	3,195	—	—	—			29,608
	Creditors: amounts falling due after more than one year	997	228	—	(1,225)	—			—
Total liabilities		28,499	16,781	(11,128)	—	513			45,956

Commitments and contingencies
Shareholders’ equity
Common stock	Called up share capital	1	—	—	—	—			1
Accumulated deficit	Profit and loss reserves	86,285	23,716	—	—	(84)	(2e	)	145,718
Non-controlling interest	Non-controlling interests	—	3,780	—	—	(7)	(2f	)	5,002
Total equity		86,286	27,496	—	—	(91)			150,721
Total liabilities and shareholders’ equity		£114,785	£44,277	£(11,128)	£—	£422			$196,677

U.S. GAAP Adjustments

(2a)   Represents the adjustment to measure the estimated credit loss allowance on the historical trade receivables under a current expected credit loss (“CECL”) model in accordance with ASC 326, Financial Instruments — Credit Losses (“ASC 326”). The adjustment reflects the incremental difference from the historical incurred-loss provision recognized under FRS 102.

(2b)  Represents the recognition of operating lease right-of-use (“ROU”) assets and corresponding lease liabilities in accordance with ASC 842, Leases (“ASC 842”), and the derecognition of the historical prepayments recognized under FRS 102. There is no impact to the combined statements of income as operating lease expense is recognized on a straight-line basis under both ASC 842 and FRS 102.

(2c)   Represents the derecognition of historical goodwill amortization recognized under FRS 102. In accordance with ASC 350, Intangibles — Goodwill and Other (“ASC 350”), goodwill is indefinite-lived and not amortized.

(2d)  Represents the income tax effects of the U.S. GAAP adjustments described above using the statutory corporate tax rate applicable to the specific Saltire or Foxley entity in which each adjustment arises.

(2e)   Represents the cumulative effect on accumulated deficit for the U.S. GAAP adjustments discussed within this section.

(2f)   Represents the portion of the U.S. GAAP adjustments above attributable to non-controlling interests on the combined balance sheet.

As Adjusted Statements of Income

For the Six Months Ended June 30, 2026

Drilling Tools International Corporation Presentation	Historical Saltire & Foxley Combined Presentation	Historical Saltire Energy Ltd (GBP)	Historical Foxley Energy Ltd (GBP)	Elimination (GBP)	Reclassification (GBP) (Note 2)	U.S. GAAP Adjustments (GBP)			Saltire and Foxley Combined, As Adjusted (USD)
Revenue, net:
Tool rental		£—	£—	£—	£13,983	£—			$18,807
Product sale		—	—	—	2,720	—			3,658
	Turnover	10,902	6,353	(1,349)	(15,906)	—			—
Total revenue, net		10,902	6,353	(1,349)	797	—			22,465
Costs and other deductions:
Cost of tool rental revenue		—	—	—	3,835	—			5,158
Cost of product sale revenue		—	—	—	1,184	—			1,593
	Cost of sales	2,753	3,059	(1,349)	(4,463)	—			—
	Distribution costs	66	—	—	(66)	—			—
Selling, general, and administrative expense	Administrative expenses	3,387	1,834	—	(704)	(284)	(2aa	)	5,693
Interest expense, net		—	—	—	723	—			972
Gain on asset disposal	Gain on sale of fixed assets	(137)	—	—	137	—			—
Other operating and non-operating expense, net	Other operating income	—	—	—	1,748	—			2,351
	Exceptional items	1,273	—	—	(1,273)	—			—
	Interest receivable and similar income	(38)	—	—	38	—			—
	Interest payable and similar expenses	277	85	—	(362)	—			—
Total costs and other deductions		7,581	4,978	(1,349)	797	(284)			15,767
Income before income tax expense	Profit before taxation	3,321	1,375	—	—	284			6,698
Income tax expense		—	—		(809)	(37)	(2bb	)	(1,138)
	Tax on profit	(542)	(267)	—	809	—			—
Net income	Profit and total comprehensive income for the financial year	£2,779	£1,108	£—	£—	£247			$5,560
Less: Net income attributable to non-controlling interest	Non-controlling interests	£—	£225	£—	£—	£38	(2cc	)	$354
Net income attributable to Drilling Tools International shareholders		£2,779	£883	£—	£—	£209			$5,206

For the Year Ended December 31, 2025

Drilling Tools International Corporation Presentation	Historical Saltire & Foxley Combined Presentation	Historical Saltire Energy Ltd (GBP)	Historical Foxley Energy Ltd (GBP)	Elimination (GBP)	Reclassification (GBP) (Note 2)	U.S. GAAP Adjustments (GBP)			Saltire and Foxley Combined, As Adjusted (USD)
Revenue, net:
Tool rental		£—	£—	£—	£29,614	£—			$39,034
Product sale		—	—	—	4,421	—			5,827
	Turnover	24,416	13,667	(4,585)	(33,498)	—			—
Total revenue, net		24,416	13,667	(4,585)	537	—			44,861
Costs and other deductions:
Cost of tool rental revenue		—	—	—	10,308	—			13,587
Cost of product sale revenue		—	—	—	1,945	—			2,564
	Cost of sales	9,132	7,370	(4,585)	(11,917)	—			—
	Distribution costs	79	—	—	(79)	—			—
Selling, general, and administrative expense	Administrative expenses	5,481	1,332	—	418	(308)	(2aa	)	9,125
Interest expense, net		—	—	—	624	—			822
Gain on asset disposal	Gain on sale of fixed assets	(520)	—	—	520	—			—
Other operating and non-operating expense, net	Other operating income	—	(35)	—	(677)	—			(938)
	Exceptional items	12	—	—	(12)	—			—
	Interest receivable and similar income	(19)	—	—	19	—			—
	Interest payable and similar expenses	284	328	—	(612)	—			—
Total costs and other deductions		14,449	8,995	(4,585)	537	(308)			25,160
Income before income tax expense	Profit before taxation	9,967	4,672	—	—	308			19,701
Income tax expense		—	—	—	(2,334)	(34)	(2bb	)	(3,121)
	Tax on profit	(1,482)	(852)	—	2,334	—			—
Net income	Profit and total comprehensive income for the financial year	£8,485	£3,820	£—	£—	£274			$16,580
Less: Net income attributable to non-controlling interest	Non-controlling interests	£—	£628	£—	£—	£49	(2cc	)	$892
Net income attributable to Drilling Tools International shareholders		£8,485	£3,192	£—	£—	£225			$15,688

U.S. GAAP Adjustments

(2aa) Represents the estimated credit loss on the historical trade receivables recognized under the CECL model in accordance with ASC 326. The adjustment reflects the incremental difference from the historical incurred-loss provision recognized under FRS 102.

(2bb)Represents the income tax effects of the U.S. GAAP adjustments described above using the statutory corporate rate applicable to the specific Saltire or Foxley entity in which each adjustment arises.

(2cc) Represents the portion of the U.S. GAAP adjustments above related to profit attributable to non-controlling interests on the combined statements of income.

3. Acquisition Accounting Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(3A)  Represents the estimated Adjusted Closing Date Cash Consideration and Closing Date Loan Note Consideration to be paid to the Sellers upon consummation of the Acquisition.

(3B)  Represents the settlement of Saltire’s and Foxley’s Outstanding Receivables Amount for related-party financing arrangements that will be settled in cash at the Closing Date of the Acquisition.

(3C)  Represents preliminary fair value adjustments to the Saltire and Foxley combined historical balance sheet, including property, plant and equipment, net, leases, intangible assets, net and goodwill in connection with the application of the acquisition method of accounting and the preliminary purchase price allocation described in Note 1.

(3D)  Represents the accrual of estimated transaction costs directly attributable to the Acquisition that are expected to be incurred by DTI subsequent to June 30, 2026. These transaction costs are preliminary estimates; the final amounts and the resulting effect on DTI’s financial position may differ significantly.

(3E)  Represents the settlement of Saltire’s and Foxley’s Company Debt, consisting of finance lease obligations, in cash at the Closing Date of the Acquisition.

(3F)  Represents the pro forma adjustments to income tax related accounts on the balance sheet as a result of the Acquisition. The net decrease in deferred tax liabilities, net, is primarily driven by the tax effect from the fair value adjustments resulting from the preliminary purchase price allocation described in Note 1.

Unaudited Pro Forma Condensed Combined Statements of Income

(3AA) Represents the increase to depreciation and amortization expense based on the preliminary fair value adjustment and the estimated weighted average useful lives of the acquired property, plant and equipment, net and intangible assets, net.

(3BB)  Represents the removal of the historical interest expense associated with finance lease liabilities settled in cash at the Closing Date of the Acquisition. Refer to tickmark (3E).

(3CC)  Represents the pro forma income tax effect of the adjustments related to the Acquisition. The tax effect of the adjustments in tickmarks (3AA) and (3BB) was calculated by applying an estimated weighted blended statutory tax rate of 17.0% and 15.8% for the six months ended June 30, 2026 and the year ended December 31, 2025, respectively, which reflects the jurisdictions in which the Group operates. The tax effect of the adjustment in tickmark (3EE) was calculated by applying the DTI U.S. blended statutory tax rate of 22.0%. Management believes this approach provides a reasonable basis for the pro forma income tax adjustments; however, the effective tax rate of the combined company could be significantly different depending on the mix of activities. This preliminary estimate is subject to further assessment and adjustments as additional information becomes available.

(3DD) Represents changes in the pro forma income attributable to non-controlling interests due to the acquisition accounting adjustments presented herein.

(3EE)  Represents the estimated transaction costs of $4.3 million to be incurred by DTI subsequent to June 30, 2026, primarily consisting of investment banking, legal, and accounting advisory fees directly attributable to the Acquisition. These transaction costs are nonrecurring and will not affect the combined company’s statements of income beyond twelve months after the closing of the Acquisition. Transaction costs of $1.2 million are included in the historical statements of income of DTI for the six months ended June 30, 2026. DTI incurred less than $0.1 million of transaction costs for the year ended December 31, 2025. Transaction costs of $0.1 million related to the Acquisition are included in the historical unaudited statements of income of the Group for the six months ended June 30, 2026. Saltire and Foxley did not incur transaction costs for the year ended December 31, 2025.

4. Other Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(4A)  Represents the net proceeds from the issuance of $135.0 million aggregate principal amount of senior secured bonds, net of $3.4 million of estimated debt issuance costs, resulting in net proceeds of $131.6 million and a corresponding increase in long-term debt.

(4B)  Represents the repayment of $48.6 million of existing indebtedness, including DTI’s existing Term Loan, outstanding borrowings under its Revolving Line of Credit, and related accrued interest.

(4C)  Represents a $3.3 million draw under DTI’s modified Revolving Line of Credit, resulting in net proceeds of $3.2 million and $0.1 million of estimated debt issuance costs.

(4D)  Represents the recognition of operating lease ROU assets and corresponding lease liabilities related to the Loxley Leases expected to become effective upon or shortly following the closing of the Acquisition.

Unaudited Pro Forma Condensed Combined Statements of Income

(4AA) Represents the adjustment to operating lease expense resulting from the recognition of the Loxley Leases expected to become effective upon or shortly following the closing of the Acquisition.

(4BB)  Represents the estimated interest expense associated with the $135.0 million senior secured bonds and the $3.3 million draw under DTI’s modified Revolving Line of Credit, elimination of historical interest expense, including related deferred financing cost amortization and commitment fees associated with DTI’s existing Term Loan and pre-modification Revolving Line of Credit, which will be repaid in connection with Financing, as if transaction had occurred on January 1, 2025. The estimated net adjustment to interest expense is as follows:

	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Removal of historical interest expense associated with DTI’s existing Term Loan and Revolving Line of Credit	$(1,840)	$(4,126)
Estimated interest expense associated with the senior secured bonds, including amortization of estimated debt issuance costs	8,134	16,845
Estimated interest expense and commitment fees associated with the modified Revolving Line of Credit	167	335
Net adjustment to Interest expense, net	$6,461	$13,054

Interest expense on the senior secured bonds is based on an assumed annual interest rate of 12.0%, which reflects management’s current estimate as the terms of the senior secured bonds have not yet been finalized. The modified Revolving Line of Credit is expected to bear interest at the lower of (i) SOFR plus a 2.0% applicable margin or (ii) the applicable bank base rate plus a 1.0% margin. For purposes of the Pro Forma Financial Information, interest expense was calculated using an assumed annual interest rate of 5.89%, based on SOFR as of October 5, 2026 plus the applicable margin.

As the interest rate applicable to the senior secured bonds has not been finalized, and given that the interest rate applicable to the modified Revolving Line of Credit is variable, the following table presents the estimated effect of a change in the assumed annual interest rates:

Financing Arrangement	Current Estimate of Interest Rate	Sensitivity	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Senior secured bonds ($135.0 million principal balance)	12.00%	1.0% increase (decrease)	$647	$1,341
Revolving Line of Credit ($3.3 million borrowing)	5.89%	0.125% increase (decrease)	$2	$4

(4CC)  Represents the pro forma income tax effect of the adjustments related to the Financing, which was calculated by applying the DTI U.S. blended statutory tax rate of 22.0%. Management believes this approach provides a reasonable basis for the pro forma income tax adjustments; however, the effective tax rate of the combined company could be significantly different depending on the mix of activities. This preliminary estimate is subject to further assessment and adjustments as additional information becomes available.

5. Earnings per Share

As the unaudited pro forma condensed combined statements of income assume that the Acquisition had occurred on January 1, 2025, the beginning of the earliest period presented, the calculation of weighted-average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the Acquisition have been outstanding for the entirety of the period presented.

The table below presents the components of the pro forma earnings per share calculation (in thousands, except share and per share amounts):

	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Numerator:
Pro forma net loss attributable to Drilling Tools International stockholders – basic and diluted	$(7,970)	$(11,571)
Denominator:
DTI historical weighted-average shares outstanding	35,202,327	35,533,268
Shares issued in exchange for Company Capital Stock	17,355,139	17,355,139
Pro forma weighted-average shares used in computing earnings per share – basic and diluted	52,557,466	52,888,407
Loss per share – basic and diluted	$(0.15)	$(0.22)

As of June 30, 2026 and December 31, 2025, DTI’s potentially dilutive securities consisted of options to purchase DTI Common Stock as well as restricted stock units. DTI excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net income per share for the periods presented because including them would have had an anti-dilutive effect:

	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Performance-based options outstanding	534,064	534,063
Time-based options outstanding	4,366,236	4,429,563
Time-based restricted stock units outstanding	1,111,113	1,022,451
Total	6,011,413	5,986,077

CERTAIN RELATED PARTY TRANSACTIONS OF DTI

Information regarding transactions with related persons of DTI is incorporated by reference from information contained in DTI’s Definitive Proxy Statement on Schedule 14A for its 2026 Annual Meeting of Stockholders filed with the SEC on March 13, 2026 under the section entitled “Certain Relationships and Related Party Transactions”.

CERTAIN RELATED PARTY TRANSACTIONS OF THE COMPANIES

Quipco

Quipco International Oil & Natural Gas Equipment LLC (“Quipco”) is managed by the brother of Craig Cameron, the managing director of Saltire Energy LLC (UAE), a subsidiary of Foxley Energy Limited. The Group engages Quipco in the ordinary course of its Middle Eastern operations for the manufacture and repair of equipment. During the year ended June 30, 2026, the Group paid Quipco $1,165,784 for equipment supply and repair services, and had an outstanding balance of $150,854 due to Quipco as at June 30, 2026. Additionally, as at June 30, 2026, Quipco had an outstanding balance of $398,281 due to Saltire Energy LLC in respect of equipment purchased from Saltire Energy LLC.

Cults Hotel

Saltire Energy Limited extended a loan in 2015 to Cults Hotel Limited (“Cults Hotel”), of which Michael David Loggie is a director, and as at June 30, 2026, the amount owed by Cults Hotel to Saltire Energy Limited was approximately £602,000. The loan has no maturity date, is non-interest bearing and is personally guaranteed by Michael David Loggie.

Loxley (Aberdeen) Limited

With respect to the Group’s real properties in Scotland, the Group leases these premises from Loxley (Aberdeen) Limited (“Loxley”), a company owned by Jack William Loggie, Michael David John Loggie and the landlord of the leased real properties. The occupation of these leased real properties in Scotland has been on a long-standing informal basis, and there are currently no formal leases entered into between the Group and Loxley. Formal leases will be put in place prior to or at Closing. During the year ended June 30, 2026, the Group recognized rent and related charges to Loxley of approximately £1,136,000 in respect of the leased real properties in Scotland.

Directors’ Loans

During the year ended June 30, 2026, Saltire Energy Limited maintained an outstanding loan to Michael David Loggie (the “MDL Loan”). As at June 30, 2026, the outstanding balance under the MDL Loan was approximately £747,000. The MDL Loan is interest-bearing, is unsecured, and is expected to be repaid prior to Closing.

Policy on Related Party Transactions

As private limited companies domiciled and incorporated in Scotland, Saltire Energy Limited and Foxley Energy Limited do not have a standalone written related party transaction policy. Any transaction, agreement or arrangement with a related party (being any director, senior manager, significant shareholder, or an immediate family member of any of the foregoing) is reviewed by the board of directors, who are required to consider the nature and terms of the transaction, the related party’s interest, the actual or apparent conflict of interest of the related party, whether the terms are comparable to those available from an unrelated third party, and confirm whether the transaction is in the best interests of the Group and its shareholders. Following Closing, the Group will be subject to DTI’s related party transactions review and approval procedures.

INTERESTS OF DIRECTORS AND OFFICERS IN THE acquisition

Interests of Directors and Executive Officers of DTI in the Acquisition

In considering the recommendation of the DTI Board that DTI stockholders vote in favor of the Share Issuance Proposal, DTI stockholders should be aware that, other than as described below, DTI’s directors and executive officers do not have any financial interests in the Acquisition that are different from, or in addition to, the interests of DTI stockholders generally. None of DTI’s directors or executive officers is a party to the SPA or the Rollover Documents or will receive any portion of the Consideration, and no DTI director or executive officer will receive any change-in-control, severance, transaction or retention payment, any new or accelerated equity award, or any new employment or compensation arrangement in connection with the Acquisition. Each current director was elected at one or more of the Prior Elections, which the Ratification Proposal (a condition to the Acquisition) would ratify. DTI’s directors and executive officers are expected to continue in their current roles following the Closing and will continue to benefit from DTI’s existing indemnification and directors’ and officers’ liability insurance arrangements, on the same basis as before the Acquisition.

Interests of Directors and Executive Officers of the Group in the Acquisition

In considering the Acquisition, the boards of directors of Saltire Energy Limited and Foxley Energy Limited were aware that the directors and executive officers of the Group had interests in the Acquisition that may be different from, or in addition to, the interests of the Saltire Stockholders and Foxley Stockholders generally, and the boards considered these interests in approving the Acquisition. These interests include (i) the receipt of Acquisition consideration for equity interests held directly and through the Loggie Family Trust and the Cansco Limited Employee Trust 2007, (ii) potential continued employment of Michael David Loggie and Jack William Loggie following the Closing; and (iii) transaction-related cash bonuses for certain directors and executive officers of the Group, with an aggregate amount payable under these arrangements not exceeding £400,000, and payment conditioned on the consummation of the Acquisition and, for certain individuals, continued employment until the Closing.

Employment of the Founders

Representatives of DTI and the Group have discussed the potential continued employment of Michael David Loggie and Jack William Loggie following the Closing. As of the date of this prospectus, no employment, retention, or severance arrangements have been entered into, and no compensation terms have been agreed. Any continued employment would be subject to mutually acceptable terms and conditions and the consummation of the acquisition.

EXECUTIVE COMPENSATION OF DTI

Information regarding DTI’s executive compensation is incorporated by reference from the information contained in DTI’s Definitive Proxy Statement on Schedule 14A for its 2026 Annual Meeting of Stockholders filed with the SEC on March 13, 2026 under the sections entitled “Director Compensation,” “Equity Compensation Plan Information” and “Executive Compensation.”

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND
EXECUTIVE OFFICERS OF DTI

The following table sets forth the beneficial ownership of DTI’s Common Stock as of October 8, 2026 by the following individuals or entities: (i) each person or entity who is known by DTI to beneficially own 5% or more of the outstanding shares of DTI Common Stock, (ii) each named executive officer of DTI, (iii) each current member of the DTI Board, and (iv) all current executive officers and directors of DTI as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, is not necessarily indicative of beneficial ownership for any other purpose, and does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. As of October 8, 2026, there were 35,282,224 shares of DTI Common Stock issued and outstanding.

In computing the number of shares of DTI Common Stock beneficially owned by a person and the percentage ownership of that person, shares of DTI Common Stock that are subject to stock options or other rights held by that person that are currently exercisable or that will vest or become exercisable, as applicable, within 60 days of October 8, 2026, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares of DTI Common Stock Beneficially Owned	Percentage of Class
Five Percent Holders:
Sammons Capital, Inc.(1)	2,512,366	7.1%
R. Wayne Prejean(2) Chairman of the Board and Chief Executive Officer	2,359,615	6.7%
Jeffrey L. Gendell(3)	2,439,737	6.9%
Michael W. Domino, Jr.(4) President, Directional Tool Rentals Division	2,000,270	5.7%

Directors and Executive Officers:
Curtis L. Crofford(5) Independent Director	145,395	*
John D. “Jack” Furst(6) Lead Independent Director	694,996	2.0%
Ira H. Green, Jr.(7) Independent Director	17,207	*
Daniel J. Kimes(8) Independent Director	216,575	*
Eric C. Neuman(9) Independent Director	341,522	1.0%
R. Wayne Prejean(2) Chairman of the Board and Chief Executive Officer	2,359,615	6.7%
Jeremy D. Thigpen(10) Independent Director	—	—
David R. Johnson(11) Chief Financial Officer	453,139	1.3%
Michael W. Domino, Jr.(4) President, Directional Tool Rentals Division	2,000,270	5.7%
All Current Executive Officers and Directors as a Group (Nine Persons)	6,228,719	17.7%

____________

*        Less than 1%.

(1)      Based on information obtained from a Schedule 13G filed with the SEC on May 13, 2026 by Sammons Capital, Inc. Sammons Capital Inc. has sole voting and dispositive power with respect to 2,512,366 shares of DTI Common Stock, representing approximately 7.1% of the outstanding shares of DTI Common Stock.

(2)      Includes 438,529 shares of DTI Common Stock owned by Mr. Prejean directly, vested options to purchase 1,868,539 shares of DTI Common Stock, and 52,547 vested restricted stock units. Does not include 333,333 shares of DTI Common Stock subject to options held by Mr. Prejean, which vest on February 14, 2027. Does not include 213,270 unvested restricted stock units held by Mr. Prejean, which vest in substantially equal installments on February 28, 2027, 2028, and 2029. Does not include 85,721 unvested restricted stock units held by Mr. Prejean, which vest in substantially equal installments on February 27, 2027, 2028 and 2029. Does not include 257,162 unvested performance stock units held by Mr. Prejean, which are eligible to vest in substantially equal installments on February 27, 2027, 2028, and 2029 if the applicable performance goals are achieved. The address for Mr. Prejean is 10370 Richmond Avenue, Suite 1000, Houston, TX 77042.

(3)      Based on information obtained from a Schedule 13G/A jointly filed with the SEC on February 6, 2026 by Tontine Financial Partners, L.P. (“TFP”), Tontine Management, L.L.C. (“TM”) and Jeffrey L. Gendell (collectively, the “Tontine Reporting Persons”), the Tontine Reporting Persons have shared voting and dispositive power with respect to 2,439,737 shares of DTI Common Stock, representing approximately 6.9% of the outstanding shares of DTI Common Stock, consisting of 2,065,233 shares of DTI Common Stock held directly by TFP and 374,504 shares of DTI Common Stock held directly by Tontine Capital Overseas Master Fund II, L.P. (“TCOM II”), in each case for which the Tontine Reporting Persons may be deemed to be the beneficial owners. TFP and TM each beneficially own, and have shared voting and dispositive power over, the 2,065,233 shares of DTI Common Stock held directly by TFP. TM is the general partner of TFP and has the power to direct the affairs of TFP, including directing the receipt of dividends from, or the proceeds from the sale of, the shares of DTI Common Stock directly owned by TFP. Mr. Gendell is the managing member of TM and in that capacity directs its operations. Mr. Gendell is also the managing member of Tontine Asset Associates, LLC, the general partner of TCOM II, and in that capacity directs its operations and has the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of DTI Common Stock directly owned by TCOM II. Each of the Tontine Reporting Persons may be deemed to beneficially own the shares of DTI Common Stock reported herein, but each disclaims beneficial ownership of such shares except to the extent of its or his pecuniary interest therein. The address of the principal business office of each of the Tontine Reporting Persons is 1 Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830-7251.

(4)      Includes 1,412,224 shares of DTI Common Stock owned by Mr. Domino directly, 17,782 vested restricted stock units, and vested options to purchase 570,264 shares of DTI Common Stock held by Mr. Domino. Does not include 100,000 shares of DTI Common Stock subject to options held by Mr. Domino, which vest on February 14, 2027. Does not include 75,829 unvested restricted stock units held by Mr. Domino, which vest in substantially equal installments on February 28, 2027, 2028 and 2029. Does not include 22,859 unvested restricted stock units held by Mr. Domino, which vest in substantially equal installments on February 27, 2027, 2028 and 2029. Does not include 68,577 unvested performance stock units held by Mr. Domino, which are eligible to vest in substantially equal installments on February 27, 2027, 2028, and 2029 if the applicable performance goals are achieved. The address for Mr. Domino is 10370 Richmond Avenue, Suite 1000, Houston, TX 77042.

(5)      Includes 103,057 shares of DTI Common Stock and 42,338 vested restricted stock units. Does not include 23,438 unvested restricted stock units held by Mr. Crofford that are scheduled to vest in full on April 29, 2027, which is more than 60 days after the date of this filing.

(6)      Includes 60,948 vested restricted stock units held by Mr. Furst, 118,252 shares of DTI Common Stock owned by Oak Stream Investors II, Ltd. (“Oak Stream”), and 458,737 shares of DTI Common Stock owned by JDF Long Term Trust (“JDF”). Includes vested options to purchase 57,059 shares of DTI Common Stock held by Mr. Furst. Does not include 23,438 unvested restricted stock units held by Mr. Furst that are scheduled to vest in full on April 29, 2027, which is more than 60 days after the date of this filing. Mr. Furst disclaims any beneficial ownership of any shares of DTI Common Stock held by Oak Stream and JDF, other than his pecuniary interest therein.

(7)      Includes 17,207 shares of DTI Common Stock held by Mr. Green directly. Does not include 23,438 unvested restricted stock units held by Mr. Green that are scheduled to vest in full on April 29, 2027, which is more than 60 days after the date of this filing.

(8)      Includes 216,575 shares of DTI Common Stock held by Mr. Kimes directly. Does not include 23,438 unvested restricted stock units held by Mr. Kimes that are scheduled to vest in full on April 29, 2027, which is more than 60 days after the date of this filing.

(9)      Includes 280,574 shares of DTI Common Stock and 60,948 vested restricted stock units held by Mr. Neuman directly. Does not include 23,438 unvested restricted stock units held by Mr. Neuman that are scheduled to vest in full on April 29, 2027, which is more than 60 days after the date of this filing.

(10)    Does not include 23,438 unvested restricted stock units held by Mr. Thigpen that are scheduled to vest in full on April 29, 2027, which is more than 60 days after the date of this filing.

(11)    Includes 45,647 shares of DTI Common Stock owned by Mr. Johnson directly, 21,783 vested restricted stock units, and vested options to purchase 385,709 shares of DTI Common Stock held by Mr. Johnson. Does not include 126,666 shares of DTI Common Stock subject to options held by Mr. Johnson, which vest on February 14, 2027. Does not include 92,891 unvested restricted stock units held by Mr. Johnson, which vest in substantially equal installments on February 28, 2027, 2028, and 2029. Does not include 37,336 unvested restricted stock units held by Mr. Johnson, which vest in substantially equal installments on February 27, 2027, 2028 and 2029. Does not include 112,009 unvested performance stock units held by Mr. Johnson, which are eligible to vest in substantially equal installments on February 27, 2027, 2028, and 2029 if the applicable performance goals are achieved.

Share Ownership of Certain Beneficial Owners and Directors and Executive Officers of DTI Upon Closing

The following table sets forth information regarding the expected beneficial ownership of DTI Common Stock as of immediately following the consummation of the transactions contemplated by the SPA, by the following individuals or entities: (i) each person or entity who is known by DTI and expected to beneficially own 5% or more of the outstanding shares of DTI Common Stock as of immediately following the consummation of the transactions contemplated by the SPA, (ii) each director and named executive officer of DTI, and (iii) all of the executive officers and directors of DTI as a group upon consummation of the transactions contemplated by the SPA.

Beneficial ownership is determined in accordance with the rules of the SEC, is not necessarily indicative of beneficial ownership for any other purpose, and does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares, or will be upon the consummation of the transactions contemplated by the SPA.

The information set forth in the table below has been determined assuming that the transactions contemplated by the SPA were consummated on October 8, 2026 and that there will be 52,637,363 shares of DTI Common Stock outstanding immediately following the consummation of the transactions contemplated by the SPA, based on the number of shares of DTI Common Stock outstanding as of October 8, 2026 and the 17,355,139 shares of DTI Common Stock that are issuable pursuant to the terms of the SPA.

In computing the number of shares of DTI Common Stock beneficially owned by a person and the percentage ownership of that person, shares of DTI Common Stock that are subject to stock options or other rights held by that person that are currently exercisable or that will vest or become exercisable, as applicable, within 60 days of October 8, 2026, are deemed outstanding; however, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares of DTI Common Stock Beneficially Owned	Percentage of Class
Five Percent Holders:
[Saltire Group(1)]	[17,355,139]	[33.0] %

Directors and Executive Officers:
Curtis L. Crofford(2) Independent Director	145,395	*
John D. “Jack” Furst(3) Lead Independent Director	694,996	1.3%
Ira H. Green, Jr.(4) Independent Director	17,207	*
Daniel J. Kimes(5) Independent Director	216,575	*
Eric C. Neuman(6) Independent Director	341,522	*
R. Wayne Prejean(7) Chairman of the Board and Chief Executive Officer	2,359,615	4.5%
Jeremy D. Thigpen(8) Independent Director	—	—
David R. Johnson(9) Chief Financial Officer	453,139	*
Michael W. Domino, Jr.(10) President, Directional Tool Rentals Division	2,000,270	3.8%
All Current Executive Officers and Directors as a Group (Nine Persons)	6,228,719	11.8%

____________

*        Less than 1%.

(1)      [_].

(2)      Includes 103,057 shares of DTI Common Stock and 42,338 vested restricted stock units. Does not include 23,438 unvested restricted stock units held by Mr. Crofford that are scheduled to vest in full on April 29, 2027, which is more than 60 days after the date of this filing.

(3)      Includes 60,948 vested restricted stock units held by Mr. Furst, 118,252 shares of DTI Common Stock owned by Oak Stream Investors II, Ltd. (“Oak Stream”), and 458,737 shares of DTI Common Stock owned by JDF Long Term Trust (“JDF”). Includes vested options to purchase 57,059 shares of DTI Common Stock held by Mr. Furst. Does not include 23,438 unvested restricted stock units held by Mr. Furst that are scheduled to vest in full on April 29, 2027, which is more than 60 days after the date of this filing. Mr. Furst disclaims any beneficial ownership of any shares of DTI Common Stock held by Oak Stream and JDF, other than his pecuniary interest therein.

(4)      Includes 17,207 shares of DTI Common Stock held by Mr. Green directly. Does not include 23,438 unvested restricted stock units held by Mr. Green that are scheduled to vest in full on April 29, 2027, which is more than 60 days after the date of this filing.

(5)      Includes 216,575 shares of DTI Common Stock held by Mr. Kimes directly. Does not include 23,438 unvested restricted stock units held by Mr. Kimes that are scheduled to vest in full on April 29, 2027, which is more than 60 days after the date of this filing.

(6)      Includes 280,574 shares of DTI Common Stock and 60,948 vested restricted stock units held by Mr. Neuman directly. Does not include 23,438 unvested restricted stock units held by Mr. Neuman that are scheduled to vest in full on April 29, 2027, which is more than 60 days after the date of this filing.

(7)      Includes 438,529 shares of DTI Common Stock owned by Mr. Prejean directly, vested options to purchase 1,868,539 shares of DTI Common Stock, and 52,547 vested restricted stock units. Does not include 333,333 shares of DTI Common Stock subject to options held by Mr. Prejean, which vest on February 14, 2027. Does not include 213,270 unvested restricted stock units held by Mr. Prejean, which vest in substantially equal installments on February 28, 2027, 2028, and 2029. Does not include 85,721 unvested restricted stock units held by Mr. Prejean, which vest in substantially equal installments on February 27, 2027, 2028 and 2029. Does not include 257,162 unvested performance stock units held by Mr. Prejean, which are eligible to vest in substantially equal installments on February 27, 2027, 2028, and 2029 if the applicable performance goals are achieved. The address for Mr. Prejean is 10370 Richmond Avenue, Suite 1000, Houston, TX 77042.

(8)      Does not include 23,438 unvested restricted stock units held by Mr. Thigpen that are scheduled to vest in full on April 29, 2027, which is more than 60 days after the date of this filing.

(9)      Includes 45,647 shares of DTI Common Stock owned by Mr. Johnson directly, 21,783 vested restricted stock units, and vested options to purchase 385,709 shares of DTI Common Stock held by Mr. Johnson. Does not include 126,666 shares of DTI Common Stock subject to options held by Mr. Johnson, which vest on February 14, 2027. Does not include 92,891 unvested restricted stock units held by Mr. Johnson, which vest in substantially equal installments on February 28, 2027, 2028, and 2029. Does not include 37,336 unvested restricted stock units held by Mr. Johnson, which vest in substantially equal installments on February 27, 2027, 2028 and 2029. Does not include 112,009 unvested performance stock units held by Mr. Johnson, which are eligible to vest in substantially equal installments on February 27, 2027, 2028, and 2029 if the applicable performance goals are achieved.

(10)    Includes 1,412,224 shares of DTI Common Stock owned by Mr. Domino directly, 17,782 vested restricted stock units, and vested options to purchase 570,264 shares of DTI Common Stock held by Mr. Domino. Does not include 100,000 shares of DTI Common Stock subject to options held by Mr. Domino, which vest on February 14, 2027. Does not include 75,829 unvested restricted stock units held by Mr. Domino, which vest in substantially equal installments on February 28, 2027, 2028 and 2029. Does not include 22,859 unvested restricted stock units held by Mr. Domino, which vest in substantially equal installments on February 27, 2027, 2028 and 2029. Does not include 68,577 unvested performance stock units held by Mr. Domino, which are eligible to vest in substantially equal installments on February 27, 2027, 2028, and 2029 if the applicable performance goals are achieved. The address for Mr. Domino is 10370 Richmond Avenue, Suite 1000, Houston, TX 77042.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND
EXECUTIVE OFFICERS OF the group

Foxley

The following table and the related notes set forth, to the best of Foxley’s knowledge, information on the beneficial ownership of Foxley’s Capital Stock as of the close of business on October 8, 2026 by:

•        each Foxley Stockholder, or group of affiliated Foxley Stockholders, known by Foxley to beneficially own more than five percent (5%) of any class of Foxley’s Capital Stock on an as-converted to Common Stock basis;

•        each of Foxley’s current directors;

•        each of Foxley’s named executive officers; and

•        all of Foxley’s current directors and executive officers as a group.

The percentage of ownership is based on 100 ordinary shares of £1.00 each outstanding on October 8, 2026. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Common Stock subject to Options that are currently exercisable or exercisable within sixty (60) days of October 8, 2026 are deemed to be outstanding and to be beneficially owned by the person holding such Option for the purpose of computing the percentage ownership of that person. These shares are not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person. Further, the unvested Restricted Shares that are subject to vesting conditions are deemed outstanding and beneficially owned by the person holding such shares for the purpose of computing the percentage ownership of each person.

Except as indicated in the footnotes to this table, Foxley believes that the Foxley Stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them, based on information provided to Foxley by such stockholders. Unless otherwise indicated, the address for each Foxley Stockholder listed below pre-Acquisition is c/o Foxley Energy Limited, 100 Union Street, Aberdeen, United Kingdom, AB10 1QR, and post-Acquisition is 10370 Richmond Avenue, Suite 1000, Houston, Texas 77042.

Name	Number of shares in Foxley’s Capital Stock	Percentage of Foxley’s Capital Stock
Directors and Named Executive Officers
Jack William Loggie	50	50%
Michael David John Loggie	50	50%
All current executive officers and directors as a group (two persons)	100	100%

Saltire

The following table and the related notes set forth, to the best of Saltire’s knowledge, information on the beneficial ownership of Saltire’s Capital Stock as of the close of business on October 8, 2026 by:

•        each Saltire Stockholder, or group of affiliated Saltire Stockholders, known by Saltire to beneficially own more than five percent (5%) of any class of Saltire’s Capital Stock on an as-converted to Common Stock basis;

•        each of Saltire’s current directors;

•        each of Saltire’s named executive officers; and

•        all of Saltire’s current directors and executive officers as a group.

The percentage of ownership is based on 1,240 ordinary shares of £1.00 each outstanding on October 8, 2026. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Common Stock subject to Options that are currently exercisable or exercisable within sixty (60) days of October 8, 2026 are deemed to be outstanding and to be beneficially owned by the person holding such Option for the purpose of computing the percentage ownership of that person. These shares are not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person. Further, the unvested Restricted Shares that are subject to vesting conditions are deemed outstanding and beneficially owned by the person holding such shares for the purpose of computing the percentage ownership of each person.

Except as indicated in the footnotes to this table, Saltire believes that the Saltire Stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them, based on information provided to Saltire by such stockholders. Unless otherwise indicated, the address for each Saltire Stockholder listed below pre-Acquisition is c/o Saltire Energy Limited, 100 Union Street, Aberdeen, United Kingdom, AB10 1QR, and post-Acquisition is 10370 Richmond Avenue, Suite 1000, Houston, Texas 77042.

Name	Number of shares in Saltire’s Capital Stock	Percentage of Saltire’s Capital Stock
5% Stockholders
Cansco Limited Employee Trust 2007(1)	620	50%
The Loggie Family Trust(2)	186	15%
Directors and Named Executive Officers
Michael David Loggie	434	35%
All current executive officers and directors as a group (person)	434	35%

____________

(1)      Optimus Corporate Services Limited serves as the corporate trustee service provider. Richard Brent Thomas and Pritesh Ramesh Desai, directors of Optimus Corporate Services Limited, are the co-trustees and hold full voting and dispositive power with respect to the shares held by the trust. The trust’s beneficiaries include the Michael David Loggie’s children, who do not have voting or dispositive power over such shares.

(2)      Michael David Loggie and Jack William Loggie are co-trustees and share voting and dispositive power with respect to the shares held by the trust. The trust’s beneficiaries include Michael David Loggie’s children, who do not have voting or dispositive power over such shares.

EXPERTS

The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Saltire Energy Limited and Foxley Energy Limited included in this prospectus have been included in reliance on the report of AAB Audit & Accountancy Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Winston Taylor LLP, counsel for DTI, will provide an opinion regarding the validity of the shares of DTI Common Stock to be issued in connection with the Acquisition and an opinion regarding certain legal matters relating to the U.S. federal tax treatment of the SPA with respect to DTI.

HOUSEHOLDING OF PROSPECTUS MATERIALS

Under SEC rules, a single prospectus may be sent to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as “householding,” reduces the volume of duplicate information that shareholders receive and reduces mailing and printing costs. In accordance with a notice sent to certain shareholders who share a single address, only one prospectus will be sent to that address unless any shareholder at that address requested that multiple sets of documents be sent.

DTI will promptly deliver to any DTI stockholder, upon written or oral request and without charge, a separate copy of this prospectus. If you received only one copy of this prospectus and wish to receive a separate copy for each DTI stockholder at your household, please contact DTI at the address or telephone number identified below. If you hold shares in street name, please contact your bank, brokerage firm or other nominee to request information on householding.

Drilling Tools International Corporation

Attention: Investor Relations

10370 Richmond Ave #1000

Houston, Texas 77042

(832) 742-8500

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including DTI, who file electronically with the SEC. The address of that site is www.sec.gov.

You may also consult DTI’s website for more information concerning the Acquisition described in this prospectus. DTI’s website is https://www.drillingtools.com/. The information contained on DTI’s website and the SEC (except for the filings described below) is expressly not incorporated by reference into this prospectus.

DTI has filed with the SEC a registration statement, of which this prospectus forms a part. The Registration Statement registers the shares of DTI Common Stock to be issued to the Sellers in connection with the SPA. The Registration Statement, including the attached exhibits, contains additional relevant information about the shares of DTI Common Stock. The rules and regulations of the SEC allow DTI and the Group to omit certain information included in the Registration Statement from this prospectus.

In addition, the SEC allows DTI to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded or updated by information included directly in this prospectus.

This prospectus incorporates by reference the documents listed below that DTI has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about DTI, its financial condition and other matters.

•        Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 6, 2026.

•        Quarterly Report on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 8, 2026 and August 7, 2026, respectively.

•        Current Reports on Form 8-K filed with the SEC on January 27, 2026, March 5, 2026, May 1, 2026, May 7, 2026, August 6, 2026, and October 8, 2026, respectively (other than the portions of those documents deemed to be furnished and not filed).

•        Definitive Proxy Statement for the 2026 Annual Stockholder Meeting on Schedule 14A filed with the SEC on March 13, 2026.

•        The description of DTI Common Stock filed as Exhibit 4.2 to DTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 14, 2025.

In addition, DTI incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) (i) after the date of the initial filing and prior to the effectiveness of the Registration Statement and (ii) after the date of this prospectus and prior to the Closing. Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You may obtain any of the documents listed above from the SEC, through the SEC’s website or from DTI by requesting them in writing or by telephone at the following address:

Drilling Tools International Corporation
Attention: Investor Relations
10370 Richmond Ave. #1000
Houston, TX 77042; (832) 742-8500

These documents are available from DTI without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the Registration Statement of which this prospectus forms a part.

Except with respect to certain information provided by the Group on or prior to the date of this prospectus that pertains to subject matters not required to be included in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus, and neither DTI nor the Group has authorized anyone to give any information or make any representation about the Acquisition, DTI or the Group that is different from, or in addition to, that contained in this prospectus or in any of the materials that DTI and the Group have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. Neither the mailing nor delivery of this prospectus to the holders of shares of Group shares, nor the issuance by DTI of shares of DTI Common Stock, will create any implication to the contrary.

INDEX TO FINANCIAL STATEMENTS

SALTIRE ENERGY LIMITED

FOXLEY ENERGY LIMITED

SALTIRE ENERGY LIMITED COMPANY INFORMATION
Directors	M D Loggie
J W Loggie
S Hamilton
	M Harper	(Appointed 8 December 2025)
	J Scott	(Appointed 23 February 2026)
Secretary	Peterkins Solicitors
Company number	SC165384
Registered office	100 Union Street
Aberdeen
AB10 1QR
Auditor	AAB Audit & Accountancy Limited Kingshill View
Prime Four Business Park Kingswells
Aberdeen
United Kingdom
AB15 8PU

SALTIRE ENERGY LIMITED DIRECTORS’ RESPONSIBILITIES STATEMENT FOR THE YEAR ENDED 30 JUNE 2025

The directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards and applicable law). Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the group and company, and of the profit or loss of the group for that period. In preparing these financial statements, the directors are required to:

•        select suitable accounting policies and then apply them consistently;

•        make judgements and accounting estimates that are reasonable and prudent;

•        prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group and company will continue in business.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the group’s and company’s transactions and disclose with reasonable accuracy at any time the financial position of the group and company and enable them to ensure that the financial statements comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the group and company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

SALTIRE ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF SALTIRE ENERGY LIMITED

Opinion

We have audited the financial statements of Saltire Energy Limited (the ‘parent company’) and its subsidiaries (the ‘group’) for the year ended 30 June 2025 which comprise the group statement of comprehensive income, the group balance sheet, the company balance sheet, the group statement of changes in equity, the company statement of changes in equity, the group statement of cash flows and notes to the financial statements, including significant accounting policies. The financial reporting framework that has been applied in their preparation is United Kingdom Accounting Standards, including Financial Reporting Standard 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland (United Kingdom Generally Accepted Accounting Practice).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Saltire Energy Limited as at 30 June 2025 and the results in the statement of comprehensive income for the years ended 30 June 2025 in accordance with accounting principles generally accepted, being the financial reporting framework referred to above.

Basis for opinion

We conducted our audit in accordance with the national auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor responsibilities for the audit of the financial statements section of our report. We are independent of the group in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, including the FRC’s Ethical Standard, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter

As discussed in Note 32 to the financial statements, the Company prepares its financial statements in accordance with United Kingdom Accounting Standards, including Financial Reporting Standard 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (United Kingdom Generally Accepted Accounting Practice), which differs from accounting principles generally accepted in the United States of America. Our opinion is not modified with respect to this matter.

Conclusions relating to going concern

In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate.

Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the group’s and parent company’s ability to continue as a going concern for a period of at least twelve months from the end of the reporting period of the financial statements.

Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report.

Other information

The other information comprises the information included in the annual report other than the financial statements and our auditor’s report thereon. The directors are responsible for the other information contained within the annual report. Our opinion on the financial statements does not cover the other information and, except to the

SALTIRE ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT (CONTINUED) TO THE MEMBERS OF SALTIRE ENERGY LIMITED

extent otherwise explicitly stated in our report, we do not express any form of assurance conclusion thereon. Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the course of the audit, or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether this gives rise to a material misstatement in the financial statements themselves. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of directors

As explained more fully in the directors’ responsibilities statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a fair presentation, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the directors are responsible for assessing the parent company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the company or to cease operations, or have no realistic alternative but to do so.

Auditor responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

Extent to which the audit was considered capable of detecting irregularities, including fraud

Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect material misstatements in respect of irregularities, including fraud. The extent to which our procedures are capable of detecting irregularities, including fraud is detailed below.

We assessed whether the engagement team collectively had the appropriate competence and capabilities to identify or recognize non-compliance with laws and regulations by considering their experience, past performance and support available.

All engagement team members were briefed on relevant identified laws and regulations and potential fraud risks at the planning stage of the audit. Engagement team members were reminded to remain alert to any indications of fraud or non-compliance with laws and regulations throughout the audit.

We obtained an understanding of the legal and regulatory frameworks that are applicable to the group and the parent company and the sector in which they operate, focusing on those provisions that had a direct effect on the determination of material amounts and disclosures in the financial statements. The most relevant frameworks we identified include:

•        Companies Act 2006;

•        UK Tax legislation;

SALTIRE ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT (CONTINUED) TO THE MEMBERS OF SALTIRE ENERGY LIMITED

•        Health and safety regulation; and

•        UK Generally Accepted Accounting Practice.

We identified the greatest risk of material impact on the financial statements from irregularities including fraud to be:

•        Management override of controls to manipulate the group and parent company’s key performance indicators to meet targets;

•        Timing and completeness of revenue recognition;

•        Management judgement applied in calculating provisions; and

•        Compliance with relevant laws and regulations which directly impact the financial statements and those that the group and parent company needs to comply with for the purpose of trading.

Our audit procedures to respond to those risks included:

•        Testing of journal entries and other adjustments for appropriateness;

•        Testing a sample of sales transactions and reviewing revenue recognition around the year end;

•        Evaluating the business rationale of significant transactions outside the normal course of business;

•        Reviewing judgements made by management in their calculation of accounting estimates for potential management bias;

•        Enquiries of management about litigation and claims and inspection of relevant correspondence; and

•        Reviewing legal and professional fees to identify indications of actual or potential litigation, claims and any non-compliance with laws and regulations.

Because of the inherent limitations of an audit, there is a risk that we will not detect all irregularities, including those leading to a material misstatement in the financial statements or non-compliance with regulation. This risk increases the more that compliance with a law or regulation is removed from the events and transactions reflected in the financial statements, as we will be less likely to become aware of instances of non-compliance. The risk is also greater regarding irregularities occurring due to fraud rather than error, as fraud may involve intentional concealment, forgery, collusion, omission or misrepresentation.

In performing an audit in accordance with US GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group or Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

SALTIRE ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT (CONTINUED) TO THE MEMBERS OF SALTIRE ENERGY LIMITED

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Use of our report

This report is made solely to the company’s members, as a body. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

AAB Audit & Accountancy Limited	Date: _______________

Registered Auditor	Kingshill View
Prime Four Business Park
Kingswells
Aberdeen
United Kingdom
AB15 8PU

SALTIRE ENERGY LIMITED GROUP STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 30 JUNE 2025
	Notes	2025	2024
		£	£
Turnover	3	27,930,691	29,770,879
Cost of sales		(8,927,007)	(10,457,292)
Gross profit		19,003,684	19,313,587
Distribution costs		(36,660)	(40,637)
Administrative expenses		(5,264,255)	(5,473,247)
Gain on sale of fixed assets		703,555	383,144
Operating profit	4	14,406,324	14,182,847
Interest receivable and similar income	8	7,730	7
Interest payable and similar expenses	9	(290,191)	(1,523,004)
Amounts written off investments		—	(282,000)
Profit before taxation		14,123,863	12,377,850

Current tax
Total current tax		(3,756,572)	(1,204,046)

Deferred tax
Origination and reversal of timing differences		(882,157)	(1,304,143)
Adjustment in respect of prior periods		—	(828,031)
Total deferred tax		(882,157)	(2,132,174)
Total tax charge on profit	10	(4,638,729)	(3,336,220)
Profit and total comprehensive income for the financial year	24	9,485,134	9,041,630

Profit and total comprehensive income for the financial year is all attributable to the owners of the parent company.

The group statement of comprehensive income has been prepared on the basis that all operations are continuing operations.

SALTIRE ENERGY LIMITED GROUP BALANCE SHEET AS AT 30 JUNE 2025
	Notes	2025	2024
			as restated
		£	£
Fixed assets
Tangible assets	12	96,198,487	94,251,903

Current assets
Stocks	15	42,709	49,501
Debtors	16	20,780,278	26,586,475
Cash at bank and in hand		1,290,296	1,508,584
		22,113,283	28,144,560
Creditors: amounts falling due within one year	17	(10,098,937)	(21,520,474)
Net current assets		12,014,346	6,624,086
Total assets less current liabilities		108,212,833	100,875,989
Creditors: amounts falling due after more than one year	18	(4,232,399)	(7,262,846)

Provisions for liabilities
Deferred tax liability	21	18,925,129	18,042,972
		(18,925,129)	(18,042,972)
Net assets		85,055,305	75,570,171

Capital and reserves
Called up share capital	23	1,240	1,240
Profit and loss reserves	24	85,054,065	75,568,931
Total equity		85,055,305	75,570,171

The financial statements were approved by the board of directors and authorised for issue on ___________ and are signed on its behalf by:

M D Loggie
Director

SALTIRE ENERGY LIMITED COMPANY BALANCE SHEET AS AT 30 JUNE 2025
	Notes	2025	2024
			as restated
		£	£
Fixed assets
Tangible assets	12	80,971,651	78,023,559
Investments	13	157,802	157,802
		81,129,453	78,181,361
Current assets
Stocks	15	29,997	35,848
Debtors	16	18,611,797	24,505,674
Cash at bank and in hand		1,079,860	1,394,455
		19,721,654	25,935,977
Creditors: amounts falling due within one year	17	(11,678,186)	(23,564,050)
Net current assets		8,043,468	2,371,927
Total assets less current liabilities		89,172,921	80,553,288
Creditors: amounts falling due after more than one year	18	(742,047)	(1,915,279)

Provisions for liabilities
Deferred tax liability	21	15,219,896	14,086,859
		(15,219,896)	(14,086,859)
Net assets		73,210,978	64,551,150

Capital and reserves
Called up share capital	23	1,240	1,240
Profit and loss reserves	24	73,209,738	64,549,910
Total equity		73,210,978	64,551,150

The company has not presented its own profit and loss account and related notes. The company’s profit for the year was £8,659,828 (2024 — £7,262,594 profit).

The financial statements were approved by the board of directors and authorised for issue on ___________ and are signed on its behalf by:

M D Loggie
Director

Company Registration No. SC165384

SALTIRE ENERGY LIMITED GROUP STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 JUNE 2025
	Notes	Share capital	Profit and loss reserves	Total
		£	£	£
As restated for the period ended 30 June 2024:

Balance at 1 July 2023		1,240	66,048,152	66,049,392
Prior period adjustment	31	—	479,149	479,149
As restated		1,240	66,527,301	66,528,541

Year ended 30 June 2024:
Profit and total comprehensive income for the year		—	9,041,630	9,041,630
Balance at 30 June 2024		1,240	75,568,931	75,570,171

Year ended 30 June 2025:
Profit and total comprehensive income for the year		—	9,485,134	9,485,134
Balance at 30 June 2025		1,240	85,054,065	85,055,305

SALTIRE ENERGY LIMITED COMPANY STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 JUNE 2025
	Share capital	Profit and loss reserves	Total
	£	£	£
Balance at 1 July 2023	1,240	57,287,316	57,288,556

Year ended 30 June 2024:
Profit and total comprehensive income for the year	—	7,262,594	7,262,594
Balance at 30 June 2024	1,240	64,549,910	64,551,150

Year ended 30 June 2025:
Profit and total comprehensive income for the year	—	8,659,828	8,659,828
Balance at 30 June 2025	1,240	73,209,738	73,210,978

SALTIRE ENERGY LIMITED GROUP STATEMENT OF CASH FLOWS FOR THE YEAR ENDED 30 JUNE 2025
	Notes	2025	2024
		£	£
Cash flows from operating activities
Cash generated from operations	29	8,904,068	12,843,834
Interest paid		(214,233)	(1,320,085)
Income taxes paid		(4,259,234)	(2,457,349)
Net cash inflow from operating activities		4,430,601	9,066,400

Investing activities
Purchase of tangible fixed assets		(760,289)	(229,369)
Proceeds on disposal of tangible fixed assets		2,013,513	1,291,388
Interest received		7,730	7
Net cash generated from investing activities		1,260,954	1,062,026

Financing activities
Refinancing of tangible fixed assets		—	395,991
Payment of finance leases obligations		(5,870,734)	(5,867,993)
Net cash used in financing activities		(5,870,734)	(5,472,002)
Net (decrease)/increase in cash and cash equivalents		(179,179)	4,656,424
Cash and cash equivalents at beginning of year		1,469,475	(3,186,949)
Cash and cash equivalents at end of year		1,290,296	1,469,475

Relating to:
Cash at bank and in hand		1,290,296	1,508,584
Bank overdrafts included in creditors payable within one year		—	(39,109)

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

1       Accounting policies

Company information

Saltire Energy Limited (“the company”) is a private limited company domiciled and incorporated in Scotland. The registered office is 100 Union Street, Aberdeen, AB10 1QR.

The group consists of Saltire Energy Limited and all of its subsidiaries (collectively known as “the group”).

1.1    Accounting convention

These financial statements have been prepared in accordance with FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (“FRS 102”).

The financial statements are prepared in sterling, which is the functional currency of the company. Monetary amounts in these financial statements are rounded to the nearest £.

The financial statements have been prepared under the historical cost convention. The principal accounting policies adopted are set out below.

The company is a qualifying entity for the purposes of FRS 102, being a member of a group where the parent of that group prepares publicly available consolidated financial statements, including this company, which are intended to give a true and fair view of the assets, liabilities, financial position and profit or loss of the group. The company has therefore taken advantage of exemptions from the following disclosure requirements for parent company information presented within the consolidated financial statements (where applicable):

•        Section 7 ‘Statement of Cash Flows’:    Presentation of a statement of cash flow and related notes and disclosures;

•        Section 11 ‘Basic Financial Instruments’ and Section 12 ‘Other Financial Instrument Issues:    Interest income/expense and net gains/losses for financial instruments not measured at fair value; basis of determining fair values; details of collateral, loan defaults or breaches, details of hedges, hedging fair value changes recognised in profit or loss and in other comprehensive income;

•        Section 33 ‘Related Party Disclosures’:    Compensation for key management personnel.

1.2    Basis of consolidation

The consolidated group financial statements consist of the financial statements of the parent company Saltire Energy Limited together with all entities controlled by the parent company (its subsidiaries).

All financial statements are made up to 30 June 2025. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with those used by other members of the group.

All intra-group transactions, balances and unrealised gains on transactions between group companies are eliminated on consolidation. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Subsidiaries are consolidated in the group’s financial statements from the date that control commences until the date that control ceases.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

1       Accounting policies (cont.)

1.3    Going concern

At the time of approving the financial statements, the directors have a reasonable expectation that the group has adequate resources to continue in operational existence for the foreseeable future. Thus the directors continue to adopt the going concern basis of accounting in preparing the financial statements.

1.4    Turnover

Turnover represents net income receivable from the sale and rental of drilling equipment.

Turnover from the sale of drilling equipment is recognised when the significant risks and rewards of ownership of the goods have passed to the buyer, the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the entity and the costs incurred or to be incurred in respect of the transaction can be measured reliably. Turnover in respect of the rental of drilling equipment is recognised on a straight line basis over the rental period.

1.5    Intangible fixed assets — goodwill

Goodwill represents the excess of the cost of acquisition of a business over the fair value of net assets acquired. It is initially recognised as an asset at cost and is subsequently measured at cost less accumulated amortisation and accumulated impairment losses. Goodwill is considered to have a finite useful life and is amortised on a systematic basis over its expected life, which is 20 years.

At each reporting date, goodwill is assessed to determine whether there is any indication of impairment. If any such indication exists, goodwill is formally tested for impairment by comparing its carrying value with its recoverable amount.

1.6    Tangible fixed assets

Tangible fixed assets are initially measured at cost and subsequently measured at cost, net of depreciation and any impairment losses.

Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset over its expected useful life, as follows:

Leasehold improvements	over the life of lease
Plant & machinery	not depreciated
Fixtures, fittings & equipment	15/20% straight line
Motor vehicles	25% straight line

Plant and machinery includes drilling equipment that the group rents to its customers. These assets are continually refurbished to a very high standard on return from hire and this is reflected in their high residual values and in the absence of a depreciation charge. Residual values are however periodically reassessed and depreciation applied to any depreciable amount arising following reassessment at rates between 10% and 25% straight line. Refurbishment costs are charged to the statement of comprehensive income. The directors believe this approach fairly reflects the consumption of economic benefits in relation to the rental assets.

The gain or loss arising on the disposal of an asset is determined as the difference between the sale proceeds and the carrying value of the asset, and is recognised in the statement of comprehensive income.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

1       Accounting policies (cont.)

1.7    Fixed asset investments

In the parent company financial statements, investments in subsidiaries are initially measured at cost and subsequently measured at cost less any accumulated impairment losses.

A subsidiary is an entity controlled by the group. Control is the power to govern the financial and operating policies of the entity so as to obtain benefits from its activities.

1.8    Impairment of fixed assets

At each reporting period end date, the group reviews the carrying amounts of its tangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

1.9    Stocks

Stocks and work in progress are stated at the lower of cost and estimated selling price less costs to complete and sell. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the stocks to their present location and condition.

1.10  Cash at bank and in hand

Cash at bank and in hand are basic financial assets and include cash in hand, deposits held at call with banks and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities.

1.11  Financial instruments

The group has elected to apply the provisions of Section 11 ‘Basic Financial Instruments’ and Section 12 ‘Other Financial Instruments Issues’ of FRS 102 to all of its financial instruments.

Financial instruments are recognised in the group’s balance sheet when the group becomes party to the contractual provisions of the instrument.

Financial assets and liabilities are offset and the net amounts presented in the financial statements when there is a legally enforceable right to set off the recognised amounts and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously.

Basic financial assets

Basic financial assets, which include certain debtors and cash and bank balances, are initially measured at transaction price including transaction costs and are subsequently carried at amortised cost using the effective interest method unless the arrangement constitutes a financing transaction, where the transaction is measured at the present value of the future receipts discounted at a market rate of interest. Financial assets classified as receivable within one year are not amortised.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

1       Accounting policies (cont.)

Impairment of financial assets

Financial assets are assessed for indicators of impairment at each reporting end date.

Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows have been affected. If an asset is impaired, the impairment loss is the difference between the carrying amount and the present value of the estimated cash flows discounted at the asset’s original effective interest rate. The impairment loss is recognised in the statement of comprehensive income.

If there is a decrease in the impairment loss arising from an event occurring after the impairment was recognised, the impairment is reversed. The reversal is such that the current carrying amount does not exceed what the carrying amount would have been, had the impairment not previously been recognised. The impairment reversal is recognised in the statement of comprehensive income.

Derecognition of financial assets

Financial assets are derecognised only when the contractual rights to the cash flows from the asset expire or are settled, or when the group transfers the financial asset and substantially all the risks and rewards of ownership to another entity, or if some significant risks and rewards of ownership are retained but control of the asset has transferred to another party that is able to sell the asset in its entirety to an unrelated third party.

Classification of financial liabilities

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the group after deducting all of its liabilities.

Basic financial liabilities

Basic financial liabilities, including certain creditors and loans from fellow group companies, are initially recognised at transaction price unless the arrangement constitutes a financing transaction, where the debt instrument is measured at the present value of the future payments discounted at a market rate of interest. Financial liabilities classified as payable within one year are not amortised.

Debt instruments are subsequently carried at amortised cost, using the effective interest rate method.

Trade creditors are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Amounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Trade creditors are recognised initially at transaction price and subsequently measured at amortised cost using the effective interest method.

Derecognition of financial liabilities

Financial liabilities are derecognised when the group’s contractual obligations expire or are discharged or cancelled.

1.12  Equity instruments

Equity instruments issued by the group are recorded at the proceeds received, net of transaction costs. Dividends payable on equity instruments are recognised as liabilities once they are no longer at the discretion of the group.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

1       Accounting policies (cont.)

1.13  Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the statement of comprehensive income because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting end date.

Deferred tax

Deferred tax liabilities are generally recognised for all timing differences and deferred tax assets are recognised to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Such assets and liabilities are not recognised if the timing difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each reporting end date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the statement of comprehensive income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset if, and only if, there is a legally enforceable right to offset current tax assets and liabilities and the deferred tax assets and liabilities relate to taxes levied by the same tax authority.

1.14  Employee benefits

The costs of short-term employee benefits are recognised as a liability and an expense, unless those costs are required to be recognised as part of the cost of stock or fixed assets.

The cost of any unused holiday entitlement is recognised in the period in which the employee’s services are received.

Termination benefits are recognised immediately as an expense when the company is demonstrably committed to terminate the employment of an employee or to provide termination benefits.

1.15  Retirement benefits

The group operates a defined contribution scheme for the benefit of its employees. The assets of the scheme are held separately from those of the group. Contributions payable are charged to the statement of comprehensive income in the year they are payable.

1.16  Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessees. All other leases are classified as operating leases.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

1       Accounting policies (cont.)

Assets held under finance leases are recognised as assets at the lower of the asset’s fair value at the date of inception and the present value of the minimum lease payments. The related liability is included in the balance sheet as a finance lease obligation. Lease payments are treated as consisting of capital and interest elements. The interest is charged to the statement of comprehensive income so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Rentals payable under operating leases, including any lease incentives received, are charged to the statement of comprehensive income on a straight line basis over the term of the relevant lease except where another more systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

1.17  Foreign exchange

Transactions in currencies other than pounds sterling are recorded at the rates of exchange prevailing at the dates of the transactions. At each reporting end date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the reporting end date. Gains and losses arising on translation are included in the statement of comprehensive income for the period.

2       Judgements and key sources of estimation uncertainty

In the application of the group’s accounting policies, the directors are required to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised where the revision affects only that period, or in the period of the revision and future periods where the revision affects both current and future periods.

Key sources of estimation uncertainty

The estimates and assumptions which have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities are as follows.

Carrying value of plant & machinery

Plant and machinery includes drilling equipment that the group rents to its customers. These assets are continually refurbished to a very high standard on return from hire and this amongst other factors is reflected in their high residual values and low depreciation. The assessment of residual value requires the directors to exercise judgement including an annual reassessment based on current market conditions. The directors are satisfied no revision is required to the residual value assessments in the current year and hence no depreciation has been charged.

The carrying value of plant and machinery is outlined in the tangible fixed asset note at note 12.

Amounts due from related parties

Amounts owed from related parties are stated in the accounts at their transaction price less any appropriate provision for irrecoverable amounts. In determining if a provision is required, the directors exercise judgement, considering any specific indicators that the recoverability of the balance may be in doubt.

Details of amounts owed to the group from related parties is outlined at note 16.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

3       Turnover and other revenue

An analysis of the group’s turnover is as follows:

	2025	2024
	£	£
Turnover analysed by class of business
Sale and hire rental of drilling equipment	27,930,691	29,770,879
	2025	2024
	£	£
Turnover analysed by geographical market
United Kingdom	15,695,086	16,042,257
Europe	3,354,470	3,071,951
Middle East	2,709,473	2,903,042
The Americas	644,440	263,373
Asia, Far East and Australasia	3,494,210	4,988,744
Africa	2,033,012	2,498,680
Other	—	2,832
	27,930,691	29,770,879

4       Operating profit

	2025	2024
	£	£
Operating profit for the year is stated after charging/(crediting):
Exchange differences	339,057	137,112
Depreciation of owned tangible fixed assets	—	43,835
Profit on disposal of tangible fixed assets	(703,555)	(383,144)
Operating lease charges	36,515	33,156

5       Auditor’s remuneration

	2025	2024
	£	£
Fees payable to the company’s auditor and associates:

For audit services
Audit of the financial statements of the group and company	65,260	63,000
Audit of the financial statements of the company’s subsidiaries	9,100	11,700
	74,360	74,700

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

6       Employees

The average monthly number of persons (including directors) employed by the group and company during the year was:

	Group		Company
	2025	2024	2025	2024
	Number	Number	Number	Number
Production staff	31	34	20	22
Administrative staff	15	15	13	15
Management staff	10	6	7	3
Total	56	55	40	40

Their aggregate remuneration comprised:

	Group		Company
	2025	2024	2025	2024
	£	£	£	£
Wages and salaries	2,947,509	3,064,933	1,812,713	2,173,338
Social security costs	248,267	239,215	189,007	173,135
Pension costs	115,789	108,058	82,969	78,782
	3,311,565	3,412,206	2,084,689	2,425,255

7       Directors’ remuneration

	2025	2024
	£	£
Remuneration for qualifying services	214,787	225,423
Company pension contributions to defined contribution schemes	14,386	15,599
	229,173	241,022

The number of directors for whom retirement benefits are accruing under defined contribution schemes amounted to 3 (2024 — 4).

Remuneration disclosed above includes the following amounts paid to the highest paid director:

	2025	2024
	£	£
Remuneration for qualifying services	86,659	89,327
Company pension contributions to defined contribution schemes	10,665	8,933

8       Interest receivable and similar income

	2025	2024
	£	£
Interest income
Interest on bank deposits	7,730	7

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

9       Interest payable and similar expenses

	2025	2024
	£	£
Interest on bank overdrafts and loans	52,322	178,766
Other interest on financial liabilities	75,958	326,125
Interest on finance leases and hire purchase contracts	161,911	1,018,113
Total finance costs	290,191	1,523,004

10     Taxation

	2025	2024
	£	£
Current tax
UK corporation tax on profits for the current period	2,459,514	1,867,154
Adjustments in respect of prior periods	185,060	(763,285)
Double tax relief	(238,123)	(189,470)
Total UK current tax	2,406,451	914,399
Foreign current tax on profits for the current period	705,200	299,541
Adjustments in foreign tax in respect of prior periods	644,921	(9,894)
Total current tax	3,756,572	1,204,046

Deferred tax
Origination and reversal of timing differences	882,157	1,304,143
Adjustment in respect of prior periods	—	828,031
Total deferred tax	882,157	2,132,174

Total tax charge	4,638,729	3,336,220

The actual charge for the year can be reconciled to the expected charge for the year based on the profit or loss and the standard rate of tax as follows:

	2025	2024
	£	£
Profit before taxation	14,123,863	12,377,850

Expected tax charge based on the standard rate of corporation tax in the UK of 25.00% (2024: 25.00%)	3,530,966	3,094,463
Tax effect of expenses that are not deductible in determining taxable profit	59,382	272,896
Tax effect of income not taxable in determining taxable profit	—	(153,559)
Adjustments in respect of prior years	829,981	(773,179)
Other permanent differences	(10,966)	(11,271)
Deferred tax adjustments in respect of prior years	—	828,031
Other tax adjustments, reliefs and transfers	(162,126)	(102,774)
Foreign tax credits	361,940	139,972
Chargeable gains	29,552	41,641
Taxation charge	4,638,729	3,336,220

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

11     Intangible fixed assets

Group	Goodwill
£
Cost
At 1 July 2024 and 30 June 2025	25,760

Amortisation and impairment
At 1 July 2024 and 30 June 2025	25,760

Carrying amount
At 30 June 2025	—
At 30 June 2024	—

The company had no intangible fixed assets at 30 June 2025 or 30 June 2024.

12     Tangible fixed assets

Group	Leasehold improvements	Plant & machinery	Fixtures, fittings & equipment	Motor vehicles	Total
	£	£	£	£	£
Cost
At 1 July 2024 – as restated	17,937	113,218,401	414,998	203,566	113,854,902
Additions	15,735	4,605,648	5,795	—	4,627,178
Disposals	—	(3,222,177)	—	—	(3,222,177)
At 30 June 2025	33,672	114,601,872	420,793	203,566	115,259,903

Depreciation and impairment
At 1 July 2024		19,137,109	414,998	50,892	19,602,999
Eliminated in respect of disposals		(541,583)	—	—	(541,583)
At 30 June 2025	—	18,595,526	414,998	50,892	19,061,416

Carrying amount
At 30 June 2025	33,672	96,006,346	5,795	152,674	96,198,487
At 30 June 2024 – as restated	17,937	94,081,292	—	152,674	94,251,903

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

12     Tangible fixed assets (cont.)

Company	Plant & machinery	Fixtures, fittings & equipment	Motor vehicles	Total
	£	£	£	£
Cost
At 1 July 2024 – as restated	93,880,621	463,628	154,246	94,498,495
Additions	4,529,033	2,880	—	4,531,913
Disposals	(1,818,718)	—	—	(1,818,718)
At 30 June 2025	96,590,936	466,508	154,246	97,211,690

Depreciation and impairment
At 1 July 2024	16,039,909	396,465	38,562	16,474,936
Eliminated in respect of disposals	(234,897)	—	—	(234,897)
At 30 June 2025	15,805,012	396,465	38,562	16,240,039

Carrying amount
At 30 June 2025	80,785,924	70,043	115,684	80,971,651
At 30 June 2024 – as restated	77,840,712	67,163	115,684	78,023,559

The net carrying value of tangible fixed assets includes the following in respect of assets held under finance leases or hire purchase contracts.

	Group		Company
	2025	2024	2025	2024
	£	£	£	£
Plant & machinery	14,631,413	16,287,586	14,374,076	15,886,370

13     Fixed asset investments

		Group		Company
	Notes	2025	2024	2025	2024
		£	£	£	£
Investments in subsidiaries	14	—	—	157,802	157,802
Movements in fixed asset investments Company	Shares in subsidiaries
£
Cost or valuation
At 1 July 2024 and 30 June 2025	157,802

Carrying amount
At 30 June 2025	157,802
At 30 June 2024	157,802

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

14     Subsidiaries

Details of the company’s subsidiaries at 30 June 2025 are as follows:

Name of undertaking	Registered office	Nature of business	Class of shares held	% Held Direct
Saltire Drilling Tools Limited	See below	Dormant	Ordinary	100.00
Saltire Energy (Norway) Limited	See below	Dormant	Ordinary	100.00
Saltire Energy PTE Limited	See below	Provision of oilfield drilling equipment and services	Ordinary	100.00
Saltire Pressure Control Limited	See below	Provision of oilfield drilling equipment and services	Ordinary	100.00
Saltire Energy SDN. BHD.	See below	Provision of oilfield drilling equipment and services	Ordinary	100.00

The registered office of Saltire Drilling Tools Limited, Saltire Energy (Norway) Limited and Saltire Pressure Control Limited is 100 Union Street, Aberdeen, AB10 1QR.

The registered office of Saltire Energy PTE Limited is 30 Cecil Street, 19-08, Prudential Tower, Singapore 049712.

The registered office of Saltire Energy SDN. BHD. is 152, Dinasti Sentral, Jalan Kuchai Maju 18, Off Jalan Kuchai Lama, 58200 Kuala Lumpur W.P. Kuala Lumpur Malaysia.

15     Stocks

	Group		Company
	2025	2024	2025	2024
	£	£	£	£
Finished goods and goods for resale	42,709	49,501	29,997	35,848

16     Debtors

	Group		Company
	2025	2024	2025	2024
	£	as restated £	£	as restated £
Amounts falling due within one year:
Trade debtors	5,651,257	5,995,982	4,477,472	4,642,957
Gross amounts owed by contract customers	329,662	316,261	—	—
Corporation tax recoverable	—	523,297	159,617	—
Amounts owed by group undertakings	—	—	52,425	498,154
Amounts owed by related parties	13,675,799	18,457,705	13,297,494	18,814,313
Other debtors	129,763	201	130,219	—
Prepayments and accrued income	993,797	1,293,029	494,570	550,250
	20,780,278	26,586,475	18,611,797	24,505,674

Amounts owed by related parties are interest free and have no formal repayment date.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

17     Creditors: amounts falling due within one year

		Group		Company
	Notes	2025	2024	2025	2024
		£	£	£	£
Bank loans and overdrafts	19	—	39,109	—	39,109
Obligations under finance leases	20	4,497,448	5,215,558	4,361,466	4,980,361
Trade creditors		2,067,575	2,407,697	1,470,332	1,508,393
Amounts owed to group undertakings		—	—	2,820,460	1,099,162
Amounts owed to related parties		151,145	8,871,713	151,145	11,676,181
Corporation tax payable		301,293	1,327,252	—	1,286,077
Other taxation and social security		76,160	87,586	53,149	61,276
Other creditors		1,361,376	1,517,062	1,343,091	1,498,932
Accruals and deferred income		1,643,940	2,054,497	1,478,543	1,414,559
		10,098,937	21,520,474	11,678,186	23,564,050

Obligations under finance lease agreements are secured by standard securities as well as a floating charge over the group’s assets.

Included within other creditors of the group and company is £1,329,638 (2024 — £1,253,680) relating to tax settlements on the winding up of historic employer pension and trust arrangements.

Amounts owed to related parties and group undertakings are interest free and have no formal repayment date.

18     Creditors: amounts falling due after more than one year

		Group		Company
	Notes	2025	2024	2025	2024
		£	£	£	£
Obligations under finance leases	20	785,651	2,071,386	742,047	1,915,279
Other borrowings	19	3,446,748	5,191,460	—	—
		4,232,399	7,262,846	742,047	1,915,279

Other borrowings are in respect of a director’s loan. Details of movements in the year are outlined at note 27.

Obligations under finance lease agreements are secured by standard securities as well as a floating charge over the group’s assets.

19     Loans and overdrafts

	Group		Company
	2025	2024	2025	2024
	£	£	£	£
Bank overdrafts	—	39,109	—	39,109
Other borrowings	3,446,748	5,191,460	—	—
	3,446,748	5,230,569	—	39,109
Payable within one year	—	39,109	—	39,109
Payable after one year	3,446,748	5,191,460	—	—

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

19     Loans and overdrafts (cont.)

Bank overdrafts are secured by standard securities as well as a floating charge over the assets of the group and cross guarantees between Saltire Energy Limited, Saltire Pressure Control Limited, Saltire Drilling Tools Limited, Foxley Energy Limited and Saltire Energy LLC.

Other borrowings are unsecured.

20     Finance lease obligations

	Group		Company
	2025	2024	2025	2024
	£	£	£	£
Future minimum lease payments due under finance leases:
Within one year	4,497,448	5,215,558	4,361,466	4,980,361
In two to five years	785,651	2,071,386	742,047	1,915,279
	5,283,099	7,286,944	5,103,513	6,895,640

Finance lease payments represent rentals payable by the company or group for certain items of plant and machinery. Leases include purchase options at the end of the lease period, and no restrictions are placed on the use of the assets. The average lease term is 4 years. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

21     Deferred taxation

Deferred tax assets and liabilities are offset where the group or company has a legally enforceable right to do so. The following is the analysis of the deferred tax balances (after offset) for financial reporting purposes:

Group	Liabilities 2025	Liabilities 2024
	£	£
Fixed asset timing differences	18,918,644	18,064,022
Short term timing differences	6,485	(21,050)
	18,925,129	18,042,972
Company	Liabilities 2025	Liabilities 2024
	£	£
Fixed asset timing differences	15,214,129	14,107,313
Short term timing differences	5,767	(20,454)
	15,219,896	14,086,859
Movements in the year:	Group 2025	Company 2025
	£	£
Restated liability at 1 July 2024	18,042,972	14,086,859
Charge to profit or loss	882,157	1,133,037
Liability at 30 June 2025	18,925,129	15,219,896

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

21     Deferred taxation (cont.)

Deferred tax balances are not expected to reverse within the next 12 months.

The group has estimated unrecognised tax losses of £2m (2024 — £2m) available for offset against future profits.

22     Retirement benefit schemes

Defined contribution schemes	2025	2024
	£	£
Charge to profit or loss in respect of defined contribution schemes	115,789	108,058

A defined contribution pension scheme is operated for all qualifying employees. The assets of the scheme are held separately from those of the group in an independently administered fund.

23     Share capital

Group and company	2025	2024	2025	2024
	Number	Number	£	£
Ordinary share capital
Issued and fully paid
Ordinary shares of £1 each	1,240	1,240	1,240	1,240

24     Reserves

Profit and loss reserves

Profit and loss reserves represent the total comprehensive income for the year and prior periods less dividends paid.

25     Financial commitments, guarantees and contingent liabilities

The company is party to an unlimited cross guarantee alongside Saltire Pressure Control Limited, Saltire Drilling Tools Limited, Foxley Energy Limited and Saltire Energy LLC. The potential liability to the company at 30 June 2025 was £nil (2024 — £nil) relating to the borrowings of other entities party to the cross guarantee.

26     Related party transactions

Remuneration of key management personnel

The directors of the company are regarded as the group’s key management personnel. Details of remuneration paid to directors is outlined at note 7.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

26     Related party transactions (cont.)

Transactions with related parties

During the year the group entered into the following transactions with related parties:

	Sales		Purchases
	2025	2024	2025	2024
	£	£	£	£
Group
Other related parties	3,818,999	5,199,038	3,774,433	2,456,021

Company
Other related parties	2,398,557	3,671,793	2,839,200	1,716,165

Purchases from related parties include £989,874 (2024 — £Nil) in respect of tangible fixed assets acquired by the company and group.

	Rent paid		Sale of assets
	2025	2024	2025	2024
	£	£	£	£
Group
Other related parties	888,000	780,000	1,712,155	—

Company
Other related parties	648,000	540,000	341,519	—

Company

The company has taken advantage of disclosure exemptions available under Section 33 of FRS 102 whereby it has not disclosed transactions entered into with any wholly-owned subsidiary of the group.

The following amounts were outstanding at the reporting end date:

Amounts due to related parties	2025	2024
	£	£
Group
Other related parties	151,145	8,871,713

Company
Other related parties	151,145	11,676,181

The following amounts were outstanding at the reporting end date:

Amounts due from related parties	2025	2024
	£	as restated £
Group
Other related parties	13,675,799	18,457,705

Company
Other related parties	13,297,494	18,814,313

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

27     Directors’ transactions

An interest free loan has been granted by a director to the group with the following amounts repaid to the director in the year:

Description	% Rate	Opening balance	Amounts repaid	Closing balance
		£	£	£
Director’s Loan	—	5,191,460	(1,744,712)	3,446,748
		5,191,460	(1,744,712)	3,446,748

The director’s loan is repayable a year and a day after notice being given and a postponement has been granted in favour of the group’s bankers.

28     Controlling party

The company is controlled by M D Loggie, director.

29     Cash generated from group operations

	2025	2024
	£	£
Profit for the year after tax	9,485,134	9,041,630

Adjustments for:
Taxation charged	4,638,729	3,336,220
Finance costs	290,191	1,523,004
Investment income	(7,730)	(7)
Gain on disposal of tangible fixed assets	(703,555)	(383,144)
Depreciation and impairment of tangible fixed assets	—	43,835
Write off of fixed asset investments	—	282,000

Movements in working capital:
Decrease/(increase) in stocks	6,792	(7,018)
Decrease/(increase) in debtors	6,653,536	(152,851)
Decrease in creditors	(11,459,029)	(598,953)
HMRC settlement creditor	—	(240,882)
Cash generated from operations	8,904,068	12,843,834

30     Analysis of changes in net debt — group

	1 Jul 2024	Cash flows	New finance leases	30 Jun 2025
	£	£	£	£
Cash at bank and in hand	1,508,584	(218,288)	—	1,290,296
Bank overdrafts	(39,109)	39,109	—	—
	1,469,475	(179,179)	—	1,290,296
Borrowings excluding overdrafts	(5,191,460)	1,744,712	—	(3,446,748)
Obligations under finance leases	(7,286,944)	5,870,734	(3,866,889)	(5,283,099)
	(11,008,929)	7,436,267	(3,866,889)	(7,439,551)

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

31     Prior period adjustment

The prior period adjustment relates to the duplication of assets across related party companies being amended. The impact of the adjustment on financial statement line items of both the group and parent company is outlined below.

Changes to the balance sheet — group

	As previously reported	Adjustment	As restated at 30 Jun 2024
	£	£	£
Fixed assets
Tangible assets	88,815,294	5,436,609	94,251,903

Current assets
Debtors due within one year	31,543,935	(4,957,460)	26,586,475
Net assets	75,091,022	479,149	75,570,171

Capital and reserves
Profit and loss reserves	75,089,782	479,149	75,568,931

Changes to the profit and loss account — group

Period ended 30 June 2024	As previously reported	Adjustment	As restated
	£	£	£
Profit after taxation	9,041,630	—	9,041,630

Changes to the balance sheet — company

	As previously reported	Adjustment	As restated at 30 Jun 2024
	£	£	£
Fixed assets
Tangible assets	73,066,099	4,957,460	78,023,559

Current assets
Debtors due within one year	29,463,134	(4,957,460)	24,505,674
Net assets	64,551,150	—	64,551,150

Capital and reserves
Profit and loss reserves	64,549,910	—	64,549,910

Changes to the profit and loss account — company

Period ended 30 June 2024	As previously reported	Adjustment	As restated
	£	£	£
Profit after taxation	7,262,594	—	7,262,594

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

32     Summary of significant differences between UK GAAP and US GAAP

The consolidated group financial statements have been prepared in accordance with generally accepted accounting practice in the United Kingdom (“UK GAAP”) defined as FRS 102 in Note 1.1, which differ in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). A description of the differences and their effects on the group’s profit and total comprehensive income and total equity are set out below.

Significant adjustments to consolidated profit and total comprehensive income

Effect of differences between UK GAAP and US GAAP on the group’s profit and total comprehensive income for the year ended 30 June 2025 and 2024:

	References	2025	2024
		£	£
Profit and total comprehensive income for the consolidated statement of comprehensive income in accordance with UK GAAP		9,485,134	9,041,630
US GAAP adjustments – increase/(decrease) due to:
Bad debt provision	a	2,731	18,948
Income taxes	c	(683)	(4,737)
		2,048	14,211
Profit and total comprehensive income in accordance with US GAAP		9,487,182	9,055,841

Significant adjustments to consolidated group balance sheet and statement of changes in equity

Effect of differences between UK GAAP and US GAAP on the group’s total equity at 30 June 2025 and 2024:

	References	2025	2024
		£	£
Total equity for the consolidated group balance sheet in accordance with UK GAAP		85,055,305	75,570,171
US GAAP adjustments – increase/(decrease) due to:
Trade debtors	a	(182,691)	(185,782)
Intangible fixed assets – goodwill	b	25,760	25,760
Income taxes	c	47,475	48,158
		(109,456)	(111,864)
Total equity in accordance with US GAAP		84,945,849	75,458,307

Significant adjustments to consolidated group statement of cash flows

There were no significant differences to the group statement of cash flows under US GAAP.

Description of differences between UK GAAP and US GAAP

a.      Estimated credit losses

Under UK GAAP, financial assets are assessed for indicators of impairment at each reporting end date. An impairment loss is recognised in the statement of comprehensive income when there is objective evidence that, as a result of one or more events that occurred after initial recognition of the financial asset, the estimated future cash flows have been affected.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

32     Summary of significant differences between UK GAAP and US GAAP (cont.)

Under US GAAP, the current expected credit loss (CECL) model is utilized to estimate credit losses on financial assets. The CECL model requires the recognition of an allowance for lifetime expected credit losses upon initial recognition, even if the risk of loss is remote. The estimate of expected credit losses considers current conditions, reasonable and supportable forecasts of future conditions, and historical loss experience.

b.      Intangible fixed assets — goodwill

Under UK GAAP, goodwill is initially recognised as an asset at cost and is subsequently measured at cost less accumulated amortisation and accumulated impairment losses. Goodwill is amortised over its expected life, which is 20 years for the group.

Under US GAAP, goodwill is recognised at cost and is subsequently measured at cost less accumulated impairment losses. As an indefinite-lived asset, goodwill is not amortised.

c.      Income taxes

The tax effects of the adjustments described above are calculated using the standard rate of corporation tax in the UK of 25.00%, charged or credited to the consolidated profit and total comprehensive income.

SALTIRE ENERGY LIMITED COMPANY INFORMATION
Directors	M D Loggie
J W Loggie
S Hamilton
	M Harper	(Appointed 8 December 2025)
	J Scott	(Appointed 23 February 2026)
Secretary	Peterkins Solicitors
Company number	SC165384
Registered office	100 Union Street
Aberdeen
AB10 1QR
Auditor	AAB Audit & Accountancy Limited
Kingshill View
Prime Four Business Park Kingswells
Aberdeen
United Kingdom
AB15 8PU

SALTIRE ENERGY LIMITED DIRECTORS’ RESPONSIBILITIES STATEMENT FOR THE YEAR ENDED 30 JUNE 2026

The directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards and applicable law). Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the group and company, and of the profit or loss of the group for that period. In preparing these financial statements, the directors are required to:

•        select suitable accounting policies and then apply them consistently;

•        make judgements and accounting estimates that are reasonable and prudent; and

•        prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group and company will continue in business.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the group’s and company’s transactions and disclose with reasonable accuracy at any time the financial position of the group and company and enable them to ensure that the financial statements comply with applicable law. They are also responsible for safeguarding the assets of the group and company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

SALTIRE ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF SALTIRE ENERGY LIMITED

Opinion

We have audited the financial statements of Saltire Energy Limited (the ‘parent company’) and its subsidiaries (the ‘group’) for the year ended 30 June 2026 which comprise the group statement of comprehensive income, the group balance sheet, the company balance sheet, the group statement of changes in equity, the company statement of changes in equity, the group statement of cash flows and notes to the financial statements, including significant accounting policies. The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom Accounting Standards, including Financial Reporting Standard 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland (United Kingdom Generally Accepted Accounting Practice).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Saltire Energy Limited as at 30 June 2026 and the results in the statement of comprehensive income for the years ended 30 June 2026 in accordance with accounting principles generally accepted, being the financial reporting framework referred to above.

Basis for opinion

We conducted our audit in accordance with the national auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor responsibilities for the audit of the financial statements section of our report. We are independent of the group in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, including the FRC’s Ethical Standard, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter

As discussed in Note 33 to the financial statements, the Company prepares its financial statements in accordance with United Kingdom Accounting Standards, including Financial Reporting Standard 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (United Kingdom Generally Accepted Accounting Practice), which differs from accounting principles generally accepted in the United States of America. Our opinion is not modified with respect to this matter.

Conclusions relating to going concern

In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate.

Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the group’s and parent company’s ability to continue as a going concern for a period of at least twelve months from when the financial statements are authorised for issue.

Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report.

Other information

The other information comprises the information included in the annual report other than the financial statements and our auditor’s report thereon. The directors are responsible for the other information contained within the annual report. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in our report, we do not express any form of assurance conclusion thereon. Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the course of the audit, or otherwise appears

SALTIRE ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT (CONTINUED) TO THE MEMBERS OF SALTIRE ENERGY LIMITED

to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether this gives rise to a material misstatement in the financial statements themselves. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of directors

As explained more fully in the directors’ responsibilities statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the directors are responsible for assessing the parent company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the company or to cease operations, or have no realistic alternative but to do so.

Auditor responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

Extent to which the audit was considered capable of detecting irregularities, including fraud

Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect material misstatements in respect of irregularities, including fraud. The extent to which our procedures are capable of detecting irregularities, including fraud is detailed below.

We assessed whether the engagement team collectively had the appropriate competence and capabilities to identify or recognise non-compliance with laws and regulations by considering their experience, past performance and support available.

All engagement team members were briefed on relevant identified laws and regulations and potential fraud risks at the planning stage of the audit. Engagement team members were reminded to remain alert to any indications of fraud or non-compliance with laws and regulations throughout the audit.

We obtained an understanding of the legal and regulatory frameworks that are applicable to the group and the parent company and the sector in which they operate, focusing on those provisions that had a direct effect on the determination of material amounts and disclosures in the financial statements. The most relevant frameworks we identified include:

•        Companies Act 2006;

•        UK Tax legislation;

•        Health and safety regulation; and

•        UK Generally Accepted Accounting Practice.

SALTIRE ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT (CONTINUED) TO THE MEMBERS OF SALTIRE ENERGY LIMITED

We identified the greatest risk of material impact on the financial statements from irregularities including fraud to be:

•        Management override of controls to manipulate the group and parent company’s key performance indicators to meet targets;

•        Timing and completeness of revenue recognition;

•        Management judgement applied in calculating provisions; and

•        Compliance with relevant laws and regulations which directly impact the financial statements and those that the group and parent company needs to comply with for the purpose of trading.

Our audit procedures to respond to those risks included:

•        Testing of journal entries and other adjustments for appropriateness;

•        Testing a sample of sales transactions and reviewing revenue recognition around the year end;

•        Evaluating the business rationale of significant transactions outside the normal course of business;

•        Reviewing judgements made by management in their calculation of accounting estimates for potential management bias;

•        Enquiries of management about litigation and claims and inspection of relevant correspondence; and

•        Reviewing legal and professional fees to identify indications of actual or potential litigation, claims and any non-compliance with laws and regulations.

Because of the inherent limitations of an audit, there is a risk that we will not detect all irregularities, including those leading to a material misstatement in the financial statements or non-compliance with regulation. This risk increases the more that compliance with a law or regulation is removed from the events and transactions reflected in the financial statements, as we will be less likely to become aware of instances of non-compliance. The risk is also greater regarding irregularities occurring due to fraud rather than error, as fraud involved intentional concealment, forgery, collusion, omission or misrepresentation.

Use of our report

This report is made solely to the company’s members, as a body. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

AAB Audit & Accountancy Limited	Date:
Registered Auditor	Kingshill View Prime Four Business Park Kingswells Aberdeen United Kingdom AB15 8PU

SALTIRE ENERGY LIMITED GROUP STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 30 JUNE 2026
	Notes	2026	2025
		£	£
Turnover	3	22,153,375	27,930,691
Cost of sales		(7,302,172)	(8,927,007)
Gross profit		14,851,203	19,003,684
Distribution costs		(121,503)	(36,660)
Administrative expenses		(5,451,912)	(5,264,255)
Other operating income		3,474	—
Gain on sale of fixed assets		101,387	703,555
Operating profit before exceptional items	4	9,382,649	14,406,324
Exceptional items	5	(6,376,448)	—
Operating profit after exceptional items		3,006,201	14,406,324
Interest receivable and similar income	9	50,892	7,730
Interest payable and similar expenses	10	(602,136)	(290,191)
Profit before taxation		2,454,957	14,123,863
Current tax
Total current tax		(1,010,177)	(3,756,572)
Deferred tax
Origination and reversal of timing differences		228,104	(882,157)
Adjustment in respect of prior periods		(441,709)	—
Total deferred tax		(213,605)	(882,157)
Total tax charge on profit	11	(1,223,782)	(4,638,729)
Profit and total comprehensive income for the financial year	25	1,231,175	9,485,134

Profit and total comprehensive income for the financial year is all attributable to the owners of the parent company.

The group statement of comprehensive income has been prepared on the basis that all operations are continuing operations.

SALTIRE ENERGY LIMITED GROUP BALANCE SHEET AS AT 30 JUNE 2026
	Notes	2026	2025
		£	£
Fixed assets
Tangible assets	13	88,669,255	96,198,487

Current assets
Stocks	16	29,018	42,709
Debtors	17	24,339,445	20,780,278
Cash at bank and in hand		1,747,312	1,290,296
		26,115,775	22,113,283
Creditors: amounts falling due within one year	18	(8,362,725)	(10,098,937)
Net current assets		17,753,050	12,014,346
Total assets less current liabilities		106,422,305	108,212,833
Creditors: amounts falling due after more than one year	19	(997,091)	(4,232,399)

Provisions for liabilities
Deferred tax liability	22	19,138,734	18,925,129
		(19,138,734)	(18,925,129)
Net assets		86,286,480	85,055,305

Capital and reserves
Called up share capital	24	1,240	1,240
Profit and loss reserves	25	86,285,240	85,054,065
Total equity		86,286,480	85,055,305

The financial statements were approved by the board of directors and authorised for issue on            and are signed on its behalf by:

M D Loggie
Director

SALTIRE ENERGY LIMITED COMPANY BALANCE SHEET AS AT 30 JUNE 2026
	Notes	2026	2025
		£	£
Fixed assets
Tangible assets	13	74,778,234	80,971,651
Investments	14	157,802	157,802
		74,936,036	81,129,453
Current assets
Stocks	16	15,808	29,997
Debtors	17	23,673,063	18,611,797
Cash at bank and in hand		1,426,463	1,079,860
		25,115,334	19,721,654
Creditors: amounts falling due within one year	18	(7,760,229)	(11,678,186)
Net current assets		17,355,105	8,043,468
Total assets less current liabilities		92,291,141	89,172,921
Creditors: amounts falling due after more than one year	19	(997,091)	(742,047)

Provisions for liabilities
Deferred tax liability	22	15,643,466	15,219,896
		(15,643,466)	(15,219,896)
Net assets		75,650,584	73,210,978

Capital and reserves
Called up share capital	24	1,240	1,240
Profit and loss reserves	25	75,649,344	73,209,738
Total equity		75,650,584	73,210,978

The company has not presented its own profit and loss account and related notes. The company’s profit for the year was £2,439,606 (2025 — £8,659,828 profit).

The financial statements were approved by the board of directors and authorised for issue on            and are signed on its behalf by:

M D Loggie
Director
Company Registration No. SC165384

SALTIRE ENERGY LIMITED GROUP STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 JUNE 2026
	Share capital	Profit and loss reserves	Total
	£	£	£
Balance at 1 July 2024	1,240	75,568,931	75,570,171

Year ended 30 June 2025:
Profit and total comprehensive income for the year	—	9,485,134	9,485,134
Balance at 30 June 2025	1,240	85,054,065	85,055,305

Year ended 30 June 2026:
Profit and total comprehensive income for the year	—	1,231,175	1,231,175
Balance at 30 June 2026	1,240	86,285,240	86,286,480

SALTIRE ENERGY LIMITED COMPANY STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 JUNE 2026
	Share capital	Profit and loss reserves	Total
	£	£	£
Balance at 1 July 2024	1,240	64,549,910	64,551,150

Year ended 30 June 2025:
Profit and total comprehensive income for the year	—	8,659,828	8,659,828
Balance at 30 June 2025	1,240	73,209,738	73,210,978

Year ended 30 June 2026:
Profit and total comprehensive income for the year	—	2,439,606	2,439,606
Balance at 30 June 2026	1,240	75,649,344	75,650,584

SALTIRE ENERGY LIMITED GROUP STATEMENT OF CASH FLOWS FOR THE YEAR ENDED 30 JUNE 2026
	Notes	2026	2025
		£	£
Cash flows from operating activities
Cash generated from operations	31	1,376,970	8,904,068
Interest paid		(602,136)	(214,233)
Income taxes paid		(1,994,020)	(4,259,234)
Net cash (outflow)/inflow from operating activities		(1,219,186)	4,430,601

Investing activities
Purchase of tangible fixed assets		(19,623)	(760,289)
Proceeds on disposal of tangible fixed assets		6,420,659	2,013,513
Interest received		50,892	7,730
Net cash generated from investing activities		6,451,928	1,260,954

Financing activities
Payment of finance leases obligations		(4,775,726)	(5,870,734)
Net cash used in financing activities		(4,775,726)	(5,870,734)
Net increase/(decrease) in cash and cash equivalents		457,016	(179,179)
Cash and cash equivalents at beginning of year		1,290,296	1,469,475
Cash and cash equivalents at end of year		1,747,312	1,290,296

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

1       Accounting policies

Company information

Saltire Energy Limited (“the company”) is a private limited company domiciled and incorporated in Scotland. The registered office is 100 Union Street, Aberdeen, AB10 1QR.

The group consists of Saltire Energy Limited and all of its subsidiaries (collectively known as “the group”).

1.1    Accounting convention

These financial statements have been prepared in accordance with FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (“FRS 102”) and the requirements of the Companies Act 2006.

The financial statements are prepared in sterling, which is the functional currency of the company. Monetary amounts in these financial statements are rounded to the nearest £.

The financial statements have been prepared under the historical cost convention. The principal accounting policies adopted are set out below.

The company is a qualifying entity for the purposes of FRS 102, being a member of a group where the parent of that group prepares publicly available consolidated financial statements, including this company, which are intended to give a true and fair view of the assets, liabilities, financial position and profit or loss of the group. The company has therefore taken advantage of exemptions from the following disclosure requirements for parent company information presented within the consolidated financial statements (where applicable):

•        Section 7 ‘Statement of Cash Flows’:    Presentation of a statement of cash flow and related notes and disclosures;

•        Section 11 ‘Basic Financial Instruments’ and Section 12 ‘Other Financial Instrument Issues:    Interest income/expense and net gains/losses for financial instruments not measured at fair value; basis of determining fair values; details of collateral, loan defaults or breaches, details of hedges, hedging fair value changes recognised in profit or loss and in other comprehensive income; and

•        Section 33 ‘Related Party Disclosures’:    Compensation for key management personnel.

1.2    Basis of consolidation

The consolidated group financial statements consist of the financial statements of the parent company Saltire Energy Limited together with all entities controlled by the parent company (its subsidiaries).

All financial statements are made up to 30 June 2026. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with those used by other members of the group.

All intra-group transactions, balances and unrealised gains on transactions between group companies are eliminated on consolidation. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Subsidiaries are consolidated in the group’s financial statements from the date that control commences until the date that control ceases.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
1 Accounting policies (cont.)

1.3    Going concern

At the time of approving the financial statements, the directors have a reasonable expectation that the group has adequate resources to continue in operational existence for the foreseeable future. Thus the directors continue to adopt the going concern basis of accounting in preparing the financial statements.

1.4    Turnover

Turnover represents net income receivable from the sale and rental of drilling equipment.

Turnover from the sale of drilling equipment is recognised when the significant risks and rewards of ownership of the goods have passed to the buyer, the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the entity and the costs incurred or to be incurred in respect of the transaction can be measured reliably. Turnover in respect of the rental of drilling equipment is recognised on a straight line basis over the rental period.

1.5    Intangible fixed assets — goodwill

Goodwill represents the excess of the cost of acquisition of a business over the fair value of net assets acquired. It is initially recognised as an asset at cost and is subsequently measured at cost less accumulated amortisation and accumulated impairment losses. Goodwill is considered to have a finite useful life and is amortised on a systematic basis over its expected life, which is 20 years.

At each reporting date, goodwill is assessed to determine whether there is any indication of impairment. If any such indication exists, goodwill is formally tested for impairment by comparing its carrying value with its recoverable amount.

1.6    Tangible fixed assets

Tangible fixed assets are initially measured at cost and subsequently measured at cost, net of depreciation and any impairment losses.

Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset over its expected useful life, as follows:

Leasehold improvements	over the life of lease
Rental plant	not depreciated
Fixtures, fittings & equipment	15/20% straight line
Non-rental plant	10% straight line
Motor vehicles	25% straight line

Rental plant includes drilling equipment that the group rents to its customers. These assets are continually refurbished to a very high standard on return from hire and this is reflected in their high residual values and in the absence of a depreciation charge. Residual values are however periodically reassessed and depreciation applied to any depreciable amount arising following reassessment at rates between 10% and 25% straight line. Refurbishment costs are charged to the statement of comprehensive income. The directors believe this approach fairly reflects the consumption of economic benefits in relation to the rental assets.

The gain or loss arising on the disposal of an asset is determined as the difference between the sale proceeds and the carrying value of the asset, and is recognised in the statement of comprehensive income.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
1 Accounting policies (cont.)

1.7    Fixed asset investments

In the parent company financial statements, investments in subsidiaries are initially measured at cost and subsequently measured at cost less any accumulated impairment losses.

A subsidiary is an entity controlled by the group. Control is the power to govern the financial and operating policies of the entity so as to obtain benefits from its activities.

1.8    Impairment of fixed assets

At each reporting period end date, the group reviews the carrying amounts of its tangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

1.9    Stocks

Stocks and work in progress are stated at the lower of cost and estimated selling price less costs to complete and sell. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the stocks to their present location and condition.

1.10  Cash at bank and in hand

Cash at bank and in hand are basic financial assets and include cash in hand, deposits held at call with banks and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities.

1.11  Financial instruments

The group has elected to apply the provisions of Section 11 ‘Basic Financial Instruments’ and Section 12 ‘Other Financial Instruments Issues’ of FRS 102 to all of its financial instruments.

Financial instruments are recognised in the group’s balance sheet when the group becomes party to the contractual provisions of the instrument.

Financial assets and liabilities are offset and the net amounts presented in the financial statements when there is a legally enforceable right to set off the recognised amounts and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously.

Basic financial assets

Basic financial assets, which include certain debtors and cash and bank balances, are initially measured at transaction price including transaction costs and are subsequently carried at amortised cost using the effective interest method unless the arrangement constitutes a financing transaction, where the transaction is measured at the present value of the future receipts discounted at a market rate of interest. Financial assets classified as receivable within one year are not amortised.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
1 Accounting policies (cont.)

Impairment of financial assets

Financial assets are assessed for indicators of impairment at each reporting end date.

Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows have been affected. If an asset is impaired, the impairment loss is the difference between the carrying amount and the present value of the estimated cash flows discounted at the asset’s original effective interest rate. The impairment loss is recognised in the statement of comprehensive income.

If there is a decrease in the impairment loss arising from an event occurring after the impairment was recognised, the impairment is reversed. The reversal is such that the current carrying amount does not exceed what the carrying amount would have been, had the impairment not previously been recognised. The impairment reversal is recognised in the statement of comprehensive income.

Derecognition of financial assets

Financial assets are derecognised only when the contractual rights to the cash flows from the asset expire or are settled, or when the group transfers the financial asset and substantially all the risks and rewards of ownership to another entity, or if some significant risks and rewards of ownership are retained but control of the asset has transferred to another party that is able to sell the asset in its entirety to an unrelated third party.

Classification of financial liabilities

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the group after deducting all of its liabilities.

Basic financial liabilities

Basic financial liabilities, including certain creditors and loans from fellow group companies, are initially recognised at transaction price unless the arrangement constitutes a financing transaction, where the debt instrument is measured at the present value of the future payments discounted at a market rate of interest. Financial liabilities classified as payable within one year are not amortised.

Debt instruments are subsequently carried at amortised cost, using the effective interest rate method.

Trade creditors are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Amounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Trade creditors are recognised initially at transaction price and subsequently measured at amortised cost using the effective interest method.

Derecognition of financial liabilities

Financial liabilities are derecognised when the group’s contractual obligations expire or are discharged or cancelled.

1.12  Equity instruments

Equity instruments issued by the group are recorded at the proceeds received, net of transaction costs. Dividends payable on equity instruments are recognised as liabilities once they are no longer at the discretion of the group.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
1 Accounting policies (cont.)

1.13  Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the statement of comprehensive income because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting end date.

Deferred tax

Deferred tax liabilities are generally recognised for all timing differences and deferred tax assets are recognised to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Such assets and liabilities are not recognised if the timing difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each reporting end date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the statement of comprehensive income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset if, and only if, there is a legally enforceable right to offset current tax assets and liabilities and the deferred tax assets and liabilities relate to taxes levied by the same tax authority.

1.14  Employee benefits

The costs of short-term employee benefits are recognised as a liability and an expense, unless those costs are required to be recognised as part of the cost of stock or fixed assets.

The cost of any unused holiday entitlement is recognised in the period in which the employee’s services are received.

Termination benefits are recognised immediately as an expense when the company is demonstrably committed to terminate the employment of an employee or to provide termination benefits.

1.15  Retirement benefits

The group operates a defined contribution scheme for the benefit of its employees. The assets of the scheme are held separately from those of the group. Contributions payable are charged to the statement of comprehensive income in the year they are payable.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
1 Accounting policies (cont.)

1.16  Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessees. All other leases are classified as operating leases.

Assets held under finance leases are recognised as assets at the lower of the asset’s fair value at the date of inception and the present value of the minimum lease payments. The related liability is included in the balance sheet as a finance lease obligation. Lease payments are treated as consisting of capital and interest elements. The interest is charged to the statement of comprehensive income so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Rentals payable under operating leases, including any lease incentives received, are charged to the statement of comprehensive income on a straight line basis over the term of the relevant lease except where another more systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

1.17  Foreign exchange

Transactions in currencies other than pounds sterling are recorded at the rates of exchange prevailing at the dates of the transactions. At each reporting end date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the reporting end date. Gains and losses arising on translation are included in the statement of comprehensive income for the period.

2       Judgements and key sources of estimation uncertainty

In the application of the group’s accounting policies, the directors are required to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised where the revision affects only that period, or in the period of the revision and future periods where the revision affects both current and future periods.

Key sources of estimation uncertainty

The estimates and assumptions which have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities are as follows.

Carrying value of rental plant

Rental plant includes drilling equipment that the group rents to its customers. These assets are continually refurbished to a very high standard on return from hire and this amongst other factors is reflected in their high residual values and low depreciation. The assessment of residual value requires the directors to exercise judgement including an annual reassessment based on current market conditions. The directors are satisfied no revision is required to the residual value assessments in the current year and hence no depreciation has been charged.

The carrying value of rental plant is outlined in the tangible fixed asset note at note 13.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
2 Judgements and key sources of estimation uncertainty (cont.)

Amounts due from related parties

Amounts owed from related parties are stated in the accounts at their transaction price less any appropriate provision for irrecoverable amounts. In determining if a provision is required, the directors exercise judgement, considering any specific indicators that the recoverability of the balance may be in doubt.

Details of amounts owed to the group from related parties is outlined at note 17.

3       Turnover and other revenue

An analysis of the group’s turnover is as follows:

	2026	2025
	£	£
Turnover analysed by class of business
Sale and hire rental of drilling equipment	22,153,375	27,930,691
	2026	2025
	£	£
Turnover analysed by geographical market
United Kingdom	11,216,906	15,695,086
Europe	2,936,233	3,354,470
Middle East	1,032,568	2,709,473
The Americas	222,542	644,440
Asia, Far East and Australasia	4,098,351	3,494,210
Africa	2,646,775	2,033,012
	22,153,375	27,930,691

4       Operating profit

	2026	2025
	£	£
Operating profit before exceptional items for the year is stated after charging/(crediting):
Exchange differences apart from those arising on financial instruments measured at fair value through profit or loss	(22,963)	339,057
Depreciation of owned tangible fixed assets	5,564	—
Profit on disposal of tangible fixed assets	(101,387)	(703,555)
Operating lease charges	20,958	36,515

5       Exceptional items

	2026	2025
	£	£
Expenditure
Loss on disposal of fixed assets	4,497,098	—
Historic pension and trust arrangements	1,879,350	—
	6,376,448	—

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
5 Exceptional items (cont.)

During the year, the group incurred exceptional costs of £1,879k in relation to historic employer pension and trust arrangements.

Also during the year, having undertaken a comprehensive exercise to compare fixed assets on hand and available for rental with the underlying records, the directors have recognised exceptional depreciation of £350k and a loss on disposal of assets with net book value of £4,147k in the current year.

6       Auditor’s remuneration

	2026	2025
	£	£
Fees payable to the company’s auditor and associates:

For audit services
Audit of the financial statements of the group and company	64,750	65,260
Audit of the financial statements of the company’s subsidiaries	14,250	9,100
	79,000	74,360

7       Employees

The average monthly number of persons (including directors) employed by the group and company during the year was:

	Group		Company
	2026	2025	2026	2025
	Number	Number	Number	Number
Production staff	28	31	19	20
Administrative staff	28	15	12	13
Management staff	10	10	7	7
Total	66	56	38	40

Their aggregate remuneration comprised:

	Group		Company
	2026	2025	2026	2025
	£	£	£	£
Wages and salaries	2,959,556	2,947,509	1,756,012	1,812,713
Social security costs	301,237	248,267	208,863	189,007
Pension costs	121,908	115,789	85,443	82,969
	3,382,701	3,311,565	2,050,318	2,084,689

8       Directors’ remuneration

	2026	2025
	£	£
Remuneration for qualifying services	266,333	214,787
Company pension contributions to defined contribution schemes	4,916	14,386
	271,249	229,173

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
8 Directors’ remuneration (cont.)

The number of directors for whom retirement benefits are accruing under defined contribution schemes amounted to 4 (2025 — 3).

Remuneration disclosed above includes the following amounts paid to the highest paid director:

	2026	2025
	£	£
Remuneration for qualifying services	73,333	86,659
Company pension contributions to defined contribution schemes	—	10,665

9       Interest receivable and similar income

	2026	2025
	£	£
Interest income
Interest on bank deposits	50,892	7,730

10     Interest payable and similar expenses

	2026	2025
	£	£
Interest on bank overdrafts and loans	8,136	52,322
Other interest on financial liabilities	—	75,958
Interest on finance leases and hire purchase contracts	594,000	161,911
Total finance costs	602,136	290,191

11     Taxation

	2026	2025
	£	£
Current tax
UK corporation tax on profits for the current period	1,141,448	2,459,514
Adjustments in respect of prior periods	(534,001)	185,060
Double tax relief	(241,378)	(238,123)
Total UK current tax	366,069	2,406,451
Foreign current tax on profits for the current period	580,893	705,200
Adjustments in foreign tax in respect of prior periods	63,215	644,921
Total current tax	1,010,177	3,756,572

Deferred tax
Origination and reversal of timing differences	(228,104)	882,157
Adjustment in respect of prior periods	441,709	—
Total deferred tax	213,605	882,157
Total tax charge	1,223,782	4,638,729

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
11 Taxation (cont.)

The actual charge for the year can be reconciled to the expected charge for the year based on the profit or loss and the standard rate of tax as follows:

	2026	2025
	£	£
Profit before taxation	2,454,957	14,123,863

Expected tax charge based on the standard rate of corporation tax in the UK of 25.00% (2025: 25.00%)	613,739	3,530,966
Tax effect of expenses that are not deductible in determining taxable profit	837,362	59,382
Tax effect of income not taxable in determining taxable profit	(292)	—
Adjustments in respect of prior years	(470,786)	829,981
Other permanent differences	7,222	(10,966)
Deferred tax adjustments in respect of prior years	441,709	—
Fixed asset differences	(333,125)	—
Other tax adjustments, reliefs and transfers	3,758	(162,126)
Foreign tax credits	124,195	361,940
Chargeable gains	—	29,552
Taxation charge	1,223,782	4,638,729

12     Intangible fixed assets

Group	Goodwill
£
Cost
At 1 July 2025 and 30 June 2026	25,760

Amortisation and impairment
At 1 July 2025 and 30 June 2026	25,760

Carrying amount
At 30 June 2026	—
At 30 June 2025	—

The company had no intangible fixed assets at 30 June 2026 or 30 June 2025.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
13 Tangible fixed assets
Group	Leasehold improvements	Rental plant	Fixtures, fittings & equipment	Non-rental plant	Motor vehicles	Total
	£	£	£	£	£	£
Cost or valuation
At 1 July 2025	33,672	114,601,872	420,793	—	203,566	115,259,903
Transfer between asset classes	—	(1,995,161)	(185,559)	1,911,011	269,709	—
Additions	—	3,274,513	18,189	—	—	3,292,702
Disposals	(27,752)	(14,377,574)	(2,915)	(382,938)	—	(14,791,179)
At 30 June 2026	5,920	101,503,650	250,508	1,528,073	473,275	103,761,426

Depreciation and impairment
At 1 July 2025	—	18,595,526	414,998	—	50,892	19,061,416
Transfer between asset classes	—	435,027	(396,465)	—	(38,562)	—
Depreciation charged in the year	—	—	5,564	—	—	5,564
Eliminated in respect of disposals	—	(4,325,215)	—	—	—	(4,325,215)
Exceptional depreciation charged in the year	—	350,406	—	—	—	350,406
At 30 June 2026	—	15,055,744	24,097	—	12,330	15,092,171

Carrying amount
At 30 June 2026	5,920	86,447,906	226,411	1,528,073	460,945	88,669,255
At 30 June 2025	33,672	96,006,346	5,795	—	152,674	96,198,487

The group engaged with an external valuer to obtain a valuation as at 30 June 2026 of all fixed assets categories, excluding Rental plant. The valuations were used to ensure there were no impairment in asset values and that items were categorised correctly.

The valuations, which are less than original cost, are reflected in the net book value above and includes reclassifications and transfer between categories to ensure presented appropriately.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
13 Tangible fixed assets (cont.)
Company	Rental plant	Fixtures, fittings & equipment	Non-rental plant	Motor vehicles	Total
	£	£	£	£	£
Cost or valuation
At 1 July 2025	96,590,936	466,508	—	154,246	97,211,690
Transfer between asset classes	(1,029,361)	(196,249)	1,071,411	154,199	—
Additions	3,273,079	12,207	—	—	3,285,286
Disposals	(13,416,692)	—	(382,938)	—	(13,799,630)
At 30 June 2026	85,417,962	282,466	688,473	308,445	86,697,346

Depreciation and impairment
At 1 July 2025	15,805,012	396,465	—	38,562	16,240,039
Transfer between asset classes	435,027	(396,465)	—	(38,562)	—
Depreciation charged in the year	—	4,288	—	—	4,288
Eliminated in respect of disposals	(4,325,215)	—	—	—	(4,325,215)
At 30 June 2026	11,914,824	4,288	—	—	11,919,112

Carrying amount
At 30 June 2026	73,503,138	278,178	688,473	308,445	74,778,234
At 30 June 2025	80,785,924	70,043	—	115,684	80,971,651

The company engaged with an external valuer to obtain a valuation as at 30 June 2026 of all fixed assets categories, excluding Rental plant. The valuations were used to ensure there were no impairment in asset values and that items were categorised correctly.

The valuations, which are less than original cost, are reflected in the net book value above and includes reclassifications and transfer between categories to ensure presented appropriately.

The net carrying value of tangible fixed assets includes the following in respect of assets held under finance leases or hire purchase contracts.

	Group		Company
	2026	2025	2026	2025
	£	£	£	£
Rental plant	10,743,045	14,631,413	10,718,545	14,374,076

14     Fixed asset investments

		Group		Company
	Notes	2026	2025	2026	2025
		£	£	£	£
Investments in subsidiaries	15	—	—	157,802	157,802

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
14 Fixed asset investments (cont.)
Movements in fixed asset investments Company	Shares in subsidiaries
£
Cost or valuation
At 1 July 2025 and 30 June 2026	157,802

Carrying amount
At 30 June 2026	157,802
At 30 June 2025	157,802

15     Subsidiaries

Details of the company’s subsidiaries at 30 June 2026 are as follows:

Name of undertaking	Registered office	Nature of business	Class of shares held	% Held Direct
Saltire Drilling Tools Limited	See below	Dormant	Ordinary	100.00
Saltire Energy (Norway) Limited	See below	Dormant	Ordinary	100.00
Saltire Energy PTE Limited	See below	Provision of oilfield drilling equipment and services	Ordinary	100.00
Saltire Pressure Control Limited	See below	Provision of oilfield drilling equipment and services	Ordinary	100.00
Saltire Energy SDN. BHD.	See below	Provision of oilfield drilling equipment and services	Ordinary	100.00

The registered office of Saltire Drilling Tools Limited, Saltire Energy (Norway) Limited and Saltire Pressure Control Limited is 100 Union Street, Aberdeen, AB10 1QR.

The registered office of Saltire Energy PTE Limited is 30 Cecil Street, 19-08, Prudential Tower, Singapore 049712.

The registered office of Saltire Energy SDN. BHD. is 152, Dinasti Sentral, Jalan Kuchai Maju 18, Off Jalan Kuchai Lama, 58200 Kuala Lumpur W.P. Kuala Lumpur Malaysia.

16     Stocks

	Group		Company
	2026	2025	2026	2025
	£	£	£	£
Finished goods and goods for resale	29,018	42,709	15,808	29,997

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

17     Debtors

	Group		Company
Amounts falling due within one year:	2026	2025	2026	2025
	£	£	£	£
Trade debtors	5,398,056	5,651,257	4,305,960	4,477,472
Gross amounts owed by contract customers	7,819	329,662	—	—
Corporation tax recoverable	682,550	—	1,048,609	159,617
Amounts owed by group undertakings	—	—	294,514	52,425
Amounts owed by related parties	16,356,996	13,675,799	16,711,488	13,297,494
Other debtors	755,619	129,763	746,582	130,219
Prepayments and accrued income	1,138,405	993,797	565,910	494,570
	24,339,445	20,780,278	23,673,063	18,611,797

Amounts owed by related parties are interest free and have no formal repayment date.

Other debtors include £746,582 (2025 — £Nil) in respect of a director’s loan. Details of movements in the year are outlined at note 29.

18     Creditors: amounts falling due within one year

	Notes	Group		Company
		2026	2025	2026	2025
		£	£	£	£
Obligations under finance leases	21	3,043,940	4,497,448	3,000,336	4,361,466
Trade creditors		1,693,664	2,067,575	1,314,614	1,470,332
Amounts owed to group undertakings		—	—	920,706	2,820,460
Amounts owed to related parties		142,341	151,145	142,341	151,145
Corporation tax payable		—	301,293	—	—
Other taxation and social security		292,276	76,160	194,283	53,149
Other creditors		1,930,499	1,361,376	1,231,141	1,343,091
Accruals and deferred income		1,260,005	1,643,940	956,808	1,478,543
		8,362,725	10,098,937	7,760,229	11,678,186

Obligations under finance lease agreements are secured by standard securities as well as a floating charge over the group’s assets.

Included within other creditors of the group and company is £1,907,611 (2025 — £1,329,638) relating to tax settlements on the winding up of historic employer pension and certain trust arrangements.

Amounts owed to related parties and group undertakings are interest free and have no formal repayment date.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

19     Creditors: amounts falling due after more than one year

		Group		Company
	Notes	2026	2025	2026	2025
		£	£	£	£
Obligations under finance leases	21	997,091	785,651	997,091	742,047
Other borrowings	20	—	3,446,748	—	—
		997,091	4,232,399	997,091	742,047

Obligations under finance lease agreements are secured by standard securities as well as a floating charge over the group’s assets.

20     Loans and overdrafts

	Group		Company
	2026	2025	2026	2025
	£	£	£	£
Other borrowings	—	3,446,748	—	—

Payable after one year	—	3,446,748	—	—

Other borrowings are in respect of a director’s loan which is unsecured. During the current year, amounts owed were repaid with further details outlined at note 29.

21     Finance lease obligations

	Group		Company
	2026	2025	2026	2025
	£	£	£	£
Future minimum lease payments due under finance leases:
Within one year	3,043,940	4,497,448	3,000,336	4,361,466
In two to five years	997,091	785,651	997,091	742,047
	4,041,031	5,283,099	3,997,427	5,103,513

Finance lease payments represent rentals payable by the company or group for certain items of plant. Leases include purchase options at the end of the lease period, and no restrictions are placed on the use of the assets. The average lease term is 4 years. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

22     Deferred taxation

Deferred tax assets and liabilities are offset where the group or company has a legally enforceable right to do so. The following is the analysis of the deferred tax balances (after offset) for financial reporting purposes:

Group	Liabilities 2026	Liabilities 2025
	£	£
Fixed asset timing differences	19,140,511	18,918,644
Short term timing differences	(1,777)	6,485
	19,138,734	18,925,129

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
22 Deferred taxation (cont.)
Company	Liabilities 2026	Liabilities 2025
	£	£
Fixed asset timing differences	15,644,594	15,214,129
Short term timing differences	(1,128)	5,767
	15,643,466	15,219,896
Movements in the year:	Group 2026	Company 2026
	£	£
Liability at 1 July 2025	18,925,129	15,219,896
Charge to profit or loss	213,605	423,570
Liability at 30 June 2026	19,138,734	15,643,466

Deferred tax balances are not expected to reverse within the next 12 months.

The group has estimated unrecognised tax losses of £Nil (2025 — £2m) available for offset against future trading profits.

23     Retirement benefit schemes

Defined contribution schemes	2026	2025
	£	£
Charge to profit or loss in respect of defined contribution schemes	121,908	115,789

A defined contribution pension scheme is operated for all qualifying employees. The assets of the scheme are held separately from those of the group in an independently administered fund.

Contributions totalling £22,887 (2025: £19,481) were payable to the fund at the year end and are included in creditors.

24     Share capital

Group and company	2026	2025	2026	2025
	Number	Number	£	£
Ordinary share capital
Issued and fully paid
Ordinary shares of £1 each	1,240	1,240	1,240	1,240

All issued Ordinary shares carry equal voting rights with shareholders entitled to one vote per share held. The holders of Ordinary shares are entitled to receive dividends in proportion to shareholdings as well as to participate in the distribution of assets in a winding up event.

25     Reserves

Profit and loss reserves

Profit and loss reserves represent the total comprehensive income for the year and prior periods less dividends paid.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

26     Financial commitments, guarantees and contingent liabilities

The company is party to an unlimited cross guarantee alongside Saltire Pressure Control Limited, Saltire Drilling Tools Limited, Foxley Energy Limited and Saltire Energy LLC. The potential liability to the company at 30 June 2026 was £Nil (2025 — £Nil) relating to the borrowings of other entities party to the cross guarantee.

27     Capital commitments

Amounts contracted for but not provided in the financial statements:

	Group		Company
	2026	2025	2026	2025
	£	£	£	£
Acquisition of tangible fixed assets	1,677,016	—	1,677,016	—

28     Related party transactions

Remuneration of key management personnel

The directors of the company are regarded as the group’s key management personnel. Details of remuneration paid to directors is outlined at note 8.

Transactions with related parties

During the year the group entered into the following transactions with related parties:

	Sales and recharges		Purchases and recharges
	2026	2025	2026	2025
	£	£	£	£
Group
Other related parties	1,188,825	3,818,999	2,535,311	3,774,433

Company
Other related parties	997,326	2,398,557	1,515,609	2,839,200

Purchases and recharges from related parties include £113,970 (2025 — £989,874) in respect of tangible fixed assets acquired by the group (company — £108,138 (2025 — £989,874)).

	Rent paid		Sale of assets
	2026	2025	2026	2025
	£	£	£	£
Group
Other related parties	1,136,000	888,000	5,995,503	1,712,155

Company
Other related parties	776,000	648,000	5,995,503	341,519

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
28 Related party transactions (cont.)

Company

The company has taken advantage of disclosure exemptions available under Section 33 of FRS 102 whereby it has not disclosed transactions entered into with any wholly-owned subsidiary of the group.

The following amounts were outstanding at the reporting end date:

Amounts due to related parties	2026	2025
	£	£
Group
Other related parties	142,341	151,145

Company
Other related parties	142,341	151,145

The following amounts were outstanding at the reporting end date:

Amounts due from related parties	2026	2025
	£	£
Group
Other related parties	16,356,996	8,718,339

Company
Other related parties	16,711,488	8,340,034

29     Directors’ transactions

The following amounts have been repaid to/advanced to the director in the year:

Description	% Rate	Opening balance	Amounts advanced	Amounts repaid	Closing balance
		£	£	£	£
Director’s loan	—	3,446,748	(746,582)	(3,446,748)	(746,582)
		3,446,748	(746,582)	(3,446,748)	(746,582)

30     Controlling party

The company is controlled by M D Loggie, director.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

31     Cash generated from group operations

	2026	2025
	£	£
Profit for the year after tax	1,231,175	9,485,134

Adjustments for:
Taxation charged	1,223,782	4,638,729
Finance costs	602,136	290,191
Investment income	(50,892)	(7,730)
Gain on disposal of tangible fixed assets	(101,387)	(703,555)
Depreciation and impairment of tangible fixed assets	5,564	—
Exceptional items	6,376,448	—

Movements in working capital:
Decrease in stocks	13,691	6,792
(Increase)/decrease in debtors	(2,925,445)	6,653,536
Decrease in creditors	(4,998,102)	(11,459,029)
Cash generated from operations	1,376,970	8,904,068

32     Analysis of changes in net debt — group

	1 July 2025	Cash flows	New finance leases	30 June 2026
	£	£	£	£
Cash at bank and in hand	1,290,296	457,016	—	1,747,312
Borrowings excluding overdrafts	(3,446,748)	3,446,748	—	—
Obligations under finance leases	(5,283,099)	4,775,726	(3,533,658)	(4,041,031)
	(7,439,551)	8,679,490	(3,533,658)	(2,293,719)

33     Summary of significant differences between UK GAAP and US GAAP

The consolidated group financial statements have been prepared in accordance with generally accepted accounting practice in the United Kingdom (“UK GAAP”) defined as FRS 102 in Note 1.1, which differ in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). A description of the differences and their effects on the group’s profit and total comprehensive income and total equity are set out below.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
33 Summary of significant differences between UK GAAP and US GAAP (cont.)

Significant adjustments to consolidated profit and total comprehensive income

Effect of differences between UK GAAP and US GAAP on the group’s profit and total comprehensive income for the year ended 30 June 2026 and 2025:

	References	2026	2025
		£	£
Profit and total comprehensive income for the consolidated statement of comprehensive income in accordance with UK GAAP		1,231,175	9,485,134
US GAAP adjustments – increase/(decrease) due to:
Bad debt provision	a	84,820	2,731
Income taxes	c	(21,205)	(683)
		63,615	2,048
Profit and total comprehensive income in accordance with US GAAP		1,294,790	9,487,182

Significant adjustments to consolidated group balance sheet and statement of changes in equity

Effect of differences between UK GAAP and US GAAP on the group’s total equity at 30 June 2026 and 2025:

	References	2026	2025
		£	£
Total equity for the consolidated group balance sheet in accordance with UK GAAP		86,286,480	85,055,305
US GAAP adjustments – increase/(decrease) due to:
Trade debtors	a	(88,533)	(182,691)
Intangible fixed assets – goodwill	b	25,760	25,760
Income taxes	c	26,270	47,475
		(36,503)	(109,456)
Total equity in accordance with US GAAP		86,249,977	84,945,849

Significant adjustments to consolidated group statement of cash flows

There were no significant differences to the group statement of cash flows under US GAAP.

Description of differences between UK GAAP and US GAAP

a.      Estimated credit losses

Under UK GAAP, financial assets are assessed for indicators of impairment at each reporting end date. An impairment loss is recognised in the statement of comprehensive income when there is objective evidence that, as a result of one or more events that occurred after initial recognition of the financial asset, the estimated future cash flows have been affected.

Under US GAAP, the current expected credit loss (CECL) model is utilized to estimate credit losses on financial assets. The CECL model requires the recognition of an allowance for lifetime expected credit losses upon initial recognition, even if the risk of loss is remote. The estimate of expected credit losses considers current conditions, reasonable and supportable forecasts of future conditions, and historical loss experience.

SALTIRE ENERGY LIMITED NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026
33 Summary of significant differences between UK GAAP and US GAAP (cont.)

b.      Intangible fixed assets — goodwill

Under UK GAAP, goodwill is initially recognised as an asset at cost and is subsequently measured at cost less accumulated amortisation and accumulated impairment losses. Goodwill is amortised over its expected life, which is 20 years for the group.

Under US GAAP, goodwill is recognised at cost and is subsequently measured at cost less accumulated impairment losses. As an indefinite-lived asset, goodwill is not amortised.

c.      Income taxes

The tax effects of the adjustments described above are calculated using the standard rate of corporation tax in the UK of 25.00%, charged or credited to the consolidated profit and total comprehensive income.

FOXLEY ENERGY LIMITED COMPANY INFORMATION
Directors	Mr M D Loggie Mr J W Loggie Mr M D J Loggie Jnr
Secretary	Peterkins Solicitors
Company number	SC539080
Registered office	100 Union Street Aberdeen AB10 1QR
Auditor	AAB Audit & Accountancy Limited Kingshill View Prime Four Business Park Kingswells Aberdeen AB15 8PU

FOXLEY ENERGY LIMITED DIRECTORS’ RESPONSIBILITIES STATEMENT FOR THE YEAR ENDED 30 JUNE 2025

The directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards and applicable law). Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the group and company, and of the profit or loss of the group for that period. In preparing these financial statements, the directors are required to:

•        select suitable accounting policies and then apply them consistently;

•        make judgements and accounting estimates that are reasonable and prudent;

•        prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group and company will continue in business.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the group’s and company’s transactions and disclose with reasonable accuracy at any time the financial position of the group and company and enable them to ensure that the financial statements comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the group and company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

FOXLEY ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF FOXLEY ENERGY LIMITED

Opinion

We have audited the financial statements of Foxley Energy Limited (the ‘parent company’) and its subsidiaries (the ‘group’) for the year ended 30 June 2025 which comprise the group statement of comprehensive income, the group balance sheet, the company balance sheet, the group statement of changes in equity, the company statement of changes in equity, the group statement of cash flows and notes to the financial statements, including significant accounting policies. The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom Accounting Standards, including Financial Reporting Standard 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland (United Kingdom Generally Accepted Accounting Practice).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Foxley Energy Limited as at 30 June 2025 and the results in the statement of comprehensive income for the years ended 30 June 2025 in accordance with accounting principles generally accepted, being the financial reporting framework referred to above.

Basis for opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor responsibilities for the audit of the financial statements section of our report. We are independent of the group in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, including the FRC’s Ethical Standard, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter

As discussed in Note 29 to the financial statements, the Company prepares its financial statements in accordance with United Kingdom Accounting Standards, including Financial Reporting Standard 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (United Kingdom Generally Accepted Accounting Practice), which differs from accounting principles generally accepted in the United States of America. Our opinion is not modified with respect to this matter.

Conclusions relating to going concern

In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate.

Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the group’s and parent company’s ability to continue as a going concern for a period of at least twelve months from the end of the reporting period of the financial statements.

Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report.

Other information

The other information comprises the information included in the annual report other than the financial statements and our auditor’s report thereon. The directors are responsible for the other information contained within the annual report. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in our report, we do not express any form of assurance conclusion thereon. Our

FOXLEY ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT (CONTINUED) TO THE MEMBERS OF FOXLEY ENERGY LIMITED

responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the course of the audit, or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether this gives rise to a material misstatement in the financial statements themselves. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of directors

As explained more fully in the directors’ responsibilities statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a fair presentation, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the directors are responsible for assessing the parent company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the company or to cease operations, or have no realistic alternative but to do so.

Auditor responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

Extent to which the audit is considered capable of detecting irregularities, including fraud

Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect material misstatements in respect of irregularities, including fraud. The extent to which our procedures are capable of detecting irregularities, including fraud, is detailed below. We assessed whether the engagement team collectively had the appropriate competence and capabilities to identify or recognise non-compliance with laws and regulations by considering their experience, past performance and support available.

All engagement team members were briefed on relevant identified laws and regulations and potential fraud risks at the planning stage of the audit. Engagement team members were reminded to remain alert to any indications of fraud or non-compliance with laws and regulations throughout the audit.

We obtained an understanding of the legal and regulatory frameworks that are applicable to the group and the parent company and the sector in which they operate, focusing on those provisions that had a direct effect on the determination of material amounts and disclosures in the financial statements. The most relevant frameworks we identified include:

•        Companies Act 2006;

•        UK Tax legislation;

FOXLEY ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT (CONTINUED) TO THE MEMBERS OF FOXLEY ENERGY LIMITED

•        Health and safety regulation; and

•        UK Generally Accepted Accounting Practice.

We identified the greatest risk of material impact on the financial statements from irregularities including fraud to be:

•        Management override of controls to manipulate the group and parent company’s key performance indicators to meet targets;

•        Timing and completeness of revenue recognition;

•        Management judgement applied in calculating provisions; and

•        Compliance with relevant laws and regulations which directly impact the financial statements and those that the group and parent company needs to comply with for the purpose of trading.

Our audit procedures to respond to those risks included:

•        Testing of journal entries and other adjustments for appropriateness;

•        Testing a sample of sales transactions and reviewing revenue recognition around the year end;

•        Evaluating the business rationale of significant transactions outside the normal course of business;

•        Reviewing judgements made by management in their calculation of accounting estimates for potential management bias;

•        Enquiries of management about litigation and claims and inspection of relevant correspondence; and

•        Reviewing legal and professional fees to identify indications of actual or potential litigation, claims and any non-compliance with laws and regulations.

Because of the inherent limitations of an audit, there is a risk that we will not detect all irregularities, including those leading to a material misstatement in the financial statements or non-compliance with regulation. This risk increases the more that compliance with a law or regulation is removed from the events and transactions reflected in the financial statements, as we will be less likely to become aware of instances of non-compliance. The risk is also greater regarding irregularities occurring due to fraud rather than error, as fraud may involve intentional concealment, forgery, collusion, omission or misrepresentation.

In performing an audit in accordance with US GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group or Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

FOXLEY ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT (CONTINUED) TO THE MEMBERS OF FOXLEY ENERGY LIMITED

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Use of our report

This report is made solely to the company’s members, as a body. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

AAB Audit & Accountancy Limited

Registered Auditor

Kingshill View

Prime Four Business Park

Kingswells

Aberdeen

AB15 8PU

Date: _______________

FOXLEY ENERGY LIMITED GROUP STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 30 JUNE 2025
	Notes	2025	2024
		£	£
Turnover	3	14,500,030	13,504,733
Cost of sales		(7,550,743)	(7,336,412)
Gross profit		6,949,287	6,168,321
Administrative expenses		(1,225,616)	(2,056,127)
Other operating income		37,049	47,197
Exceptional item	4	—	1,245,770
Operating profit	5	5,760,720	5,405,161
Interest payable and similar expenses	9	(214,033)	(195,166)
Profit before taxation		5,546,687	5,209,995
Tax on profit	10	(1,063,308)	(997,382)
Profit for the financial year	22	4,483,379	4,212,613

Other comprehensive (expenditure)/income
Currency translation differences		(1,352,883)	59,261
Total comprehensive income for the year		3,130,496	4,271,874

Profit for the financial year is attributable to:
– Owners of the parent company		4,047,676	3,914,939
– Non-controlling interests		435,703	297,674
		4,483,379	4,212,613

Total comprehensive income for the year is attributable to:
– Owners of the parent company		2,964,894	3,961,677
– Non-controlling interests		165,602	310,197
		3,130,496	4,271,874

The statement of comprehensive income has been prepared on the basis that all operations are continuing operations.

FOXLEY ENERGY LIMITED GROUP BALANCE SHEET AS AT 30 JUNE 2025
	Notes	2025	2024
		£	as restated £
Fixed assets
Tangible assets	11	28,510,976	25,731,021

Current assets
Stocks	14	425,177	339,917
Debtors	15	9,119,974	7,451,384
Cash at bank and in hand		1,792,437	256,352
		11,337,588	8,047,653
Creditors: amounts falling due within one year	16	(12,137,853)	(8,636,191)
Net current liabilities		(800,265)	(588,538)
Total assets less current liabilities		27,710,711	25,142,483
Creditors: amounts falling due after more than one year	17	(545,217)	(1,849,578)

Provisions for liabilities
Deferred tax liability	19	2,727,878	1,985,785
		(2,727,878)	(1,985,785)
Net assets		24,437,616	21,307,120

Capital and reserves
Called up share capital	21	100	100
Profit and loss reserves	22	21,189,860	18,224,966
Equity attributable to owners of the parent company		21,189,960	18,225,066
Non-controlling interests		3,247,656	3,082,054
		24,437,616	21,307,120

The financial statements were approved by the board of directors and authorised for issue on _________ and are signed on its behalf by:

Mr J W Loggie Director

FOXLEY ENERGY LIMITED COMPANY BALANCE SHEET AS AT 30 JUNE 2025
	Notes	2025	2024
		£	as restated £
Fixed assets
Tangible assets	11	20,827,059	21,850,052
Investments	12	16,271	16,271
		20,843,330	21,866,323

Current assets
Debtors	15	1,362,059	2,812,335
Cash at bank and in hand		3,629	3,494
		1,365,688	2,815,829
Creditors: amounts falling due within one year	16	(11,386,042)	(15,669,201)
Net current liabilities		(10,020,354)	(12,853,372)
Total assets less current liabilities		10,822,976	9,012,951
Creditors: amounts falling due after more than one year	17	(110,254)	(1,377,094)

Provisions for liabilities
Deferred tax liability	19	2,727,878	1,985,785
		(2,727,878)	(1,985,785)
Net assets		7,984,844	5,650,072

Capital and reserves
Called up share capital	21	100	100
Profit and loss reserves	22	7,984,744	5,649,972
Total equity		7,984,844	5,650,072

The company has not presented its own profit and loss account and related notes. The company’s profit for the year was £2,334,772 (2024 — £2,531,330 profit).

The financial statements were approved by the board of directors and authorised for issue on _________ and are signed on its behalf by:

Mr J W Loggie Director
Company Registration No. SC539080

FOXLEY ENERGY LIMITED GROUP STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 JUNE 2025
	Notes	Share capital	Profit and loss reserves	Total controlling interest	Non- controlling interest	Total
		£	£	£	£	£
As restated for the period ended 30 June 2024:

Balance at 1 July 2023		100	14,529,093	14,529,193	2,771,857	17,301,050
Prior period adjustments	28	—	(265,804)	(265,804)	—	(265,804)
As restated		100	14,263,289	14,263,389	2,771,857	17,035,246

Year ended 30 June 2024:
Profit for the year		—	3,914,939	3,914,939	297,674	4,212,613
Other comprehensive income:
Currency translation differences		—	59,261	59,261	—	59,261
Amounts attributable to non-controlling interests		—	(12,523)	(12,523)	12,523	—
Total comprehensive income for the year		—	3,961,677	3,961,677	310,197	4,271,874
Balance at 30 June 2024		100	18,224,966	18,225,066	3,082,054	21,307,120

Year ended 30 June 2025:
Profit for the year		—	4,047,676	4,047,676	435,703	4,483,379
Other comprehensive expenditure:
Currency translation differences		—	(1,352,883)	(1,352,883)	—	(1,352,883)
Amounts attributable to non-controlling interests		—	270,101	270,101	(270,101)	—
Total comprehensive income for the year		—	2,964,894	2,964,894	165,602	3,130,496
Balance at 30 June 2025		100	21,189,860	21,189,960	3,247,656	24,437,616

FOXLEY ENERGY LIMITED COMPANY STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 JUNE 2025
	Notes	Share capital	Profit and loss reserves	Total
		£	£	£
As restated for the period ended 30 June 2024:

Balance at 1 July 2023		100	3,384,446	3,384,546
Prior period adjustments	28	—	(265,804)	(265,804)
As restated		100	3,118,642	3,118,742

Year ended 30 June 2024:
Profit and total comprehensive income for the year		—	2,531,330	2,531,330
Balance at 30 June 2024		100	5,649,972	5,650,072

Year ended 30 June 2025:
Profit and total comprehensive income for the year		—	2,334,772	2,334,772
Balance at 30 June 2025		100	7,984,744	7,984,844

FOXLEY ENERGY LIMITED GROUP STATEMENT OF CASH FLOWS FOR THE YEAR ENDED 30 JUNE 2025
	Notes	2025	2024
		£	£
Cash flows from operating activities
Cash generated from operations	26	7,807,978	5,830,156
Interest paid		(214,033)	(195,166)
Income taxes paid		(271,936)	—
Net cash inflow from operating activities		7,322,009	5,634,990

Investing activities
Purchase of tangible fixed assets		(4,567,413)	(2,017,834)
Proceeds on disposal of tangible fixed assets		1,267,713	—
Net cash used in investing activities		(3,299,700)	(2,017,834)

Financing activities
Payment of finance leases obligations		(2,466,550)	(3,543,813)
Net cash used in financing activities		(2,466,550)	(3,543,813)
Net increase in cash and cash equivalents		1,555,759	73,343
Cash and cash equivalents at beginning of year		256,352	182,537
Effect of foreign exchange rates		(19,674)	472
Cash and cash equivalents at end of year		1,792,437	256,352

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

1       Accounting policies

Company information

Foxley Energy Limited (“the company”) is a private limited company domiciled and incorporated in Scotland. The registered office is 100 Union Street, Aberdeen, Scotland, AB10 1QR.

The group consists of Foxley Energy Limited and all of its subsidiaries.

1.1    Accounting convention

These financial statements have been prepared in accordance with FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (“FRS 102”).

The financial statements are prepared in sterling, which is the functional currency of the company. Monetary amounts in these financial statements are rounded to the nearest £.

The financial statements have been prepared under the historical cost convention. The principal accounting policies adopted are set out below.

The company is a qualifying entity for the purposes of FRS 102, being a member of a group where the parent of that group prepares publicly available consolidated financial statements, including this company, which are intended to give a true and fair view of the assets, liabilities, financial position and profit or loss of the group. The company has therefore taken advantage of exemptions from the following disclosure requirements for parent company information presented within the consolidated financial statements (where applicable):

•        Section 7 ‘Statement of Cash Flows’:    Presentation of a statement of cash flow and related notes and disclosures;

•        Section 11 ‘Basic Financial Instruments’ and Section 12 ‘Other Financial Instrument Issues:    Interest income/expense and net gains/losses for financial instruments not measured at fair value; basis of determining fair values; details of collateral, loan defaults or breaches, details of hedges, hedging fair value changes recognised in profit or loss and in other comprehensive income;

•        Section 33 ‘Related Party Disclosures’:    Compensation for key management personnel.

1.2    Basis of consolidation

The consolidated group financial statements consist of the financial statements of the parent company Foxley Energy Limited together with all entities controlled by the parent company (its subsidiaries).

All financial statements are made up to 30 June 2025. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with those used by other members of the group.

All intra-group transactions, balances and unrealised gains on transactions between group companies are eliminated on consolidation. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Subsidiaries are consolidated in the group’s financial statements from the date that control commences until the date that control ceases.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

1       Accounting policies (cont.)

1.3    Going concern

At the time of approving the financial statements, the directors have a reasonable expectation that the group has adequate resources to continue in operational existence for the foreseeable future. Thus the directors continue to adopt the going concern basis of accounting in preparing the financial statements.

1.4    Turnover

Turnover represents net income receivable from the sale and rental of drilling equipment.

Turnover from the sale of drilling equipment is recognised when the significant risks and rewards of ownership of the goods have passed to the buyer, the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the entity and the costs incurred or to be incurred in respect of the transaction can be measured reliably. Turnover in respect of the rental of drilling equipment is recognised on a straight line basis over the rental period.

1.5    Tangible fixed assets

Tangible fixed assets are initially measured at cost and subsequently measured at cost, net of depreciation and any impairment losses.

Depreciation is recognised so as to write off the cost of assets less their residual values over their useful lives on the following bases:

Plant and equipment	see below
Fixtures and fittings	25% straight line
Motor vehicles	25% straight line

The group depreciates its plant and equipment following an assessment of the depreciable amount of the underlying assets. Where the depreciable amount is above zero, the group depreciates this element on a 25% straight line basis. Plant and equipment includes drilling equipment that the group rents to its customers. These assets are continually refurbished to a very high standard on return from hire and this is reflected in the high residual values for much of the group’s assets and in the absence of a depreciation charge on certain equipment. The directors believe this approach fairly reflects the consumption of economic benefits in relation to certain rental assets. Refurbishment costs are charged to the statement of comprehensive income.

The gain or loss arising on the disposal of an asset is determined as the difference between the sale proceeds and the carrying value of the asset, and is recognised in the statement of comprehensive income.

1.6    Fixed asset investments

In the parent company financial statements, investments in subsidiaries are initially measured at cost and subsequently measured at cost less any accumulated impairment losses.

A subsidiary is an entity controlled by the group. Control is the power to govern the financial and operating policies of the entity so as to obtain benefits from its activities.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

1       Accounting policies (cont.)

1.7    Impairment of fixed assets

At each reporting period end date, the group reviews the carrying amounts of its tangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in the statement of comprehensive income.

Recognised impairment losses are reversed if, and only if, the reasons for the impairment loss have ceased to apply. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in the statement of comprehensive income.

1.8    Stocks

Stocks are stated at the lower of cost and estimated selling price less costs to complete and sell. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the stocks to their present location and condition.

At each reporting date, an assessment is made for impairment. Any excess of the carrying amount of stocks over its estimated selling price less costs to complete and sell is recognised as an impairment loss in the statement of comprehensive income. Reversals of impairment losses are also recognised in the statement of comprehensive income.

1.9    Cash and cash equivalents

Cash and cash equivalents are basic financial assets and include cash in hand and deposits held at call with banks.

1.10  Financial instruments

The group has elected to apply the provisions of Section 11 ‘Basic Financial Instruments’ and Section 12 ‘Other Financial Instruments Issues’ of FRS 102 to all of its financial instruments.

Financial instruments are recognised in the group’s balance sheet when the group becomes party to the contractual provisions of the instrument.

Financial assets and liabilities are offset and the net amounts presented in the financial statements when there is a legally enforceable right to set off the recognised amounts and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

1       Accounting policies (cont.)

Basic financial assets

Basic financial assets, which include certain debtors and cash and bank balances, are initially measured at transaction price including transaction costs and are subsequently carried at amortised cost using the effective interest method unless the arrangement constitutes a financing transaction, where the transaction is measured at the present value of the future receipts discounted at a market rate of interest. Financial assets classified as receivable within one year are not amortised.

Impairment of financial assets

Financial assets are assessed for indicators of impairment at each reporting end date.

Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows have been affected. If an asset is impaired, the impairment loss is the difference between the carrying amount and the present value of the estimated cash flows discounted at the asset’s original effective interest rate. The impairment loss is recognised in the statement of comprehensive income.

If there is a decrease in the impairment loss arising from an event occurring after the impairment was recognised, the impairment is reversed. The reversal is such that the current carrying amount does not exceed what the carrying amount would have been, had the impairment not previously been recognised. The impairment reversal is recognised in the statement of comprehensive income.

Derecognition of financial assets

Financial assets are derecognised only when the contractual rights to the cash flows from the asset expire or are settled, or when the group transfers the financial asset and substantially all the risks and rewards of ownership to another entity, or if some significant risks and rewards of ownership are retained but control of the asset has transferred to another party that is able to sell the asset in its entirety to an unrelated third party.

Classification of financial liabilities

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the group after deducting all of its liabilities.

Basic financial liabilities

Basic financial liabilities, including certain creditors and loans from related party undertakings, are initially recognised at transaction price unless the arrangement constitutes a financing transaction, where the debt instrument is measured at the present value of the future payments discounted at a market rate of interest. Financial liabilities classified as payable within one year are not amortised.

Debt instruments are subsequently carried at amortised cost, using the effective interest rate method.

Trade creditors are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Amounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Trade creditors are recognised initially at transaction price and subsequently measured at amortised cost using the effective interest method.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

1       Accounting policies (cont.)

Derecognition of financial liabilities

Financial liabilities are derecognised when the group’s contractual obligations expire or are discharged or cancelled.

1.11  Equity instruments

Equity instruments issued by the group are recorded at the proceeds received, net of transaction costs. Dividends payable on equity instruments are recognised as liabilities once they are no longer at the discretion of the group.

1.12  Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the statement of comprehensive income because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting end date.

Deferred tax

Deferred tax liabilities are generally recognised for all timing differences and deferred tax assets are recognised to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Such assets and liabilities are not recognised if the timing difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each reporting end date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the statement of comprehensive income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset if, and only if, there is a legally enforceable right to offset current tax assets and liabilities and the deferred tax assets and liabilities relate to taxes levied by the same tax authority.

1.13  Employee benefits

The costs of short-term employee benefits are recognised as a liability and an expense, unless those costs are required to be recognised as part of the cost of stock or fixed assets.

The cost of any unused holiday entitlement is recognised in the period in which the employee’s services are received.

Termination benefits are recognised immediately as an expense when the company is demonstrably committed to terminate the employment of an employee or to provide termination benefits.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

1       Accounting policies (cont.)

1.14  Retirement benefits

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due.

1.15  Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessees. All other leases are classified as operating leases.

Assets held under finance leases are recognised as assets at the lower of the asset’s fair value at the date of inception and the present value of the minimum lease payments. The related liability is included in the balance sheet as a finance lease obligation. Lease payments are treated as consisting of capital and interest elements. The interest is charged to profit or loss so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Rentals payable under operating leases, including any lease incentives received, are charged to the statement of comprehensive income on a straight line basis over the term of the relevant lease except where another more systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

1.16  Foreign exchange

Transactions in currencies other than pounds sterling are recorded at the rates of exchange prevailing at the dates of the transactions. At each reporting end date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the reporting end date. Gains and losses arising on translation in the period are included in the statement of comprehensive income.

The financial statements of overseas subsidiary undertakings are translated at the rate of exchange ruling at the balance sheet date. The exchange difference arising on the retranslation of opening net assets is taken to reserves through other comprehensive income. The income and expenditure of foreign operations are translated at an average rate for the period where this rate approximates to the foreign exchange rates ruling at the dates of the transactions. Exchange differences arising from this translation of foreign operations are taken to reserves through other comprehensive income.

2       Judgements and key sources of estimation uncertainty

In the application of the group’s accounting policies, the directors are required to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised where the revision affects only that period, or in the period of the revision and future periods where the revision affects both current and future periods.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

2       Judgements and key sources of estimation uncertainty (cont.)

Key sources of estimation uncertainty

The estimates and assumptions which have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities are as follows.

Carrying value of plant & equipment

Plant and equipment includes drilling equipment that the group rents to its customers. These assets are continually refurbished to a very high standard on return from hire and this amongst other factors is reflected in their high residual values and low depreciation. The assessment of residual value requires the directors to exercise judgement including an annual reassessment based on current market conditions.

The carrying value of plant and equipment is outlined in the fixed asset note at note 11.

Amounts due from related parties

Amounts owed from related parties are stated in the accounts at their transaction price less any appropriate provision for irrecoverable amounts. In determining if a provision is required, the directors exercise judgement, considering any specific indicators that the recoverability of the balance may be in doubt.

Details of amounts owed to the group from related parties is outlined at note 15.

3       Turnover and other revenue

	2025	2024
	£	£
Turnover analysed by class of business
Sale and hire rental of drilling equipment	14,500,030	13,504,733
	2025	2024
	£	£
Turnover analysed by geographical market
UK	1,988,775	1,815,636
Middle East	12,043,738	10,884,397
Far East	366,168	332,069
Europe	101,349	472,631
	14,500,030	13,504,733
	2025	2024
	£	£
Other significant revenue
Sundry income	37,049	47,197

4       Exceptional item

	2025	2024
	£	£
Income
VAT receipt on conclusion of HMRC review	—	1,245,770

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

5       Operating profit

	2025	2024
	£	£
Operating profit for the year is stated after charging/(crediting):
Exchange differences	(603,661)	249,199
Depreciation of owned tangible fixed assets	33,595	19,467
Profit on disposal of tangible fixed assets	(147,643)	—

6       Auditor’s remuneration

	2025	2024
	£	£
Fees payable to the company’s auditor and associates:

For audit services
Audit of the financial statements of the group and company	30,576	28,000

7       Employees

The average monthly number of persons (including directors) employed by the group and company during the year was:

	Group		Company
	2025	2024	2025	2024
	Number	Number	Number	Number
Production staff	30	25	—	—
Management	3	3	3	3
Total	33	28	3	3

Their aggregate remuneration comprised:

	Group		Company
	2025	2024	2025	2024
	£	£	£	£
Wages and salaries	1,306,704	873,963	—	—
Pension costs	2,310	28,747	—	—
	1,309,014	902,710	—	—

8       Directors’ remuneration

No company director received remuneration from the group during the current or prior reporting period.

9       Interest payable and similar expenses

	2025	2024
	£	£
Interest on finance leases and hire purchase contracts	214,033	195,166

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

10     Taxation

	2025	2024
	£	£
Current tax
Foreign current tax on profits for the current period	321,215	147,194

Deferred tax
Origination and reversal of timing differences	742,093	850,188
Total tax charge	1,063,308	997,382

The actual charge for the year can be reconciled to the expected charge for the year based on the profit or loss and the standard rate of tax as follows:

	2025	2024
	£	£
Profit before taxation	5,546,687	5,209,995

Expected tax charge based on the standard rate of corporation tax in the UK of 25.00% (2024: 25.00%)	1,386,672	1,302,499
Tax effect of expenses that are not deductible in determining taxable profit	136	—
Change in unrecognised deferred tax assets	9,006	—
Effect of overseas tax rates	(302,102)	(305,117)
Other tax adjustments, reliefs and transfers	(30,404)	—
Taxation charge	1,063,308	997,382

11     Tangible fixed assets

Group	Plant and equipment	Fixtures and fittings	Motor vehicles	Total
	£	£	£	£
Cost
At 1 July 2024 – as restated	25,836,079	23,629	22,067	25,881,775
Additions	4,564,840	2,573	—	4,567,413
Disposals	(1,120,070)	—	—	(1,120,070)
Exchange adjustments	(643,941)	(2,025)	(3,812)	(649,778)
At 30 June 2025	28,636,908	24,177	18,255	28,679,340

Depreciation and impairment
At 1 July 2024	116,935	11,752	22,067	150,754
Depreciation charged in the year	27,256	6,339	—	33,595
Exchange adjustments	(10,872)	(1,301)	(3,812)	(15,985)
At 30 June 2025	133,319	16,790	18,255	168,364

Carrying amount
At 30 June 2025	28,503,589	7,387	—	28,510,976
At 30 June 2024 – as restated	25,719,144	11,877	—	25,731,021

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

11     Tangible fixed assets (cont.)

Company	Plant and equipment
£
Cost
At 1 July 2024 – as restated	21,850,052
Disposals	(1,022,993)
At 30 June 2025	20,827,059

Depreciation and impairment
At 1 July 2024 and 30 June 2025	—

Carrying amount
At 30 June 2025	20,827,059
At 30 June 2024 – as restated	21,850,052

The net carrying value of tangible fixed assets includes the following in respect of assets held under finance leases or hire purchase contracts.

	Group		Company
	2025	2024	2025	2024
	£	£	£	£
Plant and equipment	5,548,652	9,581,944	5,548,652	9,581,944

12     Fixed asset investments

		Group		Company
	Notes	2025	2024	2025	2024
		£	£	£	£
Investments in subsidiaries	13	—	—	16,271	16,271
Movements in fixed asset investments Company	Shares in subsidiaries
£
Cost
At 1 July 2024 and 30 June 2025	16,271

Carrying amount
At 30 June 2025	16,271
At 30 June 2024	16,271

13     Subsidiaries

Details of the company’s subsidiaries at 30 June 2025 are as follows:

Name of undertaking	Registered office	Class of shares held	% Held Direct
Saltire Energy LLC	P.O. Box: 53161, Abu Dhabi, U.A.E	Ordinary	49.00
Saltire Energy Tubular Services Limited (formerly Saltire Energy Torque and Test Limited)	100 Union Street, Aberdeen, AB10 1QR	Ordinary	100.00
Saltire Energy Europe SRL	SOS. BUCURESTI-PLOIESTI NR. 19-21 ET. 6, SECTORUL 1 Bucuresti, Bucuresti Romania	Ordinary	100.00

While legal ownership of Saltire Energy LLC is at 49%, Foxley Energy Limited is entitled to 80% of the economic benefits of ownership.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

14     Stocks

	Group		Company
	2025	2024	2025	2024
	£	£	£	£
Finished goods and goods for resale	425,177	339,917	—	—

15     Debtors

	Group		Company
Amounts falling due within one year:	2025	2024	2025	2024
	£	£	£	£
Trade debtors	6,184,391	4,075,012	—	—
Corporation tax recoverable	83,362	75,890	—	—
Amounts owed by group undertakings	—	—	—	1,823,821
Amounts owed by related party undertakings	1,360,709	842,053	1,360,709	988,414
Other debtors	74,138	614,828	100	100
Prepayments and accrued income	1,417,374	1,843,601	1,250	—
	9,119,974	7,451,384	1,362,059	2,812,335

Amounts owed by related party undertakings are interest free and have no formal repayment date.

16     Creditors: amounts falling due within one year

		Group		Company
	Notes	2025	2024	2025	2024
		£	as restated £	£	as restated £
Obligations under finance leases	18	1,053,483	2,253,193	1,053,483	2,253,193
Trade creditors		1,236,611	978,086	35,040	2,718
Amounts owed to group undertakings		—	—	2,789,221	—
Amounts owed to related party undertakings		8,768,190	4,540,917	7,199,303	13,115,856
Corporation tax payable		203,353	146,602	—	—
Other taxation and social security		289,021	243,781	258,996	259,434
Other creditors		186,430	166,491	—	—
Accruals and deferred income		400,765	307,121	49,999	38,000
		12,137,853	8,636,191	11,386,042	15,669,201

Obligations under finance lease agreements are secured by floating charges over the assets held under these agreements.

Amounts owed to related party undertakings are interest free and have no formal repayment date.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

17     Creditors: amounts falling due after more than one year

		Group		Company
	Notes	2025	2024	2025	2024
		£	£	£	£
Obligations under finance leases	18	110,254	1,377,094	110,254	1,377,094
Other creditors		434,963	472,484	—	—
		545,217	1,849,578	110,254	1,377,094

Other creditors are in respect of a director’s loan. Details of movements in the year are outlined at note 25.

Obligations under finance lease agreements are secured by floating charges over the assets held under these agreements.

18     Finance lease obligations

	Group		Company
	2025	2024	2025	2024
	£	as restated £	£	as restated £
Future minimum lease payments due under finance leases:
Within one year	1,053,483	2,253,193	1,053,483	2,253,193
In two to five years	110,254	1,377,094	110,254	1,377,094
	1,163,737	3,630,287	1,163,737	3,630,287

Finance lease payments represent rentals payable by the company or group for certain items of plant and equipment. Leases include purchase options at the end of the lease period, and no restrictions are placed on the use of the assets. The average lease term is 4 years. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

19     Deferred taxation

The following are the major deferred tax liabilities and assets recognised by the group and company, and movements thereon:

Group	Liabilities 2025	Liabilities 2024
	£	as restated £
Accelerated capital allowances	3,612,894	3,263,020
Tax losses	(885,016)	(1,277,235)
	2,727,878	1,985,785
Company	Liabilities 2025	Liabilities 2024
	£	as restated £
Accelerated capital allowances	3,612,894	3,263,020
Tax losses	(885,016)	(1,277,235)
	2,727,878	1,985,785

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

19     Deferred taxation (cont.)

Movements in the year:	Group 2025	Company 2025
	£	£
Liability at 1 July 2024	1,985,785	1,985,785
Charge to profit or loss	742,093	742,093
Liability at 30 June 2025	2,727,878	2,727,878

The group has estimated UK tax losses of £3.5m (2024 — £5.1m) available for offset against future trading profits.

20     Retirement benefit schemes

Defined contribution schemes	2025	2024
	£	£
Charge to profit or loss in respect of defined contribution schemes	2,310	28,747

A defined contribution pension scheme is operated for all qualifying employees. The assets of the scheme are held separately from those of the group in an independently administered fund.

21     Share capital

Group and company	2025	2024	2025	2024
	Number	Number	£	£
Ordinary share capital
Issued and fully paid
Ordinary shares of £1 each	100	100	100	100

22     Reserves

Profit and loss reserves

Profit and loss reserves represent the total comprehensive income for the year and prior periods less dividends paid.

23     Financial commitments, guarantees and contingent liabilities

The company is party to an unlimited cross guarantee alongside Saltire Energy Limited, Saltire Pressure Control Limited, Saltire Drilling Tools Limited and Saltire Energy LLC. The potential liability to the company at 30 June 2025 was £nil (2024 — £nil) relating to the borrowings of other entities party to the cross guarantee.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

24     Related party transactions

Transactions with related parties

During the year the group entered into the following transactions with related parties:

	Sales		Purchases
	2025	2024	2025	2024
	£	£	£	£
Group
Other related parties	3,774,433	2,456,021	3,818,999	5,199,038

Company
Entities over which the company has control, joint control or significant influence	1,143,440	1,109,758	—	—
Other related parties	2,740,243	1,652,069	2,126	—

Sales to related parties include £989,874 (2024 — £Nil) in respect of tangible fixed assets sold by the company and group.

	Rent paid		Purchase of assets
	2025	2024	2025	2024
	£	£	£	£
Group
Other related parties	120,000	120,000	1,712,155	—

The following amounts were outstanding at the reporting end date:

Amounts due to related parties	2025	2024
	£	as restated £
Group
Other related parties	8,768,190	4,540,917

Company
Other related parties	7,199,303	13,115,856

The following amounts were outstanding at the reporting end date:

Amounts due from related parties	2025 Balance	2024 Balance
	£	£
Group
Other related parties	1,360,709	842,053

Company
Entities over which the company has control, joint control or significant influence	—	1,823,821
Other related parties	1,360,709	988,414

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

24     Related party transactions (cont.)

Other information

Sales to related parties include £989,874 (2024 — £Nil) in respect of tangible fixed assets sold by the company and group.

The company has taken advantage of disclosure exemptions available under Section 33 of FRS 102 whereby it has not disclosed transactions entered into with any wholly-owned subsidiary of the group.

25     Directors’ transactions

An interest free loan has been granted by a director to the group as follows:

Description	% Rate	Opening balance	Impact of foreign exchange	Closing balance
		£	£	£
Director’s Loan	—	472,484	(37,521)	434,963
		472,484	(37,521)	434,963

The director’s loan is repayable a year and a day after notice being given.

26     Cash generated from group operations

	2025	2024
	£	£
Profit for the year after tax	4,483,379	4,212,613

Adjustments for:
Taxation charged	1,063,308	997,382
Finance costs	214,033	195,166
Gain on disposal of tangible fixed assets	(147,643)	—
Depreciation and impairment of tangible fixed assets	33,595	19,467
Currency translation differences	(736,937)	51,242

Movements in working capital:
Increase in stocks	(85,260)	(264,081)
Increase in debtors	(1,661,118)	(892,122)
Increase in creditors	4,644,621	1,510,489
Cash generated from operations	7,807,978	5,830,156

27     Analysis of changes in net funds/(debt) — group

	1 July 2024	Cash flows	Exchange rate movements	30 June 2025
	£	£	£	£
Cash at bank and in hand	256,352	1,555,759	(19,674)	1,792,437
Obligations under finance leases	(3,630,287)	2,466,550	—	(1,163,737)
	(3,373,935)	4,022,309	(19,674)	628,700

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

28     Prior period adjustment

The prior period adjustments relate to;

•        The duplication of assets across related party companies being amended; and

•        A correction to obligations under finance leases which were previously overstated.

The impact of the adjustments on financial statement line items of both the group and parent company are outlined below.

Changes to the balance sheet — group

	As previously reported	Adjustment	As restated at 30 Jun 2024
	£	£	£
Fixed assets
Tangible assets	31,167,630	(5,436,609)	25,731,021

Creditors
Creditors due within one year	13,806,996	(5,170,805)	8,636,191

Capital and reserves
Profit and loss reserves	18,490,770	(265,804)	18,224,966

Changes to the profit and loss account — group

Period ended 30 June 2024	As previously reported	Adjustment	As restated
	£	£	£
Profit after taxation	4,212,613	—	4,212,613

Changes to the balance sheet — company

	As previously reported	Adjustment	As restated at 30 Jun 2024
	£	£	£
Fixed assets
Tangible assets	27,286,661	(5,436,609)	21,850,052

Creditors
Creditors due within one year	20,840,006	(5,170,805)	15,669,201

Capital and reserves
Profit and loss reserves	5,915,776	(265,804)	5,649,972

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

28     Prior period adjustment (cont.)

Changes to the profit and loss account — company

Period ended 30 June 2024	As previously reported	Adjustment	As restated
	£	£	£
Profit after taxation	2,531,330	—	2,531,330

29     Summary of significant differences between UK GAAP and US GAAP

The consolidated group financial statements have been prepared in accordance with generally accepted accounting practice in the United Kingdom (“UK GAAP”) defined as FRS 102 in Note 1.1, which differ in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). A description of the differences and their effects on the group’s profit and total comprehensive income and total equity are set out below.

Significant adjustments to consolidated profit and total comprehensive income

Effect of differences between UK GAAP and US GAAP on the group’s profit and total comprehensive income for the year ended 30 June 2025 and 2024:

	References	2025	2024
		£	£
Profit for the consolidated statement of comprehensive income in accordance with UK GAAP		4,483,379	4,212,613
US GAAP adjustments – increase/(decrease) due to:
Bad debt provision	b	161,412	(30,840)
Income taxes	c	(14,527)	2,776
		146,885	(28,064)
Profit in accordance with US GAAP		4,630,264	4,184,549

Total comprehensive income in accordance with UK GAAP		3,130,496	4,271,874
US GAAP adjustments		146,885	(28,064)
Total comprehensive income in accordance with US GAAP		3,277,381	4,243,810

Non-controlling interests – US GAAP adjustments	d	27,406	(5,507)

Profit for the fiscal year is attributable to:
– Owners of the parent company		4,167,155	3,892,382
– Non-controlling interests		463,109	292,167
		4,630,264	4,184,549
Total comprehensive income for the fiscal year is attributable to:
– Owners of the parent company		3,084,373	3,939,120
– Non-controlling interests		193,008	304,690
		3,277,381	4,243,810

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

29     Summary of significant differences between UK GAAP and US GAAP (cont.)

Significant adjustments to consolidated group balance sheet and statement of changes in equity

Effect of differences between UK GAAP and US GAAP on the group’s total equity at 30 June 2025 and 2024:

	References	2025	2024
		£	£
Total equity for the consolidated group balance sheet in accordance with UK GAAP		24,437,616	21,307,120
US GAAP adjustments:
Tangible fixed assets	a	774,173	358,806
Creditors: amounts falling due within one year	a	(220,721)	(88,909)
Creditors: amounts falling due after more than one year	a	(471,202)	(203,216)
Prepayments	a	(79,936)	(66,545)
Trade debtors	b	(846,446)	(916,591)
Income taxes	c	74,259	88,786
		(769,873)	(827,669)
Total equity in accordance with US GAAP		23,667,743	20,479,451

Non-controlling interests – US GAAP adjustments	d	(150,168)	(177,574)

Equity attributable to owners of the parent company		20,570,255	17,574,971
Non-controlling interests		3,097,488	2,904,480
		23,667,743	20,479,451

Significant adjustments to consolidated group statement of cash flows

There were no significant differences to the group statement of cash flows under US GAAP other than additional non-cash disclosures for the measurement of operating right of use assets and lease liabilities.

Description of differences between UK GAAP and US GAAP

a.      Leases

Under UK GAAP, a lessee classifies a lease as either finance or operating. Rentals payable under operating leases, including any lease incentives received, are charged to the statement of comprehensive income on a straight line basis over the lease term. For operating leases, the group was not required to recognise right-of-use assets and lease liabilities on the balance sheet.

Under US GAAP, the lease liability is measured at the present value of the future lease payments, discounted using the interest rate implicit in the lease, if the rate is readily determinable, or the group’s incremental borrowing rate. The incremental borrowing rate represents the risk-adjusted rate on a secured basis, at which the group would borrow funds to satisfy the scheduled lease payments commensurate with the lease term. The right-of-use (“ROU”) asset for operating leases with a lease term greater than 12 months is recognised on the balance sheet and initially measured at the same amount as the lease liability, adjusted for any lease payments made at or before the commencement date, any lease incentives received, and any initial direct costs. The ROU asset is subsequently amortised on a straight line basis over the lease term.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2025

29     Summary of significant differences between UK GAAP and US GAAP (cont.)

b.      Estimated credit losses

Under UK GAAP, financial assets are assessed for indicators of impairment at each reporting end date. An impairment loss is recognised in the statement of comprehensive income when there is objective evidence that, as a result of one or more events that occurred after initial recognition of the financial asset, the estimated future cash flows have been affected.

Under US GAAP, the current expected credit loss (CECL) model is utilized to estimate credit losses on financial assets. The CECL model requires the recognition of an allowance for lifetime expected credit losses upon initial recognition, even if the risk of loss is remote. The estimate of expected credit losses considers current conditions, reasonable and supportable forecasts of future conditions, and historical loss experience.

c.      Income taxes

The tax effects of the adjustments described above are calculated using the standard corporate rate applicable to the subsidiary in which the underlying adjustment arises, and are charged or credited to the consolidated profit and total comprehensive income. The estimated credit losses adjustment relates to Saltire Energy LLC, which is subject to the provisions of the U.A.E Corporate Tax Law, and tax-effected at the standard corporate rate of 9.00%, rather than the UK rate of 25.00% applicable to the parent company.

d.      Non-controlling interests

Non-controlling interests is adjusted for each of the above listed adjustments.

FOXLEY ENERGY LIMITED COMPANY INFORMATION
Directors	Mr M D Loggie
Mr J W Loggie
Mr M D J Loggie Jnr
Secretary	Peterkins Solicitors
Company number	SC539080
Registered office	100 Union Street
Aberdeen
AB10 1QR
Auditor	AAB Audit & Accountancy Limited
Kingshill View
Prime Four Business Park
Kingswells
Aberdeen
AB15 8PU

FOXLEY ENERGY LIMITED DIRECTORS’ RESPONSIBILITIES STATEMENT FOR THE YEAR ENDED 30 JUNE 2026

The directors are responsible for preparing the financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards and applicable law). Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the group and company, and of the profit or loss of the group for that period. In preparing these financial statements, the directors are required to:

•        select suitable accounting policies and then apply them consistently;

•        make judgements and accounting estimates that are reasonable and prudent;

•        prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group and company will continue in business.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the group’s and company’s transactions and disclose with reasonable accuracy at any time the financial position of the group and company and enable them to ensure that the financial statements comply with applicable law. They are also responsible for safeguarding the assets of the group and company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

FOXLEY ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF FOXLEY ENERGY LIMITED

Opinion

We have audited the financial statements of Foxley Energy Limited (the ‘parent company’) and its subsidiaries (the ‘group’) for the year ended 30 June 2026 which comprise the group statement of comprehensive income, the group balance sheet, the company balance sheet, the group statement of changes in equity, the company statement of changes in equity, the group statement of cash flows and notes to the financial statements, including significant accounting policies. The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom Accounting Standards, including Financial Reporting Standard 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland (United Kingdom Generally Accepted Accounting Practice).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Foxley Energy Limited as at 30 June 2026 and the results in the statement of comprehensive income for the years ended 30 June 2026 in accordance with accounting principles generally accepted, being the financial reporting framework referred to above.

Basis for opinion

We conducted our audit in accordance the national auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor responsibilities for the audit of the financial statements section of our report. We are independent of the group in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, including the FRC’s Ethical Standard, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter

As discussed in Note 29 to the financial statements, the Company prepares its financial statements in accordance with United Kingdom Accounting Standards, including Financial Reporting Standard 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (United Kingdom Generally Accepted Accounting Practice), which differs from accounting principles generally accepted in the United States of America. Our opinion is not modified with respect to this matter.

Conclusions relating to going concern

In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate.

Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the group’s and parent company’s ability to continue as a going concern for a period of at least twelve months from when the financial statements are authorised for issue.

Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report.

Other information

The other information comprises the information included in the annual report other than the financial statements and our auditor’s report thereon. The directors are responsible for the other information contained within the annual report. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in our report, we do not express any form of assurance conclusion thereon. Our responsibility is to read the other information and, in doing so, consider whether the other information is materially

FOXLEY ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT (CONTINUED) TO THE MEMBERS OF FOXLEY ENERGY LIMITED

inconsistent with the financial statements or our knowledge obtained in the course of the audit, or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether this gives rise to a material misstatement in the financial statements themselves. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of directors

As explained more fully in the directors’ responsibilities statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the directors are responsible for assessing the parent company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the company or to cease operations, or have no realistic alternative but to do so.

Auditor responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

A further description of our responsibilities for the audit of the financial statements is located on the Financial Reporting Council’s website at: http://www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditor’s report.

Extent to which the audit is considered capable of detecting irregularities, including fraud

Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect material misstatements in respect of irregularities, including fraud. The extent to which our procedures are capable of detecting irregularities, including fraud, is detailed below. We assessed whether the engagement team collectively had the appropriate competence and capabilities to identify or recognise non-compliance with laws and regulations by considering their experience, past performance and support available.

All engagement team members were briefed on relevant identified laws and regulations and potential fraud risks at the planning stage of the audit. Engagement team members were reminded to remain alert to any indications of fraud or non-compliance with laws and regulations throughout the audit.

We obtained an understanding of the legal and regulatory frameworks that are applicable to the group and the parent company and the sector in which they operate, focusing on those provisions that had a direct effect on the determination of material amounts and disclosures in the financial statements. The most relevant frameworks we identified include:

•        Companies Act 2006;

•        UK Tax legislation;

FOXLEY ENERGY LIMITED INDEPENDENT AUDITOR’S REPORT (CONTINUED) TO THE MEMBERS OF FOXLEY ENERGY LIMITED

•        Health and safety regulation; and

•        UK Generally Accepted Accounting Practice.

We identified the greatest risk of material impact on the financial statements from irregularities including fraud to be:

•        Management override of controls to manipulate the group and parent company’s key performance indicators to meet targets;

•        Timing and completeness of revenue recognition;

•        Management judgement applied in calculating provisions; and

•        Compliance with relevant laws and regulations which directly impact the financial statements and those that the group and parent company needs to comply with for the purpose of trading.

Our audit procedures to respond to those risks included:

•        Testing of journal entries and other adjustments for appropriateness;

•        Testing a sample of sales transactions and reviewing revenue recognition around the year end;

•        Evaluating the business rationale of significant transactions outside the normal course of business;

•        Reviewing judgements made by management in their calculation of accounting estimates for potential management bias;

•        Enquiries of management about litigation and claims and inspection of relevant correspondence; and

•        Reviewing legal and professional fees to identify indications of actual or potential litigation, claims and any non-compliance with laws and regulations.

Because of the inherent limitations of an audit, there is a risk that we will not detect all irregularities, including those leading to a material misstatement in the financial statements or non-compliance with regulation. This risk increases the more that compliance with a law or regulation is removed from the events and transactions reflected in the financial statements, as we will be less likely to become aware of instances of non-compliance. The risk is also greater regarding irregularities occurring due to fraud rather than error, as fraud involved intentional concealment, forgery, collusion, omission or misrepresentation.

Use of our report

This report is made solely to the company’s members, as a body. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

AAB Audit & Accountancy Limited	Date: ____________
Registered Auditor	Kingshill View
Prime Four Business Park
Kingswells
Aberdeen
AB15 8PU

FOXLEY ENERGY LIMITED GROUP STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 30 JUNE 2026
	Notes	2026	2025
		£	£
Turnover	3	12,594,343	14,500,030
Cost of sales		(5,825,677)	(7,550,743)
Gross profit		6,768,666	6,949,287
Administrative expenses		(3,164,011)	(1,225,616)
Other operating income		20,723	37,049
Operating profit	4	3,625,378	5,760,720
Interest receivable and similar income	8	186	—
Interest payable and similar expenses	9	(199,475)	(214,033)
Profit before taxation		3,426,089	5,546,687
Tax on profit	10	(964,836)	(1,063,308)
Profit for the financial year	22	2,461,253	4,483,379

Other comprehensive income/(expenditure)
Currency translation differences		597,768	(1,352,883)
Total comprehensive income for the year		3,059,021	3,130,496

Profit for the financial year is attributable to:
– Owners of the parent company		2,049,463	4,047,676
– Non-controlling interests		411,790	435,703
		2,461,253	4,483,379

Total comprehensive income for the year is attributable to:
– Owners of the parent company		2,526,771	2,964,894
– Non-controlling interests		532,250	165,602
		3,059,021	3,130,496

The statement of comprehensive income has been prepared on the basis that all operations are continuing operations.

FOXLEY ENERGY LIMITED GROUP BALANCE SHEET AS AT 30 JUNE 2026
	Notes	2026	2025
		£	£
Fixed assets
Tangible assets	11	36,973,273	28,510,976

Current assets
Stocks	14	617,659	425,177
Debtors	15	6,069,829	9,119,974
Cash at bank and in hand		616,400	1,792,437
		7,303,888	11,337,588
Creditors: amounts falling due within one year	16	(13,357,588)	(12,137,853)
Net current liabilities		(6,053,700)	(800,265)
Total assets less current liabilities		30,919,573	27,710,711
Creditors: amounts falling due after more than one year	17	(227,965)	(545,217)

Provisions for liabilities
Deferred tax liability	19	3,194,971	2,727,878
		(3,194,971)	(2,727,878)
Net assets		27,496,637	24,437,616

Capital and reserves
Called up share capital	21	100	100
Profit and loss reserves	22	23,716,631	21,189,860
Equity attributable to owners of the parent company		23,716,731	21,189,960
Non-controlling interests		3,779,906	3,247,656
		27,496,637	24,437,616

The financial statements were approved by the board of directors and authorised for issue on ____________ and are signed on its behalf by:

Mr J W Loggie
Director

FOXLEY ENERGY LIMITED COMPANY BALANCE SHEET AS AT 30 JUNE 2026
	Notes	2026	2025
		£	£
Fixed assets
Tangible assets	11	20,133,639	20,827,059
Investments	12	16,271	16,271
		20,149,910	20,843,330
Current assets
Debtors	15	955,341	1,362,059
Cash at bank and in hand		631	3,629
		955,972	1,365,688
Creditors: amounts falling due within one year	16	(8,602,602)	(11,386,042)
Net current liabilities		(7,646,630)	(10,020,354)
Total assets less current liabilities		12,503,280	10,822,976
Creditors: amounts falling due after more than one year	17	(8,923)	(110,254)

Provisions for liabilities
Deferred tax liability	19	3,194,971	2,727,878
		(3,194,971)	(2,727,878)
Net assets		9,299,386	7,984,844

Capital and reserves
Called up share capital	21	100	100
Profit and loss reserves	22	9,299,286	7,984,744
Total equity		9,299,386	7,984,844

The company has not presented its own profit and loss account and related notes. The company’s profit for the year was £1,314,542 (2025 — £2,334,772 profit).

The financial statements were approved by the board of directors and authorised for issue on ____________ and are signed on its behalf by:

Mr J W Loggie
Director

Company Registration No. SC539080

FOXLEY ENERGY LIMITED GROUP STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 JUNE 2026
	Notes	Share capital	Profit and loss reserves	Total controlling interest	Non- controlling interest	Total
		£	£	£	£	£
Balance at 1 July 2024		100	18,224,966	18,225,066	3,082,054	21,307,120

Year ended 30 June 2025:
Profit for the year		—	4,047,676	4,047,676	435,703	4,483,379
Other comprehensive expenditure:
Currency translation differences		—	(1,352,883)	(1,352,883)	—	(1,352,883)
Amounts attributable to non-controlling interests		—	270,101	270,101	(270,101)	—
Total comprehensive income for the year		—	2,964,894	2,964,894	165,602	3,130,496
Balance at 30 June 2025		100	21,189,860	21,189,960	3,247,656	24,437,616

Year ended 30 June 2026:
Profit for the year		—	2,049,463	2,049,463	411,790	2,461,253
Other comprehensive income:
Currency translation differences		—	597,768	597,768	—	597,768
Amounts attributable to non-controlling interests		—	(120,460)	(120,460)	120,460	—
Total comprehensive income for the year		—	2,526,771	2,526,771	532,250	3,059,021
Balance at 30 June 2026		100	23,716,631	23,716,731	3,779,906	27,496,637

FOXLEY ENERGY LIMITED COMPANY STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 JUNE 2026
	Notes	Share capital	Profit and loss reserves	Total
		£	£	£
Balance at 1 July 2024		100	5,649,972	5,650,072

Year ended 30 June 2025:
Profit and total comprehensive income for the year		—	2,334,772	2,334,772
Balance at 30 June 2025		100	7,984,744	7,984,844

Year ended 30 June 2026:
Profit and total comprehensive income for the year		—	1,314,542	1,314,542
Balance at 30 June 2026		100	9,299,286	9,299,386

FOXLEY ENERGY LIMITED GROUP STATEMENT OF CASH FLOWS FOR THE YEAR ENDED 30 JUNE 2026
	Notes	2026	2025
		£	£
Cash flows from operating activities
Cash generated from operations	27	7,880,556	7,807,978
Interest paid		(199,475)	(214,033)
Income taxes paid		(436,045)	(271,936)
Net cash inflow from operating activities		7,245,036	7,322,009

Investing activities
Purchase of tangible fixed assets		(8,398,223)	(4,567,413)
Proceeds on disposal of tangible fixed assets		992,460	1,267,713
Interest received		186	—
Net cash used in investing activities		(7,405,577)	(3,299,700)

Financing activities
Payment of finance leases obligations		(1,078,647)	(2,466,550)
Net cash used in financing activities		(1,078,647)	(2,466,550)
Net (decrease)/increase in cash and cash equivalents		(1,239,188)	1,555,759
Cash and cash equivalents at beginning of year		1,792,437	256,352
Effect of foreign exchange rates		63,151	(19,674)
Cash and cash equivalents at end of year		616,400	1,792,437

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

1       Accounting policies

Company information

Foxley Energy Limited (“the company”) is a private limited company domiciled and incorporated in Scotland. The registered office is 100 Union Street, Aberdeen, Scotland, AB10 1QR.

The group consists of Foxley Energy Limited and all of its subsidiaries.

1.1    Accounting convention

These financial statements have been prepared in accordance with FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (“FRS 102”) and the requirements of the Companies Act 2006.

The financial statements are prepared in sterling, which is the functional currency of the company. Monetary amounts in these financial statements are rounded to the nearest £.

The financial statements have been prepared under the historical cost convention. The principal accounting policies adopted are set out below.

The company is a qualifying entity for the purposes of FRS 102, being a member of a group where the parent of that group prepares publicly available consolidated financial statements, including this company, which are intended to give a true and fair view of the assets, liabilities, financial position and profit or loss of the group. The company has therefore taken advantage of exemptions from the following disclosure requirements for parent company information presented within the consolidated financial statements (where applicable):

•        Section 7 ‘Statement of Cash Flows’:    Presentation of a statement of cash flow and related notes and disclosures;

•        Section 11 ‘Basic Financial Instruments’ and Section 12 ‘Other Financial Instrument Issues:    Interest income/expense and net gains/losses for financial instruments not measured at fair value; basis of determining fair values; details of collateral, loan defaults or breaches, details of hedges, hedging fair value changes recognised in profit or loss and in other comprehensive income;

•        Section 33 ‘Related Party Disclosures’:    Compensation for key management personnel.

1.2    Basis of consolidation

The consolidated group financial statements consist of the financial statements of the parent company Foxley Energy Limited together with all entities controlled by the parent company (its subsidiaries).

All financial statements are made up to 30 June 2026. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with those used by other members of the group.

All intra-group transactions, balances and unrealised gains on transactions between group companies are eliminated on consolidation. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Subsidiaries are consolidated in the group’s financial statements from the date that control commences until the date that control ceases.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

1       Accounting policies (cont.)

1.3    Going concern

At the time of approving the financial statements, the directors have a reasonable expectation that the group has adequate resources to continue in operational existence for the foreseeable future. Thus the directors continue to adopt the going concern basis of accounting in preparing the financial statements.

1.4    Turnover

Turnover represents net income receivable from the sale and rental of drilling equipment.

Turnover from the sale of drilling equipment is recognised when the significant risks and rewards of ownership of the goods have passed to the buyer, the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the entity and the costs incurred or to be incurred in respect of the transaction can be measured reliably. Turnover in respect of the rental of drilling equipment is recognised on a straight line basis over the rental period.

1.5    Tangible fixed assets

Tangible fixed assets are initially measured at cost and subsequently measured at cost, net of depreciation and any impairment losses.

Depreciation is recognised so as to write off the cost of assets less their residual values over their useful lives on the following bases:

Rental plant and equipment	see below
Non-rental plant and equipment	10% straight line
Fixtures and fittings	25% straight line
Motor vehicles	25% straight line

The group depreciates its rental plant and equipment following an assessment of the depreciable amount of the underlying assets. Where the depreciable amount is above zero, the group depreciates this element on a 25% straight line basis. Rental plant and equipment includes drilling equipment that the group rents to its customers. These assets are continually refurbished to a very high standard on return from hire and this is reflected in the high residual values and in the absence of a depreciation charge on certain equipment. The directors believe this approach fairly reflects the consumption of economic benefits in relation to certain rental assets. Refurbishment costs are charged to the statement of comprehensive income.

The gain or loss arising on the disposal of an asset is determined as the difference between the sale proceeds and the carrying value of the asset, and is recognised in the statement of comprehensive income.

1.6    Fixed asset investments

In the parent company financial statements, investments in subsidiaries are initially measured at cost and subsequently measured at cost less any accumulated impairment losses.

A subsidiary is an entity controlled by the group. Control is the power to govern the financial and operating policies of the entity so as to obtain benefits from its activities.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

1       Accounting policies (cont.)

1.7    Impairment of fixed assets

At each reporting period end date, the group reviews the carrying amounts of its tangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in the statement of comprehensive income.

Recognised impairment losses are reversed if, and only if, the reasons for the impairment loss have ceased to apply. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in the statement of comprehensive income.

1.8    Stocks

Stocks are stated at the lower of cost and estimated selling price less costs to complete and sell. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the stocks to their present location and condition.

At each reporting date, an assessment is made for impairment. Any excess of the carrying amount of stocks over its estimated selling price less costs to complete and sell is recognised as an impairment loss in the statement of comprehensive income. Reversals of impairment losses are also recognised in the statement of comprehensive income.

1.9    Cash and cash equivalents

Cash and cash equivalents are basic financial assets and include cash in hand and deposits held at call with banks.

1.10  Financial instruments

The group has elected to apply the provisions of Section 11 ‘Basic Financial Instruments’ and Section 12 ‘Other Financial Instruments Issues’ of FRS 102 to all of its financial instruments.

Financial instruments are recognised in the group’s balance sheet when the group becomes party to the contractual provisions of the instrument.

Financial assets and liabilities are offset and the net amounts presented in the financial statements when there is a legally enforceable right to set off the recognised amounts and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

1       Accounting policies (cont.)

Basic financial assets

Basic financial assets, which include certain debtors and cash and bank balances, are initially measured at transaction price including transaction costs and are subsequently carried at amortised cost using the effective interest method unless the arrangement constitutes a financing transaction, where the transaction is measured at the present value of the future receipts discounted at a market rate of interest. Financial assets classified as receivable within one year are not amortised.

Impairment of financial assets

Financial assets are assessed for indicators of impairment at each reporting end date.

Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows have been affected. If an asset is impaired, the impairment loss is the difference between the carrying amount and the present value of the estimated cash flows discounted at the asset’s original effective interest rate. The impairment loss is recognised in the statement of comprehensive income.

If there is a decrease in the impairment loss arising from an event occurring after the impairment was recognised, the impairment is reversed. The reversal is such that the current carrying amount does not exceed what the carrying amount would have been, had the impairment not previously been recognised. The impairment reversal is recognised in the statement of comprehensive income.

Derecognition of financial assets

Financial assets are derecognised only when the contractual rights to the cash flows from the asset expire or are settled, or when the group transfers the financial asset and substantially all the risks and rewards of ownership to another entity, or if some significant risks and rewards of ownership are retained but control of the asset has transferred to another party that is able to sell the asset in its entirety to an unrelated third party.

Classification of financial liabilities

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the group after deducting all of its liabilities.

Basic financial liabilities

Basic financial liabilities, including certain creditors and loans from related party undertakings, are initially recognised at transaction price unless the arrangement constitutes a financing transaction, where the debt instrument is measured at the present value of the future payments discounted at a market rate of interest. Financial liabilities classified as payable within one year are not amortised.

Debt instruments are subsequently carried at amortised cost, using the effective interest rate method.

Trade creditors are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Amounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Trade creditors are recognised initially at transaction price and subsequently measured at amortised cost using the effective interest method.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

1       Accounting policies (cont.)

Derecognition of financial liabilities

Financial liabilities are derecognised when the group’s contractual obligations expire or are discharged or cancelled.

1.11  Equity instruments

Equity instruments issued by the group are recorded at the proceeds received, net of transaction costs. Dividends payable on equity instruments are recognised as liabilities once they are no longer at the discretion of the group.

1.12  Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the statement of comprehensive income because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting end date.

Deferred tax

Deferred tax liabilities are generally recognised for all timing differences and deferred tax assets are recognised to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Such assets and liabilities are not recognised if the timing difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each reporting end date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the statement of comprehensive income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset if, and only if, there is a legally enforceable right to offset current tax assets and liabilities and the deferred tax assets and liabilities relate to taxes levied by the same tax authority.

1.13  Employee benefits

The costs of short-term employee benefits are recognised as a liability and an expense, unless those costs are required to be recognised as part of the cost of stock or fixed assets.

The cost of any unused holiday entitlement is recognised in the period in which the employee’s services are received.

Termination benefits are recognised immediately as an expense when the company is demonstrably committed to terminate the employment of an employee or to provide termination benefits.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

1       Accounting policies (cont.)

1.14  Retirement benefits

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due.

1.15  Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessees. All other leases are classified as operating leases.

Assets held under finance leases are recognised as assets at the lower of the asset’s fair value at the date of inception and the present value of the minimum lease payments. The related liability is included in the balance sheet as a finance lease obligation. Lease payments are treated as consisting of capital and interest elements. The interest is charged to profit or loss so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Rentals payable under operating leases, including any lease incentives received, are charged to the statement of comprehensive income on a straight line basis over the term of the relevant lease except where another more systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

1.16  Foreign exchange

Transactions in currencies other than pounds sterling are recorded at the rates of exchange prevailing at the dates of the transactions. At each reporting end date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the reporting end date. Gains and losses arising on translation in the period are included in the statement of comprehensive income.

The financial statements of overseas subsidiary undertakings are translated at the rate of exchange ruling at the balance sheet date. The exchange difference arising on the retranslation of opening net assets is taken to reserves through other comprehensive income. The income and expenditure of foreign operations are translated at an average rate for the period where this rate approximates to the foreign exchange rates ruling at the dates of the transactions. Exchange differences arising from this translation of foreign operations are taken to reserves through other comprehensive income.

2       Judgements and key sources of estimation uncertainty

In the application of the group’s accounting policies, the directors are required to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised where the revision affects only that period, or in the period of the revision and future periods where the revision affects both current and future periods.

Key sources of estimation uncertainty

The estimates and assumptions which have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities are as follows.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

2       Judgements and key sources of estimation uncertainty (cont.)

Carrying value of rental plant & equipment

Rental plant and equipment includes drilling equipment that the group rents to its customers. These assets are continually refurbished to a very high standard on return from hire and this amongst other factors is reflected in their high residual values and low depreciation. The assessment of residual value requires the directors to exercise judgement including an annual reassessment based on current market conditions.

The carrying value of plant and equipment, which includes the group’s rental plant and equipment, is outlined in the fixed asset note at note 11.

Amounts due from related parties

Amounts owed from related parties are stated in the accounts at their transaction price less any appropriate provision for irrecoverable amounts. In determining if a provision is required, the directors exercise judgement, considering any specific indicators that the recoverability of the balance may be in doubt.

Details of amounts owed to the group from related parties is outlined at note 15.

3       Turnover and other revenue

	2026	2025
	£	£
Turnover analysed by class of business
Sale and hire rental of drilling equipment	12,594,343	14,500,030
	2026	2025
	£	£
Turnover analysed by geographical market
UK	1,558,351	1,988,775
Middle East	10,152,847	12,043,738
Far East	883,145	366,168
Europe	—	101,349
	12,594,343	14,500,030
	2026	2025
	£	£
Other significant revenue
Interest income	186	—
Sundry income	20,723	37,049

4       Operating profit

	2026	2025
	£	£
Operating profit for the year is stated after charging/(crediting):
Exchange differences	149,695	(603,661)
Depreciation of owned tangible fixed assets	41,560	33,595
Profit on disposal of tangible fixed assets	(115,121)	(147,643)

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

5       Auditor’s remuneration

	2026	2025
	£	£
Fees payable to the company’s auditor and associates:

For audit services
Audit of the financial statements of the group and company	35,500	30,576

6       Employees

The average monthly number of persons (including directors) employed by the group and company during the year was:

	Group		Company
	2026	2025	2026	2025
	Number	Number	Number	Number
Production staff	40	30	—	—
Management	3	3	3	3
Total	43	33	3	3

Their aggregate remuneration comprised:

	Group		Company
	2026	2025	2026	2025
	£	£	£	£
Wages and salaries	1,327,410	1,306,704	—	—
Social security costs	36,210	—	—	—
Pension costs	13,187	2,310	—	—
	1,376,807	1,309,014	—	—

7       Directors’ remuneration

No company director received remuneration from the group during the current or prior reporting period.

8       Interest receivable and similar income

	2026	2025
	£	£
Interest income
Other interest income	186	—

9       Interest payable and similar expenses

	2026	2025
	£	£
Interest on finance leases and hire purchase contracts	199,475	214,033

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

10     Taxation

	2026	2025
	£	£
Current tax
Foreign current tax on profits for the current period	446,984	321,215
Adjustments in foreign tax in respect of prior periods	50,759	—
Total current tax	497,743	321,215

Deferred tax
Origination and reversal of timing differences	445,763	742,093
Adjustment in respect of prior periods	21,330	—
Total deferred tax	467,093	742,093
Total tax charge	964,836	1,063,308

The actual charge for the year can be reconciled to the expected charge for the year based on the profit or loss and the standard rate of tax as follows:

	2026	2025
	£	£
Profit before taxation	3,426,089	5,546,687

Expected tax charge based on the standard rate of corporation tax in the UK of 25.00% (2025: 25.00%)	856,522	1,386,672
Tax effect of expenses that are not deductible in determining taxable profit	405	136
Change in unrecognised deferred tax assets	207,774	9,006
Adjustments in respect of prior years	50,759	—
Effect of overseas tax rates	(172,547)	(302,102)
Deferred tax adjustments in respect of prior years	21,330	—
Other tax adjustments, reliefs and transfers	593	(30,404)
Taxation charge	964,836	1,063,308

11     Tangible fixed assets

Group	Plant and equipment	Fixtures and fittings	Motor vehicles	Total
	£	£	£	£
Cost
At 1 July 2025	28,636,908	24,177	18,255	28,679,340
Additions	8,726,898	39,175	181,246	8,947,319
Disposals	(877,339)	—	—	(877,339)
Exchange adjustments	438,509	(5,227)	651	433,933
At 30 June 2026	36,924,976	58,125	200,152	37,183,253

Depreciation and impairment
At 1 July 2025	133,319	16,790	18,255	168,364
Depreciation charged in the year	32,822	7,228	1,510	41,560
Exchange adjustments	4,924	(5,518)	650	56
At 30 June 2026	171,065	18,500	20,415	209,980

Carrying amount
At 30 June 2026	36,753,911	39,625	179,737	36,973,273
At 30 June 2025	28,503,589	7,387	—	28,510,976

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

11     Tangible fixed assets (cont.)

Company	Plant and equipment
£
Cost
At 1 July 2025	20,827,059
Additions	42,839
Disposals	(734,117)
At 30 June 2026	20,135,781

Depreciation and impairment
At 1 July 2025	—
Depreciation charged in the year	2,142
At 30 June 2026	2,142

Carrying amount
At 30 June 2026	20,133,639
At 30 June 2025	20,827,059

The net carrying value of tangible fixed assets includes the following in respect of assets held under finance leases or hire purchase contracts.

	Group		Company
	2026	2025	2026	2025
	£	£	£	£
Plant and equipment	2,510,401	5,548,652	2,148,682	5,548,652
Motor vehicles	179,737	—	—	—
	2,690,138	5,548,652	2,148,682	5,548,652

12     Fixed asset investments

		Group		Company
	Notes	2026	2025	2026	2025
		£	£	£	£
Investments in subsidiaries	13	—	—	16,271	16,271
Movements in fixed asset investments Company	Shares in subsidiaries
£
Cost
At 1 July 2025 and 30 June 2026	16,271

Carrying amount
At 30 June 2026	16,271
At 30 June 2025	16,271

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

13     Subsidiaries

Details of the company’s subsidiaries at 30 June 2026 are as follows:

Name of undertaking	Registered office	Class of shares held	% Held
			Direct	Indirect
Saltire Energy LLC	P.O. Box: 53161, Abu Dhabi, U.A.E	Ordinary	49.00	—
Saltire Energy Tubular Services Limited	100 Union Street, Aberdeen, AB10 1QR	Ordinary	100.00	—
Saltire Energy Europe SRL	SOS. BUCURESTI-PLOIESTI NR. 19-21 ET. 6, SECTORUL 1 Bucuresti, Bucuresti Romania	Ordinary	100.00	—
Saltire Energy Company	3141 Anas Ibn Malik Rd, Al Malqa, Riyadh 13521, Saudi Arabia	Ordinary	—	49.00

While legal ownership of Saltire Energy LLC and its subsidiary Saltire Energy Company is at 49%, Foxley Energy Limited is entitled to 80% of the economic benefits of ownership and has the power to govern the financial and operating policies of the entity so as to obtain these economic benefits.

14     Stocks

	Group		Company
	2026	2025	2026	2025
	£	£	£	£
Finished goods and goods for resale	617,659	425,177	—	—

15     Debtors

	Group		Company
Amounts falling due within one year:	2026	2025	2026	2025
	£	£	£	£
Trade debtors	3,666,445	6,184,391	—	—
Corporation tax recoverable	—	83,362	—	—
Amounts owed by group undertakings	—	—	291,045	—
Amounts owed by related party undertakings	1,012,046	1,360,709	662,946	1,360,709
Other debtors	322,330	74,138	100	100
Prepayments and accrued income	1,069,008	1,417,374	1,250	1,250
	6,069,829	9,119,974	955,341	1,362,059

Amounts owed by group and related party undertakings are interest free and have no formal repayment date.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

16     Creditors: amounts falling due within one year

		Group		Company
	Notes	2026	2025	2026	2025
		£	£	£	£
Obligations under finance leases	18	406,221	1,053,483	131,673	1,053,483
Trade creditors		1,203,154	1,236,611	428	35,040
Amounts owed to group undertakings		—	—	—	2,789,221
Amounts owed to related party undertakings		10,389,758	8,768,190	8,355,525	7,199,303
Corporation tax payable		181,689	203,353	—	—
Other taxation and social security		35,506	289,021	65,890	258,996
Other creditors		7,624	186,430	—	—
Accruals and deferred income		1,133,636	400,765	49,086	49,999
		13,357,588	12,137,853	8,602,602	11,386,042

Obligations under finance lease agreements are secured by floating charges over the assets held under these agreements.

Amounts owed to group and related party undertakings are interest free and have no formal repayment date.

17     Creditors: amounts falling due after more than one year

		Group		Company
	Notes	2026	2025	2026	2025
		£	£	£	£
Obligations under finance leases	18	227,965	110,254	8,923	110,254
Other creditors		—	434,963	—	—
		227,965	545,217	8,923	110,254

Other creditors in the comparative reporting period related to a director’s loan. Details of movements in the year are outlined at note 26.

Obligations under finance lease agreements are secured by floating charges over the assets held under these agreements.

18     Finance lease obligations

	Group		Company
	2026	2025	2026	2025
	£	£	£	£
Future minimum lease payments due under finance leases:
Within one year	406,221	1,053,483	131,673	1,053,483
In two to five years	227,965	110,254	8,923	110,254
	634,186	1,163,737	140,596	1,163,737

Finance lease payments represent rentals payable by the company or group for certain items of plant and equipment and motor vehicles. Leases include purchase options at the end of the lease period, and no restrictions are placed on the use of the assets. The average lease term is 4 years. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

19     Deferred taxation

The following are the major deferred tax liabilities and assets recognised by the group and company, and movements thereon:

Group	Liabilities 2026	Liabilities 2025
	£	£
Accelerated capital allowances	4,326,338	3,612,894
Tax losses	(1,131,045)	(885,016)
Other timing differences	(322)	—
	3,194,971	2,727,878
Company	Liabilities 2026	Liabilities 2025
	£	£
Accelerated capital allowances	4,160,479	3,612,894
Tax losses	(965,508)	(885,016)
	3,194,971	2,727,878
Movements in the year:	Group 2026	Company 2026
	£	£
Liability at 1 July 2025	2,727,878	2,727,878
Charge to profit or loss	467,093	467,093
Liability at 30 June 2026	3,194,971	3,194,971

The group has estimated UK tax losses of £5.4m (2025 — £3.5m) available for offset against future trading profits.

20     Retirement benefit schemes

Defined contribution schemes	2026	2025
	£	£
Charge to profit or loss in respect of defined contribution schemes	13,187	2,310

A defined contribution pension scheme is operated for all qualifying employees. The assets of the scheme are held separately from those of the group in an independently administered fund.

21     Share capital

Group and company	2026	2025	2026	2025
	Number	Number	£	£
Ordinary share capital
Issued and fully paid
Ordinary shares of £1 each	100	100	100	100

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

22     Reserves

Profit and loss reserves

Profit and loss reserves represent the total comprehensive income for the year and prior periods less dividends paid.

23     Financial commitments, guarantees and contingent liabilities

The company is party to an unlimited cross guarantee alongside Saltire Energy Limited, Saltire Pressure Control Limited, Saltire Drilling Tools Limited and Saltire Energy LLC. The potential liability to the company at 30 June 2026 was £nil (2025 — £nil) relating to the borrowings of other entities party to the cross guarantee.

24     Capital commitments

Amounts contracted for but not provided in the financial statements:

	Group		Company
	2026	2025	2026	2025
	£	£	£	£
Acquisition of tangible fixed assets	129,643	—	—	—

25     Related party transactions

Transactions with related parties

During the year the group entered into the following transactions with related parties:

	Sales and recharges		Purchases and recharges
	2026	2025	2026	2025
	£	£	£	£
Group
Other related parties	2,528,111	3,774,433	1,188,825	3,818,999

Company
Entities over which the company has control, joint control or significant influence	1,007,567	1,143,440	—	—
Other related parties	1,789,268	2,740,243	42,839	2,126

Sales and recharges to other related parties include £113,970 (2025 — £989,874) in respect of tangible fixed assets sold by the company and group.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

25     Related party transactions (cont.)

Sales and recharges to entities over which the company has control, joint control or significant influence include £479,388 (2025 — £Nil) in respect of tangible fixed assets sold by the company to subsidiary undertakings not wholly owned.

	Rent paid		Purchase of assets
	2026	2025	2026	2025
	£	£	£	£
Group
Other related parties	282,333	120,000	6,469,452	1,712,155

The following amounts were outstanding at the reporting end date:

Amounts due to related parties	2026	2025
	£	£
Group
Other related parties	10,389,758	8,768,190

Company
Other related parties	8,355,525	7,199,303

The following amounts were outstanding at the reporting end date:

Amounts due from related parties	2026 Balance	2025 Balance
	£	£
Group
Other related parties	1,012,046	1,360,709

Company
Other related parties	662,946	1,360,709

Other information

The company has taken advantage of disclosure exemptions available under Section 33 of FRS 102 whereby it has not disclosed transactions entered into with any wholly-owned subsidiary of the group.

26     Directors’ transactions

An interest free loan has been granted by a director to the group as follows:

Description	% Rate	Opening balance	Amounts repaid	Closing balance
		£	£	£
Director’s Loan	—	434,963	(434,963)	—
		434,963	(434,963)	—

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

27     Cash generated from group operations

	2026	2025
	£	£
Profit for the year after tax	2,461,253	4,483,379

Adjustments for:
Taxation charged	964,836	1,063,308
Finance costs	199,475	214,033
Investment income	(186)	—
Gain on disposal of tangible fixed assets	(115,121)	(147,643)
Depreciation and impairment of tangible fixed assets	41,560	33,595
Currency translation differences	100,740	(736,937)

Movements in working capital:
Increase in stocks	(192,482)	(85,260)
Decrease/(increase) in debtors	2,966,783	(1,661,118)
Increase in creditors	1,453,698	4,644,621
Cash generated from operations	7,880,556	7,807,978

28     Analysis of changes in net funds/(debt) — group

	1 July 2025	Cash flows	New finance leases	Exchange rate movements	30 June 2026
	£	£	£	£	£
Cash at bank and in hand	1,792,437	(1,239,188)	—	63,151	616,400
Obligations under finance leases	(1,163,737)	1,078,647	(549,096)	—	(634,186)
	628,700	(160,541)	(549,096)	63,151	(17,786)

29     Summary of significant differences between UK GAAP and US GAAP

The consolidated group financial statements have been prepared in accordance with generally accepted accounting practice in the United Kingdom (“UK GAAP”) defined as FRS 102 in Note 1.1, which differ in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). A description of the differences and their effects on the group’s profit and total comprehensive income and total equity are set out below.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

29     Summary of significant differences between UK GAAP and US GAAP (cont.)

Significant adjustments to consolidated profit and total comprehensive income

Effect of differences between UK GAAP and US GAAP on the group’s profit and total comprehensive income for the year ended 30 June 2026 and 2025:

	References	2026	2025
		£	£
Profit for the consolidated statement of comprehensive income in accordance with UK GAAP		2,461,253	4,483,379
US GAAP adjustments – increase/(decrease) due to:
Bad debt provision	b	786,092	161,412
Income taxes	c	(70,748)	(14,527)
		715,344	146,885

Profit in accordance with US GAAP		3,176,597	4,630,264

Total comprehensive income in accordance with UK GAAP		3,059,021	3,130,496
US GAAP adjustments		715,344	146,885
Total comprehensive income in accordance with US GAAP		3,774,365	3,277,381

Non-controlling interests – US GAAP adjustments	d	143,236	27,406

Profit for the fiscal year is attributable to:
– Owners of the parent company		2,621,571	4,167,155
– Non-controlling interests		555,026	463,109
		3,176,597	4,630,264

Total comprehensive income for the fiscal year is attributable to:
– Owners of the parent company		3,098,879	3,084,373
– Non-controlling interests		675,486	193,008
		3,774,365	3,277,381

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

29     Summary of significant differences between UK GAAP and US GAAP (cont.)

Significant adjustments to consolidated group balance sheet and statement of changes in equity

Effect of differences between UK GAAP and US GAAP on the group’s total equity at 30 June 2026 and 2025:

	References	2026	2025
		£	£
Total equity for the consolidated group balance sheet in accordance with UK GAAP		27,496,637	24,437,616
US GAAP adjustments:
Tangible fixed assets	a	627,453	774,173
Creditors: amounts falling due within one year	a	(228,722)	(220,721)
Creditors: amounts falling due after more than one year	a	(313,500)	(471,202)
Prepayments	a	(85,538)	(79,636)
Trade debtors	b	(56,154)	(846,446)
Income taxes	c	3,511	74,259
		(52,950)	(769,873)
Total equity in accordance with US GAAP		27,433,687	23,667,743

Non-controlling interests – US GAAP adjustments	d	(6,932)	(154,449)

Equity attributable to owners of the parent company		23,670,713	20,574,536
Non-controlling interests		3,772,974	3,093,207
		27,443,687	23,667,743

Significant adjustments to consolidated group statement of cash flows

There were no significant differences to the group statement of cash flows under US GAAP other than additional non-cash disclosures for the measurement of operating right of use assets and lease liabilities.

Description of differences between UK GAAP and US GAAP

a.      Leases

Under UK GAAP, a lessee classifies a lease as either finance or operating. Rentals payable under operating leases, including any lease incentives received, are charged to the statement of comprehensive income on a straight line basis over the lease term. For operating leases, the group was not required to recognise right-of-use assets and lease liabilities on the balance sheet.

Under US GAAP, the lease liability is measured at the present value of the future lease payments, discounted using the interest rate implicit in the lease, if the rate is readily determinable, or the group’s incremental borrowing rate. The incremental borrowing rate represents the risk-adjusted rate on a secured basis, at which the group would borrow funds to satisfy the scheduled lease payments commensurate with the lease term. The right-of-use (“ROU”) asset for operating leases with a lease term greater than 12 months is recognised on the balance sheet and initially measured at the same amount as the lease liability, adjusted for any lease payments made at or before the commencement date, any lease incentives received, and any initial direct costs. The ROU asset is subsequently amortised on a straight-line basis over the lease term.

FOXLEY ENERGY LIMITED NOTES TO THE GROUP FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2026

29     Summary of significant differences between UK GAAP and US GAAP (cont.)

b.      Estimated credit losses

Under UK GAAP, financial assets are assessed for indicators of impairment at each reporting end date. An impairment loss is recognised in the statement of comprehensive income when there is objective evidence that, as a result of one or more events that occurred after initial recognition of the financial asset, the estimated future cash flows have been affected.

Under US GAAP, the current expected credit loss (CECL) model is utilized to estimate credit losses on financial assets. The CECL model requires the recognition of an allowance for lifetime expected credit losses upon initial recognition, even if the risk of loss is remote. The estimate of expected credit losses considers current conditions, reasonable and supportable forecasts of future conditions, and historical loss experience.

c.      Income taxes

The tax effects of the adjustments described above are calculated using the standard corporate rate applicable to the subsidiary in which the underlying adjustment arises and are charged or credited to the consolidated profit and total comprehensive income. The estimated credit losses adjustment relates to Saltire Energy LLC, which is subject to the provisions of the U.A.E Corporate Tax Law, and tax-effected at the standard corporate rate of 9.00%, rather than the UK rate of 25.00% applicable to the parent company.

d.      Non-controlling interests

Non-controlling interests are adjusted for each of the above listed adjustments.

ANNEX A

SHARE PURCHASE AGREEMENT

by and among

DRILLING TOOLS INTERNATIONAL CORPORATION,

CASING TECHNOLOGIES GROUP LIMITED,

SALTIRE ENERGY LIMITED,

FOXLEY ENERGY LIMITED,

THE SELLERS PARTY HERETO,

and

THE SELLER REPRESENTATIVE

Dated as of October 8, 2026

Annex A Page Nos.
ARTICLE I DEFINITIONS		A-1

ARTICLE II SALE AND PURCHASE		A-1

2.1	Purchase and Sale of the Company Capital Stock; Purchase Price	A-1
2.2	Closing Payments	A-2
2.3	Leakage	A-2
2.4	Settlement of Consideration	A-3

ARTICLE III CLOSING AND DELIVERIES		A-4

3.1	Closing	A-4
3.2	Deliveries by the Sellers or the Companies	A-4
3.3	Deliveries by Buyer and Parent	A-5

ARTICLE IV WARRANTIES REGARDING THE COMPANIES AND THEIR SUBSIDIARIES		A-6

4.1	Organization and Standing	A-6
4.2	Capitalization	A-6
4.3	Subsidiaries	A-7
4.4	Authority, Validity and Effect	A-7
4.5	Financial Statements	A-7
4.6	Taxes	A-8
4.7	Title to Personal Property	A-11
4.8	Real Property	A-11
4.9	Compliance with Laws	A-11
4.10	Permits	A-12
4.11	Employee Benefit Plans	A-12
4.12	Material Contracts	A-13
4.13	Legal Proceedings	A-14
4.14	Intellectual Property	A-15
4.15	Cyber Security	A-16
4.16	Insurance	A-16
4.17	Personnel	A-16
4.18	Environmental Matters	A-18
4.19	Conduct of Business in Ordinary Course	A-18
4.20	No Brokers	A-18
4.21	Customers and Suppliers	A-18
4.22	Related Persons Transactions	A-19
4.24	No Undisclosed Liabilities	A-19

ARTICLE V WARRANTIES OF THE SELLERS		A-19

5.1	Authority; Enforceability; Title	A-19
5.2	Solvency	A-20
5.3	Legal Proceedings	A-21
5.4	Consents	A-21
5.5	No Brokers	A-21
5.6	No Conflicts	A-21

Annex A-i

Annex A Page Nos.
ARTICLE VI WARRANTIES OF BUYER AND PARENT		A-21

6.1	Securities Matters	A-21
6.2	Organization and Standing	A-21
6.3	Authorization, Validity and Effect	A-22
6.4	No Conflict; Required Filings and Consents	A-22
6.5	Legal Proceedings	A-22
6.6	No Brokers	A-22
6.7	Due Diligence	A-22
6.8	Independent Investigation; Acknowledgments; Non-Reliance	A-22
6.9	Sanctions Laws	A-23
6.10	Anti-Corruption Laws	A-23
6.11	Reports	A-23

ARTICLE VII COVENANTS AND AGREEMENTS		A-25

7.1	Interim Operations	A-25
7.3	Historic Scottish Leases	A-27
7.4	Reasonable Access; Confidentiality	A-27
7.5	Publicity	A-28
7.6	Records	A-28
7.7	W&I Insurance	A-28
7.8	Continuing Indemnification for Companies Actors	A-29
7.9	Reasonable Efforts	A-29
7.10	Cooperation and Payoff Letters	A-29
7.12	No Shop	A-30
7.13	Parent Stockholder Meeting; Proxy Statement	A-30
7.14	Financial Information	A-32
7.15	Leased Real Properties	A-32
7.16	EBT Tax Liability	A-32

ARTICLE VIII CONDITIONS TO CLOSING		A-33

8.1	Conditions to Obligations of the Parties	A-33
8.2	Conditions to Obligations of the Buyer	A-33
8.3	Conditions to Obligations of the Sellers	A-33
8.4	Frustration of Closing Conditions	A-34
8.5	Financing Updates	A-34

ARTICLE IX TERMINATION OF AGREEMENT		A-34

9.1	Termination	A-34
9.2	Effect of Termination	A-36
9.3	Expense Reimbursement	A-36

ARTICLE X SURVIVAL; REMEDIES		A-37

10.1	Survival	A-37
10.2	Indemnification	A-37
10.3	Procedures	A-38
10.4	Seller Release	A-38
10.5	Certain Limitations; Exclusive Remedy	A-39

Annex A-ii

Annex A Page Nos.
ARTICLE XI TAX MATTERS		A-40

11.1	Tax Returns	A-40
11.2	Cooperation; Tax Actions	A-40
11.3	Tax Contests	A-40
11.5	Transfer & Stamp Taxes	A-41
11.7	Tax Exclusions	A-42
11.8	Section 338(g) Election	A-43

ARTICLE XII MISCELLANEOUS AND GENERAL		A-44

12.1	Expenses	A-44
12.2	Successors and Assigns	A-44
12.3	[Reserved]	A-45
12.4	Further Assurances	A-45
12.5	Notices	A-45
12.6	Complete Agreement	A-46
12.7	Captions	A-46
12.8	Amendment	A-46
12.9	Waiver	A-46
12.10	Governing Law; Jurisdiction	A-46
12.11	Severability	A-46
12.12	Counterparts	A-47
12.13	Enforcement of Agreement	A-47
12.14	Other Definitional and Interpretive Matters	A-47
12.15	Disclosure	A-48
12.16	Waiver of Transfer Restriction	A-48
12.17	Non-Recourse and Third Parties	A-49
12.18	Privileged Deal Communications	A-49
12.19	Fraud	A-49
12.20	Seller Representative	A-49
12.21	Power of Attorney	A-50

Exhibits

Exhibit A	Definitions
Exhibit B	Settlement Amounts
Exhibit C	Locked Box Accounts
Exhibit D	Information about the Companies
Exhibit E	Agreed Financing Terms
Exhibit F	Permitted Leakage

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as a deed and dated on October 8, 2026 and is entered into by and among Drilling Tools International Corporation, a Delaware corporation (“Parent”), Casing Technologies Group Limited, a private company with limited liability, with its registered office at Unit 4 & 5 Enterprise Drive, Westhill Industrial Estate, Westhill, Scotland, AB32 6TQ, Company Number SC328867 (“Buyer”), Saltire Energy Limited, a private company with limited liability, with its registered office at c/o Peterkins, 100 Union Street, Aberdeen, Aberdeenshire, AB10 1QR Scotland, Company Number SC165384 (“Saltire”), Foxley Energy Limited, a private company with limited liability, with its registered office at 100 Union Street, Aberdeen, AB10 1QR, Scotland, Company Number SC539080 (“Foxley”, and together with Saltire, each a “Company” and collectively, the “Companies”), the respective shareholders of the Companies listed on the signature pages hereto (each a “Seller” and collectively, the “Sellers”), and Jack William Loggie, solely in his capacity as the Seller Representative (as defined herein). Parent, Buyer, the Companies, the Sellers, and the Seller Representative are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the date hereof, the Saltire Sellers collectively own 100% of the issued and outstanding share capital of Saltire, consisting of 1,240 ordinary shares of £1.00 each in the capital of Saltire (the “Saltire Capital Stock”);

WHEREAS, as of the date hereof, the Foxley Sellers collectively own 100% of the issued and outstanding share capital of Foxley, consisting of 100 ordinary shares of £1.00 each in the capital of Foxley (the “Foxley Capital Stock” and together with the Saltire Capital Stock, the “Company Capital Stock”);

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the shares of the Company Capital Stock in exchange for the consideration described herein;

WHEREAS, the respective Governing Bodies of Parent, Buyer and the Companies, and the Sellers, have approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Sellers have executed a lockup and investor rights agreement in the Agreed Form (the “Lockup and Investor Rights Agreement”) dated as of even date herewith, but effective for all purposes as of the Closing, providing for, among other things, (i) customary restrictions on the transfer of DTI Common Stock received by the Sellers pursuant to the Rollover Documents, (ii) participation rights in any secondary offering initiated by Parent, and (iii) board designation and observation rights for the Sellers.

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the Parties intending to be legally bound hereby agree as follows:

ARTICLE I
DEFINITIONS

The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a Section in such Exhibit A are references to such Section of this Agreement, unless otherwise indicated.

ARTICLE II
SALE AND PURCHASE

2.1 Purchase and Sale of the Company Capital Stock; Purchase Price.

(a) Closing Date Consideration. Subject to the terms and conditions of this Agreement, at the Closing: (i) each Seller shall sell, transfer, assign, convey and deliver each share of the Company Capital Stock held by such Seller to Buyer, free and clear of any Liens, (ii) Buyer shall purchase and accept each such share of the Company Capital Stock from each Seller, and (iii) Buyer shall pay to the Sellers, in respect of the Company Capital Stock, an aggregate amount equal to the Adjusted Closing Date Cash Consideration.

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(b) The “Closing Date Consideration” shall be composed of (a) the Closing Date Loan Note Consideration and (b) cash (the “Closing Date Cash Consideration”). The Closing Date Cash Consideration will consist of Sixty Million Two Hundred Eighty-Nine Thousand Eight Hundred Fifty-Six Pounds and Sixty Pence (£60,289,856.60).

(c) Adjustments to the Closing Date Cash Consideration. The Closing Date Cash Consideration shall be adjusted as follows (the Closing Date Cash Consideration, as so adjusted, the “Adjusted Closing Date Cash Consideration”):

(i) the Closing Date Cash Consideration shall be adjusted by the Profit Ticker Amount;

(ii) the Closing Date Cash Consideration shall be reduced by any Known Leakage Amount;

(iii) the Closing Date Cash Consideration shall be decreased by the absolute value of the Agreed Historic Lease Tax Amount; and

(iv) the Closing Date Cash Consideration shall be either (i) decreased by the absolute value of the Agreed EBT Tax Liability Adjustment Amount (to the extent such adjustment is a negative value) or (ii) increased by the absolute value of the Agreed EBT Tax Liability Adjustment Amount (to the extent such adjustment is a positive value).

2.2 Closing Payments. At the Closing, Buyer shall (or, in the case of clause (d) below, Parent and Buyer shall):

(a) (i) on behalf of, and as agent for, the Companies, cause the Company Debt (including, without limitation, any Company Debt incurred after the Locked Box Date which is not Leakage) to be repaid in full to the party or parties set forth therein, pursuant to the corresponding Payoff Letters (other than the Agreed EBT Tax Liability Amount); (ii) on behalf of the Companies, pay the Agreed EBT Tax Liability Amount to His Majesty’s Revenue and Customs in accordance with the payment instructions to be provided by the Seller Representative to Buyer at least three (3) Business Days prior to the Closing Date; and (iii) on behalf of the Companies, pay any Selling Expenses to the Persons entitled thereto in accordance with the invoices and instructions to be delivered by the Companies to Buyer at least three (3) Business Days prior to the Closing Date (provided, that any such Selling Expenses in respect of which there is a requirement to account for UK income tax and/or National Insurance contributions shall be paid to the Companies for further payment to the applicable recipients through the Companies’ payroll);

(b) pay the Adjusted Closing Date Cash Consideration to the Payment Agent Account by wire transfer of immediately available funds (receipt by the Payment Agent of which shall discharge the Buyer from its obligation to pay the Closing Date Cash Consideration to the Sellers), and the Payment Agent shall, upon receipt of the Seller Representative’s instructions, distribute such amount (less the Outstanding Receivables Amount) to each Seller in the proportion set out beside such Seller’s name in Exhibit B (collectively, the “Settlement Amounts”);

(c) issue to each Seller (other than the Trustee Seller), such Seller’s share of the Consideration Loan Notes as set out in Exhibit B; and

(d) give effect to the terms of the Rollover Documents such that the DTI Common Stock is issued to the Sellers (other than the Trustee Seller).

2.3 Leakage.

(a) Leakage Covenant. Each Seller (other than the Trustee Seller) undertakes and covenants to pay Buyer in cash on demand in full without any set-off, counterclaim or deduction an amount equal to: (i) any Leakage received or receivable by such Seller (the “Relevant Seller”) or any of its Related Persons during the Locked Box Period; (ii) interest on the amount referred to in sub-paragraph (i) above at the rate of five per cent. (5.0%) per annum above the base rate from time to time of the Bank of England, such interest to accrue on a daily basis (both before and after any judgment) from the date on which the relevant Leakage occurred to the date of payment in full under this Section 2.3(a); and (iii) all costs and expenses reasonably incurred by Buyer in recovering such amounts, in each case, within ten (10) Business Days of a written demand from Buyer.

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(b) Allocation of Leakage. Any Leakage under paragraphs (b), (d), (e) and (f) of the definition of “Leakage” not directly paid to or received by an individual Seller or any of its Related Persons shall be deemed to have been received by the Sellers (other than the Trustee Seller) and their respective Related Persons in accordance with their Pro Rata Share and, for purposes of Section 2.3(a), Leakage under paragraph (i) of that definition will be treated as having been received by the Seller in respect of the matter to which that Leakage relates.

(c) Leakage Claim Notice. If there is any Leakage to or for the benefit of a Seller or any of its Related Persons during the Locked Box Period which does not constitute a Known Leakage Amount which has already been deducted from the Adjusted Closing Date Cash Consideration pursuant to Section 2.1(c)(ii), no claim shall be brought against a Relevant Seller in respect of such Leakage unless and until the Relevant Seller shall have received from Buyer written notice containing reasonable details (insofar as they are known to Buyer) of the relevant claim including, where known to Buyer, the amount of the claim (or a reasonable estimate thereof), and such claim is brought within twelve (12) months following the Closing Date.

(d) Leakage Undertaking. Each of the Sellers (other than the Trustee Seller) undertakes that: (i) there has been no Leakage during the Locked Box Period other than Permitted Leakage; and (ii) such Seller shall notify Buyer in writing as soon as practicable (and in any event no later than ten (10) Business Days) after such Seller becomes aware of any fact, matter or circumstance which would constitute Leakage having occurred during the Locked Box Period and which may entitle Buyer to bring a Leakage Claim.

(e) Known Leakage Amount. If any Leakage is notified under Section 2.3(a), Section 2.3(d)(ii), or otherwise comes to the attention of Buyer at or prior to Closing and the Relevant Seller agrees: (A) that it is in breach of this Section 2.3 and (B) the amount of such Leakage (the “Known Leakage Amount”), the Adjusted Closing Date Cash Consideration shall be reduced pursuant to Section 2.1(c)(ii) by an amount equal to the aggregate of all such Known Leakage Amounts, which shall discharge each Relevant Seller’s obligation to make payment of such amounts of Leakage under this Section 2.3.

(f) Leakage Relief Saving. In the event that there is, or is reasonably expected to be in the accounting period in which the relevant Leakage occurs, the following accounting period or any prior accounting period, a Leakage Relief Saving arising to Buyer, the Companies or any Subsidiary then the amount of any Leakage to which that Leakage Relief Saving relates shall be reduced (but not below zero) by the amount of such Leakage Relief Saving (less any reasonable costs and expenses (including any liability to Tax other than recoverable VAT) incurred by the Companies or any Subsidiary in realising that Leakage Relief Saving).

(g) Leakage Deemed Reduction. A payment made in accordance with this Section 2.3 shall, to the extent legally possible, be treated as a pro rata reduction in the Closing Date Consideration of that Seller.

(h) Leakage Limitations. For the avoidance of doubt: (i) the provisions of this Section 2.3 shall not be qualified by any matter disclosed in the Disclosure Letter; (ii) the liability of the Sellers for any Leakage Claim shall not be limited or qualified in any respect by the provisions of Article X (other than as expressly set forth in this Section 2.3); and (iii) nothing in this Section 2.3 shall have the effect of limiting or excluding any liability as a result of Fraud. The Sellers’ (other than the Trustee Seller) liability for any Leakage shall be joint and several.

2.4 Settlement of Consideration. Notwithstanding anything in this Agreement to the contrary, subject to the actual payment by Buyer of the amounts required to be paid to the Sellers (or the Payment Agent) pursuant to this Agreement, none of Buyer, the Companies, or their respective Affiliates shall have any liability to any person for any payment made in accordance with each Seller’s respective share of the applicable consideration as set out in Exhibit B or otherwise based upon the written instructions of the Seller Representative (including with respect to any claim that the allocation set out in Exhibit B is incomplete or inaccurate).

2.5 Outstanding Receivables Amount. The Sellers (other than the Trustee Seller), the Buyer, and the Companies shall enter into a payment direction letter (and in the case of the Sellers, shall procure that their relevant Related Persons enter into such payment direction letter) to procure the full settlement of amounts owed by the Sellers or any of their Related Persons to the Companies at the Closing (the “Outstanding Receivables Amount”).

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ARTICLE III
CLOSING AND DELIVERIES

3.1 Closing. The closing and consummation of the transactions contemplated hereby (the “Closing”) shall take place remotely via electronic transmission of documentation (such as by use of .pdf) on the later of (i) January 5, 2027 and (ii) the first Business Day following the date on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) has been satisfied or waived, or on such other date or at such other time and place, or by any such other method as the Parties mutually agree in writing; provided, that for accounting purposes, the Closing shall be deemed to have occurred as of 12:01 a.m. Houston, Texas time on the Closing Date (such time, the “Effective Time”). The date on which the Closing occurs is herein referred to as the “Closing Date”. All proceedings to be taken and all documents to be executed and delivered by all the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2 Deliveries by the Sellers or the Companies.

At the Closing, the Sellers or the Companies shall deliver, or cause to be delivered, to Buyer the following items, unless otherwise waived by Buyer:

(a) share certificates evidencing all of the Company Capital Stock (or relevant share certificate indemnities in respect of any lost, destroyed, misplaced or never issued share certificates), accompanied by stock transfer forms in respect of the Company Capital Stock duly executed by each of the Sellers;

(b) to the extent not kept at the relevant registered office or principal place of business, the common seal (if any), the statutory registers and minute books of the Companies and each of their Subsidiaries written up immediately prior to Closing and the certificates of incorporation and certificates of incorporation on change of name or equivalent registration or incorporation certificates under the applicable Law for each Company and their Subsidiaries;

(c) Companies House WebFiling authentication codes for the Companies and their Subsidiaries, to the extent applicable;

(d) the Payoff Letters;

(e) copies of the resolutions of the board of directors and, to the extent required by the Organizational Documents, a copy of the resolutions passed at a general meeting of the shareholders of (A) each Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement; and (B) each Company and/or their Subsidiaries (i) authorizing and approving the removal of any directors and secretaries who have resigned pursuant to Section 3.2(l); and (ii) authorizing and approving the appointment of each director and/or secretary nominated by the Buyer in writing to such Company and/or Subsidiary at least three (3) Business Days prior to the Closing Date (accompanied by evidence of their consent to so act);

(f) a properly completed and duly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8IMY (along with all applicable attachments), as applicable, from each Seller, other than the Trustee Seller and the Loggie Trustee Sellers;

(g) elections pursuant to section 431 of the Income Tax (Earnings and Pensions) Act 2003, signed by each Seller who is: (i) tax resident in the United Kingdom; and (ii) an employee or director of any Company or Subsidiary thereof, in respect of the Closing Date Loan Note Consideration in respect of each Rollover Loan Note and any DTI Common Stock to be issued to such Seller;

(h) the Rollover Documents duly executed by each Seller party thereto;

(i) a duly signed letter from each of: (i) in respect of Saltire, the Trustee Seller, the Loggie Trustee Sellers and Michael David Loggie; and (ii) in respect of Foxley, Michael David John Loggie and Jack William Loggie, confirming that, with effect from Closing, they will each cease to be a registrable person (within the meaning of section 790C of the Companies Act) in respect of the applicable Company;

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(j) in the event that any Seller Document has been signed by a person acting on a Seller’s behalf, a copy of the power of attorney, resolution or other document conferring such authority to so sign;

(k) resolutions of the Governing Body of the Trustee Seller, approving this Agreement and the transactions contemplated hereby;

(l) written resignations from each of the directors and secretaries of the Companies and their Subsidiaries effective as of the Closing, other than those directors and secretaries designated in writing by Buyer to the Companies at least three (3) Business Days prior to the Closing Date and including customary releases of claims;

(m) evidence of release of all Liens (other than Permitted Liens) against each Company (or any of its property and assets) and each of their respective Subsidiaries (or any of its property and assets) (in each case on terms reasonably satisfactory to Buyer);

(n) the employment agreements (the “Employment Agreements”), duly executed by Mike Loggie, Jack Loggie, John Scott, Sean Hamilton, Alistair Bain, Leigh Fraser, Michael Harper, Craig Cameron and Yazid Binabubakr, in each case, in form and substance reasonably satisfactory to the Parties;

(o) written lease agreements for all properties operated by the Companies (the “Property Leases”), in each case, in the Agreed Form;

(p) in respect of the undocumented or informal lease arrangements relating to the properties situated in Scotland which are to be the subject of the Property Leases, but excluding the Property Leases themselves (the “Historic Scottish Leases”) a duly executed renunciation, termination agreement or other document, evidencing that each Historic Scottish Lease has been terminated with effect immediately before the commencement of the corresponding Property Lease without prejudice to any accrued rights or liabilities and any obligations arising under this Agreement;

(q) in respect of each Historic Scottish Lease, evidence reasonably satisfactory to the Buyer that all Tax Returns related to Land and Buildings Transaction Tax and Stamp Duty Land Tax required to have been submitted before Closing in respect of that Historic Scottish Lease have been duly submitted to the relevant Taxing Authority and that all Land and Buildings Transaction Tax and Stamp Duty Land Tax, in each case to the extent applicable, together with any interest and penalties due and payable before Closing in respect of that Historic Scottish Lease have been paid (excluding, in all cases and for the avoidance of doubt, such Tax Returns as are referred to in Section 7.3(b) and any Land and Buildings Transaction Tax and Stamp Duty Land Tax (including interest and penalties) payable alongside those Tax Returns); and

(r) if Saltire Romania has not been struck off the Romanian Trade Register prior to Closing, all corporate and procedural documents in the possession or control of the Companies reasonably required to continue and complete its voluntary dissolution, liquidation and strike-off following Closing.

3.3 Deliveries by Buyer and Parent.

At the Closing, Buyer and Parent, as applicable, shall deliver or cause to be delivered the following items, unless otherwise waived by the Companies and the Seller Representative:

(a) the Adjusted Closing Date Cash Consideration to the Payment Agent Account by wire transfer of immediately available funds (receipt by the Payment Agent of which shall discharge the Buyer from its obligation to pay the Closing Date Cash Consideration to the Sellers);

(b) the Closing Date Loan Note Consideration to the Sellers (other than the Trustee Seller);

(c) the Rollover Documents, duly executed by Buyer, Parent, Drilling Tools International Inc. and Drilling Tools International Holdings Inc.; and

(d) Parent shall deliver to the Persons entitled thereto, such Person’s portion of the DTI Common Stock pursuant to the terms of the Rollover Documents.

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ARTICLE IV
WARRANTIES REGARDING THE COMPANIES AND THEIR SUBSIDIARIES

Except as Disclosed, each of the Companies, jointly and severally, hereby warrants to the Buyer that the following statements in this Article IV are true and correct as at the date of this Agreement (or, if made as of a specified date, as of such date) and, in the case of the Fundamental Warranties only, as of the Closing Date (or, if made as of a specified date, as of such date):

4.1 Organization and Standing.

(a) The Companies and each of their Subsidiaries are duly organized and validly existing under the laws of their jurisdiction of formation and, where such concept is applicable, in good standing under such laws, and are duly qualified to do business in each jurisdiction in which the business as currently operated requires it to be so qualified.

(b) Neither of the Companies nor any of their Subsidiaries is in default under or in violation of any provision of its Organizational Documents in any material respect or subject to any Insolvency Event, other than, in the case of Saltire Romania, solely to the extent that its Disclosed voluntary dissolution process and cessation of operations constitute an Insolvency Event.

(c) The copies of the Companies’ and their Subsidiaries’ Organizational Documents have been furnished to Buyer and reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

(d) The information in Exhibit D sets forth a true and accurate list of all officers and directors of the Companies and of their Subsidiaries.

4.2 Capitalization.

(a) The information in Exhibit D sets forth true and correct details of the entire issued and outstanding Equity Interests of each Company, and a complete list of the beneficial and record holders of the Equity Interests of each Company, including the following information with respect to each such holder: (x) the name of such holder and (y) the number of Equity Interests held by such holder.

(b) The information in Exhibit D sets forth true and correct details of the entire issued and outstanding Equity Interests of the Subsidiaries, and a complete list of the beneficial and record holders of the Equity Interests of the Subsidiaries, including the following information with respect to each such holder: (x) the name of such holder and (y) the number of Equity Interests held by such holder.

(c) As at the date of this Agreement and as at the Closing Date: (i) all of the shares of the Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable, (ii) the Company Capital Stock held by the Sellers represents the only issued and outstanding Equity Interests of the Companies and (iii) all shares of the Company Capital Stock have not been issued, sold, transferred or otherwise acquired in violation of any option, right of first refusal or first offer, subscription right, preemptive right or any similar right or transfer restriction or any applicable Law and are held by the Sellers free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws).

(d) Except as set forth in the Organizational Documents of the Companies and except for the transactions contemplated by this Agreement, there are no: (i) outstanding securities convertible or exchangeable into Equity Interests of the Companies; (ii) options, warrants, calls, subscriptions, phantom equity rights, restricted stock, restricted stock units, equity or equity-based rights, conversion rights, exchange rights, preemptive rights, rights of first refusal or first offer, or other rights, agreements or commitments obligating the Companies to issue, transfer or sell any Equity Interests; (iii) outstanding obligations (contingent or otherwise) on the Companies to repurchase, redeem, cancel, retire or otherwise acquire any of the Company Capital Stock, or (iv) voting trusts, proxies, stockholder agreements or other agreements or understandings to which the Companies are a party or by which the Companies are bound with respect to the voting, transfer or other disposition of the Companies’ Equity Interests. There are no claims by the Sellers or any former holder of any Equity Interests of the Companies against or involving the Companies in respect of the Equity Interests held or formerly held by such Person.

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4.3 Subsidiaries. The information in Exhibit D sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, and each officer and director of such Subsidiary. Each Subsidiary has all requisite power and authority to own, lease and operate its properties and carry on its business as presently conducted in all material respects. The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, and fully paid and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All of the issued and outstanding equity interests of the Subsidiaries are held beneficially and, other than for Saltire Malaysia and Saltire UAE, of record by the Companies, free and clear of any and all Liens. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary. The Companies do not own, directly or indirectly, any capital stock or equity securities of any Person other than the Subsidiaries. All transfers of Equity Interests in each Subsidiary have been duly registered with the relevant registry and reflected in the relevant Subsidiary’s shareholders’ register or equivalent statutory books, to the extent required by applicable Law. There is no shareholders’ agreement or other arrangement relating to the ownership, voting or transfer of the Equity Interests of any Subsidiary other than its Organizational Documents.

4.4 Authority, Validity and Effect

(a) The Companies have the requisite corporate power and authority to own and operate its properties, to carry on its business as presently conducted and proposed to be conducted and to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby to which it is or will be a party (the “Company Documents”) and to consummate the transactions contemplated hereby and thereby. This Agreement and the Company Documents have been (or, as applicable, will be as of the Closing) duly executed and delivered by the Companies pursuant to all necessary corporate authorizations and are (or, as applicable, will be) the legal, valid and binding obligations of the Companies, enforceable against the Companies in accordance with their respective terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (clauses (i) and (ii), collectively, the “General Enforceability Exceptions”).

(b) Neither the execution and delivery of this Agreement or the Company Documents by the Companies, nor the consummation by the Companies of the transactions contemplated hereby or thereby, will (i) conflict with or result in a breach of any provisions of any Organizational Document of the Companies, (ii) constitute or result in a material breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to material loss of benefit under (in each case, with or without notice or lapse of time or both) any Material Contract or Data Security Requirement, or result in the creation or imposition of a Lien upon the Company Capital Stock or any property or assets of the Companies, except as would not have a material impact on the Companies, or (iii) violate any Order or Law applicable to the Companies or any of their properties or assets.

(c) No Consent is required to be obtained by the Companies in connection with the execution or performance of or the consummation by the Companies of the transactions contemplated by this Agreement and the Company Documents.

(d) None of the Companies nor any Subsidiary carries on any activities specified in the Schedule to the National Security and Investment Act 2021 (Notifiable Acquisition) (Specification of Qualifying Entities) Regulations 2021 of the United Kingdom.

4.5 Financial Statements.

(a) True, correct and complete copies of the following financial statements have been Disclosed: (i) the audited consolidated balance sheet and the audited company balance sheet of each of the Companies as of June 30, 2026 and 2025; the audited consolidated statement of comprehensive income, group statement of changes in equity, company statements of changes in equity, group statement of cash flows, together with the notes to the financial

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statements (the “Annual Financial Statements”), and (ii) the unaudited consolidated profit and loss accounts and consolidated balance sheets for the twelve (12)-month period ending June 30, 2026 for each of the Companies (together with the Annual Financial Statements, the “Company Financial Statements”).

(b) The Company Financial Statements were prepared in accordance with the Accounting Standards, applied on a consistent basis throughout the periods covered thereby and using the same accounting policies, practices, principles, methods and estimation techniques as those adopted and applied in preparing the annual financial statements for the two preceding financial years prior to the start of financial years covered by the Annual Financial Statements. The Annual Financial Statements give a true and fair view of the assets, liabilities, financial position and state of affairs of the Companies as at their respective balance sheet dates, and of the profit or loss and total comprehensive income of the Companies as of the respective dates and for the periods indicated therein.

(c) The Company Financial Statements comply with the requirements of the Companies Act and all other applicable Law and regulations in the United Kingdom in force as at the date of the relevant Company Financial Statements. The Company Financial Statements make full and proper provision for (i) bad and doubtful debts; (ii) slow moving or obsolete stock; and (iii) depreciation of fixed assets, and do not materially overstate the value of any current or fixed assets.

(d) The Company Financial Statements have not been affected by any extraordinary, exceptional, unusual, one off or non-recurring income, expenditure, items, transactions not on an arm’s length basis or any other factor that would make the financial position and results shown by the Company Financial Statements unusually high or low or misleading in any material respect.

(e) The Companies and their Subsidiaries have established and adhered to a system of internal accounting controls which is designed to provide reasonable assurance regarding the reliability of financial reporting having regard to the size, nature and complexity of the Companies’ and their Subsidiaries’ businesses. Notwithstanding that the Companies and their Subsidiaries were not subject to a formal internal control over financial reporting framework (including those required under the U.S. Sarbanes-Oxley Act of 2002 or the regulations promulgated thereunder), there has not been, in the last three (3) fiscal years, to the Company’s Knowledge, (i) any Significant Deficiency in any system of internal accounting controls used by the Companies and their Subsidiaries that has resulted in, or would reasonably be expected to result in, a material misstatement in the financial statements of the Companies and their Subsidiaries, (ii) any fraud that involves any of the management or other employees of the Companies and their Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls used by the Companies and their Subsidiaries or (iii) any claim or allegation regarding any of the foregoing presented to the Companies in writing. For purposes of this Section 4.5(e), “Significant Deficiency” means a deficiency, or combination of deficiencies, in internal accounting controls that is of sufficient importance to merit the attention of those responsible for oversight of the Companies’ financial reporting.

(f) Since the Balance Sheet Date: (i) the Companies have conducted the business in the normal course (without interruption or alteration in the nature or scope of the business of the Companies) and as a going concern; (ii) there has been no Material Adverse Effect in the nature of the business carried on by the Companies, or in the manner in which it is conducted; (iii) there has been no Material Adverse Effect in the financial, working capital or trading position or prospects of the Companies; (iv) the Companies have not issued or agreed to issue any share or loan capital; (v) no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Companies; (vi) the Companies have not borrowed or raised any money or given or taken any form of financial security; (vii) no capital expenditure has been incurred on any individual item by the Companies in excess of £100,000 per item and the Companies have not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £100,000 per item or for a consideration higher than its market value at the time of acquisition, or otherwise than in the ordinary course of business; (viii) no contingent liabilities have arisen; (ix) no shareholder resolutions of the Companies have been passed or proposed or circulated to members; (x) save for transactions in the ordinary course of business, there has been no abnormal increase or reduction of stock-in-trade; and (xi) the Companies have paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Companies which have and continue to be outstanding for more than 90 days.

4.6 Taxes.

(a) Each of the Companies and their Subsidiaries have, within the last six years, timely filed (taking into account valid extensions) all income and other material Tax Returns that have been required to be filed by each of them, and each of the Companies and their Subsidiaries have paid all income and other material Taxes (whether

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or not shown on any Tax Returns) which have become due and payable. All such Tax Returns were true, correct and complete in all material respects when filed and were prepared in substantial compliance with all applicable Laws and regulations.

(b) The provisions included in the Annual Financial Statements in respect of Tax are sufficient to cover all liabilities for Taxes of each of the Companies and their Subsidiaries (including actual, deferred, contingent, quantified, disputed or otherwise) in respect of all taxable periods or portions thereof ended on or before the Balance Sheet Date to the extent required in accordance with generally accepted accounting principles as applicable to the relevant Company and/or Subsidiary.

(c) Each of the Companies and their Subsidiaries have, within the last six years, withheld and paid over to the proper Taxing Authorities all Taxes required by Law to be so withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, under applicable Laws, and the Companies and their Subsidiaries have, within the last six years, timely and accurately complied with all reporting and record keeping requirements related thereto. The Companies and their Subsidiaries have kept and maintained materially complete and accurate records, invoices and other documents and information required by applicable Law to be kept for Tax purposes. The Companies and their Subsidiaries have within the last six years maintained all supporting documentation required by applicable Law to substantiate the deductibility for Tax purposes of material expenses and the recovery of related input VAT.

(d) The Companies and their Subsidiaries have not agreed to or sought any extension or waiver of the statute of limitations applicable to any Tax Return or Taxes or agreed to or sought any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, in each case, other than customary extensions to file Tax Returns.

(e) The amount of Tax chargeable on the Companies or any of their Subsidiaries or subject to withholding or deduction by the Companies or any of their Subsidiaries has not to any material extent depended on any understanding, concession, agreement, dispensation or other formal or informal arrangement with any Taxing Authority.

(f) In the last six years, all transactions in respect of which any clearance or consent was required from any Taxing Authority have been entered into by the Companies or Subsidiary after such consent or clearance has been properly obtained. Any application for such clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

(g) Neither the Companies nor their Subsidiaries have ever been a member of any Affiliated Group or been included or required to be included in any Tax Return related to any such Affiliated Group (other than such a group including only the Companies and their Subsidiaries). Neither the Companies nor any of their Subsidiaries are liable for the Taxes of any other Person as a result of any such person failing to discharge a primary liability to Tax. Neither the Companies nor their Subsidiaries are a party to or bound by any Tax sharing or Tax allocation agreement or any agreement to share Reliefs (other than any such contract entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Tax).

(h) There are no Liens for Taxes on any of the Company Capital Stock, or on the assets of the Companies or their Subsidiaries, except for Permitted Liens.

(i) There are no Actions pending or being conducted or, to the Company’s Knowledge, being threatened with respect to the Companies or their Subsidiaries in respect of any Tax or Tax Return. Neither the Companies nor their Subsidiaries have in the last six years received any written (i) request for information related to any Tax matters that is specific to the Companies (other than as part of routine audits or enquiries), or (ii) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Companies or their Subsidiaries that has not been fully paid or resolved prior to Closing.

(j) No claim in the last four years has ever been made by a Governmental Authority in a jurisdiction where the Companies or their Subsidiaries does not file Tax Returns that the Companies or their Subsidiaries is or may be subject to Tax by that jurisdiction. Neither the Companies nor any of their Subsidiaries is resident for Tax purposes in any jurisdiction other than its jurisdiction of incorporation, nor is subject to Tax in any such other jurisdiction by virtue of having a permanent establishment or other place of business.

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(k) Each of the Companies and their Subsidiaries:

(i) have within the last six years, to the extent required by Law, properly collected and remitted sales, value added and similar Taxes with respect to sales made to customers;

(ii) are registered for the purposes of value added tax in all jurisdictions in which they are required to be registered, and have complied with all applicable value added tax or similar indirect tax obligations in each such jurisdiction;

(iii) have, within the last six years, to the extent applicable to them, complied with the Value Added Tax Act 1994 and all applicable regulations thereunder, including with respect to the recovery of input VAT.

(l) No person has acquired any securities or any interest in securities which were acquired by reason of employment (within the meaning of Part 7 of the Income Tax (Earnings and Pensions) Act 2003) with the Companies or any of their Subsidiaries without, in the case of an acquisition of securities or an interest in securities:

(i) a joint election under section 431 of the Income Tax (Earnings and Pensions) Act 2003 having been entered into by that person and their employing company within fourteen (14) days of the acquisition; or

(ii) an amount equal to or greater than unrestricted market value (as defined for the purposes of the Income Tax (Earnings and Pensions) Act 2003) being paid for the acquisition of the securities or interest concerned.

(m) The consummation of the transactions contemplated by this Agreement will not give rise to any charge to income tax or national insurance contributions (including any secondary Class 1 national insurance contributions payable by the Companies or any of their Subsidiaries as employer) under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 in respect of any securities or interest in securities held by any Seller or any other person.

(n) There is no arrangement, formal or informal, between the Sellers to redistribute (or which has the effect of redistributing) the consideration payable under this Agreement between themselves otherwise than in accordance with this Agreement.

(o) None of the Companies have ever been a close investment-holding company within the meaning of section 34 Corporation Tax Act 2010.

(p) No distribution within section 1064 of Corporation Tax Act 2010 has been made by the Companies or any of their Subsidiaries, within the last six years.

(q) Any loans or advances made, or agreed to be made, by the Companies or any of their Subsidiaries within sections 455, 459 and 460 of Corporation Tax Act 2010 which are outstanding have been Disclosed.

(r) The Companies and their Subsidiaries have not, within the last six years, entered into or been a party to any transaction, scheme, arrangement or understanding:

(i) the main purpose or one of the main purposes of which was the avoidance of Tax;

(ii) designed wholly or mainly, or containing steps or stages having no commercial purpose and designed wholly or mainly, for the purposes of avoiding a liability to Tax or amounts to be accounted for to a Taxing Authority; or

(iii) to which Schedule 11A, Value Added Tax Act 1994 (Disclosure of avoidance schemes), Part 7, Finance Act 2004 (Disclosure of Tax Avoidance Schemes: VAT and other Indirect Taxes), Schedule 17, Finance (No.2) Act 2017, (Disclosure of Tax Avoidance Schemes: VAT and other Indirect Taxes), Council Directive (EU) 2018/822 (DAC6) or any regulations made thereunder, or The International Tax Enforcement (Disclosable Arrangements) Regulations 2023 (SI 2023/38) are reasonably likely to apply or any equivalent or analogous mandatory disclosure regime under applicable Law.

(s) All provisions made by the Companies and its Subsidiaries in the last four years which may fall to be adjusted under the provisions of Part 4 of the Taxation (International and Other Provisions) Act 2010 (provision not at arm’s length) or under any other applicable transfer pricing Laws have been made on arm’s length terms.

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To the Company’s Knowledge, there are no facts, events or circumstances which would reasonably be expected to result in any such transaction being recharacterized or adjusted for Tax purposes by any Taxing Authority. To the Company’s Knowledge, the Companies and the Subsidiaries constitute “a small and medium sized enterprise” for the purposes of the transfer pricing exemption in the United Kingdom. In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which the Companies or their Subsidiaries have in the last four years entered with a party with which it was connected, the Companies and their Subsidiaries have maintained all transfer pricing documentation required by applicable Law and, where it is required to do so by Law, contemporaneous documentary evidence of the process used to establish that arm’s length terms applied.

(t) To the Company’s Knowledge, any document that is required in proving the title of the Companies or any of their Subsidiaries to any asset which is owned by the Companies or any of their Subsidiaries at the date of this Agreement, is duly stamped for stamp duty purposes.

(u) The Companies and their Subsidiaries have in place (and have had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) Criminal Finances Act 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 Criminal Finances Act 2017.

(v) No Seller is a “United States person” within the meaning of Code Section 7701(a)(30).

(w) The Companies have not filed Internal Revenue Service Form 8832 electing to be taxed as a partnership for U.S. federal income tax purposes.

4.7 Title to Personal Property. The Companies and their Subsidiaries have good and valid title to, or a valid leasehold interest or other right to use, all material tangible personal property owned, leased or used by them in connection with the Ordinary Course of Business as presently conducted, free and clear of all Liens (other than Permitted Liens), excluding any assets sold, transferred, replaced or otherwise disposed of by the Companies or their Subsidiaries in the Ordinary Course of Business since the Balance Sheet Date. To the Company’s Knowledge, the material tangible personal property used in the business is, taken as a whole, in reasonable operating condition and repair, subject to ordinary wear and tear, routine maintenance requirements and immaterial defects and is sufficient in all material respects for use in the Ordinary Course of Business as presently conducted.

4.8 Real Property. The Companies and their Subsidiaries do not own any freehold, heritable or other ownership interest in land or buildings (“Real Property”). A true and complete list of all Leases for each parcel of Leased Real Property has been Disclosed. Such Leased Real Property comprises all Real Property interests occupied in the conduct of the business of the Companies and their Subsidiaries as now conducted. With respect to each of the Leases, (i) each Lease is legal, valid, binding, enforceable, and in full force and effect, subject to the General Enforceability Exceptions; (ii) so far as the Companies are aware, neither the Companies, their Subsidiaries nor any other party to such Lease is in material breach or default under such Lease, and so far as the Companies are aware, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such material breach or default; (iii) the Companies have paid all Land and Buildings Transaction Tax and Stamp Duty Land Tax due in respect of the Leases; (iv) the Companies or their Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (v) the Companies or their Subsidiaries have not collaterally assigned or granted any security interest in such Lease or any interest therein. The Companies and their Subsidiaries have delivered to Buyer a true and complete copy of each Lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) as in effect as of the date hereof.

4.9 Compliance with Laws.

(a) The Companies and their Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all Laws and Orders applicable to its business or to the Leased Real Property.

(b) The Companies and their Subsidiaries have not received a written or, to the Company’s Knowledge, oral notification from any Governmental Authority asserting that the Companies or their Subsidiaries are not in compliance in any material respect with any Law or Order.

(c) The Companies or their Subsidiaries have not made any voluntary or involuntary disclosure to a Governmental Authority concerning any actual or potential violation or wrongdoing regarding any Law.

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(d) Neither the Companies, their Subsidiaries nor any of its officers, directors or employees, is currently, or has been in the last five (5) years: (i) a Sanctioned Person; or (ii) organized, resident or located in a Sanctioned Country.

(e) Neither the Companies, their Subsidiaries, nor any Person who performs or has performed services for them or on their behalf, has done or failed to do any act or thing the doing or omission of which contravenes the provisions of any Sanctions Laws.

(f) Neither the Companies, their Subsidiaries nor any of its officers, directors or employees, nor to the Company’s Knowledge, any agent or other third party representative acting on behalf of the Companies or their Subsidiaries, has in the last five (5) years made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.

(g) During the five (5) years prior to the date hereof, the Companies or their Subsidiaries have not, in connection with or relating to the business of the Companies or their Subsidiaries, received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Sanctions Laws or Anti-Corruption Laws.

4.10 Permits.

The Companies and their Subsidiaries possess and are in compliance in all material respects with all terms and conditions of all licenses, approvals, permits, planning permissions, registrations, and authorizations of any Governmental Authority necessary to operate its business as currently conducted or for the Leased Real Property (collectively “Permits” but excluding therefrom any and all Environmental Permits). Copies of material Permits have been Disclosed. The Companies and their Subsidiaries are not in default or violation under any of the Permits in any material respect, and, to the Company’s Knowledge, no event, circumstances or state of facts has occurred which, with notice or the lapse of time or both, would constitute a default of or violation under any of the Permits in any material respect. There are no Actions pending or threatened in writing or, to the Company’s Knowledge, otherwise threatened relating to the suspension, revocation or modification of any of the Permits.

4.11 Employee Benefit Plans.

(a) A complete list of (i) all employee welfare benefit plans or employee pension benefit plans, and (ii) all other severance pay, salary continuation, termination pay, bonus, incentive, stock option, stock purchase, equity or equity-based incentive, retirement, pension, profit sharing, welfare, fringe benefit, retention, change of control, employment, individual consulting, or deferred compensation, vacation, paid time off, and any other benefit or compensation plans, Contracts, programs, funds, or arrangements of any kind to which the Companies or their Subsidiaries sponsors, or maintains, makes or is required to make payments, transfers, or contributions or under or with respect to which the Companies or their Subsidiaries has any current or contingent liability or obligation (all of the above being hereinafter individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively) has been Disclosed.

(b) Copies of the following materials have been Disclosed: (i) all current plan documents for each Employee Plan; (ii) all insurance policies, trust agreements, or other funding arrangements and (iii) any non-routine correspondence with the Pensions Regulator.

(c) To the Company’s Knowledge, each Employee Plan has been operated and administered in all material respects in compliance with its terms and any related documents or agreements and with all applicable Laws. With respect to each Employee Plan, all contributions, premiums and other payments that are due by the Companies and their Subsidiaries have been paid or made on or before the relevant date for payment.

(d) No current employee of the Companies or any of their Subsidiaries acquired any rights in connection with an occupational pension scheme which have become obligations or liabilities of any member of the Companies pursuant to the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”).

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(e) The Companies and their Subsidiaries have complied with its obligations in relation to automatic enrolment under the Pensions Act 2008.

(f) To the Company’s Knowledge, no discrimination on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency workers, sexual orientation, religion or belief (or any other protected characteristic pursuant to the Equality Act 2010 of the United Kingdom or any equivalent applicable legislation) is, or has at any stage been, made, including in the provision of pension, lump sum, death, ill-health, disability or accident benefits by any of the Companies or their Subsidiaries in relation to any of its employees.

(g) There is no pending or, to the Company’s Knowledge, threatened, assessment, complaint, claim or Action of any kind with respect to any Employee Plan (other than routine claims for benefits).

(h) No Company or Subsidiary has participated in a defined benefit occupational pension scheme.

4.12 Material Contracts.

(a) A list of the following Contracts to which either of the Companies or any of their Subsidiaries is a party (collectively, the “Material Contracts”) has been Disclosed:

(i) each Contract with a Significant Customer;

(ii) each Contract with a Significant Supplier;

(iii) each Contract with a Related Person;

(iv) each Contract (A) limiting the right of either Company or any of their Subsidiaries to (x) engage in or compete with any Person in any business or in any geographical area or (y) solicit or hire any customer, (B) containing exclusivity or minimum purchase obligations binding on the Companies or any of their Subsidiaries, or (C) containing any “most favored nation” or similar pricing provision binding on the Companies or any of their Subsidiaries;

(v) each collective bargaining Contract or other Contract with any labor union, works council, or labor organization or association (each a “Labor Agreement”);

(vi) any pension, profit sharing, stock option, equity or equity-based, non-qualified deferred compensation, employee stock purchase or other plan, program, policy, agreement or arrangement providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise) to current or former directors, officers, employees, independent contractors, service providers or consultants;

(vii) each license or Contract (A) relating to the licensing, ownership or use of, or granting of any rights or covenants with respect to, Intellectual Property by either Company to a third party or by a third party to either Company, or (B) affecting either Company’s ability to use, enforce, or disclose any Intellectual Property (including concurrent use Contracts, coexistence arrangements, settlement Contracts and consent to use Contracts), in each case, except for the following (none of which shall be deemed to be Material Contracts): (w) shrink-wrap or click-wrap software licenses or end-user licenses, in each case to unmodified software that is generally commercially available for an aggregate fee, royalty or other consideration of no more than £25,000, (x) Contracts with employees entered into in the Ordinary Course of Business on such Company’s form employment agreement (a copy of which was provided to Buyer prior to the date hereof), (y) licenses of Open Source Software, and (z) non-exclusive licenses of Intellectual Property granted by the Companies to its customers in the Ordinary Course of Business on such Company’s standard form customer agreement (a copy of which was provided to Buyer prior to the date hereof);

(viii) each Contract relating to the incurrence, assumption or guarantee of any Company Debt or other indebtedness, or imposing a Lien on any of the assets of the Companies;

(ix) each Contract under which either Company has advanced or loaned money to any other Person;

(x) each Contract providing for severance, retention, change in control or other similar payments or benefits;

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(xi) each Contract pertaining to employment or engagement of any officer, director, employee, or independent contractor of either Company that provides for annual compensation in excess of £250,000;

(xii) each Contract relating to the acquisition (by merger, purchase of equity or assets or otherwise) by either Company of any operating business or any of the Company Capital Stock or other Equity Interests of any other Person;

(xiii) each Contract that is a settlement, conciliation or similar agreement that imposes any obligations (other than customary confidentiality obligations) upon either Company after the date hereof;

(xiv) each Contract (or group of related Contracts) requiring any capital commitment or capital expenditure (or series of capital expenditures) by either Company after the date hereof in an amount in excess of £250,000 individually or £500,000 in the aggregate;

(xv) each Contract pursuant to which either Company is the lessee of any personal property, or the lessor of any real or personal property, which provides for annual payments in excess of £250,000;

(xvi) each Contract pursuant to which either Company permits any third party to possess or operate any of its real or personal property which is owned or controlled by such Company;

(xvii) each Contract with a term of more than one year which is not terminable upon less than thirty (30) days’ notice without penalty and involves a consideration in excess of £250,000 annually (other than Contracts with customers);

(xviii) each Contract regarding any material indemnification provided to or by either Company other than indemnification obligations set forth in agreements with the customers of the Companies and their Subsidiaries incidental to the licensing, sale and/or marketing of the Companies’ products;

(xix) each Contract pursuant to which a third party is a subcontractor of either Company;

(xx) each Contract in relation to a mutual marketing relationship, partnership or joint venture of either Company;

(xxi) each Contract with any Governmental Authority; and

(xxii) any powers of attorney.

(b) The Companies have Disclosed true and correct copies of all Material Contracts, including all amendments and modifications thereto. As so amended or modified, each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Companies, and, to the Company’s Knowledge, of the other parties thereto, subject only to the General Enforceability Exceptions. The Companies do not have any present expectation or intention of not fully performing all of its obligations under a Material Contract. No Material Contract is currently subject to or is expected to be subject to cancellation or any other material modification (including non-renewal) by the other party thereto or is subject to any penalty, right of set-off or other charge by the other party thereto for late performance or delivery. To the Company’s Knowledge there is no material breach or anticipated breach by the other parties to any Material Contract. There are no renegotiations of, or attempts or requests to renegotiate or outstanding rights to renegotiate, any material terms of any of the Material Contracts, excluding negotiations regarding renewals, extensions, new sales and/or changing the number of licenses, done in the Ordinary Course of Business.

4.13 Legal Proceedings. There is, and since the Lookback Date has been, no Action pending or threatened in writing or, to the Company’s Knowledge, otherwise threatened by any Person against or otherwise affecting the Companies or their Subsidiaries, or the officers, directors or employees of the Companies or their Subsidiaries with respect to their activities for or on behalf of the Companies or their Subsidiaries or in respect of any Leased Real Property. The Companies and their Subsidiaries are not currently subject to any judgment, settlement, award, order, injunction or decree involving any Governmental Authority or other Person. The Companies or their Subsidiaries has not received any material claim for indemnification from any Person or made any material indemnification or contribution payments to any Person.

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4.14 Intellectual Property.

(a) The Companies and their Subsidiaries have the right to use the Company IP for the purposes of carrying on the business of the Companies. The Company IP that is owned or purported to be owned by the Companies or their Subsidiaries (the “Company-Owned IP”) is not subject to any Lien, other than (i) Liens to be released in connection with the Closing and (ii) licenses of Intellectual Property granted by the Companies or their Subsidiaries in the Ordinary Course of Business.

(b) A list of all Company Registered Intellectual Property, including the jurisdictions in which each such item of Company Registered Intellectual Property has been applied for, issued or registered has been Disclosed. Each item of Company Registered Intellectual Property is subsisting (or in the case of applications, applied for), and all registration, maintenance and renewal fees due prior to the date of this Agreement in connection with the Company Registered Intellectual Property have been paid.

(c) The performance of the Companies’ and their Subsidiaries’ obligations under this Agreement will not cause the forfeiture or termination of, nor, to the Company’s Knowledge, give rise to a right of forfeiture or termination of, any Company IP.

(d) Except pursuant to a Material Contract, the Companies and their Subsidiaries have not (i) received a license of any Intellectual Property that is material to the carrying on of the business of the Companies and their Subsidiaries in its ordinary course from any third party or (ii) licensed any of the Company-Owned IP that is material to the carrying on of the business of the Companies or their Subsidiaries in its ordinary course to any third party.

(e) There is no Action pending or, to the Company’s Knowledge, threatened, against the Companies or their Subsidiaries relating to any Company IP and the Companies or their Subsidiaries have not received any written notice of any claim and, to the Company’s Knowledge, no claim has been threatened, in each case that (i) challenges the validity, enforceability, use or ownership of any Company-Owned IP or (ii) alleges that the Companies or any of their Subsidiaries infringes, misappropriates or otherwise violates any third party’s right in or to such third party’s own Intellectual Property. To the Company’s Knowledge neither the Companies nor their Subsidiaries nor the conduct of its or their business infringes, misappropriates or otherwise violates, and has not since the Lookback Date infringed, misappropriated or otherwise violated, the Intellectual Property of any other Person. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating, and to the Company’s Knowledge has not since the Lookback Date infringed, misappropriated or otherwise violated, any of the Company-Owned IP or any Intellectual Property exclusively licensed to the Companies or their Subsidiaries.

(f) Each current and former consultant, and independent contractor of the Companies and their Subsidiaries have, where such consultant or independent contractor has developed material Intellectual Property on behalf of the Companies or their Subsidiaries and/or has become privy to confidential information of the Companies or their Subsidiaries, entered into a written agreement with the Companies or their Subsidiaries assigning all Intellectual Property created by such Person within the scope of such Person’s duties to the Companies or their Subsidiaries and containing appropriate obligations of confidentiality. To the Company’s Knowledge, no current or former consultant, or independent contractor is in violation of any such agreement. Each current and former employee of the Companies and their Subsidiaries have entered into employment agreements which contain (a) provisions that confirm that Intellectual Property developed within the scope of such employee’s duties to the relevant Company or Subsidiary will vest in the relevant Company or Subsidiary of which it is an employee, and (b) appropriate obligations of confidentiality.

(g) None of the Software included in the Company-Owned IP that is licensed by the Companies or their Subsidiaries to third parties (“Companies Software”) uses or incorporates any Open Source Software under any license or manner requiring the Companies or their Subsidiaries to license, disclose or distribute any portion of proprietary source code constituting Companies Software free of charge or under terms that require disclosure of source code in connection with such use of Open Source Software. The Companies and their Subsidiaries have not disclosed or made available (or agreed to disclose or make available whether or not conditionally or with the passage of time) the source code in Software included in the Company-Owned IP. The Companies and their Subsidiaries have complied in all material respects with all applicable Open Source Software licenses used in connection with any Companies Software.

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4.15 Cyber Security.

(a) The Companies and their Subsidiaries take all commercially reasonable actions to protect (i) the Company-Owned IP, including the confidentiality of all trade secrets, know-how and confidential information included therein, and (ii) the integrity and security of the Company Systems from any unauthorized use, access, disclosure, destruction or modification, and to the Company’s Knowledge no such use, access, disclosure, destruction or modification has occurred in the period between the Lookback Date and the date of this Agreement. The Company Systems (A) are to the Company’s Knowledge sufficient for the needs, as at the date of this Agreement, of the business of the Companies and their Subsidiaries, (B) are in sufficiently good working condition to effectively perform all currently (as at the date of this Agreement) required information technology operations and include a sufficient number of license seats for all software as necessary for the operation of the business of the Companies and their Subsidiaries as currently conducted as at the date of this Agreement, and (C) are to the Company’s Knowledge free from any material bug, virus, malware or material programming, design or documentation error or corruption or material defect. To the Company’s Knowledge there have been no material unauthorized intrusions, failures, breakdowns, continued substandard performance, or other materially adverse events affecting any such Company Systems that have caused any substantial disruption of or interruption in or to the use of such Company Systems in the period between the Lookback Date and the date of this Agreement. The Companies and their Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of their business, acts in material compliance therewith, and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven sufficient upon such testing in all material respects.

(b) The Companies and their Subsidiaries maintain and enforce commercially reasonable policies, procedures, and rules regarding data privacy, protection and security that comply in all material respects with all Data Security Requirements. Since the Lookback Date the Companies and their Subsidiaries comply with, and have complied with, all Data Security Requirements in all material respects. The use of any Personal Data by the Companies and their Subsidiaries immediately prior to Closing has not resulted in a breach or violation of, or constitute a default under, any Data Security Requirement. To the Company’s Knowledge there have been no (and the Companies and their Subsidiaries have not received any written or threatened complaint, claim or demand from any Person with respect to any) Security Incidents.

4.16 Insurance. A list of all material policies of insurance and all fidelity or surety bonds, in each case, held by the Companies and their Subsidiaries (indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of each policy and the amount of coverage), as of the date of this Agreement, has been Disclosed. All such policies are in full force and effect in all material respects. Other than insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled by the insurer since the Lookback Date, and, to the Company’s Knowledge, no written notice of cancellation or written threat to cancel any insurance policy of the Companies or their Subsidiaries has been received by the Companies or their Subsidiaries during such period. There is not, and since the Lookback Date there has not been, any pending claim that has been denied or rejected by any insurer in writing. To the Company’s Knowledge, the insurance coverage of the Companies and their Subsidiaries is of a kind and type customarily carried by entities of similar size engaged in similar lines of business. The Companies and their Subsidiaries are current in all premiums or other payments due under its insurance policies and has otherwise complied in all material respects with all of its obligations under each insurance policy.

4.17 Personnel.

(a) Neither the Companies nor any of their Subsidiaries is party to or bound by, any Labor Agreement.

(b) No trade union, works council, or other employee representative body is recognized by the Companies or any of their Subsidiaries in respect of any of the Companies’ or their Subsidiaries’ employees.

(c) To the Company’s Knowledge, no application for recognition is pending or has been threatened in writing with respect to the Companies and their Subsidiaries.

(d) Since the Lookback Date, there has been no material strike, walkout, lockout, work stoppage, or other material collective labor dispute involving the employees of the Companies or any of their Subsidiaries or, to the Company’s Knowledge, has been threatened in writing.

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(e) A list of all employees and workers of the Companies and their Subsidiaries, together with details of the principal terms of their employment and/or engagement (namely, location of work, notice period, current and the prior year’s compensation or remuneration (including any bonus and any participation in any Employee Plan), immigration status (where applicable), leave of absence (if applicable), start date of period of continuous employment and holiday entitlement) have been Disclosed. No Company or Subsidiary has made any offers of employment or engagement in respect of a position carrying an annual remuneration in excess of £100,000 to any person which is outstanding or which has been accepted but the employment or engagement has not commenced.

(f) True and complete copies have been Disclosed to Buyer of all template contracts of employment, employee handbooks and material employment policies which currently apply to the employees and workers (where reduced to writing) of the Companies and their Subsidiaries.

(g) Each employee of the Companies and their Subsidiaries who is entitled to receive a written statement of particulars of employment under section 1 of the Employment Rights Act 1996 has received such a statement.

(h) A list of all consultants and/or independent contractors carrying an annual remuneration in excess of £100,000 and currently providing services to the Companies and/or their Subsidiaries together with the principal terms of their engagement has been Disclosed.

(i) The Companies and their Subsidiaries are, and since the Lookback Date have been, to the Company’s Knowledge, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including, without limitation, all Laws relating to health and safety, national minimum wage and working time compliance, immigration (including verification of employees’ right to work in the UK), redundancy exercises, statutory contributions to employees, and compliance with the requirements for collective consultation, where applicable, under the Trade Union and Labour Relations (Consolidation) Act of 1992 and transfers of employment under TUPE.

(j) During the period of twenty-four (24) months immediately preceding the date of this Agreement: (i) the Companies and their Subsidiaries have not been a party to any “relevant transfer” (for the purposes of TUPE); and (ii) to the Company’s Knowledge, no employee or worker asserted in writing that the terms of their employment were varied by reason of or connected with a relevant transfer.

(k) The Companies and their Subsidiaries have fully paid all wages, salaries, commissions, bonuses, severance and/or termination payments, fees, and other contractual remuneration that have become due and are payable to their current or former employees and independent contractors in accordance with applicable Law.

(l) Each individual who is providing or since the Lookback Date has provided services to the Companies or any of their Subsidiaries and is or was classified and treated by the relevant Company or Subsidiary as an independent contractor, consultant, or other non-employee service provider is and has been properly classified and treated as such.

(m) To the Company’s Knowledge: (i) no current or former employee or independent contractor of the Companies or their Subsidiaries is in any material respect in violation of any term of any employment/engagement agreement, confidentiality obligation, or restrictive covenant owed to the Companies or their Subsidiaries; and (ii) no current employee of the Companies or their Subsidiaries with an annual salary of £100,000 or more, has given or received notice to terminate his or her employment.

(n) The Companies and their Subsidiaries have dealt with all sexual harassment, discrimination, or victimisation allegations and any other material grievances of which they are aware in accordance in all material respects with applicable Law and their applicable policies.

(o) To the Company’s Knowledge, there is no outstanding material written allegation, grievance, harassment, victimisation, retaliation or whistleblowing matters.

(p) Saltire Romania has no current employees or workers, has made no outstanding offers of employment or engagement and, except as Disclosed, has no outstanding amounts due or payable to any former employee, worker, consultant or independent contractor.

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4.18 Environmental Matters.

(a) The Companies and their Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all Environmental Laws that are applicable to its operations and use of its properties and facilities (including the Leased Real Property).

(b) The Companies and their Subsidiaries have obtained and are in compliance in all material respects with all material Environmental Permits required by applicable Environmental Laws for the operation or occupation of its properties, assets and business as currently conducted.

(c) To the Company’s Knowledge, there has been no Release of any Hazardous Material by or on behalf of the Companies or their Subsidiaries, including at the Leased Real Property, either in breach of Environmental Laws or which requires cleanup or remediation pursuant to, or to any material liability under, any applicable Environmental Law.

(d) Since the Lookback Date, the Companies and their Subsidiaries have not (i) received written or, to the Company’s Knowledge, other notice (except for notices that have been fully resolved) of any alleged material violation of or material liability under any applicable Environmental Law or (ii) been subject to or, to the Company’s Knowledge, threatened in writing with any Action (except for Actions that have been fully resolved) that could reasonably give rise to any material violation of or material liability under any applicable Environmental Law.

(e) The Companies and their Subsidiaries have provided to Buyer all environmental reports materially bearing upon environmental matters with respect to any material environmental liabilities of, or the operations of, the Companies, their Subsidiaries and any property currently or formerly owned since the Lookback Date, leased or occupied by the Companies or their Subsidiaries, in each case, which is in the Companies’ or any of their Subsidiaries’ possession or under its reasonable control.

4.19 Conduct of Business in Ordinary Course.

(a) Since December 31, 2023: (x) the Companies and their Subsidiaries other than Saltire Romania have conducted its business and operations in the Ordinary Course of Business in all material respects, and Saltire Romania, Saltire Drilling Tools and Saltire Norway conducted its business and operations in the Ordinary Course of Business in all material respects until it ceased carrying on active business, following which its activities have been limited to matters relating to its Disclosed voluntary dissolution and wind-up, and (y) to the Company’s Knowledge, there has not been a Material Adverse Effect.

(b) Since the Balance Sheet Date, there has not been any action taken or not taken by the Companies or their Subsidiaries that would require Buyer’s written consent pursuant to Section 7.1 if such action were to be taken or not taken during the period from the date of this Agreement until the Closing Date.

4.20 No Brokers. No broker, finder or similar agent has been engaged by or on behalf of the Companies or their Subsidiaries in connection with this Agreement, and to the Company’s Knowledge, no Person engaged by or on behalf of the Companies or their Subsidiaries in connection with this Agreement is entitled to any brokerage commission, finder’s fee or any similar compensation.

4.21 Customers and Suppliers.

(a) A complete and correct list of customers of the Companies and each of their Subsidiaries that have been billed an aggregate of £250,000 or more during either of the fiscal years ending on June 30, 2025 and June 30, 2026 (each a “Significant Customer”) has been Disclosed.

(b) A complete and correct list of suppliers of the Companies and each of their Subsidiaries that have billed the Companies or their Subsidiaries an aggregate of £250,000 or more during either of the fiscal years ending on June 30, 2025 and June 30, 2026 (each, a “Significant Supplier”) has been Disclosed.

(c) Since June 30, 2026, no Significant Customer or Significant Supplier has provided written or, to the Company’s Knowledge, other notice of its intent, or taken any action, to cancel, or decrease in any material respect the volume of payments to (in the case of Significant Customers) or goods or services supplied to (in the case of Significant Suppliers), or otherwise adversely change in any material respect its relationship with, the Companies or their Subsidiaries.

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4.22 Related Persons Transactions. Except as Disclosed, no equityholder, Affiliate, officer, director, manager or member of the Companies, any Subsidiary or any Seller, or any immediate family member of any director or officer of the Companies, any Subsidiary or any Seller (each a “Related Person”): (a) owes any amount to the Companies or their Subsidiaries nor do the Companies or their Subsidiaries owe any amount to (except in connection with an employment or independent contractor relationship), nor has the Companies or their Subsidiaries committed to make any loan or extend or guarantee credit to, or for the benefit of, or have any indebtedness to, any Related Person (b) is involved in any business arrangement or party to any Contract with the Companies or their Subsidiaries (except for an employment, ownership, or management relationship with the Companies set forth in Exhibit D) or (c) has any financial interest in, or is a director, officer, manager or employee of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Companies or their Subsidiaries. All Contracts and arrangements between any Company or Subsidiary, on the one hand, and any other Company or Subsidiary or any Related Person, on the other hand, have been Disclosed. All Contracts and arrangements between any Company or Subsidiary, on the one hand, and any Related Person (other than a Company or Subsidiary), on the other hand, were entered into on arm’s length terms and on terms no less favourable to the relevant Company or Subsidiary than those which would reasonably have been available from an unrelated third party. Except as Disclosed, there are no amounts outstanding under any such Contract or arrangement.

4.23 Locked Box Accounts. The Locked Box Accounts have been prepared with due care and attention and on a basis consistent with the accounting policies, practices and methods used in the preparation of the Company Financial Statements and in accordance with the Accounting Standards. The Locked Box Accounts do not materially overstate the assets nor materially understate the liabilities and obligations (whether actual, contingent or otherwise) of the Companies and their Subsidiaries as at the Locked Box Date, are not misleading in any material respect and contain no material omission or material errors. Without limiting the foregoing, except as Disclosed, Saltire Romania has no outstanding indebtedness, intra-group receivables or payables, overdue trade payables or other material liabilities, whether actual or contingent.

4.24 No Undisclosed Liabilities. The Companies or their Subsidiaries do not have any material liabilities other than those: (a) specifically reflected and reserved against in the Company Financial Statements, (b) of the same nature as those reflected and reserved against in the Company Financial Statements and incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement, misappropriation or any environmental, health or safety matter) or (c) specifically reflected and reserved against in the Locked Box Accounts.

4.25 Books and Records. All accounts, books, ledgers, financial and other records of the Companies and their Subsidiaries have been kept in accordance with and comply with the requirements of all applicable Law, and are in the possession or under the direct and exclusive control of the Companies and their Subsidiaries. The Companies and their Subsidiaries have not received any written notice that the information contained in any of the accounts, books, ledgers, financial and other records is incorrect, incomplete or should be rectified, and there are no circumstances which might reasonably be expected to lead to any such notice or allegation being served on the Companies and the Subsidiaries.

ARTICLE V
WARRANTIES OF THE SELLERS

Except as Disclosed, each Seller hereby warrants, jointly and severally, to and for the benefit of Buyer as follows as at the date of this Agreement (or, if made as of a specified date, as of such date) and, in the case of the Fundamental Warranties only, separately as at the Closing Date (or, if made as of a specified date, as of such date):

5.1 Authority; Enforceability; Title.

(a) Each Seller has power and authority or capacity, as the case may be, to enter into and perform its obligations under this Agreement and the other transaction documents contemplated hereby to which each Seller is or will be a party (collectively, the “Seller Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by each Seller. This Agreement and the Seller Documents have been (or, as applicable, will be as of the Closing) duly and validly executed and delivered by the Sellers and constitute the legal, valid and binding obligations of the Sellers, enforceable against each Seller in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

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(b) Each Seller (other than the Trustee Seller) is an individual and has the capacity to execute and deliver this Agreement and the Seller Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(c) Each Seller (other than the Trustee Seller and the Loggie Trustee Sellers) is the legal and beneficial owner of the shares of the Company Capital Stock set forth opposite its name in Exhibit D, and each Seller has good and valid title to such shares of the Company Capital Stock, free and clear of all Liens. The Trustee Seller is the legal owner of the shares of the Company Capital Stock set forth opposite its name in Exhibit D, which shares are held for the sole benefit of the beneficiaries of the Cansco Limited Employee Trust 2007. The Loggie Trustee Sellers are the legal owners of the shares of the Company Capital Stock set forth opposite their name in Exhibit D, which shares are held for the sole benefit of the beneficiaries of The Loggie Family Trust. There is no Lien, option, right of pre-emption, right of first or last refusal or other third party right over any of the Company Capital Stock owned by each Seller. Each Seller is not a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that could require each Seller to sell, transfer or otherwise dispose of any Equity Interests of the Companies or (b) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Interests of the Companies. At the Closing, each Seller shall sell, transfer and convey the Company Capital Stock owned by the Seller to Buyer free and clear of all Liens (other than restrictions on transfer under applicable securities laws). Other than the Company Capital Stock set forth opposite its name in Exhibit D, the Seller does not own any other Equity Interests of the Companies, securities, instruments or rights convertible into Equity Interests of the Companies.

(d) The Trustee Seller is the only trustee of the Cansco Limited Employee Trust 2007 and no action is being taken, or is proposed to be taken, to remove the Trustee Seller as trustee of the Cansco Limited Employee Trust 2007. The Trustee Seller has the power under the trust deed dated September 14, 2007 and executed by the Trustee Seller (the “Trust Deed”) and law to enter into this Agreement and all other Seller Documents to be executed by the Trustee Seller and to perform its obligations thereunder and hereunder. The Trustee Seller is not in default under the Trust Deed in any material respect.

(e) The Loggie Trustee Sellers are the only trustees of The Loggie Family Trust and no action is being taken, or is proposed to be taken, to remove the Loggie Trustee Sellers as trustees of The Loggie Family Trust. The Loggie Trustee Sellers have the power under the trust deed dated October 5, 2026 and executed by Michael David Loggie (the “Loggie Trust Deed”) and law to enter into this Agreement and all other Seller Documents to be executed by the Loggie Trustee Sellers and to perform their obligations thereunder and hereunder. The Loggie Trustee Sellers are not in default under the Loggie Trust Deed in any material respect.

5.2 Solvency.

(a) None of the Sellers:

(i) has had a bankruptcy petition pending or threatened against them or been declared bankrupt in any jurisdiction;

(ii) is insolvent or bankrupt under the laws of its jurisdiction of incorporation;

(iii) has been served with a statutory demand in any jurisdiction, or is unable to pay its debts as they fall due within the meaning of the Insolvency Act 1986 of the United Kingdom, and has not proposed nor is it liable to effect any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them; or

(iv) is subject to an Insolvency Event in any jurisdiction.

(b) The Cansco Limited Employee Trust 2007 is not insolvent or bankrupt under the laws of its jurisdiction of establishment, nor has the Trustee Seller had a bankruptcy petition presented against it or been declared bankrupt in any jurisdiction, the Trustee Seller is not unable to pay its debts as they fall due and has not proposed and is not liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

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(c) The Loggie Family Trust is not insolvent or bankrupt under the laws of its jurisdiction of establishment, nor have the Loggie Trustee Sellers had a bankruptcy petition presented against them or been declared bankrupt in any jurisdiction, the Loggie Trustee Sellers are not unable to pay their debts as they fall due and have not proposed and are not liable to any arrangement (whether by court process or otherwise) under which their creditors (or any group of them) would receive less than the amounts due to them.

5.3 Legal Proceedings. There are no Actions pending or threatened in writing or, to the Company’s Knowledge, otherwise threatened by any Governmental Authority against the Seller that would adversely affect the Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.4 Consents. No Consent is required to be obtained by the Seller in connection with the execution or performance of, or the consummation by the Seller of the transactions contemplated by, this Agreement or the Seller Documents, other than any Consent which, if not obtained, would not have a material impact on the ability of the Seller to consummate the transactions contemplated by this Agreement and the Seller Documents.

5.5 No Brokers. Except as Disclosed, no broker, finder or similar agent has been engaged by or on behalf of any Seller in connection with this Agreement, and to the Company’s Knowledge, no Person with which any Seller has had any dealings in connection with this Agreement is entitled to any brokerage commission, finder’s fee or any similar compensation.

5.6 No Conflicts. Neither the execution and delivery of this Agreement or the Seller Documents by the Sellers, nor the consummation by the Sellers of the transactions contemplated hereby or thereby, will (i) conflict with or result in a breach of any provisions of any Organizational Document of the Companies or any Seller (if applicable), the Trust Deed or the Loggie Trust Deed, (ii) constitute or result in the material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of the Companies or the Seller or pursuant to any Contract to which the Companies or the Seller is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, reasonably be expected to adversely affect in any material respect the ability of each Seller to consummate the transactions contemplated by this Agreement, or (iii) violate any Order or Law applicable to the Sellers or any of its properties or assets.

ARTICLE VI
WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby warrant to and for the benefit of the Companies and the Sellers as follows as at the date of this Agreement and separately as at the Closing Date:

6.1 Securities Matters.

(a) The Company Capital Stock is being acquired by Buyer for investment only and not with a view to distribution in violation of the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments pursuant hereto, and Buyer is capable of bearing the economic risk of such investments, including a complete loss thereof. Buyer understands and agrees that it may not sell or dispose of any shares of the Company Capital Stock other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act and applicable state securities Laws. Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b) Parent is not a “shell company” as defined in Rule 144(i)(2) of the Securities Act.

6.2 Organization and Standing. Buyer is a private company with limited liability, with its registered office at Unit 4 & 5 Enterprise Drive, Westhill Industrial Estate, Westhill, Scotland AB32 6TQ, Company Number SC328867 and has the requisite power and authority to conduct its business as presently conducted. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware (subject, in the case of any matter relating to the election of directors of Parent, to obtaining the Parent Stockholder Approval or, in lieu thereof, a final, non-appealable order of the Court of Chancery of the State of Delaware pursuant to Section 205 of the DGCL) and has the requisite power and authority to conduct its business as presently conducted.

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6.3 Authorization, Validity and Effect. Each of Buyer and Parent has all requisite power and authority to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby to which Buyer or Parent is a party (the “Buyer Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer and Parent. This Agreement and the Buyer Documents have been (or, as applicable, will be as of the Closing) duly and validly executed and delivered by Buyer and Parent and constitute the legal, valid and binding obligations of Buyer and Parent, enforceable against Buyer and Parent in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

6.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement or the Buyer Documents by Buyer or Parent, nor the consummation by Buyer or Parent of the transactions contemplated hereby or thereby, nor compliance by Buyer or Parent with any of the provisions hereof or thereof, will (i) subject to obtaining the Parent Stockholder Approval, conflict with or result in a breach of any provisions of any Organizational Document of Buyer or Parent, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or Parent or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, reasonably be expected to materially and adversely affect the ability of Buyer or Parent to consummate the transactions contemplated by this Agreement.

(b) Except for (i) obtaining the Parent Stockholder Approval, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of the Form S-4 Registration Statement, and (iii) the filing with NASDAQ of an additional listing application with respect to the DTI Common Stock to be issued to each Seller (other than the Trustee Seller) pursuant to Section 2.2(d), no Consent is required to be obtained by Buyer or Parent for the consummation by Buyer or Parent of the transactions contemplated by this Agreement. Parent has all authorities required in order to issue the DTI Common Stock in accordance with the terms of this Agreement, subject to obtaining the Parent Stockholder Approval.

6.5 Legal Proceedings. There are no Actions pending or, to Buyer’s or Parent’s knowledge, threatened against Buyer, Parent or any of their respective Affiliates, and there are no material Orders to which Buyer, Parent or any of their respective Affiliates is a party or by which Buyer, Parent or any of their respective Affiliates is bound, that would adversely affect Buyer’s or Parent’s performance under this Agreement, including the consummation of the transactions contemplated hereby.

6.6 No Brokers. No broker, finder or similar agent has been engaged by or on behalf of Buyer or Parent that is payable by the Companies or the Sellers, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation that is payable by the Companies or the Sellers, in connection with this Agreement or the transactions contemplated hereby.

6.7 Due Diligence. Buyer acknowledges that it has had the opportunity to visit with the Companies and meet with their officers and other representatives to conduct a due diligence review of the business, assets, liabilities, financial condition, cash flows and operations of the Companies.

6.8 Independent Investigation; Acknowledgments; Non-Reliance.

(a) In connection with its investment decision, Buyer, Parent and/or their representatives acknowledge and agree that Buyer has conducted its own inquiry and investigation into, and due diligence review of, the Companies and its business, assets, liabilities, financial condition, cash flows and operations as desired by Buyer, and Buyer has formed an independent judgement concerning the Companies and the Sellers, and the business, management, finances, operations, properties and assets of the Companies. The purchase of the Company Capital Stock by Buyer and its consummation of the transactions contemplated hereby are not done in reliance upon any representation or warranty (express or implied) of any kind, or of any omission by, or on the basis of any information received from, the Sellers, the Companies or any of their respective Affiliates, employees, advisors or representatives, whether oral or written, express or implied, with respect to the Companies and/or the business, management,

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finances, operations, properties and assets of the Companies, the transactions contemplated by this Agreement and/or any matter relating thereto, except for the warranties specifically and expressly set forth in Article IV and Article V (in each case, as qualified by the circumstances and matters Disclosed in the Disclosure Letter).

(b) Without limiting the generality of the foregoing, neither the Buyer nor any Buyer Indemnified Party shall have any claim or right to recovery pursuant to Article X or otherwise, and none of the Companies, the Seller Representative, the Sellers or any other Person shall have or be subject to any liability to Buyer or any other Person, with respect to (i) any information, documents or materials furnished, delivered or made available by the Companies or its officers, directors, employees, agents or advisors to Buyer or its representatives, in certain “data rooms”, management presentations or any other form in contemplation of the transactions contemplated hereby or (ii) any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Companies or the future business, operations, or affairs of the Companies heretofore or hereafter delivered to or made available to Buyer or its representatives, except to the extent expressly set forth in Article IV or Article V (as qualified by the circumstances and matters Disclosed in the Disclosure Letter).

6.9 Sanctions Laws. Neither Buyer, Parent, nor any Person who performs or has performed services for them or on their behalf, has done or failed to do any act or thing the doing or omission of which contravenes the provisions of any Sanctions Laws.

6.10 Anti-Corruption Laws. Neither Buyer, Parent nor any Person who performs or has performed services for them or on their behalf, is or has been the subject of any actual, pending or threatened complaint, action, investigation, enforcement proceedings or prosecution under Anti-Corruption Laws and there are no circumstances which are reasonably likely to lead to such a complaint, action, investigation, enforcement proceedings or prosecution. Each of Buyer and Parent has (and has maintained at all times) adequate policies and procedures designed to ensure continued compliance with Anti-Corruption Laws by Buyer or Parent, as applicable, and any Person who performs or has at any time performed services for them or on their behalf.

6.11 Reports; Financial Statements; Internal Controls

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by Parent with the SEC under the Exchange Act or Securities Act since the Lookback Date (the “Parent SEC Documents”) have been filed or furnished by or on behalf of Parent with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded, then on the date of such amended or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of Nasdaq, each as in effect on the date such Parent SEC Document was filed (subject, in the case of any matter relating to the election of directors of Parent, to obtaining the Parent Stockholder Approval); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the Lookback Date, no executive officer of Parent has failed in any respect to make the certifications required of him or her under section 302 or 906 of the Sarbanes-Oxley Act.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC applicable thereto, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of Parent and Parent’s consolidated subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of Parent and Parent’s consolidated subsidiaries for the periods covered thereby subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments; and (iv) have been prepared from, and are in accordance with, the books and records of Parent and Parent’s consolidated subsidiaries in all material respects.

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(c) Parent maintains disclosure controls as required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date of this Agreement, Parent is in compliance in all material respects with all current listing requirements of Nasdaq.

(d) Parent maintains, and at all times since the Lookback Date has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its consolidated subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its consolidated subsidiaries that could have a material effect on the financial statements. Since the Lookback Date, management of Parent has disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (x) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (y) any fraud, whether or not material, that involves management or any other employees who have a significant role in Parent’s internal control over financial reporting.

(e) Since the Lookback Date, (i) none of Parent or any of its subsidiaries nor, to the knowledge of Parent, any director or officer of Parent or any of Parent’s subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or any material complaint, allegation, assertion or claim from employees of Parent or any of its subsidiaries regarding questionable accounting or auditing matters with respect to Parent or any of its subsidiaries, and (ii) to the knowledge of Parent, no attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent, any of its subsidiaries or any of their respective officers, directors, employees or agents to the Parent’s board of directors or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

(f) As of the date of this Agreement, Grant Thornton LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent.

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents, and none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review or investigation.

(h) Neither Parent nor any of its subsidiaries is a party to, or has a commitment to effect, enter into or create, any joint venture or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), in each case where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries in the Parent SEC Documents (including any audited financial statements and unaudited interim financial statements of Parent included therein).

(i) Neither Parent nor any of its subsidiaries has any liabilities of any nature or type (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), that would be required by U.S. GAAP to be reflected on a condensed consolidated balance sheet of Parent and its consolidated subsidiaries, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Parent Balance Sheet; (ii) liabilities incurred in the ordinary course of business in a manner consistent with past practice since the date of the Most Recent Parent Balance Sheet; (iii) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with this Agreement, the preparation and negotiation of this Agreement or the transactions contemplated by this Agreement.

6.12 Disclosure Documents. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the DTI Common Stock to the Sellers (other than the Trustee Seller) (including any amendments or supplements thereto, the “Form S-4 Registration Statement”) or (ii) the proxy statement to be sent

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to the stockholders of Parent in connection with the Parent Stockholders Meeting to seek the Parent Stockholder Approval (including any amendments or supplements thereto, and which will be included in the Form S-4 Registration Statement, the “Proxy Statement/Prospectus”) will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, at the date the Proxy Statement/Prospectus is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no warranty is made by Parent with respect to statements made therein based on information supplied by the Companies for inclusion therein.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1 Interim Operations. Between the date of this Agreement and the Closing or the earlier termination of this Agreement in accordance with Article IX, unless Buyer has previously consented in writing or as required by applicable Law, the Companies shall, and Sellers (other than the Trustee Seller) shall cause the Companies to use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business. Without limiting the foregoing, between the date of this Agreement and the Closing or the earlier termination of this Agreement in accordance with Article IX, except as otherwise (A) required by applicable Law, (B) consented to in writing by Buyer (which consent Buyer may not unreasonably withhold, condition or delay), (C) undertaken at the express written instruction of Buyer, or (D) done in compliance with or required by the terms of this Agreement, the Companies shall not and shall cause their Subsidiaries not to do any of the following:

(a) without prejudice to the generality of the foregoing and the other provisions of this Section 7.1, during the Locked Box Period, the Sellers (other than the Trustee Seller and the Loggie Trustee Sellers) shall procure that none of the Companies nor any of their Subsidiaries effects any Leakage (other than Permitted Leakage). The Sellers acknowledge that a purpose of this Section 7.1 is to preserve the economic value of the Companies and their Subsidiaries from and after the Locked Box Date.

(b) issue, grant, redeem or sell any Equity Interests or options, convertible securities, warrants, calls, subscriptions or other rights to issue, purchase or redeem any Equity Interests or convertible securities of the Companies, or issue or declare any non-cash dividends or distributions with respect thereto, or split, combine, reclassify or subdivide the Equity Interests of the Companies or issue any securities in exchange for, lieu of, or substitution for any Equity Interests;

(c) other than in the Ordinary Course of Business: (i) transfer, lease or dispose of any material tangible property or assets of the Companies; or (ii) mortgage, encumber or subject to any Lien (other than Permitted Liens), any property or assets of the Companies;

(d) (i) transfer, assign, sell, lease, license, sublicense, abandon, permit to lapse or expire (other than expiration of Company Registered Intellectual Property in accordance with its maximum statutory term) or otherwise dispose of any Company-Owned IP, or (ii) disclose any trade secret or other confidential information included in the Company-Owned IP (other than in the Ordinary Course of Business in circumstances in which the Companies have imposed reasonable and customary confidentiality restrictions);

(e) incur any additional borrowings or incur any other indebtedness including any off balance sheet liabilities (other than in the Ordinary Course of Business);

(f) amend, modify or affirmatively terminate any Material Contract (other than expirations or non-renewals in accordance with their respective terms); provided, that the Companies shall be permitted to extend, renew or replace any such Material Contract with one or more Contracts on substantially similar terms;

(g) (i) enter into, adopt, amend, modify, terminate, or increase the amount of benefits or compensation due under any Employee Plan or other benefit or compensation plan, program, Contract, or arrangement, including any agreement relating to the compensation or severance of any employee of the Companies, except to the extent required by Law or any existing agreements or Employee Plans in effect on the date hereof, (ii) grant any change in control or transaction bonus, severance, termination pay, benefits or other direct or indirect compensation to any current or former director, officer, employee or other individual service provider of the Companies, or (iii) take

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any action to accelerate the vesting, funding or payment of, the compensation or benefits to any current or former director, officer, employee or other individual service provider of the Companies, except in accordance with the terms of this Agreement;

(h) negotiate, modify, extend, terminate, or enter into any Labor Agreement, or recognize or certify any labour union, labour organization, works council, or group of employees as the bargaining representative for any employees of the Companies;

(i) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions or work schedule changes;

(j) hire, engage, terminate (without cause), furlough, or temporarily layoff or make redundant any employee or independent contractor with annual compensation in excess of £100,000;

(k) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(l) directly or indirectly engage in any transaction, arrangement or contract with, or make any loan to, any Related Person, other than (A) in such person’s capacity as an employee or director of the Companies in the Ordinary Course of Business or (B) entering into the Property Leases;

(m) adversely modify, in any material respect, any standard billing or collection procedures, backlog conversion or revenue recognition policies used in the Ordinary Course of Business, including any such modification to billing practices in respect of annual maintenance or license or subscription fees;

(n) make any change to the Companies’ accounting methods, principles or practices, except as may be required by changes in Law;

(o) (i) make any Tax election inconsistent with past practices or outside of the Ordinary Course of Business or change or revoke any Tax election, change an annual accounting period or adopt or change any accounting method in each case otherwise than as required by applicable Law; (ii) settle or compromise any Action in respect of income or other material Taxes (other than Taxes that are set out in the EV to Equity Bridge); (iii) file any amended Tax Return save for to correct an immaterial error or as required by applicable Law; (iv) agree to or seek any extension or waiver of a statute of limitations in respect of any Tax; (v) surrender or compromise any right to claim a Tax refund; or (vi) take any position on any income or other material Tax Return that is inconsistent with past practice save for as required by applicable Law;

(p) make any amendment to the Companies’ Organizational Documents;

(q) acquire by merger or consolidation with, or merge or consolidate with, or purchase assets or otherwise acquire any business or division of, or acquire any Equity Interests in, any other Person, other than purchases of assets in the Ordinary Course of Business;

(r) enter into or adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Companies;

(s) institute Actions or enter into any settlements or compromises of any Actions, if such settlements or compromises would involve the imposition of any material non-monetary restrictions upon the Companies or which require a cash payment in excess of £100,000 (other than if such cash payment is to be paid in full by the Companies prior to Closing with no additional restrictions or liabilities on the Companies);

(t) make or commit to making any capital expenditures in excess of £100,000; or

(u) propose, authorize or agree to take any of the actions described in the foregoing sub-clauses of this Section 7.1.

(v) For the purposes of this Section 7.1, if the Companies deliver a written request to Buyer seeking consent to take any action described in this Section 7.1 and Buyer does not respond in writing (whether to grant or withhold such consent) within ten (10) Business Days of receipt of such request, Buyer shall be deemed to have consented to the action specified in such request.

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(w) Notwithstanding anything to the contrary in this Section 7.1, the Sellers (other than the Trustee Seller) shall procure that Saltire Romania continues to take all steps reasonably necessary to progress and, if reasonably practicable prior to Closing, complete its voluntary dissolution, liquidation and strike-off from the Romanian Trade Register, including making all filings and taking all corporate and procedural steps required under applicable Romanian Law in connection with such process, maintaining a valid registered office until strike-off and taking the steps required in respect of the outstanding 2025 statutory financial statements, and shall keep the Buyer reasonably informed and consult with the Buyer in advance in relation to any material step. Any action taken in compliance with this Section 7.1(w) shall not constitute a breach of any other provision of this Section 7.1. No breach of this Section 7.1(w) shall constitute a failure to satisfy any condition to Closing set forth in Section 8.2 or give rise to a right of termination under Article IX.

7.2 Notification of Material Adverse Effect. Between the date of this Agreement and the Closing or the earlier termination of this Agreement in accordance with Article IX, each Seller (other than the Trustee Seller) shall (and the Sellers (other than the Trustee Seller and the Loggie Trustee Sellers) shall procure that the Companies shall) promptly notify the Buyer in writing (and in any event within ten (10) Business Days of becoming actually aware thereof) of any matter or circumstances or development of which such Seller or the Companies become actually aware that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, together with such details as are reasonably available and as the Seller reasonably considers material in the circumstances. For the avoidance of doubt, delivery of any such notification shall not (a) be deemed to amend or supplement the Disclosure Letter or otherwise qualify any warranty contained in this Agreement, (b) limit or affect the rights or remedies available to Buyer under this Agreement (including under Article IX), or (c) constitute an acknowledgement by the Sellers or the Companies that a Material Adverse Effect has occurred.

7.3 Historic Scottish Leases.

(a) The Sellers (other than the Trustee Seller) shall procure that, prior to Closing, and following agreement with the Buyer in respect of the Agreed Historic Lease Tax Amount, all outstanding Tax Returns related to Land and Buildings Transaction Tax and Stamp Duty Land Tax required to have been submitted in respect of each Historic Scottish Lease prior to its termination are duly submitted to the relevant Taxing Authority and that all Tax, interest and penalties due and payable on or before the Closing in respect thereof are timely paid.

(b) Following the termination of each Historic Scottish Lease, the Buyer shall procure that the relevant Company or Subsidiary submits any Tax Return related to Land and Buildings Transaction Tax and Stamp Duty Land Tax required as a consequence of that termination within the applicable statutory period.

(c) The Sellers (other than the Trustee Seller) shall promptly provide the Buyer, the relevant Company or Subsidiary and their respective advisers with all information, records and assistance reasonably required in connection with the preparation and submission of any Tax Return related to Land and Buildings Transaction Tax and Stamp Duty Land Tax referred to in paragraph (b).

(d) The Sellers (other than the Trustee Seller) shall provide to the Buyer, within a reasonable time period after the date of this Agreement, calculations in respect of the Land and Buildings Transaction Tax and Stamp Duty Land Tax payable in respect of each Historic Scottish Lease on or prior to Closing and the Sellers (other than the Trustee Seller and the Loggie Trustee Sellers) and the Buyer shall co-operate, each acting reasonably, in agreeing in writing the amount of such Land and Buildings Transaction Tax and Stamp Duty Land Tax, together with any interest and/or penalties thereon, (the “Agreed Historic Lease Tax Amount”) as soon as reasonably practicable so as to allow the Sellers (other than the Trustee Seller and the Loggie Trustee Sellers) to procure that the relevant Companies and/or Subsidiaries are able to prepare and file the Tax Returns related to such Taxes (to the extent the deadline for filing without interest and/or penalties falls prior to Closing) prior to Closing (without prejudice to Section 7.3(b) in respect of the Buyer procuring the filings required as a consequence of the termination of the Historic Scottish Leases within the applicable statutory period).

7.4 Reasonable Access; Confidentiality.

(a) From the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with Article IX, and subject to applicable Law, the Companies (A) shall use their commercially reasonable efforts to give Buyer, its Affiliates and their respective representatives, upon reasonable advance notice to the Companies, reasonable access, during normal business hours, to the officers, employees, directors, offices,

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personnel, books and records of the Companies with due regard to minimizing disruption of the conduct of the Companies’ businesses, (B) instruct its employees, counsel, accountants, financial advisors and other representatives to cooperate reasonably with the Buyer, and (C) cooperate with Buyer in Buyer’s preparation of a quality of earnings report. Notwithstanding anything to the contrary in this Section 7.4(a), the Companies may withhold any document (or redact portions thereof) or information to the extent that (i) such information or document may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by the Companies’ counsel, may be deemed to constitute a waiver of any such privilege or (ii) the provision of access to such document (or portion thereof) or information, as reasonably determined by the Companies’ counsel, would conflict with applicable Law.

(b) Any information provided to or obtained by Buyer pursuant to Section 7.4(a) will be subject to the Nondisclosure Agreement, dated October 24, 2024 by and between Saltire and Buyer (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

(c) Until the Closing, Buyer shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

(d) The Confidentiality Agreement shall automatically terminate and be of no further force or effect upon the consummation of the Closing.

7.5 Publicity. Except as may be required to comply with the requirements of any applicable Law or to comply with the rules of any relevant stock exchange, in each case, in the reasonable opinion of counsel to such Party, and in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such public announcement or statement in advance, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Party, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld or delayed) of (a) with respect to such releases or announcements by Buyer or the Companies (from and after the Closing Date), the Sellers, or (b) with respect to such releases or announcements by the Sellers or the Companies (prior to the Closing Date), Buyer; provided, however, that, after the Closing, (i) in connection with any press release or public announcement required by Law, Buyer and the Sellers shall, to the extent possible, have the right to review and comment on such public announcement prior to its publication, provided that Buyer shall have final authority over the form and content of any such announcement, (ii) the Closing Date Consideration shall not be included in any press release or other public announcement issued or made by a Party and (iii) the foregoing shall not prohibit any Party from making any press release or other public announcement that contains no more information than has already been disclosed pursuant to a press release or other public announcement issued pursuant to this Section 7.5.

7.6 Records. With respect to the financial books and records, Tax Returns and minute books or equivalent statutory corporate records of the Companies and their Subsidiaries relating to matters on or prior to the Closing Date: (a) for a period of seven (7) years after the Closing Date, Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Sellers, and (b) where there is an audit of the Companies by any Taxing Authority that relates to any period prior to the Closing, Buyer shall allow the Sellers and their representatives to, at their cost, make copies (to the extent permitted by Law) of the relevant books and records (including accountant work papers) of the Companies or any of their Subsidiaries during regular business hours.

7.7 W&I Insurance. The Buyer warrants to the Sellers that the W&I Policy is in full force and effect, insuring Buyer for Losses due to breaches of the warranties made by the Sellers and the Companies under Articles IV and V, which shall expressly exclude any right of subrogation, contribution or similar rights in favour of any party against any Related Persons, in each case, under or in connection with this Agreement and otherwise in respect of the transactions contemplated hereby, and provide that such Related Persons may rely upon and enforce such anti-subrogation provisions as express third party beneficiaries. Furthermore, Buyer shall not amend, modify, or cancel such subrogation, third party beneficiaries or amendment provisions without the express written consent of the Seller Representative. Buyer, on the one hand, and Sellers, on the other, shall each pay (or, to the extent already paid as of the date of this Agreement, shall be deemed to have paid) 50% of all premiums, Taxes, commissions, fees, costs and

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other payments in respect of the W&I Policy, in each case in accordance with the payment terms required thereunder; provided, that such cost-sharing shall not apply to any retention amount payable in respect of the W&I Policy, which shall be borne solely by Buyer. Buyer and its Affiliates will not amend, waive or otherwise modify the W&I Policy in any manner that adversely affects the Sellers’ rights or protections, including, without limitation, under the anti-subrogation or third-party beneficiary provisions thereof without the prior written consent of the Seller Representative.

7.8 Continuing Indemnification for Companies Actors.

(a) For six (6) years after the Closing Date and to the extent permitted by applicable Law, the Companies shall fulfil and honour in all respects the obligations of the Companies for indemnification and advancement of expenses in favour of each past and present officer, manager and director of the Companies (each, a “Company Indemnitee”) under the Organizational Documents of the Companies (as in effect as of the date hereof). The Organizational Documents of the Companies following the Closing shall contain provisions with respect to indemnification that are at least as favourable to the Company Indemnitees as those contained in the Organizational Documents of the Companies as in effect on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified (including by merger, conversion, domestication, operation of law or otherwise) for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of any of the Company Indemnitees (unless such modification is required by applicable Law) and all rights to indemnification thereunder in respect of any Action asserted or made within such period shall continue until the final disposition or resolution of such Action or the expiration of the statute of limitations with respect to any such claim, together with any appeal thereof.

(b) For a period of six (6) years beginning on the Closing Date, the Companies shall maintain in effect directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance covering acts or omissions occurring on or prior to the Closing Date with respect to those Persons who are currently covered by the Companies’ comparable insurance policies on terms with respect to such coverage and amount no less favourable to the insured than those of such current insurance coverages.

(c) The provisions of this Section 7.8 are intended to be for the benefit of, and will be enforceable by, each Company Indemnitee or insured Person, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise. Following the Closing, in the event the Companies or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, the successors and assigns of the Companies shall automatically assume the obligations of the Companies set forth in this Section 7.8.

(d) Notwithstanding anything to the contrary herein, no Company Indemnitee shall have any right to indemnification, advancement, contribution, reimbursement of expenses or recovery of any other kind from the Buyer or any of its Affiliates (including, following the Closing, the Companies) in respect of any claims by the Buyer or any of its Affiliates in respect of this Agreement or the transactions contemplated hereby.

7.9 Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction of the conditions precedent to the consummation of the transactions contemplated hereby.

7.10 Cooperation and Payoff Letters. The Companies shall use commercially reasonable efforts to deliver to the Buyer drafts of the Payoff Letters (and any related collateral and lien release documentation) no later than ten (10) Business Days prior to the Closing Date, and to provide an opportunity for the Buyer and its legal counsel to comment on such documents.

7.11 Employment and Benefit Arrangements.

(a) For the period commencing on Closing and ending on the first anniversary of Closing, Buyer shall ensure that the Companies provide each individual who is employed by the Companies as of the Closing Date and who continues to be so employed immediately following the Closing Date (the “Company Employees”) with

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base salary, cash incentive opportunities and employee benefits that are, in the aggregate, no less favourable than those provided to such Company Employee immediately prior to Closing (excluding any equity or equity-based compensation or benefits, defined benefit pension, nonqualified deferred compensation, and post-termination or retiree health or welfare benefits).

(b) Where, following Closing, a Company Employee becomes eligible to participate in any employee benefit plan, program or arrangement maintained or adopted by Buyer or any of its Affiliates, Buyer shall ensure that such Company Employee receives credit for service with the Companies prior to Closing for purposes of eligibility, vesting and, where applicable, benefit accrual under such plan, program or arrangement, in each case to the same extent that such service was recognised under the corresponding Employee Plan immediately prior to Closing; provided that such recognition shall not result in any duplication of benefits or credit for the same period of service.

(c) Subject to the obligations set out in this Section and applicable Law, nothing in this Agreement shall require Buyer or any of its Affiliates to continue the employment of any Company Employee for any period of time following Closing or to prevent Buyer, any Affiliate of Buyer or any Company from amending, modifying or terminating any compensation or benefit plan, program, agreement, policy or arrangement after the first anniversary of Closing. No provision of this Agreement shall create any third-party beneficiary rights in favour of any current or former employee, director, officer, independent contractor or other service provider of any Company or any of their dependants or beneficiaries.

7.12 No Shop. Until the termination of this Agreement in accordance with Article IX, the Sellers and the Companies shall not, and shall direct their respective officers, directors, partners, Affiliates and representatives not to, directly or indirectly, solicit, initiate, undertake, authorize, recommend, pursue, propose, enter into or encourage the submission of any proposal or offer from any Person relating to the acquisition of any portion of the Company Capital Stock or any material portion of the Companies’ assets (other than assets sold in the Ordinary Course of Business) (each, an “Acquisition Proposal”) or otherwise enter into or participate in any discussions, negotiations or other communications regarding an Acquisition Proposal; provided, however, that the Companies’ and the Sellers’ representatives may respond to unsolicited inquiries, but solely for the purpose of communicating that the Companies are not able to entertain the unsolicited offer. Each Seller and the Companies shall (and shall cause their respective representatives to) (A) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Proposal and (B) promptly notify Buyer of the receipt of any inquiry, expression of interest or proposal in respect of an Acquisition Proposal, along with details of any material terms (including the identity of the applicable Person).

7.13 Parent Stockholder Meeting; Proxy Statement/Prospectus; Registration Statement

(a) Parent shall file an additional listing application with NASDAQ with respect to the DTI Common Stock to be issued to the Sellers (other than the Trustee Seller) pursuant to Section 2.2(d) and shall use its reasonable best efforts to cause such shares to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing.

(b) From and after the Closing and continuing until the date that is twenty-four (24) months following the expiration of the applicable Lock-Up Period (as defined in the Lockup and Investor Rights Agreement), Parent covenants and agrees to (A) comply with the reporting requirements of Rule 144(c)(1) of the Securities Act, (B) timely file all reports required to be filed by Parent under Sections 13 or 15(d) of the Exchange Act, (C) provide a letter confirming compliance with the foregoing clauses (A) and (B) at the reasonable request of each Seller, and (D) maintain the listing of the DTI Common Stock on NASDAQ or another national securities exchange (as defined in Section 6 of the Exchange Act), and not take any action that would reasonably be expected to result in the delisting of the DTI Common Stock from such exchange; provided that (i) Parent may transfer the listing of the DTI Common Stock from NASDAQ to another national securities exchange so long as such transfer would not adversely affect the ability of the Sellers to sell their shares of DTI Common Stock pursuant to Rule 144 under the Securities Act and (ii) Parent may maintain a dual listing of the DTI Common Stock on more than one national securities exchange so long as at least one such exchange is a national securities exchange on which sales of the DTI Common Stock may be effected in compliance with Rule 144 under the Securities Act.

(c) Parent shall, promptly following the written request of any Seller (and in any event within five (5) Business Days of such request), instruct its transfer agent to remove any restrictive legends from the certificates (or book-entry positions) representing shares of DTI Common Stock held by such Seller, and shall cause its counsel

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to deliver any legal opinions required by the transfer agent in connection therewith, in each case, to the extent that (i) the applicable Lock-Up Period (as defined in the Lockup and Investor Rights Agreement) has expired with respect to such shares and (ii) such Seller certifies to Parent in writing that such shares are eligible for resale pursuant to Rule 144 of the Securities Act (or have been sold pursuant to an effective registration statement under the Securities Act). All fees and expenses incurred in connection with the removal of such legends, including transfer agent fees and fees for legal opinions, shall be borne by Parent. Parent shall, prior to the Closing, pre-clear the legend removal process with its transfer agent and outside counsel so as to ensure that legend removal requests can be processed promptly following the expiration of the applicable Lock-Up Period.

(d) The Companies shall, and shall cause their Subsidiaries to, provide Parent with such cooperation as Parent may reasonably request in connection with the preparation of the Form S-4 Registration Statement and the Proxy Statement/Prospectus, including furnishing Parent with all information concerning the Companies and their Subsidiaries as Parent may reasonably request in connection with such actions and the preparation of the Form S-4 Registration Statement and the Proxy Statement/Prospectus. Each of the Companies warrants to Parent that none of the information specifically and expressly supplied in writing by the Companies for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Proxy Statement/Prospectus will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, at the date the Proxy Statement/Prospectus is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, each of the Companies makes no warranty with respect to (i) any information supplied by Parent, Buyer or any of their representatives for inclusion in the Form S-4 Registration Statement and the Proxy Statement/Prospectus, (ii) any financial statements, projections, forward-looking statements or other financial information of Parent or Buyer included therein, or (iii) any information obtained from third-party sources and not specifically and expressly supplied in writing by the Companies for inclusion therein.

(e) As promptly as reasonably practicable following the date of this Agreement (and in any event within forty-five (45) days following the date hereof), Parent shall prepare and file with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus will be included. Parent shall use its reasonable best efforts to (i) cause the Form S-4 Registration Statement to be declared effective by the SEC as promptly as practicable after such filing (including by responding to comments of the SEC), (ii) cause the Proxy Statement/Prospectus to be mailed to Parent’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective by the SEC, (iii) keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the transactions contemplated hereby, and (iv) obtain the Parent Stockholder Approval. Parent shall use its reasonable best efforts to ensure that the Form S-4 Registration Statement and the Proxy Statement/Prospectus comply in all material respects with all applicable rules, regulations and requirements of the Securities Act and the Exchange Act. Prior to the filing of the Form S-4 Registration Statement, Parent shall provide the Companies and their counsel a reasonable opportunity to review and comment on such documents, and Parent will consider, in good faith, incorporating any such comments of Companies and/or their counsel prior to such filing.

(f) If at any time prior to the receipt of the Parent Stockholder Approval, any information relating to the Companies or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Companies or Parent which is required to be set forth in an amendment or supplement to either the Form S-4 Registration Statement or the Proxy Statement/Prospectus so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and (i) an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and (ii) with respect to the Proxy Statement/Prospectus, to the extent required by applicable Law, disseminated to Parent’s stockholders.

(g) Parent shall advise the Companies, promptly after receipt of notice thereof, of the time when the Form S-4 Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order relating thereto, or the suspension of the shares of DTI Common Stock for offering or sale in any jurisdiction, or any request by the SEC or its staff for any amendment of or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information (and shall provide the Companies with a reasonable opportunity to participate in the response

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to those comments and requests), and Parent shall use its reasonable best efforts to as promptly as practicable have any stop order relating to the Form S-4 Registration Statement or any such suspension of the shares of DTI Common Stock lifted, reversed or otherwise terminated.

(h) Parent shall, as promptly as reasonably practicable following clearance of the Proxy Statement/Prospectus by the SEC, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval. Parent shall, through its board of directors, recommend to its stockholders that they give the Parent Stockholder Approval (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement/Prospectus. Parent shall not withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the Sellers, the Parent Board Recommendation.

(i) If, as of the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of DTI Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, or if on the date of the Parent Stockholders Meeting Parent has not received proxies representing a sufficient number of shares of DTI Common Stock necessary to obtain the Parent Stockholder Approval, Parent shall adjourn or postpone the Parent Stockholders Meeting (and any subsequent adjourned or postponed meeting) for a period of not more than thirty (30) days to solicit additional proxies; provided, that Parent shall not be required to adjourn or postpone the Parent Stockholders Meeting to a date that is later than three (3) Business Days prior to the Outside Date.

(j) In the event that the approval described in clause (i) of the definition of Parent Stockholder Approval is obtained at the Parent Stockholders Meeting but the ratification described in clause (ii) of such definition is not so obtained, Parent shall, as promptly as reasonably practicable following such Parent Stockholders Meeting (and in any event within fifteen (15) Business Days thereafter), file a petition with the Court of Chancery of the State of Delaware pursuant to Section 205 of the DGCL seeking validation of the defective corporate acts that were the subject of such failed ratification. Parent shall use its reasonable best efforts to obtain a final, non-appealable order of the Court of Chancery of the State of Delaware validating such defective corporate acts prior to the Closing and, in any event, prior to the Outside Date, including by diligently prosecuting such petition and promptly responding to any requests or directions of the Court of Chancery in connection therewith. Parent shall keep the Seller Representative reasonably informed of the status of any such proceedings, including by providing copies of all material filings and orders in connection therewith promptly following the filing or receipt thereof.

7.14 Financial Information. The Sellers shall cause the Companies to (x) use commercially reasonable efforts to cooperate with an independent registered public accounting firm reasonably acceptable to Buyer in connection with the preparation and completion of any financial statements required for inclusion in any registration statement or report filed by Parent with the SEC, including by providing reasonable access to books, records, personnel and other information as may be reasonably requested, and (y) provide historical financial data as Buyer may reasonably request, including with respect to periods other than those covered in this Agreement, to facilitate Buyer’s preparation of any pro forma financial information required for inclusion in the foregoing filed by Parent with the SEC.

7.15 Leased Real Properties. From the date of this Agreement until the Closing Date, the Sellers (other than the Trustee Seller) shall procure that each Company or Subsidiary that is a tenant under a Property Lease keeps and maintains the Leased Real Properties demised by such Property Lease in a condition no worse than their condition as at the date of this Agreement, and otherwise comply with their obligations under the Property Leases, in each case in accordance with the terms of the relevant Property Lease.

7.16 EBT Tax Liability. The Sellers (other than the Trustee Seller and the Loggie Trustee Sellers) shall provide to the Buyer, within a reasonable time period after the date of this Agreement, copies of all correspondence with His Majesty’s Revenue and Customs and, to the extent available, calculations in respect of any EBT Tax Liability arising in connection with the Companies and/or their Subsidiaries, and the Sellers (other than the Trustee Seller and the Loggie Trustee Sellers) and the Buyer shall co-operate, each acting reasonably, in agreeing in writing the amount of such EBT Tax Liability, together with any interest and/or penalties thereon (the “Agreed EBT Tax Liability Amount”), as soon as reasonably practicable and in any event prior to Closing.

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ARTICLE VIII
CONDITIONS TO CLOSING

8.1 Conditions to Obligations of the Parties. The respective obligations of the Parties to consummate the Closing are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Parties) of the following conditions:

(a) no Order shall have been entered by any Governmental Authority which would prohibit, restrain or otherwise make illegal the consummation of the Closing or cause such transactions to be rescinded (“Restraint”);

(b) the Form S-4 Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC, and the shares of DTI Common Stock to be issued to the Sellers (other than the Trustee Seller) shall have been registered under the Securities Act pursuant to the Form S-4 Registration Statement;

(c) the Parent Stockholder Approval shall have been obtained (including, for the avoidance of doubt, where the requirement set forth in clause (ii) of the definition thereof is deemed satisfied by a final, non-appealable order of the Court of Chancery of the State of Delaware pursuant to Section 205 of the DGCL in accordance with Section 7.13(j)); and

(d) the DTI Common Stock to be issued to the Sellers (other than the Trustee Seller) pursuant to Section 2.2(d) shall have been approved for listing on NASDAQ, subject to official notice of issuance.

8.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the Closing are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Buyer) of the following conditions:

(a) the Fundamental Warranties shall be true, correct and accurate in all respects except for inaccuracies that are de minimis (A) as of the date of this Agreement and (B) as of the Closing Date as if made on and as of the Closing Date, except to the extent that any such warranty by its terms relates to a particular date or period of time (in which case, such warranty shall be true, correct and accurate in all respects as of such particular date or period of time);

(b) the Commercial Warranties shall be true, correct and accurate in all respects as of the date of this Agreement, provided always that (x) to the extent that any such warranty by its terms relates to a particular date or period of time (in which case, such warranty shall be true, correct and accurate in all respects as of such particular date or period of time) and (y) that any failure of such warranties to be true, correct and accurate in all respects shall be disregarded if such failure, individually or in the aggregate, would not or would not reasonably be expected to have a Material Adverse Effect on the Companies and the Subsidiaries (taken as a whole);

(c) the covenants and agreements contained in this Agreement to be complied with or performed by each Company or the Sellers on or before the Closing, including delivery of all items in Section 3.2 and compliance with Section 7.1, shall have been complied with or performed in all material respects;

(d) there shall not have occurred, since the date of this Agreement, a Material Adverse Effect in respect of each Company; and

(e) Buyer shall have obtained debt and/or equity financing on terms consistent with the heads of terms agreed between Buyer and the Seller Representative and attached hereto as Exhibit E (the “Agreed Financing Terms”) in an aggregate amount sufficient to pay the Adjusted Closing Date Cash Consideration and all fees and expenses required to be paid by Buyer at or prior to the Closing (the “Financing”).

8.3 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Closing are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Sellers) of the following conditions:

(a) the warranties of Buyer and Parent contained in Article VI of this Agreement shall be true, correct and accurate in all respects (A) as of the date of this Agreement and (B) as of the Closing Date as if made on and as of the Closing Date, except (x) to the extent that any such warranty by its terms relates to a particular date or

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period of time (in which case, such warranty shall be true, correct and accurate in all respects as of such particular date or period of time) and (y) that any failure of such warranties to be true, correct and accurate in all respects shall be disregarded if such failure, individually or in the aggregate, would not and would not reasonably be expected to have a material adverse effect on Buyer’s or Parent’s ability to consummate the transactions contemplated under this Agreement or the Lockup and Investor Rights Agreement;

(b) the covenants and agreements contained in this Agreement to be complied with or performed by Buyer or Parent on or before the Closing, including delivery of all items in Section 3.3, shall have been complied with or performed in all material respects;

(c) the Lockup and Investor Rights Agreement shall be in full force and effect as of Closing; and

(d) His Majesty’s Revenue and Customs having confirmed in writing under section 138 of the Taxation of Chargeable Gains Act 1992 and section 701 of the Income Tax Act 2007 (as applicable) in response to the letter from Johnston Carmichael dated 7 October 2026 that: (a) no counteraction notice under section 698 of the Income Tax Act 2007 will be issued in respect of (i) the disposal of Company Capital Stock by the Sellers and (ii) the exchange of loan notes through the acquisition structure, ultimately for DTI Common Stock; and (b) the exchange of shares for the Closing Date Loan Note Consideration will be effected without arrangements to which section 137 of the Taxation of Chargeable Gains Act 1992 applies.

8.4 Frustration of Closing Conditions. Neither Buyer, the Companies nor the Sellers may rely on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3 to be satisfied if such failure was primarily caused by such Party’s material breach of its obligations to consummate the transactions contemplated by this Agreement as required by the provisions of this Agreement.

8.5 Financing Updates. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, Buyer shall keep the Seller Representative reasonably informed of the status of the Financing, including by providing written updates no less frequently than once every five (5) Business Days setting out in reasonable detail (i) the key milestones achieved and remaining in connection with obtaining the Financing, (ii) any material developments, changes or conditions relating to the Financing, and (iii) any circumstances that could reasonably be expected to prevent or materially delay the obtaining of the Financing on or prior to the Outside Date.

8.6 Financing Discussions. If the Financing has not been obtained on or prior to November 30, 2026, the Seller Representative may, by written notice to Buyer (a “Financing Discussion Notice”), require Buyer to enter into good faith discussions with the Seller Representative regarding the status and prospects of the Financing. Following receipt of a Financing Discussion Notice, Buyer and the Seller Representative and their respective advisors shall meet (in person or by video conference) within five (5) Business Days and shall thereafter continue to engage in good faith discussions for a period of not less than ten (10) Business Days (the “Financing Discussion Period”) with a view to agreeing a path to completion of the Financing on or prior to the Outside Date. During the Financing Discussion Period, Buyer shall provide the Seller Representative with such information regarding the Financing as the Seller Representative may reasonably request (subject to customary confidentiality restrictions imposed by any financing provider).

ARTICLE IX
TERMINATION OF AGREEMENT

9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and the Seller Representative;

(b) by Buyer or the Seller Representative, upon written notice to the other Party, if the Closing has not occurred on or prior to March 31, 2027 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of its obligations, covenants, representations or warranties under this Agreement has been the principal cause of the failure of the Closing to occur by such time; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to Parent or Buyer if the failure of the Closing to occur by the Outside Date is primarily attributable to the pendency of proceedings initiated by Parent pursuant to Section 7.13(j) seeking validation of defective corporate acts under Section 205 of the DGCL;

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(c) by Buyer or the Seller Representative, upon written notice to the other Party, if any Order shall have been entered by any Governmental Authority which would prohibit, restrain or otherwise make illegal the consummation of the Closing or cause such transactions to be rescinded, and such Order is in effect and has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party that is in material breach of its obligations or covenants under Section 7.9;

(d) by Buyer, upon written notice to the Seller Representative that the Buyer has determined, acting reasonably, that a Material Adverse Effect has occurred (an “MAE Termination Notice”), provided always that:

(i) the MAE Termination Notice shall set out in reasonable detail the event, change, condition, state of facts, occurrence or development that Buyer considers constitutes a Material Adverse Effect, together with reasonable supporting evidence thereof;

(ii) the Seller Representative shall have a period of twenty (20) Business Days following receipt of the MAE Termination Notice (the “MAE Cure Period”) within which to cure or remedy the event, change, condition, state of facts, occurrence or development giving rise to the Material Adverse Effect (to the extent capable of cure or remedy), and Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) if such Material Adverse Effect is cured or remedied during the MAE Cure Period such that it no longer constitutes a Material Adverse Effect;

(iii) if the Seller Representative disputes in writing (an “MAE Dispute Notice”), within ten (10) Business Days of receipt of the MAE Termination Notice, that a Material Adverse Effect has occurred, then Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) unless and until the dispute has been resolved in accordance with the following procedure:

(A) the Parties shall first seek to resolve the dispute by good faith negotiations between senior representatives of Buyer and the Seller Representative for a period of ten (10) Business Days following receipt by Buyer of the MAE Dispute Notice (the “MAE Negotiation Period”);

(B) if the dispute is not resolved during the MAE Negotiation Period, either Buyer or the Seller Representative may, by written notice to the other, refer the dispute to an independent expert (the “MAE Expert”) for determination. The MAE Expert shall be a partner or director of an internationally recognised accounting firm or investment bank (other than the auditors of the Companies or Parent or any advisor to any Party in connection with the transactions contemplated hereby) agreed upon by Buyer and the Seller Representative, or, failing agreement within ten (10) Business Days of the referral notice, appointed on the application of either Party by the President of the Institute of Chartered Accountants in England and Wales;

(C) the MAE Expert shall act as an expert and not as an arbitrator and shall be instructed to determine, as soon as reasonably practicable (and in any event within thirty (30) days of appointment), whether a Material Adverse Effect has occurred. Each of Buyer and the Seller Representative shall be entitled to make written submissions to the MAE Expert and shall provide such information and assistance as the MAE Expert may reasonably require. The MAE Expert’s determination shall, in the absence of manifest error or fraud, be final and binding on the Parties. The costs of the MAE Expert shall be borne by the Party whose position is not upheld by the MAE Expert’s determination (or, if the MAE Expert’s determination does not wholly uphold the position of either Party, such costs shall be apportioned between the Parties as the MAE Expert shall determine); and

(D) Buyer shall only be entitled to terminate this Agreement pursuant to this Section 9.1(d) if the MAE Expert determines that a Material Adverse Effect has occurred (or, if no MAE Dispute Notice is delivered within the period specified above, upon expiry of the MAE Cure Period without the Material Adverse Effect having been cured or remedied);

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(e) by the Seller Representative, upon written notice to Buyer, if (i) the Seller Representative has delivered a Financing Discussion Notice pursuant to Section 8.6, (ii) the Financing Discussion Period has expired, and (iii) the Seller Representative and Buyer determine, acting reasonably and in good faith and having regard to the discussions conducted during the Financing Discussion Period and all other relevant circumstances, that there is no reasonable prospect of the Financing being obtained on or prior to the Outside Date;

(f) by Buyer or the Seller Representative, upon written notice to the other Party, if (i) Buyer has used all reasonable efforts to obtain the Financing and (ii) the Financing has not been obtained on or prior to the Outside Date and this Agreement has not been terminated pursuant to Section 9.1(e); or

(g) by: (i) Buyer or the Seller Representative, upon written notice to the other Party, if any condition set forth in Section 8.1 has become incapable of being satisfied prior to the Outside Date; (ii) Buyer, upon written notice to the Seller Representative, if any condition set forth in Section 8.2 has become incapable of being satisfied prior to the Outside Date (other than in respect of a Material Adverse Effect, in respect of which Section 9.1(d) shall apply); and (iii) the Seller Representative, upon written notice to Buyer, if any condition set forth in Section 8.3 has become incapable of being satisfied prior to the Outside Date, in each case provided, that the right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available to any Party whose breach of its obligations, covenants, representations or warranties under this Agreement has been the principal cause of such condition becoming incapable of being satisfied.

9.2 Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, then (a) this Agreement shall forthwith become void and of no further force or effect (other than those provisions which, by their nature, are intended to survive the termination of this Agreement, including Sections 7.4(c) and 7.4(d), Section 7.5, this Section 9.2, Article XII and the Confidentiality Agreement, each of which shall survive the termination of this Agreement and shall be enforceable by the Parties notwithstanding any such termination), and (b) there shall be no liability on the part of any of the Parties arising in connection with this Agreement, except (i) with respect to breaches of any of the surviving provisions identified in this Section 9.2, and (ii) for breaches of the covenants or agreements contained in this Agreement prior to the time of such termination (including, the failure of a party to consummate the transactions contemplated by this Agreement as and when required by Section 3.1). Nothing in this Article IX shall be deemed to alter the provisions of Section 12.13 or otherwise impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement in accordance with Section 12.13(a).

9.3 Expense Reimbursement.

(a) In the event that (i) Buyer terminates this Agreement pursuant to Section 9.1 as a result of a material breach by the Companies or the Sellers of their obligations hereunder, and such breach has been agreed by the Parties or finally determined by a court of competent jurisdiction, or (ii) the Seller Representative terminates this Agreement for any reason other than (A) a material breach by Buyer of its obligations hereunder, (B) mutual written consent pursuant to Section 9.1(a), (C) failure to satisfy the conditions set forth in Sections 8.1(c) or 8.2(c), or (D) any other failure by Buyer or Parent to satisfy any condition to Closing that is primarily within the control of, or required to be performed or procured by, Buyer or Parent, and, in either case, within twelve (12) months following such termination, the Companies or any Seller enters into an Alternate Transaction (as defined below), then the Sellers (other than the Trustee Seller) shall reimburse Buyer for its reasonable and documented third party fees, costs and expenses incurred prior to the termination of this Agreement in connection with the transactions contemplated hereby, including fees and expenses of outside legal counsel, financial advisors, investment bankers, accountants and auditors, consultants and other third-party diligence providers (such reimbursement not to exceed £1,500,000 in the aggregate), payable by wire transfer of immediately available funds within ten (10) Business Days following the consummation of such Alternate Transaction. “Alternate Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (1) the sale, transfer, or other disposition, directly or indirectly, of all or a material portion of the shares or assets of the Companies, or (2) any merger, consolidation, business combination, or similar transaction involving the Companies, in each case, with a third party.

(b) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be entitled to any reimbursement pursuant to Section 9.3(a) if (i) this Agreement is terminated by the mutual written consent of Buyer and the Seller Representative pursuant to Section 9.1(a), (ii) Buyer has materially breached any of its obligations under this Agreement, or (iii) the Seller Representative’s termination of this Agreement arises as a consequence of, or is attributable to, any material breach, default or failure by Buyer or Parent to perform or comply with any of their respective obligations, covenants or agreements under this Agreement or to satisfy any condition to Closing required to be satisfied by or on behalf of Buyer or Parent.

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ARTICLE X
SURVIVAL; REMEDIES

10.1 Survival. The warranties of the Parties contained in this Agreement shall terminate as of the Closing; provided, that (a) the Fundamental Warranties shall survive the Closing indefinitely; (b) the Tax Warranties and any indemnity obligations in respect of Tax (including in this Article X), other than the indemnity set forth in Section 10.2(a)(ii) to the extent in respect of a Romanian Tax Liability, shall survive the Closing for a period of five years from the Closing; (c) the indemnity set forth in Section 10.2(a)(ii), to the extent in respect of the Romanian Tax Liability, shall survive until the later of (A) 5 (five) years following the Closing Date and (B) the date on which both the opposition proceedings referred to therein have been finally resolved and the dissolution, liquidation and strike-off of Saltire Romania have been completed; (d) covenants and agreements of a Party that are required to be performed by such Party at or prior to the Closing shall survive the Closing for a period of 90 days; (e) the covenants and agreements of a Party that are required to be performed by such Party after the Closing shall survive the Closing until 90 days after the expiration of the applicable statute of limitations, unless otherwise expressly provided for by their terms; (f) Leakage Claims shall survive for a period of twelve (12) months following the Closing; and (g) any claim with respect to fraud will survive indefinitely (in each case, the “Survival Period”); provided, that nothing herein shall limit, restrict or otherwise act as a waiver of Buyer’s rights to receive payment, to make a claim or to otherwise seek coverage under the W&I Policy. Notwithstanding anything to the contrary in this Section 10.1, the indemnification obligations pursuant to this Article X shall not terminate with respect to any indemnification claim, prior to the expiration of the applicable Survival Period until such claim is resolved.

10.2 Indemnification.

(a) Subject to the limitations and other terms set forth in this Article X, the Sellers (other than the Trustee Seller) shall indemnify, defend and hold harmless Buyer, Parent and their respective Affiliates (including, from and after the Closing Date, the Companies) and each of their respective officers, directors, agents, representatives, employees, successors and assigns (other than Sellers or their Affiliates) (hereinafter referred to individually as a “Buyer Indemnified Party” and collectively as “Buyer Indemnified Parties”) from and against any and all Losses arising out of, caused by or resulting from:

(i) any Pre-Closing Tax Liabilities which have not been paid prior to Closing to the extent that such Pre-Closing Tax Liabilities have not been provided (not including any provision for deferred tax) for in the Locked Box Accounts and/or the EV to Equity Bridge; and

(ii) any Specific Tax Liabilities to the extent not taken into account in the Locked Box Accounts or the EV to Equity Bridge.

(b) Without prejudice to Buyer’s rights pursuant to Section 8.2, neither the Buyer nor any Buyer Indemnified Party shall make any claim under this Article X (other than a claim in respect of Pre-Closing Tax Liabilities or Section 10.2(a)(ii)) in respect of any matter that is Disclosed. Except as set out in Section 8.2(b), any matter that is Disclosed shall not constitute a breach of any Commercial Warranty contained in this Agreement.

(c) Neither the Buyer nor any Buyer Indemnified Party shall make any claim under this Article X in respect of any matter to the extent that such matter is (i) reflected or taken into account in the Locked Box Accounts, or (ii) taken into account in the calculation of the Adjusted Closing Date Cash Consideration, including (x) any Known Leakage Amount deducted pursuant to Section 2.1(c)(ii), and (y) any other adjustments set forth in Section 2.1(c).

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall any Buyer Indemnified Party be entitled to recover, whether by way of indemnification, damages, adjustment to the Closing Date Consideration or otherwise, more than once in respect of the same Loss, liability, cost, expense or other amount. Without limiting the generality of the foregoing, to the extent that any matter has been reflected, provided for, reserved against or otherwise taken into account in the Locked Box Accounts and/or the EV to Equity Bridge, no Buyer Indemnified Party shall be entitled to make any claim or recover any amount under this Agreement (including under this Article X or for breach of any warranty) in respect of such matter to the extent of the amount so reflected, provided for, reserved against or taken into account.

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10.3 Procedures.

(a) If any Person who or which is entitled to seek indemnification under Section 10.2 (an “Indemnified Party”), other than a Tax Claim, receives notice of the assertion or commencement of any claim from a third-party (a “Third-Party Claim”) against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such written notice of such Third-Party Claim. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available written evidence thereof and will indicate the estimated amount, if reasonably estimable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnified Party will have the right to control the defence of any Third-Party Claim, and the Indemnifying Party will reasonably cooperate with the Indemnified Party in connection therewith. If the Indemnified Party does not assume the defence of a Third-Party Claim within thirty (30) days of receipt of notice of such Third-Party Claim, the Indemnifying Party will have the right to conduct the defence of such Third-Party Claim at the Indemnifying Party’s cost and expense. The Party conducting the defence of a Third-Party Claim shall (i) keep the other Party reasonably informed of the status of any Third-Party Claim, (ii) promptly provide the other Party with copies of all material notices, pleadings and other documents relating to any Third-Party Claim, (iii) consult with the other Party in good faith regarding the defence and resolution of any Third-Party Claim, and (iv) consider in good faith any recommendations made by the other Party with respect to any Third-Party Claim.

(b) The Indemnified Party will not settle, compromise or consent to the entry of any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement, compromise or judgment (i) would result in injunctive or other non-monetary relief binding upon the Indemnifying Party, (ii) would not include an unconditional release of the Indemnifying Party from all liability with respect to such Third-Party Claim, or (iii) would result in any monetary liability of the Indemnifying Party that is not fully covered by the W&I Policy. Notwithstanding the foregoing, if a firm offer is made to settle a Third-Party Claim and the Indemnified Party provides written notice to the Indemnifying Party that it desires to accept such settlement offer, and the Indemnifying Party fails to consent to such settlement within fifteen (15) days after receipt of such notice, then the Indemnified Party shall be permitted to settle such Third-Party Claim on the terms of such offer and the Indemnified Party’s liability with respect to such Third-Party Claim shall not exceed the amount of such settlement offer, plus reasonable legal fees and expenses incurred prior to the date such notice was received. Each Party will provide the other Party with reasonable access during normal business hours to books, records and employees as reasonably necessary in connection with the defence of any Third-Party Claim.

(c) Any claim by an Indemnified Party on account of Losses which does not result from a Third-Party Claim (a “Direct Claim”), other than a Tax Claim, may be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary or desirable in connection with the Indemnifying Party’s evaluation of and response to a Direct Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) A failure to give timely notice or to include any specified information in any notice as provided in Section 12.5 will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to defend against the claim in question or its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

10.4 Seller Release.

(a) The Sellers hereby unconditionally and irrevocably acquit, remise, discharge and forever release, effective as of the Closing, Buyer, the Companies and their respective Affiliates, equityholders, partners, managers, trustees, employees, officers, directors and agents (each, a “Releasee”) from any and all liabilities and Losses of

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every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral, to the extent arising on or prior to the Closing; provided that liabilities acquitted, remised, discharged and released pursuant to this Section 10.4(a) shall not include (i) any rights of the Sellers under this Agreement and the other documents and agreements executed in consummation of the transactions contemplated by this Agreement, (ii) any accrued but unpaid salary, bonus or pension entitlements owing to any Seller (or any Affiliate of a Seller) as at the Closing, or (iii) any amounts outstanding in respect of any director’s loan accounts owing to any Seller (or any Affiliate of a Seller) to the extent not otherwise reflected or taken into account in the determination of the Closing Date Consideration.

(b) The Sellers hereby agree that they shall not (and shall cause its Affiliates not to) make any claim for indemnification against Buyer, the Companies or any of their respective Affiliates by reason of the fact that the Sellers or any Affiliate of the Seller is or was a shareholder, member, director, manager, officer, employee or agent of the Companies or any of its Affiliates or is or was serving at the request of the Companies or any of its Affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Buyer against any Seller pursuant to this Agreement or applicable Law or otherwise, and each Seller (on its own behalf and on behalf of its Affiliates) hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from the Companies or any of its Affiliates with respect to any amounts paid by it pursuant to this Agreement or otherwise. In no event shall the Companies or any of its Affiliates have any liability whatsoever to any Seller (or any Affiliate of the Seller) for breaches of the warranties, agreements or covenants of the Seller or the Companies hereunder, and each Seller shall not (and shall cause its Affiliates not to) in any event seek contribution from the Companies or any of its Affiliates in respect of any payments required to be made by the Seller pursuant to this Agreement.

10.5 Certain Limitations; Exclusive Remedy.

(a) The sole and exclusive recourse for any claims for breaches of warranties made by the Sellers and the Companies in this Agreement or any other Seller Documents or any claims for Losses pursuant to Section 10.2(a) shall be recovery under the W&I Policy; provided, however, that this limitation shall not apply to Losses related to any such claims with respect to any Leakage Claims, fraud or willful misconduct or Excluded Tax Claims.

(b) Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Sellers in respect of all claims for breach of the Fundamental Warranties or the Commercial Warranties and any Tax Indemnity Claims (other than Excluded Tax Claims) shall not exceed the sum of £1, provided always that the provisions of this Section 10.5(b) shall not apply to the extent that the claim is the consequence of any fraud or fraudulent misrepresentation on the part of the Seller. Without prejudice to the foregoing, the aggregate liability of the Sellers in respect of all claims under this Agreement (other than Leakage Claims, Excluded Tax Claims and claims arising from fraud or fraudulent misrepresentation) shall not exceed the aggregate amount of the Adjusted Closing Date Cash Consideration actually received by the Sellers.

(c) Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Sellers in respect of all Excluded Tax Claims shall not exceed an amount equal to £2,500,000.

(d) From and after the Closing, the W&I Policy and the indemnification obligations of any indemnifying Person under this Article X (other than with respect to claims for fraud, fraudulent misrepresentation or Leakage Claims or any Excluded Tax Claims) shall constitute the sole and exclusive rights, claims and remedies of all indemnified Persons with respect to the transactions contemplated by this Agreement against any such indemnifying Person; provided, that this Article X shall not limit or restrict any party’s (i) rights to specific performance, injunctive relief and other equitable remedies for any breach or threatened breach of this Agreement or any Seller Documents or (ii) rights or remedies with respect to any Seller Documents.

(e) Buyer shall be solely responsible for any retention amount payable in respect of the W&I Policy.

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ARTICLE XI
TAX MATTERS

11.1 Tax Returns. The Buyer shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Companies and its Subsidiaries for any Pre-Closing Tax Period, and/or the portion of any Straddle Period ending on the Closing Date, that are required to be filed by the Companies or their Subsidiaries after the Closing Date. To the extent such Tax Returns relate to a Pre-Closing Tax Period, such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the applicable Company or Subsidiary, except as required by applicable Law. At least thirty (30) days prior to the filing of any such Tax Return for income Taxes (and within a reasonable period prior to the filing of any such Tax Return for material non-income Taxes), the Buyer shall submit a copy of such Tax Return to the Seller Representative for the Seller Representative’s review and comment, and shall take into account any reasonable comments of the Seller Representative to such Tax Return to the extent related to a Pre-Closing Tax Period and/or the portion of any Straddle Period ending on the Closing Date. To the extent there is a Tax Contest, the provisions of Section 11.3 shall take priority over the provisions of this Section 11.1.

11.2 Cooperation; Tax Actions.

(a) In connection with the preparation of Tax Returns and any Actions relating to the Tax liabilities imposed on the Sellers (or any of them), Companies or the Subsidiaries (or, in each case, any successor thereof), Buyer, on the one hand, and the Seller Representative, on the other hand, shall use commercially reasonable efforts to cooperate fully with each other, as and to the extent reasonably requested by the other Party, (and at the requesting party’s expense), including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns or the conduct of, pursuit or defence of any Actions by Taxing Authorities as to the imposition of Taxes. Buyer shall and shall cause the Companies and the Subsidiaries to retain all material books and records with respect to Tax matters pertinent to the Companies and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (including any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

11.3 Tax Contests.

(a) If, after the Closing, any Taxing Authority issues to the Companies or any of their Subsidiaries (a) a notice of its intent to audit or conduct another Action with respect to the Tax Returns for any Pre-Closing Tax Period and/or the portion of any Straddle Period ending on the Closing Date, (b) a notice of deficiency of Taxes for any Pre-Closing Tax Period and/or the portion of any Straddle Period ending on the Closing Date, or the Buyer becomes aware of any circumstances indicating that either of the Companies or their Subsidiaries may be issued with an item referred to under (a) or (b) or may otherwise be required to self-assess for any Tax for any Pre-Closing Tax Period, or the portion of any Straddle Period ending on the Closing Date, in each case, that would reasonably be expected to give rise to a Tax liability for which the Sellers may be liable under the terms of this Agreement, the Buyer shall promptly notify the Seller Representative (and such matter shall be referred to as a “Tax Contest”); provided, however, that Buyer’s failure to so notify the Seller Representative shall not relieve the Sellers of their liabilities under this Agreement, including Article X except and only to the extent the Sellers are materially prejudiced thereby in relation to an Excluded Tax Claim. The Buyer shall control any audit or other Action in respect of any Taxes or Tax Returns of the Companies and/or the Subsidiaries for which Sellers would reasonably be expected to incur a liability under this Agreement in relation to an Excluded Tax Claim; provided, however, that (subject to Section 11.3(b) and to the Sellers indemnifying the Buyer, the Companies and the Subsidiaries to the Buyer’s reasonable satisfaction against all Losses and corresponding Tax Liabilities arising therefrom) (i) the Buyer shall take any action that the Seller Representative may reasonably request by notice in writing given to the Buyer to dispute, defend, resist, or appeal any Tax Contest to the extent it relates to Tax Returns or any Tax liabilities in respect of which the Sellers may be liable to make a payment under this Agreement; (ii) the Seller Representative, at the Sellers’ cost and expense, shall have the right to participate in any Tax Contest to the extent it relates to any Tax Returns of the Companies or Subsidiaries in respect of which the Sellers may be liable to make a payment under this Agreement in relation to an Excluded Tax Claim; and (iii) the Buyer shall not, and shall not allow the Companies

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or any of their Subsidiaries to, settle, resolve, or abandon a Tax Contest (whether or not the Seller Representative elects to participate in such Tax Contest) to the extent it relates to any Tax Returns or any Tax in respect of which the Sellers may be liable to make a payment under this Agreement in relation to an Excluded Tax Claim without the prior written consent of the Seller Representative, such consent not to be unreasonably withheld or delayed.

(b) The Buyer shall not be obliged to take, or procure the taking of, any action in respect of any Tax Contest requested by the Sellers:

(i) if the Sellers do not request the Buyer to take any action within a reasonable period of time (starting with the date of the notice being given to the Sellers) considering the nature of the Tax Contest and the existence of any time limit for avoiding, disputing, defending, resisting, appealing, seeking a review or compromising that Tax Contest, and that period will not, in any event, exceed fourteen Business Days or be less than seven Business Days;

(ii) if, it reasonably appears to the Buyer that the action requested by the Sellers could materially increase the Tax liability of the Buyer or any of its Affiliates (whenever arising), and the Sellers are not liable for such increase in relation to an Excluded Tax Claim;

(iii) if the Sellers (or the Companies or any Subsidiary before Closing) have been engaged in fraudulent conduct relating to the liability which is the subject matter of the Excluded Tax Claim;

(iv) if prior to, or as a condition of, taking any action requested by the Sellers, the Companies or any Subsidiary is obliged to pay to, or lodge with, any Taxing Authority any Tax or other amount (“Payment”) unless and until the Sellers pay to the Buyer an amount equal to the Payment and, where such payment is made, the Buyer shall duly account for such amount to the Taxing Authority and, to the extent any such payment is refunded by the Taxing Authority, the Buyer shall as soon as reasonably practicable account to the Sellers for such refunded amount (together with any repayment interest thereon); or

(v) if the action requested by the Sellers involves an appeal against a decision of the First-tier Tribunal or higher tribunal or court, unless the Sellers have obtained (at the Sellers’ expense) the opinion of tax counsel of at least five years’ standing who is acceptable to the Buyer (acting reasonably) that the appeal has a reasonable prospect of success.

(c) For the avoidance of doubt, the opposition proceedings initiated by the Romanian tax authority in connection with the voluntary dissolution of Saltire Romania and any relevant Excluded Tax Claim shall constitute a Tax Contest for the purposes of this Section 11.3.

11.4 Seller Tax Matters. Neither Buyer nor the Companies nor any of their respective Subsidiaries or other Affiliates shall, without the Seller Representative’s consent (such consent not to be unreasonably withheld, conditioned or delayed), except as otherwise required by applicable Law, under the terms of the W&I Policy, or to the extent it does not relate to any Tax in respect of which the Sellers may be liable to make a payment under this Agreement in relation to an Excluded Tax Claim, (a) amend, refile, revoke or otherwise modify any income or other material Tax Return or election with respect to income or other material Taxes for any Pre-Closing Tax Period; (b) file any Tax Return for any Pre-Closing Tax Period in a jurisdiction where the Companies or their Subsidiaries have not historically filed Tax Returns or paid Taxes or in which the Companies or their Subsidiaries have not recently commenced operations; (c) extend or waive the applicable statute of limitations with respect to an income or other material Tax for a Pre-Closing Tax Period; (d) file any ruling request with any Governmental Authority that relates to Taxes or Tax Returns for a Pre-Closing Tax Period; or (e) enter (or pursue) any voluntary disclosure agreements with any Governmental Authority that relate to Taxes or Tax Returns for a Pre-Closing Tax Period; provided, that the foregoing shall not restrict any action reasonably necessary to progress or complete the voluntary dissolution, liquidation or strike-off of Saltire Romania.

11.5 Transfer & Stamp Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest, but excluding any Taxes based on or measured by gross or net income, however denominated) incurred in connection with the sale of the Company Capital Stock to Buyer under this Agreement, shall be borne 100% by Buyer.

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11.6 Tax Treatment; Allocation of Closing Date Consideration.

(a) The Sellers and Buyer agree for all relevant Tax purposes to treat all indemnification payments to Buyer pursuant to this Agreement as adjustments to the Closing Date Consideration except to the extent otherwise required by applicable Law.

(b) If any payment treated as an adjustment to the Closing Date Consideration pursuant to Section 11.6(a) is or becomes subject to any withholding or deduction on account of Tax, or is otherwise subject to Tax in the hands of the Buyer, in each case other than in respect of a payment of interest, the Sellers shall pay to the Buyer such additional amount as is necessary to ensure that the net amount received and retained by the Buyer (after taking into account such withholding, deduction or Tax, and any Tax payable on the additional amount itself) equals the amount the Buyer would have received and retained had the payment not been subject to such withholding, deduction or Tax, provided that in the event that the Buyer has (i) assigned the benefit of this Agreement to any other person or (ii) become resident in any jurisdiction other than the United Kingdom for Tax purposes, the Sellers shall not be required to make any payment under this Section to the extent that it would not have been payable had such assignment or change in residence not occurred.

(c) Buyer and Sellers hereby acknowledge and agree that the Closing Date Consideration shall be allocated to the Sellers in accordance with Exhibit B.

11.7 Tax Exclusions. The Sellers shall not be liable for any claim under this Agreement in respect of Tax, including under Article X or for breach of any warranty, to the extent that:

(a) specific provision, allowance or reserve for the liability in question or the discharge or payment thereof is made or reflected as Company Debt or otherwise in the Locked Box Accounts and/or the EV to Equity Bridge;

(b) the liability in question is included as an Agreed Historic Lease Tax Amount or an Agreed EBT Tax Liability Adjustment Amount;

(c) the liability in question arises in respect of, by reference to or in consequence of any income, profits or gains earned, accrued or received or any event which occurred after the Locked Box Date and on or before Closing in the ordinary course of business of the Companies or any of the Subsidiaries;

(d) the liability in question arises or is increased as a result of or is attributable to the passing or coming into force of, or any change in, any law, rule, regulation, directive or interpretation of the law or the withdrawal or amendment of any published practice of any Governmental Authority, in each case, occurring after Closing;

(e) the liability in question arises or is increased as a result of or otherwise attributable to, any changes made after the Closing in the accounting policies or practices or any Tax reporting practice or the length of any accounting period for Tax purposes of the Companies or any of their Subsidiaries (save to the extent (i) required in order to comply with applicable Law, including any accounting principles, applicable to the Companies or their Subsidiaries immediately prior to the Closing, or (ii) such change is made, and is required by applicable Law, to correct any error, inaccuracy or omission in any Tax Return for a Pre-Closing Tax Period);

(f) any Relief (other than a Buyer’s Relief) is available to reduce or eliminate the liability in question;

(g) the Buyer has recovered an amount from the Sellers, Companies or Subsidiaries under the Agreement (including by way of set-off or deduction) in respect of the same liability at no cost to the Buyer or its Affiliated Group (and where there is such a cost, the application of this Section 11.7(g) shall be reduced only to the extent of that cost);

(h) the liability in question is Permitted Leakage;

(i) the liability in question arises or is increased by reason of or in consequence of:

(i) any claim, disclaimer, election or surrender made or notice or consent given or any other thing done by the Buyer, the Companies or the Subsidiaries after Closing, including (without prejudice to the generality of the foregoing) any disclaimer of capital allowances, in circumstances where such claim, disclaimer, election, notice or consent was not taken into account in the preparation of the Locked Box Accounts;

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(ii) any failure by the Buyer, the Companies or the Subsidiaries after the date of Closing to make any claim, disclaimer, election or surrender or give any notice or consent or do any other thing after Closing, the making, giving or doing of which was taken into account in the Locked Box Accounts provided that the Sellers notify the Buyer in reasonable detail and in a reasonable time in advance of the due date to allow the Buyer, the Companies or the Subsidiaries to make, give or do it; or

(iii) the amendment or withdrawal after Closing of any claim, disclaimer, election, surrender, notice or consent made or given on or before Closing;

(j) the liability in question has been made good by insurers or otherwise compensated for without cost to the Buyer, its Affiliated Group, the Companies or the Subsidiaries (and where there is such a cost, the application of this Section 11.7(j) shall be reduced only to the extent of that cost);

(k) the liability in question arises as a result of the filing of an election under Code Section 338(g); or

(l) the liability in question arises as a result of a voluntary act of the Buyer or by the Companies or any Subsidiary after the Closing outside the ordinary course of business which the Buyer knew, or ought reasonably to have known, would give rise to the liability in question other than any of the following (i) an act carried out pursuant to a legally binding obligation entered into by the Companies or any Subsidiary on or before the Closing, (ii) an act which the Companies or Subsidiary was required to do by any applicable Law or other legislation in force at the Closing (whether relating to Tax or otherwise), or (iii) a voluntary disclosure to a Governmental Authority to correct any error, inaccuracy or omission in any Tax Return for a Pre-Closing Tax Period and with the written consent of the Seller Representative (not to be unreasonably conditioned, withheld or delayed).

11.8 Section 338(g) Election. Each Party hereto acknowledges and agrees that Buyer, in its sole and absolute discretion, may (but is not obligated to) make or cause to be made an election under Code Section 338(g) (and any comparable provision of applicable U.S. state or local Tax Law) with respect to the purchase of the equity interests of the Companies and their Subsidiaries. If Buyer so makes, or causes to be made, an election under section 338(g) with respect to the acquisition of the Companies or their Subsidiaries, (i) Buyer shall be solely responsible for the preparation and filing of all forms and documents required in connection with such election and for all expenses related thereto, and (ii) the Sellers shall cooperate with requests from Buyer to take all actions reasonably necessary and appropriate to effect such election (subject to Buyer’s reimbursement for any out-of-pocket expenses incurred in connection therewith).

11.9 Third Party Claims (Tax).

(a) Where the Sellers have made or are liable to make a payment under this Agreement in respect of an Excluded Tax Claim and the Buyer, any of the Companies or any of the Subsidiaries is or may become entitled to recover from any other person (including for the avoidance of doubt a Taxing Authority) any sum in respect of the matter to which the payment made by the Sellers relates, the Buyer shall notify the Sellers of the entitlement as soon as reasonably practicable.

(b) Subject to Section 11.9(c), the Buyer shall or shall procure that the Companies and/or the Subsidiaries shall consider in good faith such action as the Seller Representative shall reasonably request to enforce such recovery as is mentioned above against the third party in question and shall:

(i) where the Sellers are liable to make a payment to the Buyer in respect of an Excluded Tax Claim, set off the sums so recovered (including any interest or repayment supplement paid by the third party) against the payment due from the Sellers to the Buyer; or

(ii) where the Sellers have made a payment to the Buyer in respect of an Excluded Tax Claim, account to the Sellers for any sums so recovered (including any interest or repayment supplement paid by the third party).

(c) The Buyer shall not be required to take any action under this Section 11.9 other than an action against a Taxing Authority or a person who gave Tax advice to the Companies or their Subsidiaries on or before Closing, that, in the Buyer’s reasonable opinion, is likely to materially harm the Companies’ or their Subsidiaries’ commercial or employment relationship (potential or actual) with that or any other person.

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11.10 Savings.

(a) If any liability for Tax which has resulted in a payment having been made by the Sellers under this Agreement in respect of an Excluded Tax Claim has given rise to a Tax Relief (other than a Buyer’s Relief) for any of the Companies, Subsidiaries or the Buyer which would not otherwise have arisen (a “Windfall Relief”), then the Buyer shall notify the Seller Representative as soon as reasonably practicable and, as and when the liability of any of the Companies, Subsidiaries or the Buyer to make an actual payment of or in respect of Tax is reduced by reason of that Windfall Relief, the amount by which that liability is so reduced (a “Saving”) shall be dealt with in accordance with Section 11.10(b).

(b) Where it is provided under Section 11.10(a) that a Saving is to be dealt with in accordance with this Section 11.10(b):

(i) the Saving shall first be set off against any payment then due from the Sellers under this Agreement in respect of any Excluded Tax Claim (other than where the Saving has already been taken into account when assessing the quantum of damages in relation to the breach of a Tax Warranty if applicable);

(ii) to the extent there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers in respect of an Excluded Tax Claim (other than where the Saving has already been taken into account when assessing the quantum of damages in relation to the breach of a Tax Warranty if applicable) and not previously refunded under this Section 11.10(b) up to the amount of such excess; and

(iii) to the extent that the excess referred to in Section 11.10(b) (ii) above is not exhausted under that clause, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Sellers in respect of any Tax liabilities (other than where the Saving is taken into account when assessing the quantum of damages in relation to the breach of a Tax Warranty).

(c) No amount shall be taken into account in calculating any Saving to the extent such amount would not have arisen but for the use of a Buyer’s Relief or as a result of any change in law or accounting treatment following Closing.

11.11 Tax Miscellaneous – costs and expenses.

(a) Any provision in this Agreement requiring any Party to reimburse or indemnify another Party for any cost or expense, shall require the paying Party to indemnify or reimburse the other Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the recipient Party (or a member of a VAT group of which it forms part) is entitled to credit or repayment in respect of such VAT from the relevant Taxing Authority.

(b) The Sellers shall not be liable in respect of any Excluded Tax Claim for any attorneys’ and accountants’ fees and any other out-of-pocket expenses incurred in connection with any Tax or liability in respect of Tax unless and to the extent that the Sellers are liable to make a payment to the Buyer in respect of such underlying liability for Tax or liability in respect of Tax.

ARTICLE XII
MISCELLANEOUS AND GENERAL

12.1 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby (whether consummated or not) are to be paid by the Party incurring such expenses, except as otherwise expressly provided herein.

12.2 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, but is not assignable by any Party without the prior written consent of the other Parties except that Buyer will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to: (a) a Person that does all of the following: (1) acquires or otherwise succeeds to all or substantially all of (x) Buyer’s business and assets or (y) after the Closing, the Companies’ business and assets; (2) assumes all of Buyer’s obligations hereunder or Buyer’s obligations hereunder that arise after such assignment, delegation or transfer; and (3) agrees to perform or cause performance of all

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such assumed obligations when due; (b) any of its Affiliates, subject to the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed), provided that any such Affiliate assignee shall have sufficient financial standing and resources to meet Buyer’s obligations under this Agreement; or (c) any provider of the Financing or any other lender of Buyer or any of its Affiliates; provided that (i) no such assignment, delegation or transfer under clause (a), (b) or (c) above will relieve Buyer of any obligation hereunder and (ii) Buyer shall provide written notice to the Seller Representative of any assignment, delegation or transfer made pursuant to clause (a), (b) or (c) above promptly following the effectiveness thereof (and in any event within five (5) Business Days thereof). Buyer shall be entitled to grant any encumbrance, or otherwise pledge, all or part of its rights under this Agreement, to any provider of the Financing or any other lender of Buyer or any of its Affiliates, to the extent that such encumbrance or pledge does not diminish the rights or increase the obligations of the Companies or the Sellers hereunder.

12.3 [Reserved]

12.4 Further Assurances. The Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each Party shall cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, to enforce rights and obligations herein provided.

12.5 Notices. Any notice or other communication provided for herein or given hereunder to a Party must be in writing, and will be deemed given (a) on the date sent by email (unless the sender receives an automated message indicating that delivery was unsuccessful), (b) on the date delivered when delivered in person, (c) four (4) Business Days following mailing if mailed by first class registered or certified mail, postage prepaid, or (d) on the date following sending if sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Parent, Buyer or the Companies after the Closing:

10370 Richmond Ave.
#1000
Houston, TX 77042
Attention: David R. Johnson, Chief Financial Officer
Email: David.Johnson@drillingtools.com

with a copy to (which will not constitute notice):

Winston Taylor LLP
800 Capitol Street, Suite 2400
Houston, TX 77002
Attn:    Michael J. Blankenship
Email: mike.blankenship@winstontaylor.com

If to the Sellers or, prior to the Closing, to the Companies:

Saltire Energy Limited
100 Union Street
Aberdeen, Aberdeenshire
AB10 1QR
United Kingdom
Attention: Jack Loggie
Email: Jack.Loggie@saltire-energy.com

Foxley Energy Limited
100 Union Street
Aberdeen, Aberdeenshire
AB10 1QR
United Kingdom
Attention: Jack Loggie
Email: Jack.Loggie@saltire-energy.com

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with a copy to (which will not constitute notice):

Pinsent Masons LLP
120 Bothwell Street
Glasgow, G2 7JS
Attn:    Brian Thumath
Email: brian.thumath@pinsentmasons.com

or to such other address with respect to a Party as such Party notifies the other in writing as above provided.

12.6 Complete Agreement. This Agreement and the Exhibits hereto, the Disclosure Letter and the other documents delivered by the Parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. The Parties agree that prior drafts of this Agreement and the other documents contemplated by this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the Parties with respect hereto or thereto.

12.7 Captions. The headings and captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

12.8 Amendment. This Agreement may be amended or modified only by an instrument in writing specifically designated as an amendment hereto, duly executed by each of Buyer and the Sellers.

12.9 Waiver. At any time prior to the Closing, the Companies and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the party against whom such extension or waiver is to be effective. No failure of any Party to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver of any such Party’s right to demand strict compliance with the terms of this Agreement.

12.10 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of England and Wales. Each of the Parties hereto irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims). Each Party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum. Each of the Parties hereto agrees that all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of England and Wales. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of the courts of England and Wales for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (b) irrevocably waives, and agrees not to assert by way of motion, defence, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts, and (c) agrees that service of process may, to the fullest extent permitted by law, be made on such Party in accordance with applicable rules of the courts of England and Wales or by any other method permitted by applicable law.

12.11 Severability. Wherever possible, each term or provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law and any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, Buyer, the Companies and/or the Sellers shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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12.12 Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of a facsimile, portable document format (.pdf) transmission, or other electronic transmission of such Party’s signature, and such facsimile, portable document format (.pdf), or other electronically transmitted signature shall be deemed to constitute the original signature of such Party.

12.13 Enforcement of Agreement.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms (including if the parties fail to take such actions as are required to consummate the transactions contemplated hereby) or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity. Accordingly, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither party would have entered into this Agreement. Each party waives any defences in any action for specific performance, including the defence that money damages would be adequate.

(b) In the event that any Action is commenced or threatened by any Party (the “Claiming Party”) pursuant to Section 12.13(a) to specifically enforce the consummation of the Closing against any other Party (the “Defending Party”), if the Claiming Party is the prevailing party in such Action, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the Claiming Party in connection with such Action will be reimbursed by the Defending Party; provided, that if the Claiming Party prevails in part, and loses in part, in such Action, the court, arbitrator or other adjudicator presiding over such Action shall award a reimbursement of the fees, costs and expenses incurred by the Claiming Party on an equitable basis. For purposes hereof, and without limitation, the Claiming Party will be deemed to have prevailed in any Action described in the immediately preceding sentence if the Claiming Party commences or threatens any such Action and such underlying claim(s) are subsequently dropped or voluntarily dismissed upon the Defending Party’s consummation of the Closing.

12.14 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Pound Sterling. Any reference in this Agreement to £ shall be construed as a reference to the lawful currency of the United Kingdom. Where conversion between pounds sterling and U.S. dollars is required under this Agreement, such conversion shall be made in accordance with the Exchange Rate.

(iii) Exhibits. The Exhibits to this Agreement and the Disclosure Letter are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits annexed hereto or referred to herein and the Disclosure Letter are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule, Exhibit or the Disclosure Letter but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

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(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including”, or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) To the Extent. The phrase “to the extent” means “the degree by which” and not “if”.

(ix) Agreed Form. Any reference to a document being in the “Agreed Form” means a document in the form agreed between the Buyer and the Seller Representative on or before the date of this Agreement (in each case with such amendments as may be agreed in writing between the Buyer and the Seller Representative).

(b) References to any U.S. legal term for any action, remedy, legal document, legal status, court, authority, statute or any other legal concept or thing shall, in respect of any jurisdiction other than the U.S., be deemed to include that which most nearly approximates in that jurisdiction to the U.S. legal term.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement.

12.15 Disclosure. The fact that any item of information is Disclosed in the Disclosure Letter: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (c) with respect to the enforceability of Contracts with third parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any entity or person who is not a Party; and (d) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Unless the context otherwise requires (for example, a disclosure corresponds to a warranty that requires disclosure of information that is “material” or would reasonably be expected to constitute a “Material Adverse Effect”), such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Neither the specifications of any dollar amount in any warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any information in the Disclosure Letter shall not be deemed to be an admission or acknowledgment by the Companies that in and of itself, such information is material to or outside the Ordinary Course of Business or is required to be disclosed in the Disclosure Letter. No disclosure in the Disclosure Letter shall be deemed to create any rights in any third party.

12.16 Waiver of Transfer Restriction. In connection with the transactions contemplated by this Agreement, each Seller hereby irrevocably waives (and shall procure the waiver of) any and all rights of pre-emption, rights of first refusal, rights of first offer or negotiation, tag-along rights, drag-along rights, transfer restrictions or other similar rights or restrictions to which such Seller may be entitled or subject under the Organizational Documents of the Companies or any shareholders’ agreement, investment agreement or other Contract to which such Seller is a party or a beneficiary, in each case to the extent that such rights or restrictions might apply to, impede or interfere

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with the sale and transfer of any shares of the Company Capital Stock by each Seller pursuant to this Agreement. Furthermore, each Seller hereby votes all such shares of the Company Capital Stock in favour of the transactions contemplated hereby in connection with any Consent to which such vote may be applicable, if any.

12.17 Non-Recourse and Third Parties. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, and a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 of the United Kingdom to enforce any term of this Agreement, except as follows:

(a) each Company Indemnitee may enforce the terms of Section 7.8;

(b) each Buyer Indemnified Party may enforce the terms of Article X;

(c) each Releasee may enforce the terms of Section 10.4(a); and

(d) no past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (collectively, the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. This Section 12.17(d) is intended for the benefit of, and shall be enforceable by, each of the Non-Party Affiliates.

The rights of the parties hereto to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

12.18 Privileged Deal Communications. Pinsent Masons LLP (“Company Counsel”) has acted as counsel for the Companies, Sellers and the Seller Representative in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”). Company Counsel may represent the Seller Representative or the Sellers after Closing with respect to other matters that may include pre-Closing or post-Closing matters related to this Agreement and the transactions contemplated hereby. To the extent that communications between the Seller Representative or the Sellers, on the one hand, and Company Counsel, on the other, relate to the Acquisition Engagement, such communications shall be deemed to be attorney-client confidences that belong solely to the Seller Representative and/or the Sellers, as applicable, and not to Buyer, the Companies (following Closing), or their affiliates. Accordingly, Buyer and the Companies shall not have access to any such communication or to the files of Company Counsel, in each case to the extent that they relate to the Acquisition Engagement. Without limiting the foregoing, upon and after the Closing: (i) the Seller Representative and the Sellers, as applicable, shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither Buyer nor the Companies shall be a holder thereof or shall assert that such privilege was waived due to the inadvertent transfer of attorney-client privileged material after the Closing (either because they were included in the computer server(s) transferred or otherwise acquired pursuant to the transactions contemplated hereby or were otherwise within the records retained by the Companies after the Closing); (ii) to the extent that files of Company Counsel with respect to the Acquisition Engagement constitute property of the client, only the Seller Representative and the Sellers, as applicable, shall hold such property rights; and (iii) Company Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Companies.

12.19 Fraud. Notwithstanding anything in this Agreement to the contrary, nothing herein shall limit the right of any party hereto (or such party’s Affiliates) with respect to claims related to Fraud, it being specifically acknowledged and agreed by each Seller and the Companies that the warranties set forth in this Agreement were a material inducement to Buyer entering into this Agreement and consummating the transactions contemplated hereby and that Buyer has specifically and justifiably relied on such warranties in agreeing to enter into this Agreement and consummate the transactions contemplated hereby.

12.20 Seller Representative.

(a) Appointment. Each Seller hereby irrevocably constitutes and appoints the Seller Representative, as its agent, proxy, and attorney in fact to act from and after the Closing and to do any and all things and execute and deliver any and all documents (as a deed or otherwise) on behalf of any Seller that may be necessary, convenient

Annex A-49

or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Sellers, in accordance with this Agreement and subject to the terms hereof; (ii) receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement and the other Seller Documents; (iv) giving or agreeing to, on behalf of any or all the Sellers, any and all consents, waivers, amendments or modifications deemed by the Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement; (vi) taking actions the Seller Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vii) (A) dispute or refrain from disputing, on behalf of each Seller relative to any amounts to be received by such Seller under this Agreement or any agreements contemplated hereby, any claim made by Buyer under this Agreement or other agreements contemplated hereby, (B) negotiate and compromise, on behalf of each Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) execute, on behalf of each Seller, any settlement agreement, deed, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The “Seller Representative” shall be Jack William Loggie.

(b) Reliance. Buyer shall be fully protected in dealing with the Seller Representative under this Agreement or any agreements contemplated hereby, and may rely, without inquiry of any kind, upon the authority of, statements provided by, the actions of, or failure to act of, the Seller Representative on behalf of the Sellers (each, an “Authorized Action”). Buyer is hereby relieved from any liability to any Person for any of its actions or inactions in reliance upon any act, decision, consent, approval or instruction of the Seller Representative, and each such Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Neither Buyer, nor (from and after the Closing) the Companies or their Subsidiaries shall be liable to any Seller or any other Persons for actions taken or omitted in accordance with or reliance upon any such Authorized Action. The appointment of the Seller Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable Law. Each of the Sellers acknowledges and confirms to the Seller Representative that the Seller Representative shall not assume or be deemed to have assumed any obligation of a fiduciary nature towards the Sellers as a result of performing such role.

(c) Acts of the Seller Representative. The Seller Representative may not resign from its capacity as the Seller Representative at any time without Buyer’s prior written consent.

(d) Expenses and Liabilities. Any expenses or liabilities incurred by the Seller Representative in connection with the performance of its duties under this Agreement or any other agreement contemplated hereby shall not be the personal obligation of the Seller Representative but shall be payable by the Sellers based on their respective Pro Rata Share. The Seller Representative shall provide the Sellers with an accounting of all expenses paid.

(e) Indemnification of the Seller Representative. The Sellers shall severally, but not jointly, indemnify and hold harmless, in accordance with each Seller’s Pro Rata Share, the Seller Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Seller Representative’s performance (solely in its capacity as the Seller Representative and not in its capacity as a Seller) of this Agreement or any other agreement contemplated hereby.

(f) Payments. If any amounts are paid to the Seller Representative on behalf of the Sellers under this Agreement or any other agreement contemplated hereby, the Seller Representative agrees to promptly pay such amounts to the Sellers in accordance with their respective Pro Rata Share.

12.21 Power of Attorney.

(a) For so long as any of the Sellers remains the registered holder of any shares of Company Capital Stock after Closing, that Seller shall:

(i) hold the shares of Company Capital Stock, any distribution relating to the shares of Company Capital Stock made after Closing and all rights relating to the shares of Company Capital Stock on trust for Buyer;

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(ii) deal with and dispose of the shares of Company Capital Stock and all such distributions and rights only as Buyer may direct;

(iii) vote at all meetings which the Seller is entitled to attend as the registered holder of the shares of Company Capital Stock in such manner as Buyer may direct; and

(iv) execute all instruments of proxy or other documents which Buyer may require to enable Buyer (or its nominated representative) to attend and vote at any such meeting.

(b) Each of the Sellers hereby appoints Buyer (acting by any of its officers or directors from time to time) to be such Seller’s attorney, in such Seller’s name and on such Seller’s behalf to do any of the following after Closing in such manner as the attorney thinks fit:

(i) complete and return any meeting requisition, form of proxy, consent to short notice, written resolution or other document to be signed by the registered holder of the shares of Company Capital Stock;

(ii) deal with, and give directions as to, any moneys, securities, benefits, documents, notices or other communications (in any form) relating to the shares of Company Capital Stock;

(iii) execute and deliver all deeds and instruments, and do all acts, as may be executed or done by the registered holder of the relevant shares of Company Capital Stock (including but not limited to any instrument of transfer in relation to the transfer of any of the shares of Company Capital Stock to any person);

(iv) authorise the Companies to send any document, notice or other communication relating to the shares of Company Capital Stock to Buyer; and

(v) exercise all other rights relating to the shares of Company Capital Stock.

(c) The power of attorney in this Section 12.21 is granted by each of the Sellers to secure the interest of Buyer in the shares of Company Capital Stock and so is irrevocable and shall expire on the date that Buyer (or its nominee) is entered as the holder of the shares of Company Capital Stock in the register of members of the relevant Company. Notwithstanding the foregoing, the power of attorney in Section 12.21 is granted by the Trustee Seller as trustee of the Cansco Limited Employee Trust 2007 in compliance with the Trustee Act 1961 of the Isle of Man and shall take effect from Closing and expire on the earlier of: (i) the date that Buyer is entered as the holder of the relevant shares of Company Capital Stock in the register of members of the relevant Company; and (ii) the date which is twelve (12) months after Closing. The Trustee Seller has given notice of this power of attorney as required pursuant to the Trustee Act 1961 of the Isle of Man.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

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IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement as a deed to be effective on the day and year first above written.

BUYER:
Executed and delivered as a deed by Casing Technologies Group Limited
By:	/s/ David R. Johnson
Name:	David R. Johnson
Title:	Director

PARENT:
Executed and delivered as a deed by Drilling Tools International Corporation
By:	/s/ David R. Johnson
Name:	David R. Johnson
Title:	Chief Financial Officer
In the presence of:
Witness signature:
Witness name:
Witness address:

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a deed to be effective on the day and year first above written.

THE COMPANIES:
Executed and delivered as a deed by Saltire Energy Limited acting by two directors:
By:	/s/ Jack William Loggie
Name:	Jack William Loggie
Title:	Managing Director
By:	/s/ Michael Harper
Name:	Michael Harper
Title:	Finance Director
Executed and delivered as a deed by Foxley Energy Limited acting by two directors
By:	/s/ Jack William Loggie
Name:	Jack William Loggie
Title:	Director
By:	/s/ Michael David John Loggie
Name:	Michael David John Loggie
Title:	Director

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THE SELLERS:
Executed and delivered as a deed by Michael David Loggie
/s/ Michael David Loggie
In the presence of:
Witness signature:
Witness name:
Witness address:

Executed and delivered as a deed by Michael David John Loggie
/s/ Michael David John Loggie
In the presence of:
Witness signature:
Witness name:
Witness address:

Annex A-54

Executed and delivered as a deed by Jack William Loggie, in his capacity as Seller and Seller Representative
By:	/s/ Jack William Loggie
In the presence of:
Witness signature:
Witness name:
Witness address:

Cansco Limited Employee Trust 2007
Executed and delivered as a deed by Optimus Corporate Services Limited, solely in its capacity as trustee of the Cansco Limited Employee Trust 2007, acting by two directors
By:	/s/ Richard Brent Thomas
Name:	Richard Brent Thomas
Title:	Director
By:	/s/ Pritesh Ramesh Desai
Name:	Pritesh Ramesh Desai
Title:	Director

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The Loggie Family Trust
Executed and delivered as a deed by Michael David Loggie and Jack William Loggie, solely in their capacity as trustees of The Loggie Family Trust
By:	/s/ Michael David Loggie
Name:	Michael David Loggie
Title:	Trustee
In the presence of:
Witness signature:
Witness name:
Witness address:

By:	/s/ Jack William Loggie
Name:	Jack William Loggie
Title:	Trustee
In the presence of:
Witness signature:
Witness name:
Witness address:

Annex A-56

Exhibit A

Definitions

The definitions of terms capitalized and used throughout this Agreement are as follows:

“Accounting Standards” means the Financial Reporting Standard 102: the Financial Reporting Standard applicable in the United Kingdom and the Republic of Ireland issued by The Financial Reporting Council (in each case, as in effect at the time the applicable Company Financial Statements were required to be prepared), any other requirement of a United Kingdom accounting body having mandatory effect including other generally accepted accounting principles and practices in the United Kingdom, the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (where applicable) and the Companies Act.

“Acquisition Proposal” has the meaning set forth in Section 7.12.

“Action” or “Actions” means any lawsuit, action, charge, complaint, inquiry, mediation, audit, examination, investigation, legal proceeding, administrative enforcement proceeding, arbitration proceeding or other similar proceeding or adjudicative matter by or before any Governmental Authority.

“Adjusted Closing Date Cash Consideration” has the meaning set forth in Section 2.1(c).

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Affiliated Group” means an affiliated group as defined in Code section 1504 (or any analogous combined, consolidated, unitary or similar group defined under state, local or non-U.S. Tax Law).

“Agreed Historic Lease Tax Amount” has the meaning given in Section 7.3(d).

“Agreed EBT Tax Liability Adjustment Amount” means an amount equal to the EBT Tax Liability Estimate less the Agreed EBT Tax Liability Amount.

“Agreed EBT Tax Liability Amount” has the meaning given in Section 7.16.

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 4.5(a).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, and the Bribery Act 2010 of the United Kingdom, each as amended, and to the prevention of money laundering, terrorist financing and tax evasion, including but not limited to the following United Kingdom legislation: (i) the Proceeds of Crime Act 2002; (ii) the Terrorism Act 2000; (iii) the Criminal Finances Act 2017; and (iv) the Sanctions and Anti-Money Laundering Act 2018 and all statutory instruments adopted thereunder.

“Authorized Action” has the meaning set forth in Section 12.20(b).

“Balance Sheet Date” means June 30, 2026.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks located in Houston, Texas and Edinburgh, United Kingdom are closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Relief” means: (a) any Relief which has been taken into account as an asset in the Locked Box Accounts or EV to Equity Bridge or in computing (and so reducing or eliminating) any provision for Tax which appears in the Locked Box Accounts or EV to Equity Bridge; (b) any Relief which arises in respect of any transaction, event, act or omission occurring (or deemed to occur) on or after Closing; or (c) any Relief which arises to the Buyer or any company (other than the Companies and their Subsidiaries) that is from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

“Buyer Documents” has the meaning set forth in Section 6.3.

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“Claiming Party” has the meaning set forth in Section 12.13(b).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Cash Consideration” has the meaning set forth in Section 2.1(b).

“Closing Date Consideration” has the meaning set forth in Section 2.1(b).

“Closing Date Loan Note Consideration” means issuance of the Consideration Loan Notes to the Sellers (other than the Trustee Seller) at Closing pursuant to the Consideration Loan Note Instrument with an exchange amount equal to the closing market price of the DTI Common Stock on the first Business Day immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Warranties” means the warranties contained in Article IV and Article V other than the Fundamental Warranties.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other rights that require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; or (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person.

“Companies” has the meaning set forth in the preamble.

“Companies Act” means the Companies Act 2006 of the United Kingdom (as amended).

“Company” has the meaning set forth in the preamble.

“Company Capital Stock” has the meaning set forth in the Recitals.

“Company Debt” means, without duplication, any liability or obligation of the Companies, together with any accrued and unpaid interest thereon and any amounts required to fully satisfy and discharge such liability or obligation, including any such amounts to be paid at the Closing pursuant to the Payoff Letters, (a) for borrowed money or obligations in substitution or exchange thereof (including the current portion thereof and any accrued interest), (b) in respect of bonds, debentures, notes, or other similar instruments or debt securities (c) in respect of letters of credit and bankers’ acceptances or similar credit, performance or surety transactions, but only to the extent drawn, (d) in respect of any obligations to pay the deferred purchase price of, or other costs and expenses related to the acquisition of, assets, businesses, property, goods or services completed prior to Closing (including earn-outs (at the maximum amount payable in respect thereof), seller notes, holdbacks and direct financing leases or other unpaid purchase price obligations or similar obligations), (e) in respect of cash or book overdrafts, (f) arising out of interest rate, currency or other hedging arrangements, (g) in respect of any funds received on a forgivable basis pursuant to any Law intended to address the consequences of COVID-19 that are determined to be not forgivable, (h) in respect of any unpaid bonus, commission, severance or nonqualified deferred compensation obligations, together with the employer portion of any applicable Taxes and NICs due on the foregoing amounts, computed as though all such amounts were payable as of the Closing Date, (i) in respect of any accrued but unpaid Taxes of the Companies and their Subsidiaries with respect to any Pre-Closing Tax Period (which shall not be less than zero for any particular Tax or Tax period, in any jurisdiction or for any legal entity (or, to the extent such Tax is calculated in the aggregate for an Affiliated Group, of such Affiliated Group), (j) owing to any Related Person, (k) secured by a Lien (other than a Permitted Lien), (l) in respect of declared and unpaid dividends or other distributions, (m) in respect of guaranteeing obligations of any other Person of the type described in the foregoing clauses, and (n) in respect of the Agreed EBT Tax Liability Amount; provided, that, notwithstanding any other provision of this Agreement, Company Debt shall not include any of the liabilities or obligations of the Companies under, pursuant to or in connection with any letters of credit, performance bonds, bid bonds or other sureties of any kind to the extent undrawn.

“Company Documents” has the meaning set forth in Section 4.4(a).

“Company Financial Statements” has the meaning set forth in Section 4.5(a).

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“Company Indemnitee” has the meaning set forth in Section 7.8(a).

“Company IP” means all Intellectual Property used in the conduct of the business of the Companies and their Subsidiaries as currently conducted, including the Company Registered Intellectual Property.

“Company-Owned IP” has the meaning set forth in Section 4.14(a).

“Company Registered Intellectual Property” means all United States, United Kingdom, international and foreign (a) patents and patent applications (including provisional applications), (b) registered service marks and trademarks and applications to register service marks and trademarks, (c) registered copyrights and applications for copyright registration, and (d) Internet domain name registrations, in each case, of clause (a) through (d) that is owned or purported to be owned by the Companies or their Subsidiaries and which have not expired.

“Company Systems” means all of the following used by or for, or otherwise relied on by, the Companies: servers, hardware systems, software, websites, databases, circuits, networks and other computer and telecommunication assets and equipment, and all other information technology equipment and related items of automated, computerized or software systems, together with all information contained therein or transmitted thereby, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

“Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of each of Michael David Loggie and Jack William Loggie.

“Confidentiality Agreement” has the meaning set forth in Section 7.4(b).

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a third party (including a Governmental Authority) in connection with the consummation of the transactions provided for in this Agreement.

“Consideration Loan Note Instrument” means the loan note instrument to be executed by Buyer to implement the issuance of the Consideration Loan Notes.

“Consideration Loan Notes” means the unsecured loan notes constituted under each Consideration Loan Note Instrument, in the form set out in the corresponding Consideration Loan Note Instrument.

“Contracts” means all agreements, contracts, arrangements, understandings, commitments, undertakings, instruments, obligations, plans, leases, licenses, indentures, notes, bonds, mortgages and other agreements (other than purchase orders and sale orders) that are legally binding.

“Data Room” means the “Shield” online data room facility provided via Datasite as at 5.00 pm (Edinburgh time) on the date two (2) Business Days prior to the date of this Agreement, an index of which is set out in the schedule to the Disclosure Letter.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Personal Data, payment card data, or other protected information relating to individuals or otherwise relating to privacy, security, security breach notification requirements or outbound marketing and applicable to the business of the Companies and their respective Subsidiaries: (a) the Companies’ own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (b) all applicable Laws and all industry standards applicable to the industry of the business (including the General Data Protection Regulation (EU) 2016/679 (“GDPR”), GDPR as it forms part of the Law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018, the Data Protection Act 2018 of the United Kingdom, any Laws implementing or made pursuant to EU Directive 2002/58/EC (as amended by 2009/136/EC), the Privacy and Electronic Communications (EC Directive) Regulations 2003 and, where applicable, the Payment Card Industry Data Security Standard (PCI DSS)).

“Defending Party” has the meaning set forth in Section 12.13(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosed” means fairly disclosed in or under the Disclosure Letter with sufficient detail to enable the Buyer to identify and evaluate the nature and scope of the matter disclosed.

Annex A-59

“Disclosure Bundle” means the information and documents appended to the Disclosure Letter.

“Disclosure Documents” means the information and documents contained either in the Data Room or in the Disclosure Bundle, each as listed in the indices to the Disclosure Letter.

“Disclosure Letter” means the letter in the Agreed Form dated the same date as this Agreement (together with the Disclosure Documents) from the Sellers (excluding the Trustee Seller) to the Buyer executed by the Sellers (excluding the Trustee Seller) and delivered to the Buyer immediately prior to the execution of this Agreement and making certain disclosures against the warranties contained in Article IV and Article V.

“DTI Common Stock” means 17,355,139 shares of common stock, par value $0.0001 per share, of Parent.

“EBT Tax Liability” has the meaning set forth in paragraph (b) of the definition of Specific Tax Liabilities.

“EBT Tax Liability Estimate” means £3,293,216.

“Effective Time” has the meaning set forth in Section 3.1.

“Employee Plan” or “Employee Plans” has the meaning set forth in Section 4.11(a).

“Employment Agreements” has the meaning set forth in Section 3.2(n).

“Environment” has the meaning given in section 1(2) of the Environmental Protection Act 1990.

“Environmental Laws” means all Laws or Orders in force as at the date of this Agreement to the extent that they relate to or concern the protection of the Environment or have as a purpose or effect the provision of remedies or compensation for harm or damage to the Environment or any loss arising therefrom.

“Environmental Permits” means any permission, permit, licence, authorisation, consent, registration, notification, exemption or other approval required pursuant to compliance with any Environmental Laws.

“Equity Interests” means any common or preferred share, membership interest, capital stock, other equity interest, other ownership interest or voting interest or any securities or other interests convertible into or exchangeable or exercisable for capital stock, shares, other equity interests, or other ownership interests, or any other rights (including phantom units, call rights, rights to any payment or other value based on the revenues, earnings or financial performance, or any similar Contract), warrants or options to acquire any of the foregoing securities or interests of or in any Person, including (a) with respect to a corporation, any and all shares of capital stock or other Commitments or (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests or other Commitments.

“EV to Equity Bridge” means the schedule, in the Agreed Form, setting forth the reconciliation from £60,000,000 to the equity value of the Companies payable to the Sellers, including, without limitation, the adjustments for (a) Company Debt, (b) cash, (c) the EBT Tax Liability Estimate, (d) working capital adjustment, being the difference between actual working capital as at the Locked Box Date and the agreed target working capital amount, and (e) such other items as are agreed by the Parties and specified therein, in each case as at the Locked Box Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means $1.343 per £1.00.

“Excluded Tax Claim” means any Tax Claim in respect of the Specific Tax Liabilities to the extent excluded from cover under the W&I Policy.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.

“Form S-4 Registration Statement” has the meaning set forth in Section 6.12.

“Foxley Sellers” means Jack William Loggie and Michael David John Loggie.

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“Fraud” means fraud under the Fraud Act 2006 of the United Kingdom or common law (including conspiracy to defraud) with respect to any of the specific warranties expressly set forth in Article IV, Article V or Article VI, committed by the Party making such express warranty. For clarity, (x) a claim for Fraud may only be made against the Person committing such Fraud and (y) “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any other equitable claim.

“Fundamental Warranties” means the warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries), Section 4.4 (Authority, Validity and Effect), Section 5.1 (Authority; Enforceability; Title) and Section 5.2 (Solvency), Section 5.4 (Consents) and Section 5.6 (No Conflicts).

“General Enforceability Exceptions” has the meaning set forth in Section 4.4(a).

“Governing Body” means, with respect to any Person, the board of directors, board of managers, or similar governing body of such Person, or any committee thereof duly authorized to act on behalf of such governing body.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency, commission, department or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court, tribunal or any (public or private) arbitrator or arbitral body.

“Hazardous Material” means any natural or artificial material, substance or article or combination of materials, substances or articles (whether in solid, liquid, gas, vapour or other form whatsoever) capable of causing harm to the Environment or human health including but not limited to any hazardous, toxic or dangerous material, substance or article.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002.

“Insolvency Event” means, in relation to a person, any of the following: (a) the existence of circumstances by which it is or is deemed under applicable Law to be insolvent or unable to pay its debts as they fall due; (b) the cessation or suspension of the payment of all, or a particular class of, its creditors or a threat to do so; (c) the taking of any formal or informal steps with a view to the deferral, rescheduling or other readjustment of all, or a particular class of, its creditors, or the taking of any formal steps to make a general assignment, assignation or arrangement or composition with or for the benefit of the relevant creditors; (d) any form of bankruptcy, liquidation, provisional liquidation, receivership, administrative receivership, administration, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by the court or by persons appointed by the court (or any equivalent or similar procedure under the Laws of any jurisdiction in which the relevant person is incorporated, registered, domiciled or resident or carries on business or has assets) being commenced or otherwise in place or under way in relation to it, whether in or out of court; (e) any distress, execution or other process being levied against any material part of its assets which has not been satisfied in full; or (f) that person ceases, or threatens to cease, to carry on all or a material part of its business.

“Intellectual Property” means all intellectual property or proprietary rights in any jurisdiction throughout the world, including the following: (i) patents and applications therefor, and patent disclosures and any reissue, continuation, continuation-in-part, correction, provisional, divisional, extension or re-examination thereof, (ii) inventions, trade secrets, confidential information, and know-how, (iii) trademarks, service marks, trade names, trade dress, logos, slogans, brand names, Internet domain names, and other indicia of source of origin and all registrations and applications for registration thereof together with all of the goodwill associated therewith, (iv) copyrights and all works of authorship (whether or not copyrightable, and whether registered or unregistered), including mask works rights, database rights and moral rights, and registrations and applications therefor, and (v) rights in Software.

“JWL Director Loans” means the ordinary course payments of £12,500 per month paid by Saltire to Loxley (Aberdeen) Limited in respect of Jack William Loggie’s salary, in each case accruing during the period from (but excluding) the Locked Box Date to (and including) the Closing Date.

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“Known Leakage Amount” has the meaning set forth in Section 2.3(e).

“Labor Agreement” means a collective bargaining Contract or other Contract with any labor union, works council, or labor organization or association.

“Land and Buildings Transaction Tax and Stamp Duty Land Tax” means any tax charged on land transactions under section 1(1) of the Land and Buildings Transaction Tax (Scotland) Act 2013 and the equivalent tax charged under section 42(1) of the Finance Act 2003.

“Law” means any law and regulation, whether civil, criminal, administrative or otherwise in any jurisdiction (supranational, union, country, state, federal, city or territory) and all orders and regulations made under such Acts and Treaties including all directives, regulations, rules, statutes, measures, subordinate legislation, decrees, Permits, common law and state, federal, municipal and local laws, ordinances and codes of practice, or any order of any Governmental Authority, having the force or effect of law.

“Leakage” means:

(a) any dividend or other distribution (whether in cash or in specie or a combination of the two) declared, paid, or made or any repurchase, redemption, repayment or return of share or loan capital or other securities or any other payment in respect of any share capital or other securities, in each case by, or on behalf of, the Companies or any of their Subsidiaries to, or for the benefit of, a Seller or any of its Related Persons;

(b) the Companies or any of their Subsidiaries paying, incurring, agreeing to incur or otherwise assuming liability for any fees, costs or expenses in connection with the transactions contemplated by this Agreement (including professional advisers’ fees, consultancy fees, transaction bonuses, finders’ fees, brokerage or other commission, bonus or retention payment), in each case to the extent not included or provided for in the Locked Box Accounts;

(c) any payment of any other nature made or agreed to be made by the Companies or any of their Subsidiaries directly or indirectly to, on behalf of, or for the benefit of a Seller or any of its Related Persons (including any management fees, service or directors’ fees, bonus or other compensation or loan interest of any kind (in cash or other form in lieu of interest)), in each case to the extent not specifically provided for in the Locked Box Accounts;

(d) any transfer or surrender of assets (including any Relief), rights or other benefits or other obligations assumed (whether actual or contingent, indemnified or incurred) by the Companies or any of their Subsidiaries to or for the benefit of a Seller or any of its Related Persons, in each case to the extent not included or provided for in the Locked Box Accounts;

(e) the Companies or any of their Subsidiaries assuming or incurring any liability, indebtedness or obligation (whether actual or contingent) for the benefit of a Seller or any of its Related Persons, in each case to the extent not included or provided for in the Locked Box Accounts;

(f) the provision of any guarantee or indemnity or the creation of any Lien by the Companies or any of their Subsidiaries over any share or asset in favour of, or for the benefit of, a Seller or any of its Related Persons;

(g) any waiver, forgiveness, deferral, discount, release, or discharge by the Companies or any of their Subsidiaries of: (i) any amount, obligation or liability owed (whether or not due for payment or performance) to it by a Seller or any of its Related Persons or (ii) any claim (howsoever arising) against a Seller or any of its Related Persons;

(h) any agreement, arrangement or other commitment by the Companies or any of their Subsidiaries to do or give effect to any of the matters referred to in paragraphs (a) to (g) (inclusive) above;

(i) any Tax (excluding any recoverable VAT) incurred, paid or payable by the Companies or any of their Subsidiaries arising as a result of any of the matters in paragraphs (a) to (h) above,

but excludes any Permitted Leakage.

“Leakage Claim” means a claim for breach of Section 2.3(d).

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“Leakage Relief Saving” means, in relation to any Leakage: (a) the amount of any reduction or elimination of any liability of the Companies or any of their Subsidiaries to make an actual payment of Tax as a result of the utilisation or set off of any Relief which arises to the Buyer, Companies or any of their Subsidiaries as a result of such Leakage and is not a Buyer’s Relief; or (b) the amount of any cash refund actually realized by the Companies or any of their Subsidiaries from a Taxing Authority as a result of the utilisation of any relevant Relief that is not a Buyer’s Relief, arising as a result of such Leakage, provided that, for purposes of determining any Leakage Relief Saving, it shall be assumed that the Companies and their Subsidiaries utilise any Reliefs arising as a result of Leakage that are available as soon as reasonably practicable but shall not be assumed to utilise such Reliefs in priority to other Reliefs that are available.

“Leased Real Property” means the real property leased or subleased by the Companies, together with all buildings, structures and facilities located thereon.

“Leases” means all leases and subleases for each parcel of Leased Real Property, and other agreements (written or oral) pursuant to which the Companies holds any Leased Real Property.

“Liens” means any mortgage, pledge, hypothecation, lien, license, encumbrance, charge preference, priority license, easement, covenant, restriction or other security interest.

“Locked Box Accounts” means the unaudited consolidated balance sheet of the Companies and their Subsidiaries as at the Locked Box Date, a copy of which is appended to this Agreement at Exhibit C.

“Locked Box Date” means June 30, 2026.

“Locked Box Period” means the period from (but excluding) the Locked Box Date to (and including) the Closing Date.

“Lockup and Investor Rights Agreement” has the meaning set forth in the recitals.

“Loggie Trustee Sellers” means Michael David Loggie and Jack William Loggie, solely in their capacity as trustees of The Loggie Family Trust.

“Lookback Date” means December 31, 2023.

“Losses” means any and all damages, losses, penalties, diminutions in value, awards, royalties, fines, fees, costs, and expenses, including all court costs, litigation expenses, and reasonable attorneys’, accountants’ and experts’ fees.

“Material Adverse Effect” means the occurrence of any event, change, occurrence or development that, (i) if known to the Buyer prior to the date of this Agreement, would have resulted in the Buyer (acting in the best interests of its shareholders or the shareholders of Parent) not entering into this Agreement, and (ii) that results in any of the following: (A) the aggregate earnings before interest, taxation, depreciation and amortisation of the Companies and the Subsidiaries, taken as a whole, in any forward-looking twelve (12) month period during the thirty-six (36) months following the date of this Agreement being, or being reasonably expected to be, less than £12,000,000; (B) the consolidated net assets of the Companies and the Subsidiaries, taken as a whole, falling below £85,300,000; or (C) any Action or Actions being commenced, pending or threatened by a third party (other than an Action or Actions commenced at the direction of or on behalf of the Buyer, Parent or any of their respective Affiliates) against any of the Companies or any of their Subsidiaries where the amount claimed or reasonably capable of being claimed (whether individually or in the aggregate) is equal to or exceeds fifteen million Pounds (£15,000,000), provided always that, in determining whether a Material Adverse Effect has arisen or occurred, the effects of the occurrence of any of the following events after the date of this Agreement shall not be taken into account:

(1)     general macroeconomic conditions (including changes after the date hereof in prevailing interest rates, exchange rates, commodity prices, and fuel costs) or political conditions (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) in the United States or any jurisdiction where the Companies or the Subsidiaries operate;

(2)     changes after the date hereof in conditions affecting companies in the industry in which it conducts its business generally;

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(3)     resulting from the announcement (to the extent permitted hereby) of this Agreement or the transactions contemplated hereby;

(4)     resulting from changes in the Accounting Standards or IFRS or applicable Law after the date hereof and not announced prior to the date hereof;

(5)     consisting of any failure, in and of itself, of the Companies to meet any published or internally prepared forward looking projections, budgets, plans, or forecasts of revenues, earnings, or other financial performance measures or operating statistics (it being understood that the underlying change, event or circumstance that caused such failure to meet internal projections or budgets may be deemed to constitute and may be taken into account in determining whether there has been a Material Adverse Effect to the extent not otherwise excluded under this provision);

(6)     natural disasters or acts of nature or any national or international political or social conditions, including civil unrest, protests and public demonstrations and any governmental responses thereto, occurring after the date hereof;

(7)     any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; and

(8)     any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority or industry group after the date hereof providing for business closures, sheltering-in-place, curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement;

(9)     changes after the date hereof in credit, debt, financial or capital markets conditions generally (including changes in the availability of financing or changes in credit spreads) in the United States, the United Kingdom or any other jurisdiction where the Companies or the Subsidiaries operate;

(10)   any cyberattack, cybersecurity incident, ransomware attack or similar event of general application and not specifically targeted at the Companies or the Subsidiaries;

(11)   any action taken or omitted to be taken by the Companies or any of the Subsidiaries at the written request of, or with the prior written consent of, Buyer;

(12)   any action taken or omitted to be taken by the Companies or any of the Subsidiaries that is expressly required or contemplated by this Agreement; and

(13)   any matter or circumstance that is Disclosed,

in each case (other than in respect of paragraphs (3), (5), (9), (11) and (12)), to the extent such changes do not have a disproportionate impact on the Companies as compared to other participants in the industries, geographies or markets in which the Companies operate.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Most Recent Parent Balance Sheet” means the condensed consolidated balance sheet of Parent and its consolidated subsidiaries as of the last day of the most recent fiscal quarter for which Parent has filed a Quarterly Report on Form 10-Q or Annual Report on Form 10-K with the SEC prior to the date of this Agreement.

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Open Source Software” means any Software that is distributed as “free software”, “open source software” or under similar licensing or distribution terms, including under any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

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“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of the Companies through the date hereof materially consistent with past custom and practice.

“Organizational Documents” means (a) the memorandum and articles of association, certificate or articles of incorporation, organization or formation and the by-laws, the partnership agreement, any shareholders’ agreement, operating or limited liability company agreement, declaration of trust or trust agreement (as applicable) and (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any applicable Law.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Outstanding Receivables Amount” has the meaning set forth in Section 2.5.

“Parent” has the meaning set forth in the preamble.

“Parent Stockholder Approval” means the approval by the stockholders of Parent, at a duly called meeting of stockholders, of (i) the issuance of the DTI Common Stock to be issued to the Sellers (other than the Trustee Seller), and (ii) the ratification, pursuant to Section 204 of the DGCL, of any defective corporate acts relating to the election of directors of Parent, provided that the requirement set forth in clause (ii) shall be deemed satisfied if, in lieu of such stockholder ratification, a final, non-appealable order of the Court of Chancery of the State of Delaware validating such defective corporate acts shall have been obtained pursuant to Section 205 of the DGCL.

“Parent Board Recommendation” has the meaning set forth in Section 7.13(h).

“Parent Material Adverse Effect” means any event, change, condition, state of facts, occurrence or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, or (y) the ability of Parent or Buyer to consummate the transactions contemplated hereby.

“Parent SEC Documents” has the meaning set forth in Section 6.11(a).

“Parent Stockholders Meeting” has the meaning set forth in Section 7.13(h).

“Parties” has the meaning set forth in the preamble.

“Payment Agent” means Cambridge Mercantile Corp. (UK) Limited, trading as Corpay.

“Payment Agent Account” means the payment agent account with the details notified by the Seller Representative to the Buyer on behalf of the Sellers in writing no less than three (3) Business Days prior to the Closing Date.

“Payoff Letters” means customary payoff letters reflecting the payoff and termination of any Company Debt in exchange for the payment of money on the Closing Date.

“Permits” has the meaning set forth in Section 4.10.

“Permitted Leakage” means: (a) the payment of salary, bonus, fees, benefits, expenses and other emoluments to any current or former employee, officer, director, or consultant of the Companies or their Subsidiaries in the Ordinary Course of Business and in accordance with existing employment or service arrangements in effect as of the Locked Box Date; (b) payment of fees and expenses to professional advisors of the Companies in the Ordinary Course of Business and not in connection with the transactions contemplated by this Agreement; (c) any payments or matters contemplated by or expressly provided for in this Agreement or undertaken or made at the written request or with the prior written consent of Buyer; (d) any matters specifically identified in Exhibit F (Permitted Leakage) (up to the amounts stated therein, if applicable); (e) any items specifically provided for or accrued (and up to the amounts contained therein) in the Locked Box Accounts; and (f) any Tax withheld by the Companies or their Subsidiaries on any of the items set forth in clauses (a) through (e) above.

“Permitted Liens” means (a) Liens for Taxes of Governmental Authorities (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings, in each case for which reserves have been established on the Company Financial Statements in accordance with the Accounting Standards or IFRS, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course

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of Business or by operation of Law if the underlying obligations are not due and payable, (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (d) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business, and (e) with respect to the Leased Real Property (x) easements, encroachments, restrictions, rights of way and similar matters of record and (y) zoning, building and other similar restrictions which are not violated by the current use or occupancy of the Leased Real Property; provided, however, that none of the foregoing described in clause (e) will individually or in the aggregate materially impair the continued use and operation of the property to which they relate in the business of the Companies as presently conducted.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Authority.

“Personal Data” means (a) information related to, or reasonably capable of being associated or linked with, directly or indirectly, an identified or identifiable individual or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier) or device, (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate, directly or indirectly, an individual or device, including any internet protocol address or other persistent identifier, or (c) any other similar information or data regulated by or defined as “personal information” or similar terms under applicable Laws.

“Pre-Closing Tax Liabilities” means any and all Taxes and liabilities (including reasonable attorneys’ and accountants’ fees and other reasonable out-of-pocket expenses incurred in connection therewith) arising out of any Taxes imposed upon or payable by any Company or any Subsidiary with respect to any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date, regardless of how imposed and whether disputed or not, and for the purposes of apportioning liabilities it shall be assumed that the date of Closing is the end of an accounting period for UK Tax purposes.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Profit Ticker Amount” means £23,354 (twenty-three thousand, three hundred and fifty-four pounds) multiplied by the number of days from and including 1 July 2026 up to and excluding the Closing Date.

“Property Leases” has the meaning set forth in Section 3.2(o).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.12.

“Pro Rata Share” means, with respect to each Seller, the following percentage: (a) Michael David Loggie: 60%; (b) Jack William Loggie: 30%; and (c) Michael David John Loggie: 10%.

“Related Person” has the meaning set forth in Section 4.22.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, leaching, migrating, escaping, disposing or dumping of a Hazardous Material into or through the Environment.

“Releasee” has the meaning set forth in Section 10.4(a).

“Relief” means any loss, relief, allowance, credit, exemption or set off for Tax purposes or any deduction in computing income, profits or gains for Tax purposes and any right to a repayment of Tax or to a payment in respect of Tax.

“Restraint” has the meaning set forth in Section 8.1(a).

“Rollover Documents” means the Rollover Loan Note Instruments, the Rollover Loan Notes, and the Rollover Put and Call Agreements.

“Rollover Loan Note Instruments” means: (i) the Consideration Loan Note Instrument; (ii) a loan note instrument to be executed by Drilling Tools International Inc., to implement the issuance of the Rollover Loan Notes to be issued by Drilling Tools International Inc.; and (iii) a loan note instrument to be executed by Drilling Tools International Holdings Inc., to implement the issuance of the Rollover Loan Notes to be issued by Drilling Tools International Holdings Inc., in each case: (a) to be issued to the Sellers (other than the Trustee Seller) in the proportions set forth in Exhibit B; and (b) in a form and substance reasonably satisfactory to the Parties.

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“Rollover Loan Notes” means the unsecured loan notes, structured as non-qualifying corporate bonds, constituted under each Rollover Loan Note Instrument and issued to the Sellers (other than the Trustee Seller), including for the avoidance of doubt, the Consideration Loan Notes, in a form and substance reasonably satisfactory to the Parties and set out in the corresponding Rollover Loan Note Instrument.

“Rollover Put and Call Agreements” means put and call option agreements between each Seller (other than the Trustee Seller) and: (i) Buyer and Drilling Tools International Inc. in respect of the relevant Rollover Loan Notes; (ii) Drilling Tools International Inc. and Drilling Tools International Holdings Inc. in respect of the relevant Rollover Loan Notes; and (iii) Drilling Tools International Holdings Inc. and Parent in respect of which the DTI Common Stock is issued to the Sellers (other than the Trustee Seller) immediately following the Closing, in each case in a form and substance reasonably satisfactory to the Parties.

“Saltire Drilling Tools” means Saltire Drilling Tools Limited, a private company limited by shares incorporated in Scotland, having its registered office at 100 Union Street, Aberdeen AB10 1QR, with company number SC409057.

“Saltire Malaysia” means Saltire Energy Sdn. Bhd., a private company limited by shares incorporated under the laws of Malaysia, having its registered office at 15-2, Dinasti Sentral, Jalan Kuchai Maju 18, Off Jalan Kuchai Lama, Kuala Lumpur, 58200, Malaysia, with registration number 202401043543 (1589389-U).

“Saltire Norway” means Saltire Energy (Norway) Limited, a private company limited by shares incorporated in Scotland, having its registered office at 100 Union Street, Aberdeen AB10 1QR, with company number SC414001.

“Saltire Romania” means Saltire Energy Europe S.R.L., a limited liability company incorporated under the laws of Romania, having its registered office at 19-21 Bucharest-Ploiesti Road, Baneasa Business Center Building, office H15, 6th floor, District 1, Bucharest, Romania, registered with the Romanian Trade Register under no. J40/3925/2019, having sole registration code 40835019.

“Saltire Sellers” means Michael David Loggie, the Trustee Seller and the Loggie Trustee Sellers.

“Saltire UAE” means Saltire Energy L.L.C., a limited liability company incorporated under the laws of the Emirate of Abu Dhabi, United Arab Emirates, with trade licence number CN-2251239 and unified registration number 101-2021-100070654.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been in the last five years the subject or target of a comprehensive embargo under Sanctions Laws (including Russia, Belarus, Cuba, Iran, North Korea, Syria, Venezuela and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons; the Consolidated List of persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, the Consolidated List of Asset Freeze Targets maintained by His Majesty’s Treasury, or any equivalent list maintained by the competent sanctions authority of the United Kingdom or any EU member state; or (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i).

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the European Union, the United Kingdom (including, without limitation, the Office of Financial Sanctions Implementation) and the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack affecting any Company Systems, or (b) incident in which confidential information or Personal Data was or may have been accessed, disclosed, destroyed, processed, used, or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by the Companies or by another Person on behalf of the Companies).

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“Seller” has the meaning set forth in the preamble.

“Seller Documents” has the meaning set forth in Section 5.1(a).

“Seller Representative” has the meaning set forth in Section 12.20.

“Selling Expenses” means:

(a) any sale, change of control or transaction bonus, retention, stay deferred compensation, phantom equity, bonus, incentive or other similar compensatory payment or benefit payable or provided by the Companies to any current or former officer, director, employee or other individual service provider of the Companies, in each case, in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, together with the employer portion of any applicable Taxes and NICs due on the foregoing amounts,

(b) all of the fees and expenses (including any VAT or other sales tax thereon) of outside legal counsel, accountants, advisors, brokers and investment bankers incurred by the Companies in connection with the consummation of the transactions contemplated hereby to the extent unpaid (it being understood that in no event shall Selling Expenses be deemed to include any fees, costs and expenses to the extent incurred by or at the direction of Buyer in relation to Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby (including any fees payable to any financing institution or the Companies’ accountants on behalf of Buyer or its Affiliates and any fees costs and expenses for which Buyer is responsible pursuant to the terms of this Agreement)), and

(c) the outstanding amount, if any, of any shareholder notes issued to any Seller or Affiliate of the Companies by the Companies prior to the Closing, including, without limitation any such notes or loans Disclosed.

“SEC” has the meaning set forth in Section 6.4(b).

“Settlement Amounts” has the meaning set forth in Section 2.2(b).

“Significant Customer” has the meaning set forth in Section 4.21.

“Significant Supplier” has the meaning set forth in Section 4.21.

“Software” means all (a) computer programs and software, including firmware, software implementations of algorithms, and software models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) data, databases and other compilations of data or information, and (c) all documentation related to the foregoing, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Specific Tax Liabilities” means:

(a) additional Land and Buildings Transaction Tax and Stamp Duty Land Tax (together with interest and/or penalties thereon) payable in respect of the Historic Scottish Leases, to the extent such amounts exceed the Agreed Historic Lease Tax Amount;

(b) inheritance tax and/or capital gains tax or any other Tax (together with interest and/or penalties thereon), in each case to the extent not paid prior to the date of this Agreement, arising in connection with the employee benefit trust established by Saltire Pressure Control Limited, including any such Tax arising under or in connection with the agreement(s) reached between any Company or Subsidiary and His Majesty’s Revenue and Customs in respect of that employee benefit trust (an “EBT Tax Liability”);

(c) any liability for Tax incurred by either of the Companies or a Subsidiary (or, following the Closing, by Buyer as a result of its ownership of such Company or Subsidiary) arising from the opposition proceedings initiated by the Romanian tax authority in connection with the voluntary dissolution of Saltire Romania, including any additional Taxes, interest, penalties or other amounts assessed or claimed in connection therewith, and any reasonable third-party costs and expenses incurred in resolving such proceedings or completing the voluntary dissolution, liquidation and strike-off of Saltire Romania, in each case to the extent arising out of or attributable to any fact, matter, circumstance or period existing on or prior to Closing (in all cases, a “Romanian Tax Liability”);

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(d) income tax, employee and employer national insurance contributions and Apprenticeship Levy (including any interest and penalties) incurred by either of the Companies or a Subsidiary arising from the failure by the Companies or any of the Subsidiaries (or, following the Closing, by Buyer as a result of its ownership of such Company or Subsidiary) to report staff entertaining costs to the relevant Taxing Authority for UK income tax purposes prior to Closing;

(e) income tax, employee and employer national insurance contributions, Apprenticeship Levy and any liabilities under the Construction Industry Scheme (including any interest and penalties) incurred by either of the Companies or a Subsidiary (or, following the Closing, by Buyer as a result of its ownership of such Company or Subsidiary) arising from the engagement prior to Closing by any Company or Subsidiary of any individual as self-employed or otherwise engaged other than as an employee, where such individual is or was liable to be treated as an employee for Tax purposes, in all cases to the extent arising in respect of payments made by the Companies or any Subsidiary prior to Closing;

(f) Tax (including any interest and penalties) imposed on either Company or a Subsidiary (or, following the Closing, by Buyer as a result of its ownership of such Company or Subsidiary) by any Taxing Authority outside the United Kingdom on the basis that any Company or Subsidiary is or was treated as having a taxable presence, permanent establishment or other basis of Tax liability in the relevant jurisdiction, including in connection with contracts for the rental of equipment, in all cases prior to Closing;

(g) any UK VAT underdeclared by either Company or any Subsidiary, or any liability to register for and account for VAT of a Company or a Subsidiary (or any similar or equivalent Tax) in each case, prior to Closing, in any jurisdiction outside the United Kingdom (including any interest and penalties), arising from the treatment applied by any Company or Subsidiary to the hire of goods or equipment used, or capable of being used, outside the United Kingdom, including in connection with the “use and enjoyment” provisions of UK VAT legislation;

(h) any Tax (including any interest and penalties) incurred by either Company or a Subsidiary (or, following the Closing, by Buyer as a result of its ownership of such Company or Subsidiary) arising from the incorrect treatment of import VAT, including any failure to be correctly identified as the importer of record on any customs declaration or to hold sufficient evidence to support import VAT recovered, in each case by any Company or Subsidiary prior to Closing;

(i) any Tax incurred by either Company or a Subsidiary (or, following the Closing, by Buyer as a result of its ownership of such Company or Subsidiary) (including any interest and penalties) arising from any Company or Subsidiary having made an excessive claim for double taxation relief prior to Closing;

(j) any Tax incurred by either Company or a Subsidiary (or, following the Closing, by Buyer as a result of its ownership of such Company or Subsidiary) (including any interest and penalties) arising from the application of the UK controlled foreign companies rules to any Subsidiary prior to Closing; and

(k) any liability for Tax incurred by either of the Companies or a Subsidiary arising from the transfer by Michael David Loggie of any interest in the Company Capital Stock that takes place on or before the Closing.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiaries” means any Person of which (A) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by either Company; or (B) either Company is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.

“Tax” or “Taxes” means any federal, state, local or non-U.S. net income, alternative or add-on minimum tax, estimated, gross income, net or gross receipts, net or gross proceeds, sales, use, service, ad valorem, value-added, transfer, franchise, capital, capital gains, capital stock, profits or windfall or excess profits, leasing, lease, occupation, gaming, goods and services, recording, turnover, license, withholding, payroll, employment, excise, severance, stamp, production, occupation, premium, property, unclaimed property, escheat, disability, registration, environmental or windfall profit tax, custom, duty or other imposition, in each case, in the nature of a tax imposed by any Governmental Authority, including national insurance contributions, apprenticeship levy and inheritance tax, and including any interest, penalties and additions to tax imposed with respect thereto, whether disputed or not.

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“Tax Claim” means a claim for breach of the Tax Warranties and/or a Tax Indemnity Claim.

“Tax Contest” has the meaning set forth in Section 11.3.

“Tax Indemnity Claim” means a claim under Section 10.2(a)(i), Section 10.2(a)(ii), or any other claim under Section 10.2 in respect of Tax.

“Tax Returns” means all returns, declarations, claims for refund, information returns, statements and reports, including amendments and supporting schedules and attachments, filed or required to be filed in respect of Taxes.

“Tax Warranties” means the warranties set forth in Section 4.6.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Third-Party Claim” has the meaning set forth in Section 10.3(a).

“Trustee Seller” means Optimus Corporate Services Limited (formerly Tenon (IOM) Corporate Services Ltd), in its capacity as trustee of the Cansco Limited Employee Trust 2007.

“W&I Policy” means the buyer-side warranty and indemnity insurance policy in the Agreed Form issued to Buyer in connection with this Agreement.

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ANNEX B

OPINION OF EVERCORE GROUP L.L.C.

October 8, 2026

The Board of Directors
Drilling Tools International Corporation
10370 Richmond Ave, Suite 1000
Houston, TX 77042

Members of the Board of Directors:

We understand that Drilling Tools International Corporation (the “Parent”) proposes to enter into a Share Purchase Agreement, dated October 8, 2026 (the “Agreement”), with Casing Technologies Group Limited (the “Buyer”), Saltire Energy Limited (“Saltire”), Foxley Energy Limited (“Foxley”, and together with Saltire, each a “Company” and collectively, the “Companies”), the shareholders of the Companies listed therein (each, a “Seller” and collectively, the “Sellers”), and other parties thereto (the “Transaction”). Pursuant to the Agreement, the Buyer will purchase from the Sellers all of the issued and outstanding share capital of each of Saltire and Foxley, in exchange for (i) unsecured loan notes to be issued by Buyer to the Sellers (other than the Trustee Seller (as defined in the Agreement)) which, pursuant to the terms of the Rollover Documents (as defined in the Agreement), will be exchanged at the closing of the Transaction for an aggregate of 17,355,139 shares of common stock, par value $0.0001 per share (the “Parent Common Stock”), of the Parent (such number of shares, the “Equity Consideration”) and (ii) £60,289,856.60 in cash (the “Cash Consideration”, and together with the Equity Consideration, the “Consideration”), which Cash Consideration is subject to adjustment under the Agreement as to which adjustment we express no opinion. The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Board of Directors has asked us whether, in our opinion, the Consideration to be paid to the Sellers in the Transaction is fair, from a financial point of view, to the Parent.

In connection with rendering our opinion, we have, among other things:

(i)         reviewed certain publicly available business and financial information relating to the Companies and the Parent that we deemed to be relevant, including publicly available research analysts’ estimates relating to the Parent;

(ii)        reviewed certain internal projected financial data relating to the Companies prepared and furnished to us by management of the Parent and certain internal projected financial data relating to the Parent prepared and furnished to us by management of the Parent, each as approved for our use by the Parent (the “Forecasts”);

(iii)       discussed with managements of the Parent and the Companies their assessment of the past and current operations of the Companies, the current financial condition and prospects of the Companies and the Forecasts relating to the Companies, and discussed with management of the Parent their assessment of the past and current operations of the Parent, the current financial condition and prospects of the Parent, and the Forecasts;

(iv)       reviewed the reported prices and the historical trading activity of the Parent Common Stock;

(v)        compared the financial performance of the Companies and the Parent and the Parent’s stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

Annex B-1

The Board of Directors
Drilling Tools International Corporation

(i)         compared the financial performance of the Companies and the valuation multiples relating to the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(ii)        reviewed the financial terms and conditions of the Agreement; and

(iii)       performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Parent as to the future financial performance of the Parent and the Companies and the other matters covered thereby. We express no view as to the Forecasts  or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Companies, the Parent or the consummation of the Transaction or reduce the contemplated benefits to the Parent of the Transaction.

We have not conducted a physical inspection of the properties or facilities of the Companies or the Parent and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Companies or the Parent, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Companies or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of October 8, 2026 and financial, economic, market and other conditions as they exist and as can be evaluated on the October 8, 2026. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the Parent, from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Companies, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Parent or the Companies, or any class of such persons, whether relative to the Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any term or aspect of any other agreement or instrument contemplated by the Agreement

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The Board of Directors
Drilling Tools International Corporation

or entered into or amended in connection with the Agreement, including the Rollover Documents. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Parent, nor does it address the underlying business decision of the Parent to engage in the Transaction. We do not express any view on, and our opinion does not address, what the value of the Parent Common Stock actually will be when issued or the prices at which the Parent Common Stock will trade at any time, including following announcement or consummation of the Transaction, as to the potential effects of volatility in the credit, financial and stock markets on the Parent, the Companies or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Parent or the Companies or the ability of the Parent or the Companies to pay their respective obligations when they come due. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of the Parent Common Stock should vote or act in respect of the Transaction. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Parent and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Board of Directors in connection with the Transaction and will receive a fee for our services, a portion of which was payable upon the execution of a letter of intent with respect to the Transaction, an additional portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. The Parent has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Parent and we have not received any compensation from the Parent during such period. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to Hicks Equity Partners LLC or its affiliate HEP Partners LLC, the controlling shareholder of Parent, and we have not received any compensation from Hicks Equity Partners LLC or HEP Partners LLC, during such period. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Companies and we have not received any compensation from the Companies during such period. We may provide financial advisory or other services to the Parent, Hicks Equity Partners LLC, HEP Partners LLC and the Companies in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Parent, the Companies, potential parties to the Transaction and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Parent or the Companies.

Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

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The Board of Directors
Drilling Tools International Corporation

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Parent may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Parent to its stockholders relating to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the Sellers in the Transaction is fair, from a financial point of view, to the Parent.

Very truly yours,
EVERCORE GROUP L.L.C.
By:
Zac Marsalis

Annex B-4

ANNEX C

Ratification of Defective Corporate Acts Under Section 204 of the DGCL

Section 204 of the DGCL allows a Delaware corporation to ratify a defective corporate act, meaning an act that was within the corporation’s power but was not properly authorized. To do so, the board of directors must adopt resolutions that state: (A) the defective corporate act or acts to be ratified; (B) the date of each defective corporate act; (C) if the act involved the issuance of shares of putative stock, the number and type of those shares and the date or dates on which they were purportedly issued; (D) the nature of the failure of authorization for each defective corporate act; and (E) that the board approves the ratification. On October 5, 2026, the Board adopted resolutions under Section 204 to ratify the Director Elections and the Board Acts described below, and resolved to submit them to DTI’s stockholders for adoption at the special meeting.

As Section 204 requires, the notice of the special meeting must include either a copy of the Ratification Resolutions or the information required by Section 204(b)(1). The summary below provides that information and is intended to satisfy that requirement.

Defective Corporate Acts to Be Ratified (Section 204(b)(1)(A))

The defective corporate acts to be ratified are (i) the election of directors at DTI’s 2024, 2025 and 2026 annual meetings of stockholders (the “Director Elections”) and (ii) the corporate actions taken since May 14, 2024 by the Board, its committees, and officers acting under authority delegated by the Board, to the extent the defects in the Director Elections could call their validity into question (the “Board Acts”). The Board Acts include the Board consent that approved the ratification and the transactions described in this Proxy Statement/Prospectus.

Dates of the Defective Corporate Acts (Section 204(b)(1)(B))

The Director Elections took place on the following dates:

•        May 14, 2024: Curtis L. Crofford, John D. “Jack” Furst, Thomas O. Hicks, Eric C. Neuman, Thomas M. “Roe” Patterson, R. Wayne Prejean and C. Richard Vermillion were purportedly elected to serve until the 2025 annual meeting.

•        May 13, 2025: the same seven individuals were purportedly elected to serve until the 2026 annual meeting.

•        April 28, 2026: Ira H. Green, Jr., Daniel J. Kimes and Jeremy D. Thigpen were purportedly elected, and R. Wayne Prejean, Curtis L. Crofford, John D. Furst and Eric C. Neuman were re-elected, each to serve until the 2027 annual meeting.

The Board Acts were taken at various times on and after May 14, 2024, and each is being ratified as of the date it was taken.

Putative Stock (Section 204(b)(1)(C))

DTI did not issue any putative stock, as that term is defined in Section 204 of the DGCL, in connection with any of the Director Elections.

Nature of the Failure of Authorization (Section 204(b)(1)(D))

Article V, Paragraph A of DTI’s Second Amended and Restated Certificate of Incorporation, together with Sections 1.2, 1.10(A), 2.2 and 2.4 of DTI’s Amended and Restated Bylaws, divides the Board into three classes with staggered three-year terms. Under those provisions, only the class whose term is expiring may be elected at each annual meeting. At each Director Election, the entire Board was instead submitted for election, and each director was purportedly elected to a one-year term. The failure of authorization for the Board Acts results only from the failure of authorization in the Director Elections.

Annex C-1

Board Approval of the Ratification (Section 204(b)(1)(E))

On October 5, 2026, the Board acted by unanimous written consent and approved the ratification of each Director Election under Section 204(b)(1) of the DGCL, effective as of the date of that election. Once the ratification is effective, each person purportedly elected at a Director Election will be deemed to have been duly elected as of that date for a one-year term. Each director elected in 2026 will serve until the 2027 annual meeting and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The Board also approved the ratification of each Board Act as of its date, to the extent the failure of authorization in the Director Elections affects its validity. The Board may re-adopt its written consent after the validation effective time if counsel advises it to do so.

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ANNEX D

DGCL Sections 204 and 205

§ 204. Ratification of Defective Corporate Acts and Stock

(a)    Subject to subsection (f) of this section, no defective corporate act or putative stock shall be void or voidable solely as a result of a failure of authorization if ratified as provided in this section or validated by the Court of Chancery in a proceeding brought under § 205 of this title.

(b)     (1)    In order to ratify 1 or more defective corporate acts pursuant to this section (other than the ratification of an election of the initial board of directors pursuant to paragraph (b)(2) of this section), the board of directors of the corporation shall adopt resolutions stating:

(A)    The defective corporate act or acts to be ratified;

(B)    The date of each defective corporate act or acts;

(C)    If such defective corporate act or acts involved the issuance of shares of putative stock, the number and type of shares of putative stock issued and the date or dates upon which such putative shares were purported to have been issued;

(D)    The nature of the failure of authorization in respect of each defective corporate act to be ratified; and

(E)    That the board of directors approves the ratification of the defective corporate act or acts.

Such resolutions may also provide that, at any time before the validation effective time in respect of any defective corporate act set forth therein, notwithstanding the approval of the ratification of such defective corporate act by stockholders, the board of directors may abandon the ratification of such defective corporate act without further action of the stockholders.

The quorum and voting requirements applicable to the ratification by the board of directors of any defective corporate act shall be the quorum and voting requirements applicable to the type of defective corporate act proposed to be ratified at the time the board adopts the resolutions ratifying the defective corporate act; provided that if the certificate of incorporation or bylaws of the corporation, any plan or agreement to which the corporation was a party or any provision of this title, in each case as in effect as of the time of the defective corporate act, would have required a larger number or portion of directors or of specified directors for a quorum to be present or to approve the defective corporate act, such larger number or portion of such directors or such specified directors shall be required for a quorum to be present or to adopt the resolutions to ratify the defective corporate act, as applicable, except that the presence or approval of any director elected, appointed or nominated by holders of any class or series of which no shares are then outstanding, or by any person that is no longer a stockholder, shall not be required.

(2)    In order to ratify a defective corporate act in respect of the election of the initial board of directors of the corporation pursuant to § 108 of this title, a majority of the persons who, at the time the resolutions required by this paragraph (b)(2) of this section are adopted, are exercising the powers of directors under claim and color of an election or appointment as such may adopt resolutions stating:

(A)    The name of the person or persons who first took action in the name of the corporation as the initial board of directors of the corporation;

(B)    The earlier of the date on which such persons first took such action or were purported to have been elected as the initial board of directors; and

(C)    That the ratification of the election of such person or persons as the initial board of directors is approved.

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(c)     Each defective corporate act ratified pursuant to paragraph (b)(1) of this section shall be submitted to stockholders for approval as provided in subsection (d) of this section, unless:

(1)     (A)   No other provision of this title, and no provision of the certificate of incorporation or bylaws of the corporation, or of any plan or agreement to which the corporation is a party, would have required stockholder approval of such defective corporate act to be ratified, either at the time of such defective corporate act or at the time the board of directors adopts the resolutions ratifying such defective corporate act pursuant to paragraph (b)(1) of this section; and

(B)    Such defective corporate act did not result from a failure to comply with § 203 of this title; or

(2)    As of the adoption of the resolutions of the board of directors adopted pursuant to paragraph (b)(1) of this section, there are no shares of valid stock outstanding and entitled to vote thereon, regardless of whether there then exist any shares of putative stock.

(d)     (1)     If the ratification of a defective corporate act is required to be submitted to stockholders for approval pursuant to subsection (c) of this section, due notice of the time, place, if any, and purpose of the meeting shall be given at least 20 days before the date of the meeting to each holder of valid stock and putative stock, whether voting or nonvoting, at the address of such holder as it appears or most recently appeared, as appropriate, on the records of the corporation.

(2)    The notice shall also be given to the holders of record of valid stock and putative stock, whether voting or nonvoting, as of the time of the defective corporate act (or, in the case of any defective corporate act that involved the establishment of a record date for notice of or voting at any meeting of stockholders, for action by written consent of stockholders in lieu of a meeting, or for any other purpose, the record date for notice of or voting at such meeting, the record date for action by written consent, or the record date for such other action, as the case may be), other than holders whose identities or addresses cannot be determined from the records of the corporation.

(3)    The notice shall contain a copy of the resolutions adopted by the board of directors pursuant to paragraph (b)(1) of this section or the information required by paragraphs (b)(1)(A) through (E) of this section and a statement that any claim that the defective corporate act or putative stock ratified hereunder is void or voidable due to the failure of authorization, or that the Court of Chancery should declare in its discretion that a ratification in accordance with this section not be effective or be effective only on certain conditions must be brought within 120 days from the applicable validation effective time.

(4)    At such meeting, the quorum and voting requirements applicable to ratification of such defective corporate act shall be the quorum and voting requirements applicable to the type of defective corporate act proposed to be ratified at the time of the approval of the ratification, except that:

(A)    If the certificate of incorporation or bylaws of the corporation, any plan or agreement to which the corporation was a party or any provision of this title in effect as of the time of the defective corporate act would have required a larger number or portion of stock or of any class or series thereof or of specified stockholders for a quorum to be present or to approve the defective corporate act, the presence or approval of such larger number or portion of stock or of such class or series thereof or of such specified stockholders shall be required for a quorum to be present or to approve the ratification of the defective corporate act, as applicable, except that the presence or approval of shares of any class or series of which no shares are then outstanding, or of any person that is no longer a stockholder, shall not be required;

(B)    The approval by stockholders of the ratification of the election of a director shall require the affirmative vote of the majority of shares present at the meeting and entitled to vote on the election of such director, except that if the certificate of incorporation or bylaws of the corporation then in effect or in effect at the time of the defective election require or required a larger number or portion of stock or of any class or series thereof or of specified

Annex D-2

stockholders to elect such director, the affirmative vote of such larger number or portion of stock or of any class or series thereof or of such specified stockholders shall be required to ratify the election of such director, except that the presence or approval of shares of any class or series of which no shares are then outstanding, or of any person that is no longer a stockholder, shall not be required; and

(C)    In the event of a failure of authorization resulting from failure to comply with the provisions of § 203 of this title, the ratification of the defective corporate act shall require the vote set forth in § 203(a)(3) of this title, regardless of whether such vote would have otherwise been required.

(5)    Shares of putative stock as of the adoption by the board of directors of resolutions pursuant to paragraph (b)(1) of this section (and without giving effect to any ratification that becomes effective after such adoption) shall neither be entitled to vote nor counted for quorum purposes in any vote to ratify any defective corporate act.

(e)     (1)     If a defective corporate act ratified pursuant to this section would have required under any other section of this title the filing of a certificate in accordance with § 103 of this title, and either (i) such certificate requires any change to give effect to the defective corporate act in accordance with this section (including a change to the date and time of the effectiveness of such certificate) or (ii) a certificate was not previously filed under § 103 of this title in respect of the defective corporate act, then, in lieu of filing the certificate otherwise required by this title, the corporation shall file a certificate of validation with respect to such defective corporate act in accordance with § 103 of this title.

(2)    A separate certificate of validation shall be required for each defective corporate act requiring the filing of a certificate of validation under this section, except that (i) 2 or more defective corporate acts may be included in a single certificate of validation if the corporation filed, or to comply with this title would have filed, a single certificate under another provision of this title to effect such acts, and (ii) 2 or more overissues of shares of any class, classes or series of stock may be included in a single certificate of validation, provided that the increase in the number of authorized shares of each such class or series set forth in the certificate of validation shall be effective as of the date of the first such overissue.

(3)    The certificate of validation shall set forth:

(A)    That the corporation has ratified 1 or more defective corporate acts that would have required the filing of a certificate under § 103 of this title;

(B)    That each such defective corporate act has been ratified in accordance with this section; and

(C)    The information required by 1 of the following paragraphs:

1.      If a certificate was previously filed under § 103 of this title in respect of the defective corporate act and such certificate requires any change to give effect to the defective corporate act in accordance with this section (including a change to the date and time of the effectiveness of such certificate), the certificate of validation shall set forth:

(A)    The name, title and filing date of the certificate so previously filed and of any certificate of correction thereto;

(B)    A statement that a certificate containing all of the information required to be included under the applicable section or sections of this title to give effect to the defective corporate act is attached as an exhibit to the certificate of validation; and

(C)    The date and time that such certificate shall be deemed to have become effective pursuant to this section; or

Annex D-3

2.      If a certificate was not previously filed under § 103 of this title in respect of the defective corporate act and the defective corporate act ratified pursuant to this section would have required under any other section of this title the filing of a certificate in accordance with § 103 of this title, the certificate of validation shall set forth:

(A)    A statement that a certificate containing all of the information required to be included under the applicable section or sections of this title to give effect to the defective corporate act is attached as an exhibit to the certificate of validation, and

(B)    The date and time that such certificate shall be deemed to have become effective pursuant to this section.

(4)    A certificate attached to a certificate of validation need not be separately executed and acknowledged and need not include any statement required by any other section of this title that such instrument has been approved and adopted in accordance with the provisions of such other section.

(f)     From and after the validation effective time, unless otherwise determined in an action brought pursuant to § 205 of this title:

(1)    Subject to the last sentence of subsection (d) of this section, each defective corporate act ratified in accordance with this section shall no longer be deemed void or voidable as a result of the failure of authorization described in the resolutions adopted pursuant to subsection (b) of this section and such effect shall be retroactive to the time of the defective corporate act; and

(2)    Subject to the last sentence of subsection (d) of this section, each share or fraction of a share of putative stock issued or purportedly issued pursuant to any such defective corporate act shall no longer be deemed void or voidable and shall be deemed to be an identical share or fraction of a share of outstanding stock as of the time it was purportedly issued.

(g)    In respect of each defective corporate act ratified by the board of directors pursuant to subsection (b) of this section, prompt notice of the ratification shall be given to all holders of valid stock and putative stock, whether voting or nonvoting, as of the date the board of directors adopts the resolutions approving such defective corporate act, or as of a date within 60 days after such date of adoption, as established by the board of directors, at the address of such holder as it appears or most recently appeared, as appropriate, on the records of the corporation.

The notice shall also be given to the holders of record of valid stock and putative stock, whether voting or nonvoting, as of the time of the defective corporate act, other than holders whose identities or addresses cannot be determined from the records of the corporation.

The notice shall contain a copy of the resolutions adopted pursuant to subsection (b) of this section or the information specified in paragraphs (b)(1)(A) through (E) or paragraphs (b)(2)(A) through (C) of this section, as applicable, and a statement that any claim that the defective corporate act or putative stock ratified hereunder is void or voidable due to the failure of authorization, or that the Court of Chancery should declare in its discretion that a ratification in accordance with this section not be effective or be effective only on certain conditions must be brought within 120 days from the later of the validation effective time or the time at which the notice required by this subsection is given.

Notwithstanding the foregoing, (i) no such notice shall be required if notice of the ratification of the defective corporate act is to be given in accordance with subsection (d) of this section, and (ii) in the case of a corporation that has a class of stock listed on a national securities exchange, the notice required by this subsection and subsection (d) of this section may be deemed given if disclosed in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to § 13, § 14 or § 15(d) (15 U.S.C. § 78m, § 77n or § 78o(d)) of the Securities Exchange Act of 1934, as amended, or the corresponding provisions of any subsequent United States federal securities laws, rules or regulations.

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If any defective corporate act has been approved by stockholders acting pursuant to § 228 of this title, the notice required by this subsection may be included in any notice required to be given pursuant to § 228(e) of this title and, if so given, shall be sent to the stockholders entitled thereto under § 228(e) and to all holders of valid and putative stock to whom notice would be required under this subsection if the defective corporate act had been approved at a meeting and the record date for determining the stockholders entitled to notice of such meeting had been the date for determining the stockholders entitled to notice under the first sentence of this subsection other than any stockholder who approved the action by consent in lieu of a meeting pursuant to § 228 of this title or any holder of putative stock who otherwise consented thereto in writing.

Solely for purposes of subsection (d) of this section and this subsection, notice to holders of putative stock, and notice to holders of valid stock and putative stock as of the time of the defective corporate act, shall be treated as notice to holders of valid stock for purposes of §§ 222 and 228, 229, 230, 232 and 233 of this title.

(h)    As used in this section and in § 205 of this title only, the term:

(1)    “Defective corporate act” means an overissue, an election or appointment of directors that is void or voidable due to a failure of authorization, or any act or transaction purportedly taken by or on behalf of the corporation that is, and at the time such act or transaction was purportedly taken would have been, within the power of a corporation under subchapter II of this chapter (without regard to the failure of authorization identified in § 204(b)(1)(D) of this title), but is void or voidable due to a failure of authorization;

(2)    “Failure of authorization” means: (i) the failure to authorize or effect an act or transaction in compliance with (A) the provisions of this title, (B) the certificate of incorporation or bylaws of the corporation, or (C) any plan or agreement to which the corporation is a party or the disclosure set forth in any proxy or consent solicitation statement, if and to the extent such failure would render such act or transaction void or voidable; or (ii) the failure of the board of directors or any officer of the corporation to authorize or approve any act or transaction taken by or on behalf of the corporation that would have required for its due authorization the approval of the board of directors or such officer;

(3)    “Overissue” means the purported issuance of:

(A)   Shares of capital stock of a class or series in excess of the number of shares of such class or series the corporation has the power to issue under § 161 of this title at the time of such issuance; or

(B)    Shares of any class or series of capital stock that is not then authorized for issuance by the certificate of incorporation of the corporation;

(4)    “Putative stock” means the shares of any class or series of capital stock of the corporation (including shares issued upon exercise of options, rights, warrants or other securities convertible into shares of capital stock of the corporation, or interests with respect thereto that were created or issued pursuant to a defective corporate act) that:

(A)    But for any failure of authorization, would constitute valid stock; or

(B)    Cannot be determined by the board of directors to be valid stock;

(5)    “Time of the defective corporate act” means the date and time the defective corporate act was purported to have been taken;

(6)    “Validation effective time,” with respect to any defective corporate act ratified pursuant to this section, means the latest of:

(A)    The time at which the defective corporate act submitted to the stockholders for approval pursuant to subsection (c) of this section is approved by such stockholders or if no such vote of stockholders is required to approve the ratification of the defective corporate act, immediately following the time at which the board of directors adopts the resolutions required by paragraph (b)(1) or (b)(2) of this section;

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(B)    Where no certificate of validation is required to be filed pursuant to subsection (e) of this section, the time, if any, specified by the board of directors in the resolutions adopted pursuant to paragraph (b)(1) or (b)(2) of this section, which time shall not precede the time at which such resolutions are adopted; and

(C)    The time at which any certificate of validation filed pursuant to subsection (e) of this section shall become effective in accordance with § 103 of this title.

(7)    “Valid stock” means the shares of any class or series of capital stock of the corporation that have been duly authorized and validly issued in accordance with this title.

In the absence of actual fraud in the transaction, the judgment of the board of directors that shares of stock are valid stock or putative stock shall be conclusive, unless otherwise determined by the Court of Chancery in a proceeding brought pursuant to § 205 of this title.

(i)     Ratification under this section or validation under § 205 of this title shall not be deemed to be the exclusive means of ratifying or validating any act or transaction taken by or on behalf of the corporation, including any defective corporate act, or any issuance of stock, including any putative stock, or of adopting or endorsing any act or transaction taken by or in the name of the corporation prior to the commencement of its existence, and the absence or failure of ratification in accordance with either this section or validation under § 205 of this title shall not, of itself, affect the validity or effectiveness of any act or transaction or the issuance of any stock properly ratified under common law or otherwise, nor shall it create a presumption that any such act or transaction is or was a defective corporate act or that such stock is void or voidable.

§ 205. Proceedings Regarding Validity of Defective Corporate Acts and Stock

(a)    Subject to subsection (f) of this section, upon application by the corporation, any successor entity to the corporation, any member of the board of directors, any record or beneficial holder of valid stock or putative stock, any record or beneficial holder of valid or putative stock as of the time of a defective corporate act ratified pursuant to § 204 of this title, or any other person claiming to be substantially and adversely affected by a ratification pursuant to § 204 of this title, the Court of Chancery may:

(1)    Determine the validity and effectiveness of any defective corporate act ratified pursuant to § 204 of this title;

(2)    Determine the validity and effectiveness of the ratification of any defective corporate act pursuant to § 204 of this title;

(3)    Determine the validity and effectiveness of any defective corporate act not ratified or not ratified effectively pursuant to § 204 of this title;

(4)    Determine the validity of any corporate act or transaction and any stock, rights or options to acquire stock; and

(5)    Modify or waive any of the procedures set forth in § 204 of this title to ratify a defective corporate act.

(b)    In connection with an action under this section, the Court of Chancery may:

(1)    Declare that a ratification in accordance with and pursuant to § 204 of this title is not effective or shall only be effective at a time or upon conditions established by the Court;

(2)    Validate and declare effective any defective corporate act or putative stock and impose conditions upon such validation by the Court;

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(3)    Require measures to remedy or avoid harm to any person substantially and adversely affected by a ratification pursuant to § 204 of this title or from any order of the Court pursuant to this section, excluding any harm that would have resulted if the defective corporate act had been valid when approved or effectuated;

(4)    Order the Secretary of State to accept an instrument for filing with an effective time specified by the Court, which effective time may be prior or subsequent to the time of such order, provided that the filing date of such instrument shall be determined in accordance with § 103(c)(3) of this title;

(5)    Approve a stock ledger for the corporation that includes any stock ratified or validated in accordance with this section or with § 204 of this title;

(6)    Declare that shares of putative stock are shares of valid stock or require a corporation to issue and deliver shares of valid stock in place of any shares of putative stock;

(7)    Order that a meeting of holders of valid stock or putative stock be held and exercise the powers provided to the Court under § 227 of this title with respect to such a meeting;

(8)    Declare that a defective corporate act validated by the Court shall be effective as of the time of the defective corporate act or at such other time as the Court shall determine;

(9)    Declare that putative stock validated by the Court shall be deemed to be an identical share or fraction of a share of valid stock as of the time originally issued or purportedly issued or at such other time as the Court shall determine; and

(10)  Make such other orders regarding such matters as it deems proper under the circumstances.

(c)     Service of the application under subsection (a) of this section upon the registered agent of the corporation shall be deemed to be service upon the corporation, and no other party need be joined in order for the Court of Chancery to adjudicate the matter. In an action filed by the corporation, the Court may require notice of the action be provided to other persons specified by the Court and permit such other persons to intervene in the action.

(d)    In connection with the resolution of matters pursuant to subsections (a) and (b) of this section, the Court of Chancery may consider the following:

(1)    Whether the defective corporate act was originally approved or effectuated with the belief that the approval or effectuation was in compliance with the provisions of this title, the certificate of incorporation or bylaws of the corporation;

(2)    Whether the corporation and board of directors has treated the defective corporate act as a valid act or transaction and whether any person has acted in reliance on the public record that such defective corporate act was valid;

(3)    Whether any person will be or was harmed by the ratification or validation of the defective corporate act, excluding any harm that would have resulted if the defective corporate act had been valid when approved or effectuated;

(4)    Whether any person will be harmed by the failure to ratify or validate the defective corporate act; and

(5)    Any other factors or considerations the Court deems just and equitable.

(e)     The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions brought under this section.

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(f)     Notwithstanding any other provision of this section, no action asserting:

(1)    That a defective corporate act or putative stock ratified in accordance with § 204 of this title is void or voidable due to a failure of authorization identified in the resolution adopted in accordance with 204(b) of this title; or

(2)    That the Court of Chancery should declare in its discretion that a ratification in accordance with § 204 of this title not be effective or be effective only on certain conditions,

may be brought after the expiration of 120 days from the later of the validation effective time and the time notice, if any, that is required to be given pursuant to § 204(g) of this title is given with respect to such ratification, except that this subsection shall not apply to an action asserting that a ratification was not accomplished in accordance with § 204 of this title or to any person to whom notice of the ratification was required to have been given pursuant to § 204(d) or (g) of this title, but to whom such notice was not given.

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PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award or a corporation’s board of directors to grant indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the DTI Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his or her fiduciary duty as a director, except for liability:

•        for any breach of the director’s duty of loyalty to DTI or its stockholders;

•        for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•        under Section 174 of the DGCL (regarding unlawful payments of dividends, stock repurchases or redemptions); or

•        for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the DTI Bylaws provide that:

•        DTI is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions;

•        DTI may indemnify its other employees and agents as set forth in the DGCL;

•        DTI is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and

•        the rights conferred in the DTI Bylaws are not exclusive.

In addition, DTI has entered into, and intends to continue to enter into, indemnification agreements with each of its current directors and executive officers. These agreements will provide for the indemnification of directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of DTI.

DTI currently carries liability insurance for its directors and officers for securities matters. The indemnification provisions in the DTI Certificate of Incorporation, the DTI Bylaws and the indemnification agreements entered into between DTI and each of its directors and executive officers are sufficiently broad to permit indemnification of DTI’s directors and executive officers for liabilities arising under the Securities Act.

[Under the [SPA], from and after the Closing, the [Group] will indemnify (on a several and not joint basis based on their pro rata share of the Consideration) the Indemnified Parties against, and compensate each Indemnified Party, for any Losses paid, incurred, suffered or sustained by any Indemnified Party, directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from, relating to or in connection with:

•        any successful claims by any current or former holder of any equity interests of the Group in connection with (i) the allocation of the Consideration, including any adjustments, or (ii) claims of breach of fiduciary duty by any directors or officers of the Group in connection with the Acquisition, SPA or Acquisition Documents;

•        any successful claims by any person in connection with the exercise of appraisal rights or, if applicable, dissenters’ rights and any payments to holders of dissenting shares (if such payments are in excess of the consideration to which they would have been entitled under the SPA); and

•        fraud, willful misconduct or intentional misrepresentation by or on behalf of the Group or any of its representatives (whether or not acting in their capacity as such).

From and after the Closing, the indemnification rights described above, and with respect to DTI, the rights under the W&I Policy, will be the sole and exclusive remedy of the parties for any claim for breach of any representations, warranties, covenants and agreements in the SPA.]

Item 21. Exhibits.

Exhibit Number	Exhibit Description
5.1*	Opinion of Winston Taylor LLP.
10.1+†

Share Purchase Agreement, dated as of October 8, 2026, by and among Drilling Tools International Corporation, Casing Technologies Group Limited, Saltire Energy Limited, Foxley Energy Limited, the Sellers named therein and Jack William Loggie, as Seller Representative (incorporated by reference from Form 8-K filed October 8, 2026).

10.2

Lock-up and Investor Rights Agreement, dated as of October 8, 2026, by and among Drilling Tools International Corporation and the Sellers named therein (incorporated by reference from Form 8-K filed October 8, 2026).

23.1*	Consent of Winston Taylor LLP (including in Exhibit 5.1).
23.2*	Consent of Grant Thornton LLP, independent registered public accounting firm for Drilling Tools International Corporation.
23.3*	Consent of Weaver and Tidwell, L.L.P., independent registered public accounting firm for Drilling Tools International Corporation.
23.4*	Consent of AAB Audit & Accountancy Limited, independent registered public accounting firm for Saltire Energy Limited and Foxley Energy Limited.
23.5*	Consent of Evercore Group L.L.C., financial advisor of Drilling Tools International Corporation.
24.1	Powers of Attorney for Drilling Tools International Corporation (included on the signature page to this Registration Statement).
99.1*	Form of Proxy Card for the Special Meeting of Stockholders of Drilling Tools International Corporation.
107*	Filing Fee Table.

____________

*        Filed herewith.

**      To be filed by amendment.

+        Certain schedules and exhibits to the Share Purchase Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. DTI undertakes to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

†        Portions of the exhibit have been omitted or redacted pursuant to Item 601(b)(2) and 601(b)(10)(iv) of Regulation S-K. DTI will provide the omitted or redacted information to the SEC upon request, subject to applicable confidentiality protections.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or their securities provided by or on behalf of such registrant; and

(iv)   any other communication that is an offer in the offering made by such registrant to the purchaser.

(6)    That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on October 9, 2026.

DRILLING TOOLS INTERNATIONAL CORPORATION
By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	Chairman, Chief Executive Officer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Wayne Prejean and David Johnson, and either of them, severally, the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement (and any additional registration statements related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933, as amended (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on October 9, 2026.

Signature	Title
/s/ R. Wayne Prejean	Chairman, Chief Executive Officer, and Director
R. Wayne Prejean
/s/ David R. Johnson	Chief Financial Officer
David R. Johnson	(Principal Financial and Accounting Officer)
/s/ Ira H. Green	Director
Ira H. Green
/s/ John D. Furst	Director
John D. Furst
/s/ Curt L. Crofford	Director
Curt L. Crofford
/s/ Daniel J. Kimes	Director
Daniel J. Kimes
/s/ Eric C. Neuman	Director
Eric C. Neuman
/s/ Jeremy D. Thigpen	Director
Jeremy D. Thigpen